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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-203927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERITEX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	27-0973566 (I.R.S. Employer Identification No.)

8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C. Malcolm Holland, III
Chairman, Chief Executive Officer and President
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William S. Anderson Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1122 (800) 404-3970 (Fax)	Justin M. Long Bracewell & Giuliani LLP 111 Congress Avenue, Suite 2300 Austin, Texas 78701 (512) 494-3614 (800) 404-3970 (Fax)	Mark Haynie Haynie, Rake, Repass & Klimko, PC 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 (972) 716-1855 (972) 716-1850 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

           If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated May 29, 2015

IBT Bancorp, Inc., the holding company for

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

         You are cordially invited to attend the special meeting of shareholders of IBT Bancorp, Inc. ("IBT") to be held on [    •    ], 2015 at [    •    ] a.m., local time, at the main office of Independent Bank of Texas, located at 4300 North Beltline Road, Irving, Texas 75038. At this important meeting, you will be asked to consider and vote on a proposal to adopt and approve a reorganization agreement and the transactions contemplated thereby, including, among others, the merger of IBT with and into Veritex Holdings, Inc. ("Veritex"). If the reorganization agreement is approved and the merger is completed, all outstanding shares of IBT common stock will be converted into an aggregate of 1,185,185 shares of Veritex common stock and $4.0 million in cash, subject to possible adjustment to the cash portion of the merger consideration under certain circumstances, as described in the accompanying proxy statement/prospectus and the reorganization agreement.

         The amount of per share merger consideration to be received is dependent upon the number of shares of IBT common stock issued and outstanding immediately prior to the effective time of the merger and whether any downward adjustment to the cash portion of the merger consideration based on the tangible book value of IBT as of the close of business on the Friday immediately prior to the closing date of the merger is necessary. Consequently, you will not know the exact per share merger consideration you will receive as a result of the merger when you vote on the reorganization agreement and the transactions contemplated thereby. At present, management of IBT estimates there will be 1,777,332 shares of IBT common stock issued and immediately prior to the effective time of the merger, which includes 1,146,534 shares of IBT common stock outstanding as of March 9, 2015, the date of the reorganization agreement, 585,833 shares of IBT common stock to be issued upon conversion of convertible debt of IBT, and 44,965 shares of IBT common stock to be issued upon the exercise of outstanding options on a net settlement basis. Based on 1,777,332 shares of IBT common stock expected to be issued and outstanding immediately prior to the effective time, and subject to the possible downward adjustment to the cash portion of the merger consideration as described in the accompanying proxy statement/prospectus, holders of IBT common stock would receive (i) 0.6668 shares of Veritex common stock (plus cash in lieu of a fractional share) and (ii) $2.25 in cash for each share they own. See "The Merger—Terms of the Merger," beginning on page 50 of the accompanying proxy statement/prospectus. Based on the estimated merger consideration and the assumptions described above, after completion of the merger, we expect that current Veritex shareholders will own approximately [    •    ]% of the combined company and former shareholders of IBT will own approximately [    •    ]% of the combined company. Veritex's common stock is listed on the NASDAQ Global Market under the symbol "VBTX." Based on the closing price of Veritex common stock on [    •    ], 2015 of $[    •    ] per share, and assuming 1,777,332 shares of IBT common stock are outstanding immediately prior to the effective time of the merger and no downward adjustment to the cash portion of the merger consideration, shareholders of IBT would receive merger consideration with a value of approximately $[    •    ] for each share of IBT common stock that they own.

         We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least a two-thirds of the shares of IBT common stock outstanding on [    •    ], 2015, the record date for the special meeting, approve the reorganization agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to IBT. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote "AGAINST" such proposal.

         This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Veritex from documents that Veritex has filed with the Securities and Exchange Commission ("SEC"). Our board of directors unanimously recommends that you vote in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Larry A. Jobe Chairman of the Board IBT Bancorp, Inc.

         An investment in Veritex common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 22.

         Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The securities that Veritex is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated [    •    ], 2015
and first mailed to shareholders of IBT Bancorp, Inc. on or about [    •    ], 2015

HOW TO OBTAIN ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Veritex from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 198 under "Where You Can Find More Information." You can obtain free copies of this information by writing or calling:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: C. Malcolm Holland, III
Chairman, Chief Executive Officer and President
Telephone: (972) 349-6200

         To obtain timely delivery of the documents before the special meeting of IBT shareholders, you must request the information by [    •    ], 2015.

PLEASE NOTE

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

         This proxy statement/prospectus has been prepared as of [    •    ], 2015 and may not reflect changes in the affairs of IBT or Veritex since that date.

IBT Bancorp, Inc.
4300 North Beltline Road
Irving, Texas 75038
(972) 870-9300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        A special meeting of shareholders of IBT Bancorp, Inc. ("IBT") will be held on [    •    ], 2015, at [    •    ] a.m., local time, at the main office of Independent Bank of Texas, located at 4300 North Beltline Road, Irving, Texas 75038, for the following purposes:

  1.
  To consider and vote on the proposal to adopt and approve the Agreement and Plan of Reorganization, dated as of March 9, 2015 (as it may be amended from time to time, the "reorganization agreement"), by and between Veritex Holdings, Inc. ("Veritex") and IBT and the transactions contemplated thereby, including the merger of IBT with and into Veritex, all on and subject to the terms and conditions contained therein; and

  2.
  To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

        No other matters may be brought before the special meeting of IBT shareholders. Only shareholders of record at the close of business on [    •    ], 2015, will be entitled to notice of and to vote at the meeting.

        Shareholders of IBT have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of IBT common stock under applicable provisions of the Texas Business Organizations Code ("TBOC"). In order for such a shareholder of IBT to perfect his right to appraisal, the shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption "Proposal to Approve the Reorganization Agreement—Dissenters' Rights of IBT Shareholders."

By Order of the Board of Directors,
Larry A. Jobe Chairman of the Board

Irving, Texas
[    •    ], 2015

        The board of directors of IBT unanimously recommends that you vote "FOR" the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

 Your Vote is Very Important

        A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

i

ii

iii

 QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        Set forth below are commonly asked questions and answers about the merger, the reorganization agreement and the special meeting of IBT shareholders called in connection with the merger. These questions and answers do not address all questions that may be important to you as an IBT stockholder. For a more complete description of the legal and other terms of the merger, please carefully read this entire proxy statement/prospectus, including the Appendices, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 198.

        All references in this proxy statement/prospectus to "Veritex" refer to Veritex Holdings, Inc., a Texas corporation; all references in this proxy statement/prospectus to "IBT" refer to IBT Bancorp, Inc., a Texas corporation; all references in this proxy statement/prospectus to "Veritex Bank" refer to Veritex Community Bank, a Texas banking association and wholly owned subsidiary of Veritex; all references in this proxy statement/prospectus to "Independent Bank" refer to Independent Bank of Texas, a Texas banking association and wholly owned subsidiary of IBT; unless stated otherwise or the context otherwise requires, the terms "the company," "we," "our," "ours" and "us" refer to Veritex and/or IBT and their respective subsidiaries, as applicable in the context; all references to the "reorganization agreement" refer to the Agreement and Plan of Reorganization, dated as of March 9, 2015, by and between Veritex and IBT, as it may be further amended from time to time; all references to the "merger" refer to the merger contemplated by the reorganization agreement pursuant to which IBT will merge with and into Veritex, on and subject to the terms and conditions contained therein; and all references to the "special meeting" in this proxy statement/prospectus refer to the special meeting of IBT shareholders to which this proxy statement/prospectus relates, including any adjournment or postponement thereof.

Q:
What are IBT shareholders being asked to vote upon?

A:
The shareholders of IBT are being asked to vote upon a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of IBT with and into Veritex.

  The shareholders of IBT are also being asked to vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:
What will happen in the merger?

A:
In the merger, IBT will be merged with and into Veritex, with Veritex being the surviving entity. Immediately following the merger, Independent Bank will be merged with and into Veritex Bank, with Veritex Bank being the surviving entity.

Q:
What consideration will IBT shareholders receive as a result of the merger?

A:
If the reorganization agreement is approved by the shareholders of IBT and the merger is subsequently completed, all outstanding shares of IBT common stock will be converted into an aggregate of 1,185,185 shares of Veritex common stock and $4.0 million in cash, subject to possible adjustment to the cash portion of the merger consideration under certain circumstances, as described in this proxy statement/prospectus and the reorganization agreement.

  The amount of per share merger consideration to be received is dependent upon the number of shares of IBT common stock issued and outstanding immediately prior to the effective time of the merger and whether any downward adjustment to the cash portion of the merger consideration based on the tangible book value of IBT as of the close of business on the Friday immediately prior to the closing date of the merger is necessary. The number of shares of IBT common stock outstanding immediately prior to the effective time will depend on the number of shares issued upon the exercise of outstanding options to purchase IBT common stock less the amounts withheld to satisfy tax obligations pursuant to the option agreements, the exact amount of which will not be known until immediately prior to the merger. At present, management of IBT estimates there will be 1,777,332 shares of IBT common stock issued and immediately prior to the effective time of the merger, which includes 1,146,534 shares of IBT common stock outstanding as of March 9, 2015, the date of the reorganization agreement, 585,833 shares of IBT common stock to be issued upon conversion of convertible debt of IBT, and 44,965 shares of IBT common stock to be issued upon the exercise of outstanding options on a net settlement basis. Based on 1,777,332 shares of IBT common stock expected to be issued and outstanding immediately prior to the effective time, and subject to the possible downward adjustment to the cash portion of the merger consideration as described in this proxy statement/prospectus, holders of IBT common stock would receive (i) 0.6668 shares of Veritex common stock (plus cash in lieu of a fractional share) and (ii) $2.25 in cash for each share of IBT common stock they own.

  The cash portion of the merger consideration is subject to downward adjustment in the event IBT's tangible book value, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger is less than $11,551,000. The aggregate cash consideration will be reduced by an amount equal to the difference between $11,551,000 and the actual tangible book value of IBT, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger. Additionally, it is a condition to closing of the transaction that IBT's tangible book value shall not be lower than $11,000,000 immediately prior to the effective time.

  As of March 31, 2015, the tangible book value of IBT would have been approximately $11,797,000 when calculated pursuant to the reorganization agreement. For information regarding the calculation of tangible book value pursuant to the reorganization agreement including the increase resulting from the conversion of the convertible debt, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger" beginning on page 50. Based on current information, management of IBT estimates that the tangible book value of IBT, calculated pursuant to the reorganization agreement, will be greater than $11,551,000, as of the close of business on the Friday immediately prior to the closing date of the merger, and no adjustment to the cash portion of the merger consideration would be required. The exact amount of IBT's tangible book value will not be known until the close of business on the Friday immediately prior to the closing date of the merger, and thus no assurance can be given as to whether any adjustment to the cash portion of the merger consideration will be required, or the amount of any potential adjustment. For an explanation of how the merger consideration may be adjusted, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger" beginning on page 50.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger during the beginning of the third quarter of 2015, although delays could occur.

Q:
When and where will IBT's special meeting be held?

A:
The IBT special meeting is scheduled to take place at [    •    ] a.m., local time, on [    •    ],[    •    ] , 2015 at the main office of Independent Bank of Texas, located at 4300 North Beltline Road, Irving, Texas 75038.

Q:
What are my choices when voting?

A:
You may vote "FOR" the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, "AGAINST" such proposal or abstain from voting on such proposal.

  You may also vote "FOR" or "AGAINST" the proposal to adjourn the special meeting or abstain from voting on such proposal.

Q.
Who is entitled to vote at the special meeting?

A:
All holders of outstanding shares of IBT common stock who hold shares at the close of business on the "record date" ([    •    ], 2015) are entitled to receive notice of and to vote at the special meeting of IBT shareholders.

Q:
What constitutes a quorum for the special meeting of IBT shareholders?

A:
The holders of a majority of the shares of IBT common stock issued and outstanding and entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.

Q:
Who may attend the special meeting of IBT shareholders?

A:
IBT shareholders as of the record date (or their authorized representatives) and invited guests of IBT may attend the special meeting. Verification of share ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date ([    •    ], 2015), you will be permitted to attend the special meeting.

Q:
What votes are required for adoption and approval of the reorganization agreement and the transactions contemplated thereby?

A:
The adoption and approval of the reorganization agreement and the transactions contemplated thereby by IBT shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of IBT common stock outstanding on the record date ([    •    ], 2015).

Q:
What votes are required for approval of the adjournment proposal?

A:
Approval of the adjournment proposal by IBT shareholders requires the affirmative vote of the holders of at least a majority of the shares of IBT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:
How does the board of directors recommend that I vote?

A:
The board of directors of IBT has unanimously adopted and approved the reorganization agreement and the transactions contemplated thereby and recommends that the shareholders of IBT vote "FOR" the proposal to adopt and approve such agreement and the transactions contemplated thereby.

  The board of directors of IBT also recommends that the shareholders of IBT vote "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:
What happens if I transfer my shares after the record date for the special meeting?

A:
The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of IBT common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:
What do I need to do now?

A:
After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your IBT common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of IBT common stock may be represented at the special meeting.

Q:
What happens if I don't return a proxy card?

A:
Because the adoption and approval of the reorganization agreement and the transactions contemplated thereby requires affirmative approval of at least two-thirds of the shares of IBT common stock outstanding and entitled to vote at the special meeting, the failure to return your proxy card will have the same effect as a vote "AGAINST" such proposal, unless you attend the special meeting in person and vote "FOR" the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

  Since the approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to return your proxy card will have no effect on the outcome of such proposal, unless you attend the special meeting in person and vote upon such proposal.

  In addition, if you fail to return a proxy card and do not attend the meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Q:
May I vote in person?

A:
Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:
May I change my vote after I have submitted my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote "AGAINST" the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Q:
Do I have any rights to avoid participating in the merger?

A:
Yes. You have the right to vote against the proposal to approve the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares of IBT common stock in cash, by following the procedures described in "Proposal to Approve the Reorganization Agreement—Dissenters' Rights of IBT Shareholders" beginning on page 86. In order to exercise your right to dissent, as further described below under the caption "—Dissenters' Rights of IBT Shareholders" you must carefully follow the requirements of the TBOC, including delivering to IBT, prior to the special meeting, written notice of your objection to the merger. The appraised fair value of your shares of IBT common stock may be more or less than the value of the Veritex common stock and cash being paid in the merger.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, Continental Stock Transfer & Trust, Veritex's exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your IBT stock certificates with your proxy card.

Q:
What are the U.S. federal income tax consequences of the merger to an IBT shareholder?

A.
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and it is a condition to the respective obligations of Veritex and IBT to complete the merger that each of Veritex and IBT receives a legal opinion from their respective legal counsel that the merger qualifies as a reorganization. Consistent with such intended treatment, a U.S. holder (as defined in the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81) of IBT common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of cash received pursuant to the merger, and (ii) the amount by which the sum of the fair market value of the Veritex common stock and cash received exceeds such holder's tax basis in the shares of IBT common stock surrendered. Further, a U.S. holder of IBT common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Veritex common stock that the U.S. holder would otherwise be entitled to receive. For further information, please refer to the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81.

  The U.S. federal income tax consequences described above may not apply to all holders of IBT common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly encourage you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Are there any risks in the merger that I should consider?

A.
Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled "Risk Factors" beginning on page 22.

Q:
Who can help answer my questions?

A:
If you have additional questions about the merger, you should contact Brad Durham, IBT Bancorp, Inc., 4300 North Beltline Road, Irving, Texas 75038, telephone: (972) 870-9300.

SUMMARY

        This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Veritex, see "Where You Can Find More Information" on page 198. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200

        Veritex, a Texas corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act") headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Veritex Community Bank ("Veritex Bank"), a Texas state chartered bank, Veritex provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Since its inception, Veritex has targeted customers and focused on acquisitions primarily in the Dallas metropolitan area, which it considers to be Dallas and the adjacent communities in North Dallas. As Veritex continues to grow, management expects to expand its primary market to include the broader Dallas-Fort Worth metropolitan area, which would include Fort Worth and Arlington, as well as the communities adjacent to those cities.

        Veritex, through Veritex Bank, currently operates eight branches and one mortgage office, all of which are located in the Dallas metropolitan area. Veritex's primary customers are small and medium-sized businesses, generally with annual revenues of under $30 million, and professionals. Veritex management believes that these businesses and professionals highly value the local decision-making and relationship-driven, quality service Veritex provides and its deep, long-term understanding of the Dallas community and Texas banking. As a result of consolidation, Veritex management believes that there are few locally-based banks that are dedicated to providing this level of service to small and medium-sized businesses. Veritex management's long-standing presence and experience in the Dallas metropolitan area provides unique insight into the local market and the needs of its customers. This enables the Veritex team to respond quickly to customers, provide high quality personal service and develop comprehensive, long-term banking relationships by providing products and services tailored to meet the individual needs of its customers. This focus and approach enhances Veritex's ability to continue to grow organically, successfully recruit talented bankers and strategically source potential acquisitions in its target market.

IBT Bancorp, Inc.
4300 North Beltline Road
Irving, Texas 75308
(972) 870-9300

        IBT Bancorp, Inc. ("IBT"), a Texas corporation, is a bank holding company registered under the BHC Act and the holding company for Independent Bank. Independent Bank is headquartered in Irving, Texas and operates two banking offices in the Dallas metropolitan area. As of March 31, 2015, IBT on a consolidated basis reported total assets of approximately $120.9 million, total loans of approximately $98.8 million and total deposits of approximately $104.1 million.

Proposed Merger of IBT into Veritex

        A copy of the reorganization agreement is attached to this proxy statement/prosperctus as Appendix A and is incorporated herein by reference. Please read the entire reorganization agreement. It is the legal document that governs the merger.

        We propose a merger whereby IBT will merge with and into Veritex. Veritex will be the surviving entity in the merger. Immediately following completion of the merger, the existing banking centers of Independent Bank will become full-service banking centers of Veritex Bank. We expect to complete the merger during the beginning of the third quarter of 2015, although delays could occur.

Terms of the Merger of IBT into Veritex (page 50)

        Pursuant to the terms of the reorganization agreement, all outstanding shares of IBT common stock will be converted into an aggregate of 1,185,185 shares of Veritex common stock and $4.0 million in cash, subject to possible adjustment to the cash portion of the merger consideration under certain circumstances, as described in this proxy statement/prospectus and the reorganization agreement.

        At present, management of IBT estimates there will be 1,777,332 shares of IBT common stock issued and outstanding immediately prior to the effective time of the merger, which includes 1,146,534 shares of IBT common stock outstanding as of March 9, 2015, the date of the reorganization agreement, 585,833 shares of IBT common stock to be issued upon conversion of convertible debt of IBT, and 44,965 shares of IBT common stock to be issued upon the exercise of outstanding options on a net settlement basis. Based on 1,777,332 shares of IBT common stock expected to be issued and outstanding immediately prior to the effective time, and subject to the possible downward adjustment to the cash portion of the merger consideration as described in this proxy statement/prospectus, holders of IBT common stock would receive (i) 0.6668 shares of Veritex common stock (plus cash in lieu of a fractional share) and (ii) $2.25 in cash for each share of IBT common stock they own.

        The cash portion of the merger consideration is subject to downward adjustment in the event IBT's tangible book value, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger, is less than $11,551,000. The aggregate cash consideration will be reduced by an amount equal to the difference between $11,551,000 and the actual tangible book value of IBT, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger. Additionally, it is a condition to closing of the transaction that IBT's tangible book value shall not be lower than $11,000,000 immediately prior to the effective time.

        As of March 31, 2015, IBT's tangible book value would have been approximately $11,797,000 when calculated in accordance with the terms of the reorganization agreement. For information regarding the calculation of tangible book value pursuant to the reorganization agreement including the increase resulting from the conversion of the convertible debt, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger" beginning on page 50. Based on current information, management of IBT estimates that the tangible book value of IBT, calculated pursuant to the reorganization agreement, will be greater than $11,551,000, as of the close of business on the Friday immediately prior to the closing date of the merger, and no adjustment to the cash portion of the merger consideration would be required. The exact amount of IBT's tangible book value will not be known until the close of business on the Friday immediately prior to the closing date of the merger, and thus no assurance can be given as to whether any adjustment to the cash portion of the merger consideration will be required, or the amount of any potential adjustment. For an explanation of how the merger consideration will be decreased if IBT's tangible book value is less than $11,551,000, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger."

        Based on the closing price of Veritex common stock on [    •    ], 2015, of [$    •    ] per share, and assuming 1,777,332 shares of IBT common stock are issued and outstanding immediately prior to the effective time of the merger and no downward adjustment to the merger consideration, shareholders of

IBT would receive merger consideration with a value of approximately [$    •    ] for each share of IBT common stock that they own. Because the number of shares of Veritex common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Veritex common stock. Further, the cash portion of the merger consideration is subject to decrease as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Conversion of Convertible Debt (page 52)

        Pursuant to the terms of the approximately $3.5 million aggregate principal amount of five percent (5%) subordinated convertible promissory notes of IBT due March 31, 2016 (the "convertible debt"), and the reorganization agreement, the unpaid principal amount of the convertible debt will automatically be converted into 585,833 shares of IBT common stock at the time immediately prior to the effective time of the merger based on a ratio of one share of IBT common stock for each $6.00 in principal amount of the convertible debt. The shares issued upon the conversion of the convertible debt will be converted into the right to receive the per share merger consideration at the effective time of the merger.

Treatment of IBT Options (page 52)

        Pursuant to the terms of the IBT Bancorp, Inc. Stock Option Plan and the IBT Bancorp, Inc. 2013 Stock Option Plan, the option holder agreements signed by the holders of outstanding options on March 9, 2014 and the reorganization agreement, the approval of the reorganization agreement by IBT shareholders at the special meeting will accelerate the vesting of all outstanding options to acquire shares of IBT common stock and the board of directors of IBT shall set a date at least one business day prior to the effective time of the merger upon which each option to acquire IBT common stock will be automatically exercised, without any action on the part of the holder, on a net settlement basis. Upon the automatic exercise of these options on a net settlement basis, IBT expects that it will issue approximately 44,965 shares of IBT common stock, which reflects amounts withheld to satisfy certain tax obligations of the option holders. Following the automatic exercise of the outstanding options, any existing option agreements will terminate in accordance with the terms of the option holder agreements signed by option holders in connection with the execution of the reorganization agreement on March 9, 2015. The shares issued upon the exercise of the options will be converted into the right to receive the per share merger consideration at the effective time of the merger.

Material U.S. Federal Income Tax Consequences (page 81)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Veritex and IBT to complete the merger that each of Veritex and IBT receives a legal opinion from their respective legal counsel that the merger qualifies as a reorganization. Consistent with such intended treatment, a U.S. holder (as defined in the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81) of IBT common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of cash received pursuant to the merger, and (ii) the amount by which the sum of the fair market value of the Veritex common stock and cash received exceeds such holder's tax basis in the shares of IBT common stock surrendered. Further, a U.S. holder of IBT common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Veritex common stock that the U.S. holder would otherwise be entitled to receive. For further information, please refer to the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81.

        The U.S. federal income tax consequences described above may not apply to all holders of IBT common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly encourage you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Opinion of IBT's Financial Advisor (page 56)

        In connection with its consideration of the merger, the IBT board of directors received from IBT's financial advisor, Commerce Street Capital, LLC ("Commerce Street"), its oral opinion, subsequently confirmed in writing on March 6, 2015, that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Veritex to holders of IBT common stock pursuant to the reorganization agreement was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Commerce Street, dated March 6, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Commerce Street in connection with rendering its opinion, is attached to this proxy statement/prospectus as Appendix B and is incorporated herein by reference herein. You should read this opinion and the description beginning on page 56 carefully in their entirety. Commerce Street's written opinion is addressed to the IBT board of directors, is directed only to the consideration to be paid to the holders of shares of IBT common stock pursuant to the reorganization agreement and does not address any other matter. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or any other matter.

Ownership of Veritex After the Merger

        Pursuant to the reorganization agreement, Veritex will issue an aggregate of 1,185,185 shares of its common stock to IBT shareholders in connection with the merger. Based on [    •    ] shares of Veritex common stock outstanding as of [    •    ], 2015, after the merger, the former IBT shareholders would own approximately [    •    ]% of the outstanding shares of Veritex common stock.

Market Prices of Veritex Common Stock (page 21)

        Shares of Veritex common stock are quoted on the NASDAQ Global Market under the symbol "VBTX." On March 6, 2015, the last trading day before the merger was announced, Veritex common stock closed at $13.90 per share. On [    •    ], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, Veritex common stock closed at $[    •    ] per share. The market price of Veritex common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Veritex common stock. Shares of IBT are not traded on any established public trading market.

The IBT Special Shareholders' Meeting (page 48)

        The special meeting of shareholders of IBT will be held on [    •    ], 2015, at [    •    ] a.m., local time, at the main office of Independent Bank of Texas, located at 4300 North Beltline Road, Irving, Texas 75038. At the special meeting, you will be asked:

  •
  To consider and vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including the merger; and

  •
  To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Record Date Set at [    •    ], 2015; Affirmative Vote of At Least Two-Thirds of Outstanding Shares Required to Approve the Reorganization Agreement (page 48)

        You may vote at the special meeting of IBT shareholders if you owned IBT common stock as of 5:00 p.m. on [    •    ], the record date of the special meeting. You can cast one vote for each share of IBT common stock you owned at that time. As of [    •    ], 2015, there were [    •    ] shares of IBT common stock issued and outstanding.

        The adoption and approval of the reorganization agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the shares of IBT common stock outstanding on [    •    ], 2015, the record date for the special meeting. If you fail to vote or abstain from voting on such proposal, it will have the same effect as a vote "AGAINST" the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

        You may vote your shares of IBT common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by delivering a written notice revoking the proxy or a later-dated proxy to the secretary of IBT, or by voting in person at the special meeting. Your attendance at the special meeting will not automatically revoke your proxy.

IBT's Reasons for the Merger and Recommendations of IBT's Board (page 54)

        Based on the reasons discussed elsewhere in this document, the board of directors of IBT believes that the merger is advisable and in your best interests, and unanimously recommends that you vote "FOR" the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. For a discussion of the circumstances surrounding the merger and the factors considered by the IBT board of directors in approving the reorganization agreement, see page 54.

Veritex's Reasons for the Merger (page 56)

        As a part of Veritex's growth strategy, Veritex routinely evaluates opportunities to acquire financial institutions. The acquisition of IBT is consistent with Veritex's expansion strategy. Veritex's board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for IBT, the market condition of the market area in which IBT conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Veritex believes that the merger will expand Veritex's presence in the Dallas metropolitan area, provide opportunities for future growth and provide the potential to realize cost savings. Veritex's board of directors also considered the financial condition and valuation for both IBT and Veritex as well as the financial and other effects the merger would have on Veritex's shareholders.

        For a discussion of the circumstances surrounding the merger and the factors considered by the Veritex board of directors in approving the reorganization agreement, see page 56.

Members of IBT's Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 80)

        Certain directors and officers of IBT, Independent Bank and their affiliates (10 persons) have entered into an agreement with Veritex to vote the shares of IBT common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [    •    ] shares of IBT common stock, or approximately [    •    ]% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement.

Effective Time of the Merger (page 69)

        The merger will become effective at the date and time specified in the certificate of merger filed with the Texas Secretary of State. If IBT shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties' obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the third quarter of 2015, although delays could occur.

        We cannot assure you that the necessary stockholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of IBT Stock Certificates (page 68)

        As soon as practicable after the effective time of the merger, you will receive a letter of transmittal and instructions from Continental Stock Transfer & Trust, acting in its role as Veritex's exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of IBT common stock in exchange for cash and stock certificates representing shares of Veritex common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for IBT common stock. Please do not send IBT or Veritex any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 73)

        The completion of the merger depends on a number of conditions being met. These include, among others:

  •
  receipt of all required regulatory approvals;

  •
  the shareholders of IBT shall have approved the reorganization agreement by the requisite vote and the holders of no more than five percent (5%) of IBT shares shall have exercised and not forfeited their statutory dissenters' rights under the TBOC;

  •
  receipt by each party of an opinion of such party's counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

  •
  the shares of Veritex common stock to be issued to IBT shareholders being authorized for listing on the NASDAQ Global Market;

  •
  each party's representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement and the closing date of the merger;

  •
  the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger;

  •
  the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

  •
  the release entered into by each director, each executive officer and certain officers of IBT and Independent Bank remains in full force and effect as of the closing date of the merger;

  •
  termination of certain employment, consulting, severance and change in control agreements by IBT or Independent Bank and execution of a termination and release agreement by each such employee or consultant;

  •
  Veritex shall have received the resignations of each of the directors of IBT and Independent Bank effective as of the closing date;

  •
  the convertible debt of IBT, consisting of approximately $3.5 million aggregate principal amount of five percent (5%) subordinated convertible promissory notes, shall have been converted into 585,833 shares of IBT common stock, all interest due and payable on the convertible debt shall have been paid, and the convertible debt shall have been settled in full and IBT and Independent Bank shall have no liability with respect to the convertible debt as of the closing date of the merger;

  •
  all of the outstanding options to purchase shares of IBT common stock shall have been exercised and IBT shall have issued up to a maximum of 47,500 shares of IBT common stock;

  •
  the voting agreements entered into by certain shareholders of IBT remain in full force and effect as of the closing date of the merger;

  •
  the tangible consolidated stockholders' equity of IBT and its subsidiaries as set forth in the final closing statement delivered to Veritex by IBT shall not be less than $11,000,000; and

  •
  IBT's allowance for loan and lease losses as of the closing date being at a level equal to a minimum amount set forth in the reorganization agreement, subject to certain adjustments.

        Any condition to the completion of the merger, except the required stockholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Regulatory Approvals Required (page 85)

        We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). In addition, the merger of Independent Bank with and into Veritex Bank requires the approval of the Federal Reserve and the Texas Department of Banking (the "TDB"). On March 23, 2015, Veritex filed an application with the Federal Reserve and Veritex Bank filed applications with the Federal Reserve and the TDB to obtain the requisite regulatory approvals. On April 29, 2015, the Federal Reserve approved the applications filed by Veritex relating to the merger and Veritex Bank relating to the merger of Independent Bank with and into Veritex Bank. We expect to obtain the necessary regulatory approval from the TDB; however, we cannot be certain if or when we will obtain it.

Amendments or Waiver (page 78)

        Veritex and IBT may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of IBT pursuant to the terms of the reorganization agreement may not be decreased nor any other amendment be made that adversely affects the rights of the IBT shareholders after the approval of the reorganization agreement by the IBT shareholders without further approval by the IBT shareholders.

Termination of the Reorganization Agreement (page 78)

        Veritex and IBT can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Veritex or IBT may decide, without the consent of the other, to terminate the reorganization agreement if:

  •
  any of the transactions contemplated by the reorganization agreement are disapproved by the appropriate regulatory authorities;

  •
  the conditions precedent to a party's obligations have not been satisfied by September 5, 2015 (unless one or more of the regulatory approvals has not been received on or before September 5, 2015, in which case this deadline may be extended to October 5, 2015 by providing written notice to the other party), provided the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the reorganization agreement;

  •
  any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable, or if Veritex reasonably determines in good faith and after consulting with counsel that there is substantial likelihood that necessary regulatory approval will not be obtained or will be obtained under a condition or conditions that make it inadvisable to proceed;

  •
  the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within thirty days after the terminating party gives written notice of such failure to the breaching party; or

  •
  IBT shareholders fail to approve the reorganization agreement.

        IBT may also terminate the reorganization agreement, without the consent of Veritex, if there has been a material adverse change, as defined under the reorganization agreement, to Veritex. In addition, IBT may terminate the reorganization agreement if the board of directors of IBT receives a bona fide, unsolicited written acquisition proposal that has been received and considered by IBT and its board of directors under the requirements of the reorganization agreement; but IBT must notify Veritex of the superior proposal within two business days of the receipt of such proposal or any request for nonpublic information relating to IBT and similar requests and IBT must communicate the material terms of such proposal to Veritex.

        Veritex may terminate the reorganization agreement, without the consent of IBT, if there has been a material adverse change, as defined under the reorganization agreement, to IBT or Independent Bank. In addition, Veritex may terminate the reorganization agreement, without the consent of IBT, if Veritex reasonably determines, in good faith and after consulting with counsel, there is a substantial likelihood that any required regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by the reorganization agreement. In addition, Veritex may also terminate the reorganization agreement in connection with certain environmental investigations, defined under the reorganization agreement.

        Veritex may also terminate the reorganization agreement, without the consent of IBT, if IBT's board of directors has recommended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than fifteen percent (15%) of the outstanding shares of IBT, effected a change in recommendation under the reorganization agreement regarding the approval of the merger by the IBT shareholders, recommended to the shareholders of IBT acceptance or apprioval of another acquisition proposal, or notified Veritex in writing of its intention to accept a superior proposal.

Termination Fee (page 79)

        If the reorganization agreement is terminated by:

  •
  IBT, because IBT's board of directors receives a bona fide, unsolicited alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement;

  •
  either Veritex or IBT, because the shareholders of IBT shall not have approved the reorganization agreement and the merger by the requisite vote at the special meeting of the shareholders of IBT and certain other related circumstances set forth in the reorganization agreement are present; or

  •
  Veritex, because IBT's board of directors has (i) recommended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than fifteen percent (15%) of the outstanding shares of IBT, (ii) changed its recommendation that the shareholders of IBT vote in favor of the merger or recommended that the shareholders of IBT accept an alternative acquisition proposal, or (iii) notified Veritex in writing of its intention to accept a superior proposal;

then, unless Veritex is in material breach of any covenant or obligation under the reorganization agreement, IBT will be required to pay Veritex a termination fee of $800,000.

Some of the Directors and Officers of Veritex and IBT Have Financial Interests in the Merger that Differ from Your Interests (page 77)

        Some of the directors and officers of IBT have interests in the merger that differ from, or are in addition to, their interests as shareholders of IBT. These interests include the following:

  •
  certain directors and officers of IBT and Independent Bank hold outstanding options to purchase shares of IBT common stock that will vest and be automatically exercised on a net settlement basis following approval of the reorganization agreement at the IBT special meeting. At the effective time of the merger, shares issued upon the exercise of the options will represent the right to receive the per share merger consideration;

  •
  certain directors and executive officers of IBT and Independent Bank hold convertible debt that will automatically be converted into shares of IBT common stock at the time immediately prior to the effective time of the merger based on a ratio of one share of IBT Common Stock for each $6.00 in principal amount of the convertible debt. The shares issued upon conversion of the convertible debt will represent the right to receive the per share merger consideration at the effective time of the merger;

  •
  the directors and officers of IBT and Independent Bank will receive continued indemnification and director and officer liability insurance coverage for a period of three years after completion of the merger; and

  •
  Brad Durham, the current president of Independent Bank, has entered into an employment agreement with Veritex Bank, whereby, effective upon consummation of the merger, he is entitled to receive a salary, annual bonus and other incentives, including equity awards.

Comparison of Rights of Shareholders of Veritex and IBT (page 91)

        IBT is a Texas corporation and the rights of its shareholders are governed by Texas law and IBT's certificate of formation and bylaws. Veritex is a Texas corporation and the rights of Veritex shareholders are governed by Texas law and Veritex's certificate of formation and bylaws. Upon completion of the merger, the rights of the shareholders of IBT will be governed by Veritex's certificate of formation and bylaws and remain subject to Texas law. Veritex's certificate of formation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters' Rights of IBT Shareholders (page 86)

        As a shareholder of IBT, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of IBT common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Veritex common stock and cash being paid in the merger.

        Persons having beneficial interests in IBT common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter's rights.

        In order to dissent, you must carefully follow the requirements of the TBOC, including delivering to IBT, prior to the special meeting, a written objection to the merger that states you will exercise your right to dissent if the IBT shareholders approve the reorganization agreement and the merger is completed. The steps for perfecting your right of dissent are summarized under the caption "Proposal to Approve the Reorganization Agreement—Dissenters' Rights of IBT Shareholders" on page 86.

        If you intend to exercise dissenters' rights, you should read the TBOC carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of IBT common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters' rights. Also, if you exercise dissenters' rights, you may have taxable income as a result, so you are strongly encouraged to consult with your own tax advisor if you intend to dissent. See "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" on page 81.

        If the IBT shareholders approve the reorganization agreement, a holder of IBT common stock who delivers to the president and the secretary of IBT a written objection to the merger prior to the special meeting that states that such holder will exercise his or her right to dissent if the reorganization agreement and the related agreement and plan of merger are approved and the merger is completed and includes an address for notice of the effectiveness of the merger, who votes his or her shares of IBT common stock against approval of the reorganization agreement and the related agreement and plan of merger at the special meeting, who, not later than the 20th day after Veritex sends such holder notice that the merger was completed, delivers to the president and secretary of Veritex a written demand for payment of the fair value of his or her shares of IBT common stock that states the number and class of shares of IBT common stock such holder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and who, not later than the 20th day after he or she makes that demand for payment, submits to Veritex the certificates representing his or her shares of IBT common stock will be entitled to receive the appraised fair value of his or her shares of IBT common stock, as of the date immediately prior to the effective date of the merger, in cash under the TBOC.

        The text of the provisions of the TBOC pertaining to dissenters' rights is attached to this proxy statement/prospectus as Appendix C.

Accounting Treatment (page 85)

        The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, IBT's assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for IBT and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, "Business Combinations," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Veritex in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Veritex issued after the merger will reflect the results attributable to the acquired operations of IBT beginning on the date of completion of the merger.

Selected Historical Consolidated Financial Data of Veritex

        The following table sets forth selected historical consolidated financial data of Veritex for the periods and as of the dates indicated, and are not necessarily indicative of results to be expected in any future period. The following selected historical consolidated financial data as of and for the years ended December 31, 2014, 2013 and for the year ended December 31, 2012, is derived from Veritex's audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2012 and as of and for the years ended December 31, 2011 and 2010 set forth below have been derived from Veritex's audited consolidated financial statements not appearing in this proxy statement/prospectus.

        The selected historical consolidated financial data of Veritex for the three months ended March 31, 2015 and 2014 and the selected historical consolidated financial data of Veritex as of March 31, 2015, is derived from the unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

        You should read the selected historical consolidated financial data set forth below in conjunction with the sections entitled relating to Veritex in conjunction with other information contained in this proxy statement/prospectus, including the information contained in the section entitled "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Veritex and the related notes included elsewhere in this proxy statement/prospectus.

		As of and For the Years Ended December 31,
	As of March 31, 2015
		2014	2013	2012	2011	2010(4)
	(Unaudited)
	(Dollars in thousands, except per share data)
Selected Period-end Balance Sheet Data:
Total assets	$808,906	$802,286	$664,971	$524,127	$437,820	$197,949
Cash and cash equivalents	85,544	93,251	76,646	53,160	62,790	11,446
Investment securities	53,391	45,127	45,604	29,538	42,688	69,502
Total loans(1)	615,495	603,310	495,270	397,736	298,017	100,922
Allowance for loan losses	6,006	5,981	5,018	3,238	1,012	166
Goodwill	19,148	19,148	19,148	19,148	19,148	10,409
Intangibles	1,186	1,261	1,567	1,875	2,183	838
Noninterest-bearing deposits	241,732	251,124	218,990	170,497	112,698	37,919
Interest-bearing deposits	426,523	387,619	354,948	277,405	252,060	116,523
Total deposits	668,255	638,743	573,938	447,902	364,758	154,442
Advances from FHLB	15,000	40,000	15,000	10,000	10,000	10,000
Other borrowings	8,074	8,074	8,072	3,093	3,093	—
Total stockholders' equity	115,133	113,312	66,239	61,860	58,676	33,019

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010(4)
	(Unaudited)
	(Dollars in thousands, except per share data)
Selected Income Statement Data:
Net interest income	$6,857	$5,686	$25,340	$21,041	$19,093	$12,567	$2,000
Provision for loan losses	110	252	1,423	1,883	2,953	960	166

Net interest income after provision for loan losses	6,747	5,434	23,917	19,158	16,140	11,607	1,834
Noninterest income	766	570	2,496	2,391	1,647	1,277	195
Noninterest expense	5,082	4,534	18,503	16,364	16,172	12,762	3,708

Income (loss) before income tax	2,431	1,470	7,910	5,185	1,615	122	(1,679)
Income tax expense	607	512	2,705	1,777	136	13	—

Net income (loss)	1,824	958	5,205	3,408	1,479	109	(1,679)
Preferred dividends	20	20	80	60	100	76	—

Net income (loss) available to common stockholders	$1,804	$938	$5,125	$3,348	$1,379	$33	$(1,679)

Per Share Data:
Basic earnings (loss) per common share	$0.19	$0.15	$0.73	$0.58	$0.24	$0.01	$(1.68)
Diluted earnings (loss) per common share	0.19	0.15	0.72	0.57	0.24	0.01	(1.68)
Book value per common share(2)	11.29	10.18	11.12	10.03	9.46	9.12	9.29
Tangible book value per common share(3)	9.15	6.93	8.96	6.46	5.77	5.28	6.13
Basic weighted average common shares outstanding	9,447,706	6,139,867	6,991,585	5,787,810	5,640,801	5,041,454	998,477
Diluted weighted average common shares outstanding	9,743,576	6,266,821	7,152,328	5,848,810	5,677,801	5,068,454	998,477

	As of and For the Three Months Ended March 31, 2015	As of and For the Years Ended December 31,
		2014	2013	2012	2011	2010(4)
Summary Performance Ratios:
Return on average assets(5)	0.94%	0.75%	0.58%	0.31%	0.03%	n/m	%
Return on average equity(5)	6.45	6.28	5.27	2.47	0.23	n/m
Net interest margin(6)	3.82	3.78	3.96	4.50	4.12	n/m
Efficiency ratio(7)	66.67	66.47	69.84	77.97	92.18	168.93
Loans to deposits ratio	92.10	94.45	86.29	88.80	81.70	65.35
Noninterest expense to average assets(5)	2.61	2.71	2.80	3.42	3.67	n/m
Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.12%	0.07%	0.44%	0.71%	0.20%	0.35%
Nonperforming loans to total loans	0.05	0.07	0.23	0.33	0.05	0.36
Allowance for loan losses to total loans	0.98	0.99	1.01	0.81	0.34	0.16
Net charge-offs to average loans outstanding	0.01	0.08	0.02	0.21	0.05	n/m

		As of and For the Years Ended December 31,
	As of March 31, 2015
		2014	2013	2012	2011	2010(4)
Capital Ratios:
Total stockholders' equity to total assets	14.23%	14.11%	9.96%	11.80%	13.40%	16.68%
Tangible common equity to tangible assets(8)	11.01	10.86	5.82	6.53	7.05	11.66
Tier 1 capital to average assets(5)	12.78	12.66	8.06	8.81	9.80	8.30
Tier 1 capital to risk-weighted assets	15.43	15.45	9.75	11.34	14.00	13.30
Total capital to risk-weighted assets	17.16	17.21	11.74	12.17	13.70	13.40

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $8.9 million as of December 31, 2014, $2.1 million as of December 31, 2013 and $2.8 million as of December 31, 2012. There were no loans held for sale as of December 31, 2011 or 2010. Deferred fees were $51,000 as of December 31, 2014, $94,000 of December 31, 2013, $220,000 as of December 31, 2012, $372,000 as of December 31, 2011 and $19,000 as of December 31, 2010.

(2)
Veritex calculates book value per common share as stockholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of Veritex common stock at the end of the relevant period.

(3)
Veritex calculates tangible book value per common share as total stockholders' equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of Veritex common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as Veritex calculates tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders' equity per common share. See the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" on page 148.

(4)
Veritex commenced banking operations in 2010. Accordingly, certain ratios are not meaningful.

(5)
Except as otherwise indicated in this footnote, Veritex calculates its average assets and average equity for a period by dividing the sum of Veritex's total assets or total stockholders' equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. Veritex has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period. As a result of system conversions and integrations associated with acquisitions, Veritex is unable to calculate daily average balances for 2010, 2011 or 2012. For these periods, return on average assets and return on average equity are calculated using period-end balances divided by the number of months in the period.

(6)
Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(7)
Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(8)
Veritex calculates tangible common equity as total stockholders' equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization, and Veritex calculates tangible assets as total assets less goodwill and intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as Veritex calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders' equity to total assets. See the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" on page 148.

Selected Historical Consolidated Financial Data of IBT

        The following table sets forth selected historical consolidated financial data of IBT for the periods and as of the dates indicated. The selected historical consolidated financial data as of and for the year ended December 31, 2013, have been derived from IBT's audited consolidated financial statements not appearing in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 2014, have been derived from IBT's unaudited condensed consolidated financial statements not appearing in this proxy statement/prospectus. The selected historical consolidated financial data of IBT for the three months ended March 31, 2015 and 2014 and the selected historical consolidated financial data of IBT as of March 31, 2015, is derived from the unaudited condensed consolidated financial statements not appearing in this proxy statement/prospectus. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2015	2014	2014	2013
		(Unaudited)
	(Dollars in thousands, except per share data)
Selected Period-end Balance Sheet Data:
Total assets	$120,866	$128,879	$121,380	$120,166
Cash and cash equivalents	13,092	30,082	11,069	21,723
Investment securities	4,765	13,874	7,615	14,139
Total loans	98,760	81,987	98,865	81,413
Allowance for loan losses	(904)	(890)	(1,085)	(885)
Goodwill	—		—	—
Intangibles	309	184	278	171
Noninterest-bearing deposits	24,949	36,149	29,880	29,626
Interest-bearing deposits	79,128	76,716	74,217	73,973
Total deposits	104,077	112,865	104,097	103,599
Advances from FHLB	3,322	3,425	3,348	3,450
Other borrowings	3,515	3,515	3,515	3,515
Total stockholders' equity	8,646	7,361	8,334	7,216
Selected Income Statement Data:
Net interest income	$1,178	$973	$4,344	$3,939
Provision for loan losses	80	—	195	72

Net interest income after provision for loan losses	1,098	973	4,149	3,867
Noninterest income	318	192	1,229	635
Noninterest expense	1,124	1,047	4,510	4,317

Income before income tax	292	118	868	185
Income tax benefit	—	—	(204)	(209)

Net income	292	118	1,072	394

Net income available to common stockholders	$292	$118	$1,072	$338

Share Data:
Basic earnings per common share	$0.25	$0.10	$0.93	$0.29
Diluted earnings per common share	0.20	0.08	0.75	0.26
Book value per common share(1)	7.54	6.42	7.27	6.29
Tangible book value per common share(2)	7.27	6.26	7.03	6.14
Basic weighted average common shares outstanding	1,146,534	1,146,534	1,146,534	1,146,534
Diluted weighted average common shares outstanding	1,454,454	1,429,617	1,434,537	1,310,606

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2015	2014	2014	2013
		(Unaudited)
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on average assets(3)	0.97%	0.40%	0.87%	0.35%
Return on average equity(3)	13.95	6.61	14.00	4.87
Net interest margin(4)	4.37	3.66	3.95	3.99
Efficiency ratio(5)	75.13	89.87	80.93	94.38
Loans to deposits ratio	94.02	71.85	93.93	77.73
Noninterest expense to average assets(3)	3.73	3.56	3.66	3.89
Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.46%	0.33%	0.63%	0.23%
Nonperforming loans to total loans	0.56	0.33	0.78	0.34
Allowance for loan losses to nonperforming loans	1.63	3.30	1.41	3.19
Allowance for loan losses to total loans	0.92	1.09	1.10	1.09
Net charge-offs to average loans outstanding	0.26	(0.02)	(0.01)	0.00
Capital Ratios:
Total stockholders' equity to total assets	7.15%	5.71%	6.87%	6.01%
Tangible common equity to tangible assets(6)	6.89	5.55	6.65	5.87
Tier 1 capital to average assets(3)	6.82	6.01	6.42	6.04
Tier 1 capital to risk-weighted assets	10.31	9.77	9.96	9.80
Total capital to risk-weighted assets	11.43%	10.99	11.21	11.03

(1)
IBT calculates book value per common share as stockholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of IBT common stock at the end of the relevant period.

(2)
For purposes of this proxy statement/prospectus, tangible book value per common share of IBT have been calculated using the same methodology as Veritex uses to derive similar non-GAAP financial measures described under "Selected Historical Consolidated Financial Data of Veritex" above. See the reconciliation of non-GAAP financial measures used by both Veritex and IBT to their most directly comparable GAAP financial measures under the caption "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" on page 148.

(3)
IBT calculates our average assets and average equity for a period by dividing the sum of IBT's total assets or total stockholders' equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. IBT has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period.

(4)
Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest earning assets

(5)
Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(6)
For purposes of this proxy statement/prospectus, the tangible common equity and tangible assets of IBT have been calculated using the same methodology as Veritex uses to derive similar non-GAAP financial measures described under "Selected Historical Consolidated Financial Data of Veritex" above. See the reconciliation of non-GAAP financial measures used by both Veritex and IBT to their most directly comparable GAAP financial measures under the caption "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" on page 148.

COMPARATIVE STOCK PRICES

        The following table shows (1) the market values of Veritex common stock on March 6, 2015, the last business day prior to the announcement of the proposed merger, and on [    •    ], 2015, the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of IBT common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding IBT common stock is not provided because there is no active market for IBT common stock. At present, management of IBT estimates there will be 1,777,332 shares of IBT common stock issued and immediately prior to the effective time of the merger, which includes 1,146,534 shares of IBT common stock outstanding as of March 9, 2015, the date of the reorganization agreement, 585,833 shares of IBT common stock to be issued upon conversion of subordinated notes, and 44,965 shares of IBT common stock to be issued upon the exercise of outstanding options on a net settlement basis. Based on 1,777,332 shares of IBT common stock expected to be issued and outstanding immediately prior to the effective time, and subject to the possible downward adjustment to the cash portion of the merger consideration as described in this proxy statement/prospectus, holders of IBT common stock would receive 0.6668 shares of Veritex common stock (plus cash in lieu of a fractional share) and $2.25 in cash, for each share of IBT common stock they own. The market price of Veritex common stock will fluctuate prior to the completion of the merger and the market value of the merger consideration ultimately received by holders of IBT common stock will depend on the closing price of Veritex common stock on the day the merger is completed as well as any decrease to the cash portion of the merger consideration due to IBT's tangible book value being less than $11,551,000 as of the close of business on the Friday immediately prior to the closing of the merger. Thus, IBT shareholders will not know the exact value of the merger consideration they will receive when they vote on the reorganization agreement.

	Veritex Common Stock(1)	Equivalent Pro Forma Value Per Share of IBT Common Stock(2)
March 6, 2015	$13.90	$11.52
[•], 2015	[•]	[•]

(1)
Represents the closing price of Veritex common stock on the NASDAQ Gobal Market

(2)
Represents the historical market value per share of Veritex common stock multiplied by the exchange ratio of 0.6668 (based on the number of shares of IBT common stock expected to be outstanding immediately prior to closing) and adding the per share cash consideration of $2.25, which does not reflect any adjustments to the cash consideration as a result of IBT's tangible book value being less than $11,551,000.

RISK FACTORS

        An investment in the Veritex common stock in connection with the merger involves risks. Veritex describes below the material risks and uncertainties that it believes affect its business and an investment in the Veritex common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement and the transactions contemplated thereby. If any of the risks described in this proxy statement/prospectus occur, Veritex's financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Veritex common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

         Because the number of shares of Veritex common stock to be received by IBT shareholders in the merger is fixed and will not be adjusted if there is any change in the price of Veritex common stock, you will not know the value of the shares of Veritex common stock you will receive for your IBT common stock when you vote on the reorganization agreement.

        Upon completion of the merger, all shares of IBT common stock will be exchanged for 1,185,185 shares of Veritex common stock and $4.0 million in cash, subject to possible adjustment to the cash portion of the merger consideration under certain circumstances, as described in this accompanying proxy statement/prospectus and the reorganization agreement. The number of Veritex shares is fixed and will not be adjusted as a result of any change in the market price of Veritex common stock. In addition, neither Veritex nor IBT may terminate the reorganization agreement solely because of changes in the market price of Veritex's common stock. Therefore, if the price of the Veritex common stock declines prior to the completion of the merger, the value of the merger consideration to be received by shareholders of IBT will decline. The price of the Veritex common stock is by nature subject to the general price fluctuations in the market for publicly-traded equity securities, has experienced significant volatility and may decline for a number of reasons, many of which are out of Veritex's control. Veritex is unable to predict or give any assurances as to the market prices of its common stock on the date of the IBT special meeting, the date of the completion of the merger or at any time after the completion of the merger. Shareholders of IBT are encouraged to obtain current market price quotations for the Veritex common stock before voting their shares at the meeting.

         A decline in the tangible book value of IBT, calculated pursuant to the reorganization agreement, may reduce the aggregate amount of cash consideration paid to IBT shareholders and affect Veritex's obligation to consummate the merger.

        In the event that IBT's tangible book value, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger is less than $11,551,000, the aggregate cash consideration will be reduced by an amount equal to the difference between $11,551,000, and the actual tangible book value of IBT, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger. Further, it is a condition to Veritex's obligation to close the merger that such tangible book value shall not be less than $11,000,000.

        As of March 31, 2015, the tangible book value of IBT would have been approximately $11,797,000 when calculated in accordance with the terms of the reorganization agreement. Based on current information and certain assumptions, management of IBT estimates that the tangible book value of IBT, calculated pursuant to the reorganization agreement, will be greater than $11,551,000, as of the close of business on the Friday immediately prior to the closing date of the merger, and no adjustment to the cash portion of the merger consideration would be required. However, the exact amount of IBT's tangible book value will not be known until the close of business on the Friday immediately prior to the closing date of the merger, and thus no assurance can be given as to whether any adjustment to the cash portion of the merger consideration will be required, or the amount of any potential adjustment. For an explanation of the calculation of tangible book value pursuant to the reorganization agreement, certain assumptions of IBT's management with respect to its expected tangible book value and how the merger consideration will be decreased if IBT's tangible book value is less than $11,551,000, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger."

         The market price of Veritex common stock after the merger may be affected by factors different from those affecting IBT common stock or Veritex common stock currently.

        The businesses of Veritex and IBT differ in some respects and, accordingly, the results of operations of the combined company and the market price of Veritex's shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Veritex and IBT. For of the risks and uncertainties that may affect the applications filed by Veritex and Veritex Bank regarding the business of Veritex and/or the value of Veritex common stock see the risk factors under the captions "—Risks Related to Veritex's Business" and "—Risks Related to an Investement in Veritex Common Stock."

         Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        The Federal Reserve approved the merger and the merger of Independent Bank with and into Veritex Bank; however, the TDB must approve the merger of Independent Bank with and into Veritex Bank. The TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this or other regulatory approvals, if necessary, will be received, the timing of those approvals or whether any conditions will be imposed.

         IBT will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on IBT and consequently on Veritex. These uncertainties may impair IBT's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with IBT to seek to change existing business relationships with IBT. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Veritex. If key employees depart, Veritex's business following the merger could be harmed. In addition, the reorganization agreement restricts IBT from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of Veritex. These restrictions may prevent IBT from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled "Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time" beginning on page 69 of this proxy statement/prospectus for a description of the restrictive covenants to which IBT is subject.

         Combining our two companies may be more difficult, costly or time-consuming than we expect.

        Veritex and IBT have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

         Veritex may fail to realize the cost savings estimated for the merger.

        Although Veritex estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Veritex's business may require Veritex to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Veritex's ability to combine the businesses of Veritex and IBT in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Veritex is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

         IBT shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        IBT shareholders currently have the right to vote in the election of the board of directors of IBT and on other matters affecting IBT. The merger will transfer control of IBT to Veritex and to the shareholders of Veritex. When the merger occurs, each IBT stockholder will become a shareholder of Veritex with a percentage ownership of Veritex much smaller than such stockholder's percentage ownership of IBT. Because of this, IBT shareholders will have less influence on the management and policies of Veritex than they now have on the management and policies of IBT. Based on [    •    ] shares of Veritex common stock outstanding as of [    •    ], 2015, after the merger, the former IBT shareholders would own approximately [    •    ]% of the outstanding shares of Veritex common stock.

         The fairness opinion obtained by IBT from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

        Commerce Street Capital, LLC ("Commerce Street"), IBT's financial advisor in connection with the proposed merger, has delivered to the board of directors of IBT its opinion dated as of March 6, 2015. The opinion of Commerce Street stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the IBT shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Veritex or IBT, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Veritex and IBT.

         Some of the directors and officers of IBT may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

        The interests of some of the directors and officers of IBT may be different from those of the IBT shareholders generally, and directors and officers of IBT may be participants in arrangements that are different from, or in addition to, those of the IBT shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled "Proposal to Approve the Reorganization Agreement—Financial Interests of Directors and Officers of IBT in the Merger" beginning on page 77.

         The dissenters' rights appraisal process is uncertain.

        Holders of IBT common stock may or may not be entitled to receive more for their shares of IBT common stock than the amount provided for in the reorganization agreement if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the IBT common stock pursuant to the dissenting shareholder procedures under the TBOC. See "The Merger—Dissenters' Rights of IBT Shareholders" and the copy of the relevant provisions of the TBOC regarding dissenter's rights attached to this proxy statement/prospectus as Appendix C. For this reason, the amount of cash that such shareholders might be entitled to receive should they elect to exercise their right to dissent to the merger may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement. In addition, it is a condition in the reorganization agreement that the holders of not more than five percent (5%) of the outstanding shares of IBT common stock shall have exercised their statutory dissenters' rights under the TBOC. The number of shares of IBT common stock for which holders will exercise dissenters' rights under the TBOC is not known and therefore there is no assurance of this closing condition being satisfied.

         IBT shareholders will recognize gain, but not loss, up to the amount of cash received pursuant to the merger.

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Veritex and IBT to complete the merger that each of Veritex and IBT receives a legal opinion from their respective legal counsel that the merger qualifies as a reorganization. Consistent with such intended treatment, a U.S. holder (as defined in the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81) of IBT common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of cash received pursuant to the merger, and (ii) the amount by which the sum of the fair market value of the Veritex common stock and cash received exceeds such holder's tax basis in the shares of IBT common stock surrendered. Further, a U.S. holder of IBT common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Veritex common stock that the U.S. holder would otherwise be entitled to receive. For further information, please refer to the section titled "Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 81.

        The U.S. federal income tax consequences described above may not apply to all holders of IBT common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly encourage you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Risks Associated With Veritex's Business

         Veritex's business concentration in Texas, specifically the Dallas metropolitan area, imposes risks and may magnify the consequences of any regional or local economic downturn affecting the Dallas metropolitan area, including any downturn in the real estate sector.

        Veritex conducts operations exclusively in the Dallas metropolitan area. As of March 31, 2015, the substantial majority of the loans in Veritex's loan portfolio were made to borrowers who live and/or conduct business in the Dallas metropolitan area and the substantial majority of secured loans were secured by collateral located in the Dallas metropolitan area. Accordingly, Veritex is significantly exposed to risks associated with a lack of geographic diversification. The economic conditions in the Dallas metropolitan area are highly dependent on the real estate sector as well as the technology, financial services, insurance, transportation, manufacturing and energy sectors. Any downturn or adverse development in these sectors, particularly the real estate sector, or a decline in the value of single family homes in the Dallas metropolitan area could have a material adverse impact on Veritex's business, financial condition and results of operations, and future prospects. Any adverse economic developments, among other things, could negatively affect the volume of loan originations, increase the level of nonperforming assets, increase the rate of foreclosure losses on loans and reduce the value of loans in Veritex's portfolio. The decline in oil prices in late 2014 and early 2015 and the current instability in oil prices has, and is expected to continue to have, a significant impact on the overall Texas economy. Any regional or local economic downturn that affects the Dallas metropolitan area or Texas, Veritex's existing or prospective borrowers or property values in its market area may affect Veritex and its profitability more significantly and more adversely than its competitors whose operations are less geographically focused.

         Veritex may not be able to implement aspects of its growth strategy, which may affect its ability to maintain historical earnings trends.

        Veritex's business has grown rapidly. Financial institutions that grow rapidly can experience significant difficulties as a result of rapid growth. Furthermore, Veritex's strategy focuses on organic growth, supplemented by acquisitions. Veritex may not be able to execute on aspects of its growth strategy to sustain its historical rate of growth or may not be able to grow at all. More specifically, Veritex may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of Veritex's operations, the opening of new branches and the consummation of acquisitions. Further, Veritex may be unable to attract and retain experienced bankers, which could adversely affect its growth. The success of Veritex's strategy also depends on its ability to effectively manage growth, which is dependent upon a number of factors, including the ability to adapt existing credit, operational, technology and governance infrastructure to accommodate expanded operations. If Veritex fails to build infrastructure sufficient to support rapid growth or fail to implement one or more aspects of its strategy, Veritex may be unable to maintain historical earnings trends, which could have an adverse effect on Veritex's business, financial condition and results of operations.

         Veritex's strategy of pursuing acquisitions exposes it to financial, execution and operational risks that could have a material adverse effect on its business, financial condition, results of operations and growth prospects.

        Veritex intends to continue pursuing a strategy that includes acquisitions. An acquisition strategy involves significant risks, including the following:

  •
  finding suitable candidates for acquisition;

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  attracting funding to support additional growth within acceptable risk tolerances;

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  maintaining asset quality;

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  retaining customers and key personnel, including bankers;

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  obtaining necessary regulatory approvals, which Veritex may have difficulty obtaining or be unable to obtain;

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  conducting adequate due diligence and managing known and unknown risks and uncertainties;

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  integrating acquired businesses; and

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  maintaining adequate regulatory capital.

        The market for acquisition targets is highly competitive, which may adversely affect Veritex's ability to find acquisition candidates that fit its strategy and standards. Veritex faces significant competition in pursuing acquisition targets from other banks and financial institutions, many of which possess greater financial, human, technical and other resources than Veritex. Veritex's ability to compete in acquiring target institutions will depend on the financial resources available to fund the acquisitions, including the amount of cash and cash equivalents and the liquidity and market price of Veritex common stock. In addition, increased competition may also drive up the acquisition consideration that Veritex will be required to pay in order to successfully capitalize on attractive acquisition opportunities. To the extent that Veritex is unable to find suitable acquisition targets, an important component of its growth strategy may not be realized.

        Acquisitions of financial institutions also involve operational risks and uncertainties, such as unknown or contingent liabilities with no available manner of recourse, exposure to unexpected problems such as asset quality, the retention of key employees and customers, and other issues that could negatively affect Veritex's business. Veritex may not be able to complete future acquisitions or, if completed, may not be able to successfully integrate the operations, technology platforms, management, products and services of the entities acquired or realize a reduction of redundancies. The integration process may also require significant time and attention from Veritex's management that would otherwise be directed toward servicing existing business and developing new business. Failure to successfully integrate the entities Veritex acquires into its existing operations in a timely manner may increase its operating costs significantly and adversely affect Veritex's business, financial condition and results of operations. Further, acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of Veritex's tangible book value and net income per common share may occur in connection with any future acquisition, and the carrying amount of any goodwill that is currently maintained or may be acquired may be subject to impairment in future periods.

         Veritex's ability to retain bankers and recruit additional successful bankers is critical to the success of its business strategy, and any failure to do so could adversely affect Veritex's business, financial condition, results of operations and growth prospects.

        Veritex's ability to retain and grow loans, deposits and fee income depends upon the business generation capabilities, reputation and relationship management skills of its bankers. If Veritex were to lose the services of any of its bankers, including successful bankers employed by banks that Veritex may acquire, to a new or existing competitor or otherwise, Veritex may not be able to retain valuable relationships and some of its customers could choose to use the services of a competitor instead.

        Veritex's growth strategy also relies on its ability to attract and retain additional profitable bankers. Veritex may face difficulties in recruiting and retaining bankers of the desired caliber, including as a result of competition from other financial institutions. In particular, many of Veritex's competitors are significantly larger with greater financial resources, and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, Veritex may incur significant expenses and expend significant time and resources on training, integration and business development before it is able to determine whether a new banker will be profitable or effective. If Veritex is unable to attract and retain successful bankers, or if its bankers fail to meet expectations in terms of customer relationships and profitability, Veritex may be unable to execute its business strategy and its business, financial condition, results of operations and growth prospects may be adversely affected.

         Loss of Veritex's executive officers or other key employees could impair relationships with its customers and adversely affect its business.

        Veritex's success is dependent upon the continued service and skills of its executive management team. Veritex's goals, strategies and marketing efforts are closely tied to the banking philosophy and strengths of its executive management, including Chairman and Chief Executive Officer, C. Malcolm Holland, III, and Vice Chairman, William C. Murphy. Veritex's success is also dependent in part on the continued service of its market presidents and relationship managers. The loss of services of any of these key personnel could adversely affect Veritex's business because of their skills, years of industry experience, relationships with customers and the difficulty of promptly finding qualified replacement personnel. Veritex cannot guarantee that these executive officers or key employees will continue to be employed with them in the future.

         Veritex has a limited operating history and, accordingly, investors will have little basis on which to evaluate its ability to achieve its business objectives.

        Veritex was formed as a bank holding company in 2009 and commenced banking operations in 2010. Accordingly, Veritex has a limited operating history upon which to evaluate its business and future prospects. As a result, it is difficult, if not impossible, to predict future operating results and to assess the likelihood of the success of Veritex's business. As a relatively young financial institution, Veritex Bank is also subject to risks and levels of risk that are often greater than those encountered by financial institutions with longer established operations and relationships. New financial institutions often require significant capital from sources other than operations. Since Veritex is a relatively young financial institution, its management team and employees will shoulder the burdens of the business operations and a workload associated with business growth and capitalization that is disproportionately greater than a more mature, established financial institution.

         The relatively unseasoned nature of a significant portion of Veritex's loan portfolio may expose it to increased credit risks.

        The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid timely or at all or that the value of any collateral supporting the loan will be insufficient to cover Veritex's outstanding exposure. Veritex's loan portfolio has grown to $615.5 million as of March 31, 2015, from $100.9 million as of December 31, 2010. A portion of this growth is related to a combination of organic growth and loans acquired in connection with acquisitions. The organic portion of this increase is due to increased loan production in a strong market. It is difficult to assess the future performance of acquired or recently originated loans because Veritex's relatively limited experience with such loans does not provide it with a significant payment history from which to judge future collectability. These loans may experience higher delinquency or charge-off levels than Veritex's historical loan portfolio experience, which could adversely affect Veritex's business, financial condition and results of operations.

         Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Veritex's business, financial condition and results of operations.

        Veritex is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its industry and market. Although economic conditions have improved in recent years, financial institutions continue to be affected by volatility in the real estate market in some parts of the country and uncertain regulatory and interest rate conditions. Veritex retains direct exposure to the residential and commercial real estate market in Texas, particularly in the Dallas metropolitan area, and are affected by these events.

        Veritex's ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by uncertain market and economic conditions. Veritex's risk management practices, such as monitoring the concentration of its loans within specific industries and credit approval practices, may not adequately reduce credit risk, and credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. Another national economic recession or deterioration of conditions in Veritex's market could drive losses beyond that which is provided for in its allowance for loan losses and result in the following consequences:

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  increases in loan delinquencies;

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  increases in nonperforming assets and foreclosures;

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  decreases in demand for Veritex's products and services, which could adversely affect its liquidity position; and

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  decreases in the value of the collateral securing Veritex's loans, especially real estate, which could reduce customers' borrowing power and repayment ability.

        While economic conditions in Texas and the U.S. continue to show signs of recovery, there can be no assurance that these conditions will continue to improve. Although real estate markets have stabilized in portions of the U.S., a resumption of declines in real estate values, volume of home sales and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Veritex's borrowers and/or their customers, which could adversely affect Veritex's business, financial condition and results of operations.

         The small to medium-sized businesses that Veritex lends to may have fewer resources to weather adverse business developments, which may impair a borrower's ability to repay a loan, and such impairment could adversely affect results of operations and financial condition.

        Veritex focuses its business development and marketing strategy primarily on small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower's ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the Dallas metropolitan area or Texas and small to medium-sized businesses are adversely affected or Veritex's borrowers are otherwise affected by adverse business developments, Veritex's business, financial condition and results of operations could be adversely affected.

         Veritex's allowance for loan losses may prove to be insufficient to absorb potential losses in its loan portfolio, which could adversely affect Veritex's business, financial condition and results of operations.

        Veritex establishes allowance for loan losses and maintains it at a level considered adequate by management to absorb probable loan losses based on its analysis of the loan portfolio and market environment. The allowance for loan losses represents Veritex's estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to Veritex. Veritex's allowance for loan losses consists of a general component based upon probable but unidentified losses inherent in the portfolio and a specific component based on individual loans that are considered impaired. The general component is based on various factors including historical loss experience, historical loss experience for peer banks, growth trends, loan concentrations, migration trends between internal loan risk ratings, current economic conditions and other qualitative factors. The specific component of the allowance for loan losses is calculated based on a review of individual loans considered impaired. The analysis of impaired losses may be based on the present value of expected future cash flows discounted at the effective loan rate, an observable market price or the fair value of the underlying collateral on collateral dependent loans. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond Veritex's control, and any such differences may be material.

        As of March 31, 2015, Veritex's allowance for loan losses was 0.98% of its total loans. Loans acquired are initially recorded at fair value, which includes an estimate of credit losses expected to be realized over the remaining lives of the loans, and therefore no corresponding allowance for loan losses is recorded for these loans at acquisition. Additional loan losses will likely occur in the future and may occur at a rate greater than Veritex has previously experienced. Veritex may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management's decision to do so or requirements by its banking regulators. In addition, bank regulatory agencies will periodically review the allowance for loan losses and the value attributed to non-accrual loans or to real estate acquired through foreclosure. Such regulatory agencies may require Veritex to recognize future charge-offs. These adjustments could adversely affect Veritex's business, financial condition and results of operations.

         A large portion of Veritex's loan portfolio is comprised of commercial loans secured by receivables, promissory notes, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.

        As of March 31, 2015, $204.1 million, or 33.2% of Veritex's total loans, was comprised of commercial loans to businesses. In general, these loans are collateralized by general business assets including, among other things, accounts receivable, promissory notes, inventory and equipment and most are backed by a personal guaranty of the borrower or principal. These commercial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than Veritex anticipates exposing it to increased credit risk. A significant portion of Veritex's commercial loans are secured by promissory notes that evidence loans made by Veritex to borrowers that in turn make loans to others that are secured by real estate. Accordingly, negative changes in the economy affecting real estate values and liquidity could impair the value of the collateral securing these loans. Significant adverse changes in the economy or local market conditions in which Veritex's commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets resulting in inadequate collateral coverage that may expose Veritex to credit losses and could adversely affect its business, financial condition and results of operations.

         Veritex's nonfarm nonresidential and construction and land loan portfolios expose it to credit risks that could be greater than the risks related to other types of loans.

        As of March 31, 2015, $191.0 million, or 31.0% of total loans, was comprised of nonfarm nonresidential real estate loans (including owner occupied commercial real estate loans) and $84.0 million, or 13.7% of total loans, was comprised of construction and land loans. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. The availability of such income for repayment may be adversely affected by changes in the economy or local market conditions. These loans expose a lender to greater credit risk than loans secured by other types of collateral because the collateral securing these loans is typically more difficult to liquidate due to the fluctuation of real estate values. Additionally, non-owner occupied commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Unexpected deterioration in the credit quality of Veritex's non-owner occupied commercial real estate loan portfolio could require it to increase the allowance for loan losses, which would reduce profitability and could have a material adverse effect on Veritex's business, financial condition and results of operations.

        Construction and land loans also involve risks attributable to the fact that loan funds are secured by a project under construction, and the project is of uncertain value prior to its completion. It can be difficult to accurately evaluate the total funds required to complete a project, and construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If Veritex is forced to foreclose on a project prior to completion, it may be unable to recover the entire unpaid portion of the loan. In addition, Veritex may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time, any of which could adversely affect Veritex's business, financial condition and results of operations.

         Because a significant portion of its loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing Veritex's real estate loans and result in loan and other losses.

        As of March 31, 2015, $408.1 million, or 66.3% of total loans, was comprised of loans with real estate as a primary or secondary component of collateral. As a result, adverse developments affecting real estate values in the Dallas metropolitan area or Texas generally could increase the credit risk associated with Veritex's real estate loan portfolio. Real estate values in many Texas markets have experienced periods of fluctuation over the last five years. The market value of real estate can fluctuate significantly in a short period of time. Adverse changes affecting real estate values and the liquidity of real estate in one or more of Veritex's markets could increase the credit risk associated with Veritex's loan portfolio, and could result in losses that adversely affect credit quality, financial condition, and results of operation. Negative changes in the economy affecting real estate values and liquidity in Veritex's market areas could significantly impair the value of property pledged as collateral on loans and affect its ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Such declines and losses could have a material adverse impact on Veritex's business, results of operations and growth prospects. If real estate values decline, it is also more likely that Veritex would be required to increase the allowance for loan losses, which could adversely affect its business, financial condition and results of operations.

         Veritex may be subject to additional credit risk with respect to loans that it makes to other lenders.

        As a part of its commercial lending activities, Veritex makes loans to customers that, in turn, make loans to other borrowers. When Veritex makes a loan of this nature, it takes as collateral the promissory notes issued by the end borrowers to Veritex's customer, which are themselves secured by underlying collateral. The loans Veritex makes to these lenders are also guaranteed by affiliates of Veritex's customers and are subject to funding covenants that it regularly monitors. As of March 31, 2015, these loans totaled $82.8 million and were included in Veritex's commercial loan portfolio. Of the $82.8 million, loans to customers that made commercial and residential real estate loans to other borrowers totaled $76.2 million and loans to customers where the underlying notes were secured by other non-real estate related assets totaled $6.6 million. The ability of customers to repay their loans from Veritex may be adversely affected if the end borrowers do not repay Veritex's customers. Although the loans to Veritex's customers are subject to the risks inherent in commercial lending generally, Veritex is also exposed to additional risks, including those related to commercial and residential real estate lending, as the ability of the customer to repay the loan can be affected by the risks associated with the value and liquidity of the real estate underlying the customer's loans to the end borrowers. Moreover, because Veritex is not lending directly to the end borrower, and because its collateral is a promissory note rather than the underlying real estate, for example, Veritex may be subject to risks that are different from those it is exposed to when it makes a loan directly that is secured by commercial or residential real estate. For example, Veritex's ability to exercise control over the relationship with the end borrower and the underlying collateral is limited by terms within the loan agreements, and therefore its ability to proceed directly against the end borrower or underlying collateral may be delayed and could adversely affect recovery. If Veritex's customers do not repay their loans and the value of any collateral supporting the loan is insufficient to cover Veritex's outstanding exposure, Veritex would experience credit losses that adversely affect its business, financial condition and results of operations.

         Veritex has a concentration of loans outstanding to a limited number of borrowers, which may increase its risk of loss.

        Veritex has extended significant amounts of credit to a limited number of borrowers, and as of March 31, 2015, the aggregate amount of loans to its 10 and 25 largest borrowers (including related entities) amounted to $98.8 million, or 16.1% of total loans, and $184.7 million, or 30.0% of total loans, respectively. As of such date, none of these loans were nonperforming loans. Concentration of a significant amount of credit extended to a limited number of borrowers increases the risk in Veritex's loan portfolio. In the event that one or more of these borrowers is not able to make payments of interest and principal in respect of such loans, the potential loss to Veritex is more likely to have a material adverse effect on its business, financial condition and results of operations.

         A lack of liquidity could impair Veritex's ability to fund operations and adversely affect its operations and jeopardize its business, financial condition, and results of operations.

        Liquidity is essential to Veritex's business. Veritex relies on its ability to generate deposits and effectively manage the repayment and maturity schedules of loans and investment securities, respectively, to ensure that it has adequate liquidity to fund operations. An inability to raise funds through deposits, borrowings, the sale of Veritex's investment securities, the sale of loans, and other sources could have a substantial negative effect on its liquidity. Veritex's most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments such as money market funds, Veritex would lose a relatively low-cost source of funds, increasing funding costs and reducing net interest income and net income.

        Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities, and proceeds from the issuance and sale of Veritex equity and debt securities to investors. Additional liquidity is provided by the ability to borrow from Veritex's brokered deposit network, which includes the Federal Home Loan Bank of Dallas, or the FHLB, and the Federal Reserve Bank of Dallas. Veritex also may borrow funds from third-party lenders, such as other financial institutions. Access to funding sources in amounts adequate to finance or capitalize its activities, or on acceptable terms, could be impaired by factors that affect Veritex directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Veritex's access to funding sources could also be affected by a decrease in the level of business activity as a result of a downturn in the Dallas metropolitan area or by one or more adverse regulatory actions against it.

        Any decline in available funding could adversely impact Veritex's ability to originate loans, invest in securities, meet expenses, or to fulfill obligations such as repaying borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on liquidity and could, in turn, adversely affect Veritex's business, financial condition and results of operations.

         Veritex may need to raise additional capital in the future, and if it fails to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, Veritex's financial condition, liquidity and results of operations, as well as the ability to maintain regulatory compliance, could be adversely affected.

        Veritex faces significant capital and other regulatory requirements as a financial institution. Veritex may need to raise additional capital in the future to provide sufficient capital resources and liquidity to meet its commitments and business needs, which could include the possibility of financing acquisitions. In addition, Veritex, on a consolidated basis, and Veritex Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require Veritex to raise additional capital or reduce its operations. Veritex's ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on Veritex's financial condition and performance. Accordingly, Veritex cannot assure you that it will be able to raise additional capital if needed or on acceptable terms. If Veritex fails to maintain capital to meet regulatory requirements, its liquidity, business, financial condition and results of operations could be adversely affected.

         Interest rate shifts could reduce net interest income and otherwise negatively impact Veritex's financial condition and results of operations.

        The majority of Veritex's banking assets are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, Veritex's earnings and cash flows depend to a great extent upon the level of net interest income, or the difference between the interest income earned on loans, investments and other interest-earning assets, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly, or to a greater degree than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. As of March 31, 2015, 57.9% of interest-earning assets and 74.2% of interest-bearing liabilities are variable rate. Veritex's interest sensitivity profile was asset sensitive as of March 31, 2015, meaning that it estimates net interest income would increase more from rising interest rates than from falling interest rates.

        Additionally, an increase in interest rates may, among other things, reduce the demand for loans and Veritex's ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect Veritex through, among other things, increased prepayments on its loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect Veritex's net yield on interest-earning assets, loan origination volume, loan portfolio and overall results. Although Veritex's asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of Veritex's control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.

         Veritex could recognize losses on investment securities held in its securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

        While Veritex attempts to invest a significant percentage of its assets in loans (loan to deposit ratio was 92.1% as of March 31, 2015), it invests a percentage of its total assets in investment securities (6.6% as of March 31, 2015) with the primary objectives of providing a source of liquidity, providing an appropriate return on funds invested, managing interest rate risk, meeting pledging requirements and meeting regulatory capital requirements. As of March 31, 2015, the fair value of Veritex's securities portfolio was $53.4 million, which included a net unrealized gain of $269,000. Factors beyond Veritex's control can significantly influence the fair value of securities in its portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual borrowers with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, Veritex may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on its business, financial condition and results of operations.

         Veritex faces strong competition from financial services companies and other companies that offer banking services, which could adversely affect its business, financial condition, and results of operations.

        Veritex conducts operations almost exclusively in Texas and particularly in the Dallas metropolitan area. Many of Veritex's competitors offer the same, or a wider variety of, banking services within the same market area. These competitors include banks with nationwide operations, regional banks and other community banks. Veritex also face competition from many other types of financial institutions, including savings banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, such as retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing or deposit terms than Veritex can. In addition, a number of out-of-state financial intermediaries have opened production offices, or otherwise solicit deposits, in its market area. Increased competition in Veritex's market may result in reduced loans and deposits, as well as reduced net interest margin, fee income and profitability. Ultimately, Veritex may not be able to compete successfully against current and future competitors. If it is unable to attract and retain banking customers, Veritex may be unable to continue to grow loan and deposit portfolios, and its business, financial condition and results of operations could be adversely affected.

        Veritex's ability to compete successfully depends on a number of factors, including, among other things:

  •
  the ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

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  the scope, relevance and pricing of products and services offered to meet customer needs and demands;

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  the rate at which Veritex introduces new products and services relative to competitors;

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  customer satisfaction with Veritex's level of service;

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  the ability to expand its market position; and

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  industry and general economic trends.

        Failure to perform in any of these areas could significantly weaken Veritex's competitive position, which could adversely affect its growth and profitability, which, in turn, could adversely effect its business, financial condition and results of operations.

         Negative public opinion regarding Veritex or failure to maintain its reputation in the community could adversely affect its business and prevent Vertitex from continuing to grow its business.

        As a community bank, Veritex's reputation within the community it serves is critical to its success. Veritex has set itself apart from competitors by building strong personal and professional relationships with customers and being active members of the communities Veritex serves. As such, Veritex strives to enhance its reputation by recruiting, hiring and retaining employees who share its core values of being an integral part of the communities Veritex serves and delivering superior service to its customers. If Veritex's reputation is negatively affected by the actions of its employees or otherwise, Veritex may be less successful in attracting new customers, and its business, financial condition, results of operations and prospects could be materially and adversely affected. Further, negative public opinion can expose Veritex to litigation and regulatory action as it seeks to implement its growth strategy.

         The dividend rate on Veritex's Series C preferred stock will increase in the future if not redeemed, which would reduce net income available to holders of Veritex common stock.

        Veritex has issued $8.0 million in Series C preferred stock to the U.S. Treasury in connection with its participation in the SBLF program. The annual dividend rate is currently 1.0%. The dividend rate increases to 9.0% per annum in February 2016. If Veritex does not redeem its Series C preferred stock on or before such date, the increase in the dividend rate on the Series C preferred stock will reduce net income available to holders of Veritex common stock.

         If Veritex fails to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud.

        Ensuring that Veritex has adequate disclosure controls and procedures, including internal control over financial reporting, in place so that it can produce accurate financial statements on a timely basis is costly and time-consuming and needs to be reevaluated frequently. Veritex is in the process of documenting, reviewing and, if appropriate, improving its internal controls and procedures since becoming a public company and being subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and, when Veritex ceases to be an emerging growth company under the JOBS Act, a report by its independent auditors addressing these assessments. Veritex's management may conclude that its internal control over financial reporting are not effective due to its failure to cure any identified material weakness or otherwise. Moreover, even if Veritex's management concludes that its internal control over financial reporting are effective, Veritex's independent registered public accounting firm may not conclude that its internal control over financial reporting are effective. In the future, Veritex's independent registered public accounting firm may not be satisfied with its internal control over financial reporting or the level at which its controls are documented, designed, operated or reviewed, or it may interpret the relevant requirements differently from Veritex. In addition, during the course of the evaluation, documentation and testing of Veritex's internal control over financial reporting, Veritex may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Securities and Exchange Commission, or the SEC, for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Any such deficiencies may also subject Veritex to adverse regulatory consequences. If Veritex fails to achieve and maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Veritex may be unable to report its financial information on a timely basis, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act, and it may suffer adverse regulatory consequences or violations of listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of Veritex's financial statements.

         Veritex is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

        Employee errors and employee or customer misconduct could subject Veritex to financial losses or regulatory sanctions and seriously harm its reputation. Misconduct by Veritex's employees could include hiding unauthorized activities, improper or unauthorized activities on behalf of customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions Veritex takes to prevent and detect this activity may not be effective in all cases. Employee errors could also subject Veritex to financial claims for negligence.

        Veritex maintains a system of internal controls to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud, as well as insurance coverage designed to protect it from material losses associated with these risks including losses resulting from any associated business interruption. If these internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could adversely affect Veritex's business, financial condition and results of operations.

        In addition, Veritex relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans to originate, as well as the terms of those loans. If any of the information upon which Veritex relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected, or Veritex may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Veritex will generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the resulting monetary losses Veritex may suffer.

         Veritex has a continuing need for technological change, and may not have the resources to effectively implement new technology, or may experience operational challenges when implementing new technology.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Veritex's future success will depend, at least in part, upon its ability to address the needs of customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations as it continues to grow and expand the products and services offered. Veritex may experience operational challenges as it implements these new technology enhancements or products, which could result in an inability to fully realize the anticipated benefits from such new technology or significant costs to remedy any such challenges in a timely manner.

        Many of Veritex's larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products compared to those that Veritex will be able to provide, which would put it at a competitive disadvantage. Accordingly, Veritex may lose customers seeking new technology-driven products and services to the extent it is unable to provide such products and services.

         Veritex's operations could be interrupted if third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

        Veritex depends on a number of relationships with third-party service providers. Specifically, Veritex receives certain third-party services including, but not limited to, core systems processing, essential web hosting and other Internet systems, online banking services, deposit processing and other processing services. If these third-party service providers experience difficulties, or terminate their services, and Veritex is unable to replace them with other service providers, particularly on a timely basis, its operations could be interrupted. If an interruption were to continue for a significant period of time, its business, financial condition and results of operations could be adversely affected, perhaps materially. Even if Veritex is able to replace third-party service providers, it may be at a higher cost to it, which could adversely affect its business, financial condition and results of operations.

         System failure or breaches of Veritex's network security could subject it to increased operating costs as well as litigation and other liabilities.

        The computer systems and network infrastructure Veritex uses, including the systems and infrastructure of third-party service providers, could be vulnerable to unforeseen problems. Veritex's operations are dependent upon its ability to protect its computer equipment, and the information stored therein, against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes breakdowns or disruptions in Veritex's general ledger, deposit, loan and other systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, including enforcement action that could restrict its operations, or expose Veritex to civil litigation and possible financial liability, any of which could have a material adverse effect on it. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through Veritex's computer systems and network infrastructure, which may result in significant liability to Veritex and may cause existing and potential customers to refrain from doing business with Veritex. In addition, advances in computer capabilities could result in a compromise or breach of the systems Veritex and its third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could adversely affect Veritex's business, financial condition and results of operations.

         If the goodwill that Veritex has recorded or may record in connection with a business acquisition becomes impaired, it could require charges to earnings, which would adversely effect on its business, financial condition and results of operations.

        Goodwill represents the amount by which the cost of an acquisition exceeded the fair value of net assets acquired in connection with the purchase of another financial institution. Veritex reviews goodwill for impairment at least annually, or more frequently if a triggering event occurs which indicates that the carrying value of the asset might be impaired. Veritex utilizes a two step process to test for impairment of goodwill. Under the first step, the estimation of fair value of Veritex's one reporting unit is compared to its carrying value including goodwill. If step one indicates a potential impairment, the second step is performed to measure the amount of impairment, if any. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Veritex's results of operations in the periods in which they become known. As of March 31, 2015, goodwill totaled $19.1 million. While Veritex has not recorded any impairment charges since the goodwill was initially recorded, there can be no assurance that future evaluations of existing goodwill or goodwill acquired in the future will not result in findings of impairment and related write-downs, which could adversely affect Veritex's business, financial condition and results of operations.

         Veritex may be subject to environmental liabilities in connection with the foreclosure on real estate assets securing its loan portfolio.

        Hazardous or toxic substances or other environmental hazards may be located on the properties that secure loans. If Veritex acquires such properties as a result of foreclosure or otherwise, it could become subject to various environmental liabilities. For example, Veritex could be held liable for the cost of cleaning up or otherwise addressing contamination at or from these properties. Veritex could also be held liable to a governmental entity or third party for property damage, personal injury or other claims relating to any environmental contamination at or from these properties. In addition, Veritex owns and operates certain properties that may be subject to similar environmental liability risks. Although Veritex has policies and procedures that are designed to mitigate against certain environmental risks, it may not detect all environmental hazards associated with these properties. In the event Veritex became subject to significant environmental liabilities, its business, financial condition and results of operations could be adversely affected.

Risks Related to Veritex's Industry and Regulation

         The ongoing implementation of the Dodd-Frank Act could adversely affect Veritex's business, financial condition, and results of operations.

        On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law, and the process of implementation is ongoing. The Dodd-Frank Act imposes significant regulatory and compliance changes on many industries, including Veritex's. There remains significant uncertainty surrounding the manner in which the provisions of the Dodd-Frank Act will ultimately be implemented by the various regulatory agencies and the full extent of the impact of the requirements on Veritex's operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of Veritex's business activities, require changes to certain of its business practices, require the development of new compliance infrastructure, impose upon Veritex more stringent capital, liquidity and leverage requirements or otherwise adversely affect its business. These changes may also require Veritex to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements or with any future changes in laws or regulations could adversely affect Veritex's business, financial condition and results of operations.

         Veritex operates in a highly regulated environment and the laws and regulations that govern its operations, corporate governance, executive compensation and accounting principles, or changes in them, or failure to comply with them, could adversely affect Veritex's business, financial condition and results of operations.

        Veritex is subject to extensive regulation, supervision and legal requirements that govern almost all aspects of its operations. These laws and regulations are not intended to protect Veritex shareholders. Rather, these laws and regulations are intended to protect customers, depositors, the Deposit Insurance Fund, and the overall financial stability of the United States. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that Veritex Bank can pay to Veritex, restrict the ability of institutions to guarantee Veritex's debt, and impose certain specific accounting requirements on Veritex that may be more restrictive and may result in greater or earlier charges to earnings or reductions in its capital than generally accepted accounting principles would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Veritex's failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject it to restrictions on its business activities, fines and other penalties, any of which could adversely affect its results of operations, capital base and the price of its securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect Veritex's business, financial condition and results of operations.

         State and federal banking agencies periodically conduct examinations of Veritex's business, including compliance with laws and regulations, and failure to comply with any supervisory actions to which Veritex is or may become subject as a result of such examinations could adversely affect Veritex's business, financial condition and results of operations.

        Texas and federal banking agencies, including the TDB and the Federal Reserve, periodically conduct examinations of Veritex's business, including compliance with laws and regulations. If, as a result of an examination, a Texas or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of Veritex's operations had become unsatisfactory, or that Veritex, Veritex Bank or their respective management were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in Veritex's capital levels, to restrict its growth, to assess civil monetary penalties against Veritex, Veritex Bank or their respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank's deposit insurance. If it becomes subject to such regulatory actions, Veritex's business, financial condition, results of operations and reputation could be adversely affected.

         Many of Veritex's new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict future growth.

        Veritex intends to complement and expand its business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, Veritex must receive state and federal regulatory approval before it can acquire a depository institution insured by the Federal Deposit Insurance Corporation (the "FDIC") or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, Veritex's financial condition, its future prospects, and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution's record of compliance under the Community Reinvestment Act, or the CRA) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to it, or at all. Veritex may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to it or, if acceptable to it, may reduce the benefit of any acquisition.

        In addition to the acquisition of existing financial institutions, as opportunities arise, Veritex plans to continue de novo branching as a part of its organic growth strategy. De novo branching and any acquisitions carry with them numerous risks, including the inability to obtain all required regulatory approvals. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo branches could impact Veritex's business plans and restrict its growth.

         Financial institutions, such as Veritex Bank, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Department of the Treasury, or the Treasury Department, to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service. There is also increased scrutiny of compliance with the sanctions programs and rules administered and enforced by the Treasury Department's Office of Foreign Assets Control.

        In order to comply with regulations, guidelines and examination procedures in this area, Veritex have dedicated significant resources to its anti-money laundering program. If its policies, procedures and systems are deemed deficient, Veritex could be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plans, including acquisitions and de novo branching.

         Veritex is subject to the CRA and fair lending laws, and failure to comply with these laws could lead to material penalties.

        The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, or the CFPB, the Justice Department and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution's performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation.

         The FDIC's restoration plan and the related increased assessment rate could adversely affect Veritex's earnings and results of operations.

        As a result of economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased deposit insurance assessment rates, which in turn raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. Veritex is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional financial institution failures that affect the Deposit Insurance Fund, Veritex may be required to pay FDIC premiums higher than current levels. Veritex's FDIC insurance related costs were $421,000 for the year ended December 31, 2014, compared to $378,000 for the year ended December 31, 2013, $234,000 for the year ended December 31, 2012, and $383,000 for the year ended December 31, 2011. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could adversely affect Veritex's earnings and results of operations.

         Veritex will become subject to more stringent capital requirements, which may adversely impact return on equity or prevent Veritex from paying dividends or repurchasing shares.

        The Dodd-Frank Act requires the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank and savings and loan holding companies. In July 2013, the federal banking agencies published the final Basel III Capital Rules (as defined in "Regulation and Supervision—Regulatory Capital Requirements and Capital Adequacy") that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets. The Basel III Capital Rules will apply to all bank holding companies with $500 million or more in consolidated assets and all banks regardless of size.

        The Federal Reserve adopted a policy statement (the "Small Bank Holding Company Policy Statement") that exempts bank holding companies with less than $500 million in consolidated assets that are not engaged in significant non-banking or off-balance sheet activities and that do not have a material amount of debt or equity securities registered with the SEC from its regulatory capital requirements. Currently, the Small Bank Holding Company Policy Statement applies to bank holding companies with less than $500 million in assets. In April 2015, the Federal Reserve announced amendments to the Small Bank Holding Company Policy Statement to extend its coverage to bank and thrift holding companies with consolidated assets of less than $1.0 billion effective May 15, 2015. Although Veritex's asset size would qualify under the Small Bank Holding Company Policy Statement as amended, Veritex is subject to the Basel III Capital Rules because its equity securities are registered with the SEC.

        As a result of the enactment of the Basel III Capital Rules, Veritex will become subject to increased required capital levels. The Basel III Capital Rules became effective as applied to Veritex on January 1, 2015, with a phase-in period that generally extends from January 1, 2015 through January 1, 2019. The application of more stringent capital requirements on Veritex could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as the inability to pay dividends or repurchase shares if Veritex were to be unable to comply with such requirements.

         The Federal Reserve may require Veritex to commit capital resources to support Veritex Bank.

        A bank holding company is required to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. The Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, Veritex could be required to provide financial assistance to Veritex Bank if it experiences financial distress.

        Such a capital injection may be required at a time when Veritex's resources are limited and it may be required to borrow the funds to make the required capital injection. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company's general unsecured creditors, including the holders of any note obligations.

         Veritex could be adversely affected by the soundness of other financial institutions.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Veritex has exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional clients. Many of these transactions expose Veritex to credit risk in the event of a default by a counterparty or client. In addition, Veritex's credit risk may be exacerbated when its collateral cannot be foreclosed upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due. Any such losses could adversely affect Veritex's business, financial condition and results of operations.

         Monetary policies and regulations of the Federal Reserve could adversely affect Veritex's business, financial condition and results of operations.

        In addition to being affected by general economic conditions, Veritex's earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the U.S. money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of both the discount rate and the federal funds rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although Veritex cannot determine the effects of such policies on it at this time, such policies could adversely affect its business, financial condition and results of operations.

Risks Associated with Veritex's Common Stock

         An active trading market for Veritex's common stock may not be sustained, and you may not be able to sell your common stock at or above the price at which your common stock was valued.

        Veritex recently completed the initial public offering of its common stock. Prior to the initial public offering, there was no public market for Veritex's common stock, and an active trading market for shares of Veritex's common stock may not be sustained. If an active trading market is not sustained, investors in Veritex common stock may have difficulty selling their shares at an attractive price, or at all. An inactive market may also impair Veritex's ability to raise capital by selling Veritex's common stock in future offerings and may impair Veritex's ability to pursue its growth strategy by using Veritex's common stock as consideration in future acquisitions.

         Future sales or the possibility of future sales of a substantial amount of Veritex common stock may depress the price of shares of its common stock.

        Future sales or the availability for sale of substantial amounts of Veritex common stock in the public market could adversely affect the prevailing market price of its common stock and could impair Veritex's ability to raise capital through future sales of equity securities.

        Veritex's amended and restated certificate of formation authorizes the issuance of up to 75,000,000 shares of common stock, 10,669,826 of which will be outstanding upon consummation of the merger. This number includes 1,185,185 shares that Veritex will issue to shareholders of IBT common stock in the merger. Veritex may issue shares of its common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Veritex common stock, or the number or aggregate principal amount, as the case may be, of other securities that it may issue may in turn be substantial. Veritex may also grant registration rights covering those shares of its common stock or other securities in connection with any such acquisitions and investments.

        Veritex cannot predict the size of future issuances of its common stock or the effect, if any, that future issuances and sales of its common stock will have on the market price of our common stock. Sales of substantial amounts of Veritex common stock (including shares of its common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of its securities.

         Veritex may issue shares of preferred stock in the future, which could make it difficult for another company to acquire it or could otherwise materially adversely affect holders of Veritex common stock, which could depress the price of its common stock.

        Veritex's certificate of formation authorizes the issuance of up to 10,000,000 shares of one or more series of preferred stock. Veritex's board of directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by its shareholders. Shares of Veritex preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of its common stock. The potential issuance of preferred stock may delay or prevent a change in control of Veritex, discouraging bids for its common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of Veritex common stock.

         The holders of Veritex's debt obligations and shares of Veritex preferred stock will have priority over its common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and preferred dividends.

        As of March 31, 2015, Veritex had outstanding $5.0 million in aggregate principal amount of subordinated promissory notes held by investors, and $3.1 million of junior subordinated debentures issued to a statutory trust that, in turn, issued $3.0 million of trust preferred securities. In the future we Veritex may incur additional indebtedness. Upon liquidation, dissolution or winding up of Veritex, holders of its common stock will not be entitled to receive any payment or other distribution of assets until after all of the obligations to debt holders have been satisfied and holders of trust preferred securities have received any payment or distribution due to them. In addition, Veritex is required to pay interest on its outstanding indebtedness before we pay any dividends on its common stock.

        As of March 31, 2015, Veritex had outstanding 8,000 shares of its Series C preferred stock issued to the U.S. Treasury in connection with its participation in the SBLF program. These shares have rights that are senior to Veritex common stock. As a result, Veritex must make dividend payments on the Series C preferred stock before any dividends can be paid on its common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the Series C preferred stock must be satisfied in full before any distributions can be made to the holders of Veritex common stock. Furthermore, Veritex's board of directors, in its sole discretion, has the authority to designate and issue one or more series of preferred stock from its authorized and unissued preferred stock, which may have preferences with respect to common stock in dissolution, dividends, liquidation or otherwise.

        Because Veritex's decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond its control, the amount, timing, nature or success of its future capital raising efforts is uncertain. Thus, common shareholders bear the risk that future issuances of debt or equity securities or incurrence of other borrowings by Veritex will negatively affect the market price of its common stock.

         Veritex's corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Veritex that a shareholder may favor.

        Certain provisions of Veritex's amended and restated certificate of formation and third amended and restated bylaws may have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control. These provisions may include:

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  a provision that the vote of the holders of at least four-fifths of the shares of Veritex stock entitled to vote at the meeting is required to remove a director for cause; and

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  a provision that any special meeting of shareholders may be called only by a majority of the board of directors, the Chairman, the President or a holder or group of holders of at least ten percent (10%) of the shares of Veritex stock entitled to vote at the meeting.

        Veritex's amended and restated certificate of formation does not provide for cumulative voting for directors and authorizes the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third-party from acquiring, a controlling interest in Veritex. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control.

        Furthermore, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956, or the BHC Act, and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

         Veritex is an "emerging growth company," and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Veritex's common stock less attractive to investors.

        Veritex is an "emerging growth company," as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions allow Veritex, among other things, to present only two years of audited financial statements and discuss its results of operations for only two years in related Management's Discussions and Analyses; not to provide an auditor attestation of its internal control over financial reporting; to choose not to comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and our audited financial statements; to provide reduced disclosure regarding its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means it does not have to include a compensation discussion and analysis and certain other disclosure regarding executive compensation; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements. In addition, even if Veritex complies with the greater disclosure obligations of public companies that are not emerging growth companies in the future, it may avail itself of these reduced requirements applicable to emerging growth companies from time to time in the future, so long as it continues to be an emerging growth company. Veritex will remain an emerging growth company for up to five years, though it may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, Veritex is deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700.0 million). Investors and securities analysts may find it more difficult to evaluate Veritex common stock because it may rely on one or more of these exemptions, and, as a result, investor confidence and the market price of Veritex common stock may be materially and adversely affected.

         Veritex currently has no plans to pay dividends on its common stock, so you may not receive funds without selling your common stock.

        Veritex does not anticipate paying any dividends on its common stock in the foreseeable future. Veritex's ability to pay dividends on its common stock is dependent on the ability of Veritex Bank to pay dividends to it, which is limited by applicable laws and banking regulations, and may in the future be restricted by the terms of any debt or preferred securities Veritex may incur or issue. Payments of future dividends, if any, will be at the discretion of Veritex's board of directors after taking into account various factors, including its business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends. Accordingly, shares of common stock should not be purchased by persons who need or desire dividend income from their investment.

         Veritex is dependent upon Veritex Bank for cash flow, and Veritex Bank's ability to make cash distributions is restricted which could impact Veritex's ability to satisfy its obligations.

        Veritex's primary asset is Veritex Bank. As such, Veritex depend upon Veritex Bank for cash distributions through dividends on Veritex Bank's stock to pay Veritex's operating expenses and satisfy its obligations, including debt obligations. There are numerous laws and banking regulations that limit Veritex Bank's ability to pay dividends to Veritex. If Veritex Bank is unable to pay dividends to Veritex, it will not be able to satisfy its obligations. Federal and state statutes and regulations restrict Veritex Bank's ability to make cash distributions to Veritex. These statutes and regulations require, among other things, that Veritex Bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict Veritex Bank's payment of dividends through supervisory action. In addition, in connection with Veritex's participation in the SBLF program, it is subject to restrictions on the payment of dividends.

         Veritex has a significant investor whose individual interests may differ from yours.

        Veritex's largest shareholder is SunTx Veritex Holdings, L.P., or SunTx. As noted in its Annual Report to Shareholders incorporated by reference into its Annual Report on Form 10-K, filed with the SEC on March 27, 2015, SunTX owned approximately 16.6% of the outstanding shares of Veritex common stock as of March 18, 2015. Based on 10,669,825 shares of Veritex common stock that are expected to be issued and outstanding immediately following the merger, SunTx will own approximately 14.7% of Veritex common stock. Veritex has granted SunTx certain rights, such as board representation rights, that may give SunTx greater influence over Veritex company than you or other shareholders. As a result of its significant ownership, SunTx could have greater ability to influence matters such as the election of directors and other matters submitted to a vote of Veritex's shareholders, such as mergers, a sale of all or substantially all of its assets and other extraordinary corporate transactions. SunTx's interests could conflict with the interests of other Veritex shareholders, including you, and any future transfer by SunTx of its shares of common stock to other investors who have different business objectives could adversely affect the market value of Veritex's common stock.

         Shareholders may be deemed to be acting in concert or otherwise in control of Veritex, which could impose notice, approval and ongoing regulatory requirements and result in adverse regulatory consequences for such holders.

        Veritex is a bank holding company regulated by the Federal Reserve. Banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution or a company that controls an FDIC-insured depository institution, such as a bank holding company. These laws include the BHC Act and the Change in Bank Control Act. The determination whether an investor "controls" a depository institution or holding company is based on all of the facts and circumstances surrounding the investment.

        As a general matter, a party is deemed to control a depository institution or other company if the party (1) owns or controls 25% or more of any class of voting stock of the bank or other company, (2) controls the election of a majority of the directors of the bank or other company, or (3) has the power to exercise a controlling influence over the management or policies of the bank or other company. In addition, subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. "Acting in concert" generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty.

        Any shareholder that is deemed to "control" Veritex for regulatory purposes would become subject to notice, approval, and ongoing regulatory requirements and may be subject to adverse regulatory consequences. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

         An investment in Veritex common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

        An investment in Veritex common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in Veritex common stock is inherently risky for the reasons described herein. As a result, if you acquire shares of Veritex common stock, you could lose some or all of your investment.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This proxy statement/prospecuts contains certain statements based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of our companies before and Veritex following the merger to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning Veritex's future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. You should understand that the following important factors could affect Veritex's future results and cause actual results to differ materially from those expressed in the forward-looking statements:

  •
  Veritex's actual cost savings resulting from the merger are less than expected, Veritex is unable to realize those cost savings as soon as expected or Veritex incurs additional or unexpected costs;

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  Veritex's revenues after the merger are less than expected;

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  deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Veritex expected;

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  risks related to the integration of IBT and other institutions Veritex may acquire in the future, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

  •
  competition among financial services companies may increase;

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  the risk that the businesses of Veritex and IBT will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

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  the failure of IBT's shareholders to approve the reorganization agreement;

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  the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

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  risks related to the concentration of Veritex' business in Texas, and specifically within the Dallas metropolitan area, including risks associated with any downturn in the real estate sector and risks associated with a decline in the values of single family homes in the Dallas metropolitan area;

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  Veritex's ability to recruit and retain successful bankers that meet expectations in terms of customer relationships and profitability;

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  Veritex's ability to retain executive officers and key employees and their customer and community relationships;

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  risks associated with Veritex's limited operating history and the relatively unseasoned nature of a significant portion of its loan portfolio;

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  market conditions and economic trends nationally, regionally and particularly in the Dallas metropolitan area and Texas;

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  risks related to Veritex's strategic focus on lending to small to medium-sized businesses;

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  the sufficiency of the assumptions and estimates made in establishing reserves for potential loan losses;

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  risks associated with Veritex's commercial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

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  legislative or regulatory changes adversely affect Veritex's or IBT's businesses;

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  changes in market interest rates that affect the pricing of Veritex's loans and deposits and net interest income;

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  the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

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  Veritex's ability to comply with various governmental and regulatory requirements applicable to financial institutions;

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  the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Veritex's regulators, such as the Dodd-Frank Act;

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  governmental monetary and fiscal policies, including the policies of the Federal Reserve;

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  Veritex's ability to comply with supervisory actions by federal and state banking agencies;

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  changes in the scope and cost of FDIC, insurance and other coverage; and

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  systemic risks associated with the soundness of other financial institutions.

        Other factors not identified above, including those described under the headings "Risk Factors" and "Veritex Management's Discussion and Analysis of Financial Condition and Results of Operations," may also cause actual results to differ materially from those described in the foregoing forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of our companies. You should consider these factors in connection with considering any forward-looking statements that may be made by our companies. Veritex has no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.

GENERAL INFORMATION

        This document constitutes a proxy statement of IBT and is being furnished to all record holders of IBT common stock in connection with the solicitation of proxies by the board of directors of IBT to be used at a special meeting of shareholders of IBT to be held on [    •    ], 2015. The purpose of the IBT special meeting is to consider and vote upon a proposal to adopt and approve the reorganization agreement, dated as of March 9, 2015, by and between Veritex and IBT and the transactions contemplated thereby, including, among other things, the merger of IBT with and into Veritex. This document also constitutes a prospectus relating to the Veritex common stock to be issued to holders of IBT common stock upon completion of the merger.

IBT SPECIAL MEETING

Date, Place and Time of the Special Meeting

        The special meeting of IBT shareholders will be held on [    •    ], 2015 at [    •    ] a.m., local time, at the main office of Independent Bank of Texas, located at 4300 North Beltline Road, Irving, Texas 75038.

Matters to be Considered

        The purpose of the special meeting is to consider and vote on a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of IBT with and into Veritex. At the special meeting, IBT shareholders will also be asked to consider and vote on a proposal to adjourn the special meeting to a later date, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Shares Entitled to Vote, Quorum and Vote Required

        The holders of record of the outstanding shares of IBT common stock as of [    •    ] p.m. on [    •    ], 2015, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. As of [    •    ] p.m. on that date, there were [    •    ] shares of IBT common stock issued and outstanding and entitled to vote at the special meeting.

        At the special meeting, the shareholders of IBT will be entitled to one vote for each share of common stock owned of record on [    •    ], 2015. The holders of a majority of the shares of IBT common stock issued and outstanding and entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding shares IBT common stock on [    •    ], 2015 is required to adopt and approve the reorganization agreement and the transactions contemplated thereby. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

        Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and the adjournment proposal are "non-discretionary" items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from such customers. Any abstentions, broker non-votes or otherwise failing to vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby will have the same effect as a vote "AGAINST" such proposal. Any abstentions on the proposal to adjourn the special meeting, if necessary or appropriate, will have the same effect as a vote "AGAINST" such proposal, but any broker non-votes or otherwise failing to vote on this proposal will have no effect on the outcome of the adjournment proposal. The board of directors of IBT encourages you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Shares Held by Officers and Directors

        Certain directors and officers of IBT, Independent Bank and their affiliates (10 persons) have entered into an agreement with Veritex to vote the shares of IBT common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [    •    ] shares of IBT common stock, or approximately [    •    ]% of the outstanding shares of the common stock entitled to vote at the special meeting, were subject to the voting agreement.

        The board of directors of IBT unanimously recommends that you vote "FOR" the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Voting and Revocation of Proxies

        Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted "FOR" the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

        If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of IBT at any time before it is voted at the special meeting by:

  •
  giving written notice to the Corporate Secretary of IBT;

  •
  executing a proxy bearing a later date and delivering that proxy to the Corporate Secretary of IBT at or before the special meeting; or

  •
  attending and voting in person at the special meeting.

        All written notices of revocation and other communications with respect to revocation or proxies should be sent to: IBT Bancorp, Inc., 4300 North Beltline Road, Irving, Texas 75038, Attention: Corporate Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Solicitation of Proxies; Expenses

        This proxy solicitation is made by the board of directors of IBT. IBT is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of IBT intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. IBT will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

        The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the reorganization agreement and the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this proxy statement/prospecuts, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices, including the reorganization agreement, in their entirety.

Terms of the Merger

        The reorganization agreement provides for, among other things, the merger of IBT with and into Veritex. If the shareholders of IBT approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties' obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the third quarter of 2015, although delays could occur. As a result of the merger, holders of IBT common stock will be entitled to receive cash and whole shares of Veritex common stock, with additional cash payable in lieu of a fractional share of Veritex common stock, and will no longer be owners of IBT common stock. As a result of the merger, certificates for IBT common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void upon consummation of the merger.

        In connection with the merger, all outstanding shares of IBT common stock will be converted into an aggregate of 1,185,185 shares of Veritex common stock and $4.0 million subject to possible adjustment to the cash portion of the merger consideration under certain circumstances, as described below and pursuant to the reorganization agreement.

        The amount of per share merger consideration to be received is dependent upon the number of shares of IBT common stock issued and outstanding immediately prior to the effective time of the merger and whether any downward adjustment to the cash portion of the merger consideration is necessary based on the tangible book value of IBT as of the close of business on the Friday immediately prior to the closing date of the merger. The number of shares of IBT common stock outstanding immediately prior to the effective time will depend on the number of shares issued upon the exercise of outstanding options to purchase IBT common stock less the amounts withheld to satisfy tax obligations pursuant to the option agreements, the exact amount of which will not be known until immediately prior to the merger.

        The number of shares to be issued upon conversion of the convertible debt is fixed and will not fluctuate. However, IBT is required to withhold amounts to satisfy certain tax obligations of the option holders upon the exercise of outstanding options under the terms of the option agreements. As a result, the number of shares of IBT common stock to be issued upon the exercise of outstanding options on a net settlement basis will depend on taxes to be withheld at the time such options are exercised. The reorganization agreement provides that not more than 47,500 shares will be issued by IBT upon the exercise of the options on a net settlement basis regardless of withholding amounts.

        Management of IBT estimates there will be approximately 1,777,332 shares of IBT common stock issued and outstanding immediately prior to the effective time of the merger. This estimate includes 1,146,534 shares of IBT common stock outstanding as of March 9, 2015, the date of the reorganization agreement, 585,833 shares of IBT common stock to be issued upon conversion of convertible debt, and 44,965 shares of IBT common stock to be issued upon the exercise of outstanding options. The 44,965 shares of IBT common stock estimated to be issued upon the exercise of the outstanding options reflects the total number of shares issuable on a "net settlement basis" less the number of shares estimated to be withheld to satisfy tax obligations under the option holder agreements. The exact number of shares of IBT common stock to be issued upon the exercise of outstanding options will not be known until as late as one day prior to the effective time of the merger and it could differ from management's estimate based on the number of shares withheld to satisfy certain tax obligations of the option holders.

        Based on the number of shares of IBT common stock expected to be issued and outstanding immediately prior to the effective time, and subject to the possible downward adjustment to the cash portion of the merger consideration as described below, holders of IBT common stock would receive (i) 0.6668 shares of Veritex common stock (plus cash in lieu of a fractional share) and (ii) $2.25 in cash for each share they own.

        The cash portion of the merger consideration is subject to downward adjustment in the event IBT's tangible book value, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger is less than $11,551,000. The aggregate cash consideration will be reduced by an amount equal to the difference between $11,551,000 and the actual tangible book value of IBT, calculated pursuant to the reorganization agreement, as of the close of business on the Friday immediately prior to the closing date of the merger.

        Pursuant to the terms of the reorganization agreement, tangible book value is defined as the sum of the consolidated shareholders' equity of IBT and its subsidiaries as determined from IBT's financial statements prepared in accordance with generally accepted accounting principles ("GAAP"), excluding unrealized securities gains or losses, paid or accrued transaction expenses up to the amount of budgeted transaction expenses, and certain increases in shareholders' equity resulting from the gains realized on the sale of SBA loans in excess of $162,500 per calendar quarter and increases, if any, in shareholders' equity related to the exercise of outstanding options to purchase shares of IBT common stock following approval of the reorganization agreement, and including certain amounts such as accruals for ad valorem taxes owed by IBT and its subsidiaries on a pro-rated basis for the period ending on the closing date, changes in shareholders' equity resulting from the conversion of convertible debt into IBT shares, decreases in IBT shareholders' equity resulting from provisions for loan losses, if any, to maintain the allowance for loan and lease losses in accordance with the terms of the reorganization agreement and decreases, if any, in shareholders' equity related to the exercise of IBT options.

        As of March 31, 2015, the tangible book value of IBT would have been approximately $11,797,000 when calculated in accordance with the terms of the reorganization agreement, which includes an increase in shareholders' equity of $3,515,000 resulting from conversion of the convertible debt. For purposes of projecting tangible book value as of the close of business on the Friday immediately prior to the closing date of the merger, management of IBT estimates that IBT's net income through July 31, 2015 will be approximately $510,000. The amount of projected net income reflects that transaction expenses up to the amount of budgeted transaction expenses (the aggregate amount of which is $767,200) are not included for purposes of the calculation of tangible book value. Management of IBT also expects that the amount of provision for loan losses will not exceed the amounts provided for in the reorganization agreement to meet the "minimum allowance amount," that there will be no increase in shareholders' equity resulting from gains recognized upon the sale of SBA loans in excess of $162,500 per calendar quarter, and that there will be no increases or decreases in shareholders' equity related to the exercise of the options. Management of IBT anticipates that the actual amount of transaction expenses will exceed the budgeted transaction expenses and therefore, tangible book value will be reduced by any such excess amount. However, based on the foregoing, management of IBT estimates that the tangible book value of IBT, calculated pursuant to the reorganization agreement, as of the close of business on the Friday prior to the closing date of the merger, will exceed the minimum tangible book value provided for by the reorganization agreement. In this event, there will be no downward adjustment to the cash consideration and the tangible book value closing condition will be satisfied.

        If, however, the tangible book value of IBT as of the close of business on the Friday immediately prior to the closing date of the merger is $11,000,000, which is the lowest amount of tangible book value that satisfies a condition to Veritex' s obligation to consummate the merger, the cash portion of the merger consideration would be reduced by $551,000, which would result in an adjusted value of the cash consideration of $3,449,000, or $1.94 per share (based on 1,777,332 of shares of IBT common stock expected to be exchanged in the merger).

        The exact amount of IBT's tangible book value will not be known until after close of business on the Friday immediately prior to the closing date of the merger, and thus no assurance can be given as to whether any adjustment to the cash portion of the merger consideration will be required, or the amount of any potential adjustment.

        As noted above, Veritex will not issue any certificates for fractional shares of Veritex common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying $13.50 by the fraction of a share of Veritex common stock which such holder would otherwise be entitled to receive.

Conversion of Convertible Debt

        Pursuant to the terms of the approximately $3.5 million aggregate principal amount of five percent (5%) subordinated convertible promissory notes of IBT due March 31, 2016, and the reorganization agreement, the unpaid principal amount of the convertible debt will automatically be converted into 585,833 shares of IBT common stock at the time immediately prior to the effective time of the merger based on a ratio of one share of IBT common stock for each $6.00 in principal amount of the convertible debt. Additionally, immediately prior to the effective time of the merger, all interest due and payable on the convertible debt will have been paid by IBT, and the convertible debt will have been settled in full and IBT and Independent Bank will have no liability with respect to the convertible debt. The shares issued upon the conversion of the convertible debt will be converted into the right to receive the per share merger consideration at the effective time of the merger.

Treatment of IBT Options

        In connection with the execution of the reorganization agreement, each holder of outstanding options to purchase shares of IBT common stock entered into an option holder agreement with IBT whereby the parties agreed that following approval of the reorganization agreement by shareholders of IBT, the vesting of all outstanding and unvested options to acquire shares of IBT common stock will accelerate and that the option holders would not exercise their options prior to a date prior to the effective time of the merger to be set by the board of directors of IBT. Pursuant to the terms of the IBT Bancorp, Inc. Stock Option Plan and the IBT Bancorp, Inc. 2013 Stock Option Plan, the option holder agreements and the reorganization agreement, following the approval of the reorganization agreement by IBT shareholders at the special meeting, the board of directors of IBT shall set a date at least one business day prior to the effective time of the merger upon which each option to acquire IBT common stock will be exercised, without any action on the part of the holder, on a net settlement basis (subject to applicable withholding taxes).

        Under the terms of the reorganization agreement, IBT will issue no more than 47,500 shares of IBT common stock upon the exercise of outstanding options on a net settlement basis. As of the record date, there were options to purchase up to 130,000 shares of IBT common stock outstanding. Upon the automatic exercise of these options on a net settlement basis, IBT expects that it will issue approximately 44,965 shares of IBT common stock, which reflects amounts withheld to satisfy certain tax obligations. Following the automatic exercise of the outstanding options, any existing option agreements will terminate in accordance with the terms of the option holder agreements signed by option holders in connection with the execution of the reorganization agreement on March 9, 2015.

The shares issued upon the exercise of the options will be converted into the right to receive the per share merger consideration at the effective time of the merger.

Background of the Merger

        As part of IBT's ongoing effort to improve its community banking franchise and enhance shareholder value, the board of directors and management of IBT have periodically reviewed various strategic options available to IBT, including, among other things, continued independence and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board of directors and management of IBT have considered the effect of various future strategies on pertinent financial ratios, compared quantitative measures of IBT's performance with those of other financial institutions, and monitored trends in the capital raising market by community banks and the mergers and acquisitions environment on a local, regional and national basis. As part of this process, the board of directors and management of IBT periodically met with Commerce Street, an independent investment banking firm, to review IBT's strategic plans and alternatives, as well as to obtain an update on industry banking trends and merger and acquisition market conditions.

        On November 3, 2014, the board of directors and management of IBT met with Commerce Street to review current banking trends, the mergers and acquisitions market conditions and drivers of value for financial institutions. As part of these discussions, Commerce Street indicated it was aware of a financial institution, identified here as Bank A, which might be interested in discussing a transaction with IBT. On November 11, 2014, members of IBT management and Commerce Street, met with Bank A to discuss each respective bank's background and the possibility of a transaction.

        In November 2014, Veritex separately contacted Commerce Street and indicated they would also have an interest in meeting with members of IBT management regarding a possible transaction. On November 24, 2014, members of IBT management and Commerce Street met with Veritex management to discuss each respective bank's background and how the two organizations might potentially partner. On December 1, 2014, Veritex executed a nondisclosure agreement with IBT. The parties entered into a confidentiality agreement and Veritex began initial diligence of IBT.

        On December 5, 2014, IBT received a letter of intent from Veritex with conditional preliminary terms expressing interest in a transaction whereby Veritex would acquire IBT. On December 9, 2014, the board of directors of IBT met to consider the terms and merits of this conditional preliminary offer and determined not to enter into the preliminary letter of intent. On December 9, 2014, Commerce Street informed Veritex of the determination of the board of directors of IBT and as part of that discussion, Veritex requested additional information to further evaluate IBT and the terms of a potential transaction.

        On December 17, 2014, Commerce Street received notice from Bank A that it was not interested in pursuing a transaction with IBT due to the size of the transaction as well as other factors.

        On January 9, 2015, IBT formally engaged Commerce Street to serve as its financial advisor and confirm their arrangement in a formal engagement letter. On January 16, 2015, members of IBT management and Commerce Street met with Veritex to discuss certain financial information that was provided to Veritex as part of its initial diligence as well as a potential transaction. On January 20, 2015, IBT received a second nonbinding letter of intent from Veritex relating to the potential acquisition of IBT which included, among other things, more detailed terms and conditions with respect to the proposed transaction as well as a proposed 45-day exclusivity period. The board of directors of IBT met on January 26, 2015 with Commerce Street and outside counsel to consider the letter of intent. At the meeting, the board of directors of IBT discussed the merits of the offer set forth in the letter of intent, and received presentations from Commerce Street and legal counsel regarding the financial aspects of the offer and the legal terms of the letter of intent. The board of directors of IBT determined to further pursue the letter of intent. Over the next several days, representatives of IBT and Veritex met and had several telephone calls to discuss the letter of intent and proposed transaction, and they and their respective financial and legal advisors, negotiated the terms of the letter of intent and IBT and Veritex entered into a nonbinding letter of intent on January 30, 2015.

        During February 2015, Veritex and its representatives conducted a due diligence review of IBT and IBT and its representatives conducted a "reverse due diligence" review of Veritex. Additionally, during this time, Veritex delivered an initial draft of the reorganization agreement and management representatives of Veritex and IBT, and their respective legal counsel, negotiated the reorganization agreement and related documents.

        On March 6, 2015, the board of directors of IBT met to consider the transaction with Veritex, joined by representatives of Commerce Street and by outside legal counsel. Prior to the meeting all directors were provided with a draft of the reorganization agreement and related documents. Legal counsel presented a discussion outline of the terms and conditions of the proposed reorganization agreement and related documents. Commerce Street representatives (a) reviewed the transaction process, and summary timeline, (b) presented a detailed financial analysis of the proposed transaction, (c) presented a valuation analysis of IBT and compared the valuation metrics in the analysis to the financial metrics of the proposed transaction with Veritex, and (d) delivered its verbal opinion (which was subsequently confirmed in writing) that the proposed transaction with Veritex was fair to IBT shareholders from a financial point of view. After deliberation and due consideration, and based upon the Commerce Street opinion and other relevant factors (described below in "—IBT's Reasons for the Merger"), the board of directors of IBT approved the reorganization agreement as initially presented.

        Following the board meeting on March 6, 2015, IBT and Veritex representatives, and their respective legal counsel, had telephone calls on March 6 and 7, 2015, to discuss remaining due diligence questions of Veritex and to negotiate the final terms of the reorganization agreement and related documents.

        On March 7, 2015, the board of directors of IBT met by conference call to consider the transaction with Veritex in light of the status of the negotiations. Representatives of Commerce Street and legal counsel participated in the conference call meeting. Legal counsel reviewed the status of the negotiations. After deliberation and due consideration, the board of directors of IBT reaffirmed its approval of the reorganization agreement, as presented at the March 6, 2015, board meeting. The board of directors of IBT authorized the Chairman of the Board to finalize and sign the reorganization agreement.

        Following the board meeting by conference call on the afternoon of March 7, 2015, management representatives and legal counsel for IBT and Veritex held telephone calls on March 7, 2015 and March 8, 2015, and they worked to finalize the reorganization agreement and the related agreements on terms consistent with the reorganization agreement presented at the March 6 board meeting. IBT and Veritex signed the reorganization agreement on March 9, 2015.

IBT's Reasons for the Merger and Recommendations of the Board of IBT

        IBT's board of directors believes that the merger is advisable and in the best interests of IBT and its shareholders. Accordingly, IBT's board of directors has unanimously adopted and approved the merger and the reorganization agreement and has unanimously recommended that IBT's shareholders vote "FOR" the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

        In approving the reorganization agreement, IBT's board of directors consulted with its financial and legal advisors. In arriving at its determination, IBT's board of directors considered a number of factors, including the following:

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  IBT's board of directors' familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of IBT;

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  the current and prospective environment in which IBT operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

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  the financial presentation and the opinion of Commerce Street dated as of March 6, 2015 that, as of March 6, 2015 (the date on which IBT's board of directors approved the reorganization agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received from Veritex is fair, from a financial point of view, to the shareholders of IBT;

  •
  that shareholders of IBT would receive part of the merger consideration in shares of Veritex common stock, which is publicly traded on the NASDAQ Global Market, and that there would be no restriction on the transfer of shares of Veritex common stock received in the merger following completion of the transaction;

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  the "reverse due diligence" presentation by Commerce Street confirming that the business, results of operation, financial condition, competitive position and future prospects of Veritex were satisfactory;

  •
  the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Code with respect to IBT common stock exchanged for Veritex common stock;

  •
  that the cash portion of the merger consideration would be taxable to IBT's shareholders upon completion of the merger;

  •
  the results that IBT could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Veritex;

  •
  the increased regulatory burdens on financial institutions and the associated costs;

  •
  the ability of Veritex to pay the merger consideration without a financing contingency and without the need to obtain financing to complete the transaction;

  •
  the ability of Veritex to receive the requisite regulatory approvals in a timely manner;

  •
  the non-economic terms of the transaction, including the impact on existing customers and employees;

  •
  the terms and conditions of the reorganization agreement, including the parties' respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits IBT's board of directors, in the exercise of its fiduciary duties, and under certain conditions, to terminate the reorganization agreement to pursue a "superior proposal" with a third party upon the payment of a "break-up fee" to Veritex;

  •
  that some of IBT's directors and executive officers have other financial interests in the transaction in addition to their interests as IBT shareholders, including financial interests that are the result of existing compensation arrangements with IBT and/or prospective compensation arrangements with Veritex, and the manner in which such interests would be affected by the transaction; and

  •
  the requirement that IBT conduct its business in the ordinary course and the other restrictions on the conduct of IBT's business before completion of the transaction, which may delay or prevent IBT from undertaking business opportunities that may arise before completion of the transaction.

        The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by IBT's board of directors in approving the merger and the reorganization agreement. In reaching its determination, IBT's board of directors did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based on the reasons stated above, IBT's board of directors believed that the merger was advisable and in the best interests of IBT and its shareholders, and therefore, IBT's board of directors unanimously adopted and approved the reorganization agreement and the transactions contemplated thereby, including the merger. Each member of IBT's board of directors has agreed to vote the shares of common stock of IBT over which he or she has voting authority in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby, including the merger.

        IBT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT AND APPROVE THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Veritex's Reasons for the Merger

        As a part of Veritex's growth strategy, Veritex routinely evaluates opportunities to acquire financial institutions. The acquisition of IBT is consistent with Veritex's expansion strategy. Veritex's board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for IBT, the market condition of the market area in which IBT conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Veritex believes that the merger will expand Veritex's presence in the Dallas metropolitan area, provide opportunities for future growth and provide the potential to realize cost savings. Veritex's board of directors also considered the financial condition and valuation for both IBT and Veritex as well as the financial and other effects the merger would have on Veritex's shareholders.

        While management of Veritex believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Veritex has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

        In view of the variety of factors considered in connection with its evaluation of the merger, the Veritex board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Veritex board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Veritex's management.

Opinion of IBT's Financial Advisor

        Commerce Street is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes. Specifically based on Commerce Street's reputation and qualifications in evaluating financial institutions, the board of directors of IBT engaged Commerce Street during November 2014 to provide financial advisory services in connection with the announced transaction with Veritex. Subsequently, under a separate engagement, IBT engaged Commerce Street to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the proposed transaction ("fairness opinion").

        At the meeting of the IBT board of directors on March 6, 2015, Commerce Street rendered its oral fairness opinion and delivered its written opinion, dated as of the same date, to the IBT board of directors that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its fairness opinion, the consideration to be paid by Veritex to holders of IBT common stock pursuant to the reorganization agreement was fair, from a financial point of view, to IBT shareholders

        The full text of the fairness opinion of Commerce Street, dated March 6, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Commerce Street in connection with rendering its opinion, is attached to this document as Appendix B and is incorporated herein by reference. IBT shareholders are urged to read the fairness opinion in its entirety. Commerce Street's fairness opinion is addressed to the IBT board of directors, is directed only to the consideration to be paid to the holders of shares of IBT common stock pursuant to the reorganization agreement and does not address any other matter. The fairness opinion does not constitute a recommendation to any holder of shares of IBT common stock as to how such stockholder should vote with respect to the merger or any other matter. The merger consideration to be paid to the holders of shares of IBT common stock was determined in negotiations between Veritex and IBT, and the decision to approve and recommend the transactions contemplated by the reorganization agreement was made independently by the IBT board of directors. Commerce Street's fairness opinion and financial analyses were among the many factors considered by the IBT board of directors in its evaluation of the transactions contemplated by the reorganization agreement and should not be viewed as determinative of the views of the IBT board of directors or management with respect to the merger consideration or the transactions contemplated by the reorganization agreement.

        No limitations were imposed by IBT's board of directors upon Commerce Street with respect to the investigations made or procedures followed in rendering its opinion. Commerce Street is acting as financial advisor to IBT in connection with the proposed merger and will receive fees for its services, a substantial portion of which is contingent upon the closing of the merger. Pursuant to the terms of the engagement letters with IBT, Commerce Street will receive a $15,000 fee for providing the fairness opinion as well as a success fee from IBT based on the total consideration received by shareholders of IBT as a resuilt of the merger. In addition, IBT has agreed to indemnify Commerce Street against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Commerce Street has no responsibility or obligation to update its fairness opinion for events or circumstances occurring subsequent to the date of its Fairness Opinion.

        Summary of Proposal.    For purposes of the fairness opinion, Commerce Street assumed the 1,185,185 shares of Veritex common stock to be received by shareholders of IBT as consideration in the merger will have a per share value of $13.50 and an aggregate cash value of $15,999,997.50, and the cash portion of the merger consideration to be received by shareholders of IBT will total $4,000,002.50.

        Additionally, Commerce Street assumed (1) all outstanding options to purchase shares of IBT common stock will be exercised on a net settlement basis pursuant to the option holder agreements and the holders of those options will be issued shares of IBT common stock pursuant to such exercise; and (2) the unpaid principal amount of the convertible debt will automatically be converted into shares of IBT common stock immediately prior to the effective time of the merger based on a ratio of one share of IBT common stock for each $6.00 in principal amount of the convertible debt.

        Based on the foregoing assumptions, including the net settlement of the options, and the automatic conversion of the convertible debt, Commerce Street estimated, for purposes of the fairness opinion, that shareholders of IBT will receive aggregate merger consideration of $20,000,000 at closing. This equates to a per share merger consideration of $11.17 per share to shareholders of IBT. The table below represents the aggregate transaction ratios, based upon this estimated amount of consideration, which were among the factors considered by Commerce Street in issuing the fairness opinion:

Aggregate Transaction Ratios:
Transaction Value to December 31, 2014 Stated Book Value	1.69x
Transaction Value to December 31, 2014 Tangible Book Value	1.73x
Transaction Value to December 31, 2014 LTM Earnings	18.6x
Transaction Value to December 31, 2014 Assets	16.5%
Transaction Value to December 31, 2014 Deposits	19.2%
Tangible Premium on December 31, 2014 Core Deposits	8.50%

        Commerce Street's Analysis.    In conducting its valuation, Commerce Street reviewed and analyzed among other things, the following:

  •
  certain historical financial and operating data of IBT for the period ended December 31, 2011 through December 31, 2014;

  •
  certain historical financial and operating data of Veritex Community Bank for the period ended December 31, 2011 through December 31, 2014;

  •
  the Regulatory Call Reports of Independent Bank of Texas as of December 31, 2014;

  •
  the Regulatory Call Reports of Veritex Community Bank as of December 31, 2014;

  •
  the December 31, 2014 Uniform Bank Performance Report (the "UBPR") for Independent Bank of Texas;

  •
  publicly available terms of certain transactions involving organizations comparable to IBT and Veritex and the consideration received for such organizations;

  •
  certain publicly available information concerning the business of the IBT, and of certain other companies engaged in businesses comparable to Veritex, and the reported prices for certain other companies' securities deemed comparable;

  •
  the results of an analysis of IBT and Veritex's normalized earnings; and

  •
  other such factors as we have deemed appropriate.

        Commerce Street also held discussions with IBT's management concerning its past and current operations, financial condition and prospects.

        In conducting its valuation and rendering its opinion, Commerce Street relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. Commerce Street did not make or obtain any evaluations or appraisals of the IBT's properties, nor did it examine any individual loan credit files.

        As more fully discussed below, Commerce Street considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

  •
  the historical and current financial positions and results of operations of IBT and Veritex, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

  •
  the assets and liabilities of IBT and Veritex, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

  •
  the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by Commerce Street.

        Commerce Street also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Commerce Street's fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its report and the information made available to it through that date.

        In connection with conducting its valuation of IBT and Veritex, Commerce Street performed certain financial analyses, which are summarized below. Commerce Street believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the valuation and related Fairness Opinion. The preparation of a valuation and related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Commerce Street made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street's control. Any estimates contained in Commerce Street's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

        In connection with rendering its opinion, Commerce Street relied primarily on two (2) broad methods of valuation: (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a "control" block of stock in comparison with the market price at which "control" of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment values, which represent evaluations of IBT and Veritex, based on the discounted value of projected cash flows on a stand-alone basis.

        Market Value Method.    Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" fair value for the minority shares of a banking company with a thin market for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were:

  •
  price to book value,

  •
  price to tangible book value,

  •
  price to earnings,

  •
  price to assets,

  •
  price to deposits, and

  •
  tangible premium to core deposits.

IBT

        Analysis of Selected Bank Merger Transactions.    Commerce Street compared IBT to those banking organizations acquired in merger and acquisition transactions in the U.S. between December 31, 2013 and March 3, 2015 with target assets between $50 million and $250 million, nonperforming assets to total assets less than or equal to 3.00%, tangible equity to tangible assets between 8.00% and 12.00% and last twelve months ("LTM") ROAA of 0.50% to 1.75%. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
Bankwell Financial Group, Inc.	CT	Quinnipiac Bank & Trust Company	CT
Centra Ventures, Inc.	MN	Community Pride Bank Corporation	MN
Community & Southern Holdings, Inc.	GA	Alliance Bancshares, Inc.	GA
First Citizens Banc Corp	OH	TCNB Financial Corporation	OH
First Southern Bancorp, Inc.	KY	First United, Inc.	KY
Home BancShares, Inc.	AR	Broward Financial Holdings, Inc.	FL
Institution for Savings in Newburyport & Vicinity	MA	Rockport National Bancorp, Inc.	MA
MainSource Financial Group, Inc.	IN	MBT Bancorp	IN
Northern Missouri Bancshares, Inc.	MO	Concordia Banc-Management, Inc.	MO
Olney Bancshares of Texas, Inc.	TX	HBank Texas	TX
Platte Valley Financial Service Companies, Inc.	NE	Mountain Valley Bancshares, Inc.	CO
Salisbury Bancorp, Inc.	CT	Riverside Bank	NY
ServisFirst Bancshares, Inc.	AL	Metro Bancshares, Inc.	GA

        Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to IBT's financial information as of December 31, 2014 to derive an imputed range of values of IBT's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2014 Stated Book Value	1.48x	$9.77
Transaction Value to December 31, 2014 Tangible Book Value	1.48x	$9.54
Transaction Value to December 31, 2014 LTM Earnings	18.41x	$11.03
Transaction Value to December 31, 2014 Assets	14.16%	$9.61
Transaction Value to December 31, 2014 Deposits	15.76%	$9.19
Tangible Premium on December 31, 2014 Core Deposits	5.75%	$9.65

        In addition to the comparable transactions described above, Commerce Street analyzed a second group of comparable transactions. Commerce Street compared IBT to those banking organizations acquired in merger and acquisition transactions in the southwestern region of the U.S. between December 31, 2013 and March 3, 2015 with target assets between $50 million and $400 million, nonperforming assets to total assets less than or equal to 3.00%, tangible equity to tangible assets between 8.00% and 12.00%, and LTM ROAA between 0.25% and 1.50%. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
CBFH, Inc.	TX	MC Bancshares, Inc.	TX
Durant Bancorp, Inc.	OK	Consolidated Equity Corporation	OK
Glacier Bancorp, Inc.	MT	FNBR Holding Corporation	CO
Green Bancorp, Inc.	TX	SP Bancorp, Inc.	TX
IBERIABANK Corporation	LA	First Private Holdings, Inc.	TX
Olney Bancshares of Texas, Inc.	TX	HBank Texas	TX
Platte Valley Financial Service Companies, Inc.	NE	Mountain Valley Bancshares, Inc.	CO

        Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to IBT's financial information as of December 31, 2014 to derive an imputed range of values of IBT's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2014 Stated Book Value	1.63x	$10.76
Transaction Value to December 31, 2014 Tangible Book Value	1.63x	$10.51
Transaction Value to December 31, 2014 LTM Earnings	16.27x	$9.75
Transaction Value to December 31, 2014 Assets	17.21%	$11.62
Transaction Value to December 31, 2014 Deposits	18.37%	$10.71
Tangible Premium on December 31, 2014 Core Deposits	8.09%	$10.95

        No company or transaction used as a comparison in the above analysis is identical to IBT, Veritex or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of IBT and the companies included in the comparable transactions.

        Analysis of Publicly Traded Banking Companies.    In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the Southwest U.S. The comparison group for IBT had total assets between $50 million and $2 billion, nonperforming assets to total assets less than or equal to 2.00%, tangible equity to tangible assets between 8.00% and 12.00% and LTM ROAA between 0.50% and 1.50%. Below represents the selected comparable companies:

Company	Ticker
Citizens National Bancshares of Bossier, Inc.	CNBL
FPB Financial Corp.	FPBF
Jeff Davis Bancshares, Inc	JDVB
Metairie Bank & Trust Company	MBKL
MidSouth Bancorp, Inc	MSL

        Commerce Street reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable companies. The median multiples were then applied to IBT's financial information as of December 31, 2014 to derive an imputed range of values of IBT's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Companies Median Multiple	Implied Value Per Share
Market Value to December 31, 2014 Stated Book Value	1.04x	$6.91
Market Value to December 31, 2014 Tangible Book Value	1.22x	$7.91
Market Value to December 31, 2014 LTM Earnings	11.95x	$7.16
Market Value to December 31, 2014 Assets	10.77%	$7.31
Market Value to December 31, 2014 Deposits	12.06%	$7.03
Tangible Premium on December 31, 2014 Core Deposits	2.58%	$7.90

        Commerce Street's market value analysis, however, reflects the fact that:

  •
  no company or transaction used in the comparison is identical to IBT,

  •
  the stocks of publicly-held banking organizations in the U.S. may be more liquid than IBT's common stock,

  •
  certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from IBT's comparable nonfinancial characteristics, and

  •
  the average financial performance of publicly-held U.S. banking organizations varies, sometimes significantly from IBT's performance.

        Investment Value Method.    Banks and their holding companies are generally analyzed and purchased on a "normalized earnings" basis. In other words, careful consideration should be given to IBT's abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernible pattern in earnings. After considering past earnings, IBT's current year earnings, future growth expectations and certain risks involved with the sustainability of these earnings. Commerce Street used the simple average method, on the last five years. Commerce Street chose the simple average method given no discernible pattern in earnings over the past five years as of December 31, 2014. Using this methodology produced a sustainable projected net income of $0.03 per share.

        Commerce Street also performed a discounted cash flow ("DCF") analysis using the excess equity method as part of its income approach valuation. Under the excess equity method, the sum of the present value of excess capital (dividends) and the present value of the terminal value equal the fair value of IBT's common stock. In conducting its DCF analysis, Commerce Street first analyzed IBT's growth rate of total assets and performance over the past six years. Additionally, Commerce Street studied the growth rate and performance of selected institutions in IBT's primary market area over the past five years. For this analysis Commerce Street estimated that IBT's growth rate will begin to trend toward 3%. Commerce Street forecasted ROAAs of 1.02% for 2014, ramping down to 0.72% in 2019, and asset growth rates ranging from 7.00% to 3.00% stabilizing at 3.0% into perpetuity. In addition, Commerce Street calculated a terminal value for IBT by converting the forecasted net income of IBT in year 2021 into perpetuity. Based on this analysis, Commerce Street calculated a net present value based on excess equity method of $9.19 million using a discount rate of 12.46% (established by the Capital Asset Pricing Model). The aggregate present value of $9.19 million equates to $5.13 per share.

        Commerce Street could have used and relied on other available valuation methods, such as the Net Asset Value Method. However, as discussed below, Commerce Street considered this not relevant or unreliable for purposes of its opinion.

        Net Asset Value Method.    Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of valuation.

        Valuation Summary.    In determining the value of the proposed transaction in terms of fairness, from a financial point of view, to the IBT's shareholders Commerce Street gave consideration only to the implied valuations from comparable transactions for both U.S. and regional financial institution acquisitions. Commerce Street applied the median pricing multiples for Price to Book, Price to Tangible Book and Price to LTM Earnings from the comparable transactions as described above to IBT to estimate a fair market value of $18.3 million ($10.23 per share). Given that the transaction consideration is for a controlling interest in IBT a discount for lack of control is not applicable in this analysis.

Veritex

        Analysis of Selected Bank Merger Transactions.    Commerce Street compared Veritex to those banking organizations acquired in merger and acquisition transactions in the U.S. between December 31, 2013 and March 3, 2015 with target assets in the U.S. between $500 million and $1.5 billion, nonperforming assets to total assets less than 3.00%, tangible equity to tangible assets between 8.00% and 12.00%, and LTM ROAA between 0.0% and 1.5%. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
Bank of the Ozarks, Inc.	AR	Summit Bancorp, Inc.	AR
Bridge Bancorp, Inc.	NY	Community National Bank	NY
Bryn Mawr Bank Corporation	PA	Continental Bank Holdings, Inc.	PA
Center Bancorp, Inc.	NJ	ConnectOne Bancorp, Inc.	NJ
Columbia Banking System, Inc.	WA	Intermountain Community Bancorp	ID
CU Bancorp	CA	1st Enterprise Bank	CA
Eagle Bancorp, Inc.	MD	Virginia Heritage Bank	VA
Eastern Bank Corporation	MA	Centrix Bank & Trust	NH
First Interstate BancSystem, Inc.	MT	Mountain West Financial Corp.	MT
IBERIABANK Corporation	LA	Florida Bank Group, Inc.	FL
IBERIABANK Corporation	LA	Georgia Commerce Bancshares, Inc.	GA
IBERIABANK Corporation	LA	Old Florida Bancshares, Inc.	FL
IBERIABANK Corporation	LA	Teche Holding Company	LA
National Penn Bancshares, Inc.	PA	TF Financial Corporation	PA
Old National Bancorp	IN	United Bancorp, Inc.	MI
Peoples Bancorp Inc.	OH	NB&T Financial Group, Inc.	OH
Seacoast Banking Corporation of Florida	FL	BANKshares, Inc.	FL
Simmons First National Corporation	AR	Liberty Bancshares, Inc.	MO
State Bank Financial Corporation	GA	Georgia-Carolina Bancshares, Inc.	GA
Stupp Bros., Inc.	MO	Southern Bancshares Corp.	MO
TriCo Bancshares	CA	North Valley Bancorp	CA
UMB Financial Corporation	MO	Marquette Financial Companies	MN

        Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to Veritex's financial information as of December 31, 2014 to derive an imputed range of values of Veritex's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2014 Stated Book Value	1.78x	$19.75
Transaction Value to December 31, 2014 Tangible Book Value	1.73x	$15.53
Transaction Value to December 31, 2014 LTM Earnings	19.71x	$10.83
Transaction Value to December 31, 2014 Assets	16.65%	$14.10
Transaction Value to December 31, 2014 Deposits	20.80%	$14.63
Tangible Premium on December 31, 2014 Core Deposits	10.80%	$16.18

        In addition to the comparable transactions described above, Commerce Street analyzed a second group of comparable transactions. Commerce Street compared Veritex to those banking organizations acquired in merger and acquisition transactions in the southwestern region of the U.S. between December 31, 2013 and March 3, 2015 with target assets between $250 million and $3 billion, nonperforming assets to total assets less than or equal to 3.00%, tangible equity to tangible assets between 8.0% and 12.0% and LTM ROAA between 0.0% and 1.5%. Below represents the selected bank merger transactions:

Buyer	State	Seller	State
CBFH, Inc.	TX	MC Bancshares, Inc.	TX
Durant Bancorp, Inc.	OK	Consolidated Equity Corporation	OK
Glacier Bancorp, Inc.	MT	FNBR Holding Corporation	CO
Green Bancorp, Inc.	TX	SP Bancorp, Inc.	TX
IBERIABANK Corporation	LA	First Private Holdings, Inc.	TX
Olney Bancshares of Texas, Inc.	TX	HBank Texas	TX
Platte Valley Financial Service Companies, Inc.	NE	Mountain Valley Bancshares, Inc.	CO

        Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The median multiples were then applied to Veritex's financial information as of December 31, 2014 to derive an imputed range of values of Veritex's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Transaction Median Multiple	Implied Value Per Share
Transaction Value to December 31, 2014 Stated Book Value	1.83x	$20.31
Transaction Value to December 31, 2014 Tangible Book Value	1.81x	$16.20
Transaction Value to December 31, 2014 LTM Earnings	26.80x	$14.73
Transaction Value to December 31, 2014 Assets	17.52%	$14.84
Transaction Value to December 31, 2014 Deposits	19.24%	$13.53
Tangible Premium on December 31, 2014 Core Deposits	10.27%	$15.83

        No company or transaction used as a comparison in the above analysis is identical to Veritex, IBT or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Veritex and the companies included in the comparable transactions.

        Analysis of Publicly Traded Banking Companies.    In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the southwestern region of the U.S. The comparison group for Veritex had total assets between $500 million and $3 billion, nonperforming assets to total assets less than 1.50%, tangible equity to tangible assets between 8.00% and 12.00% and LTM ROAA between 0.5% and 1.25%. Below represents the selected comparable companies:

Company	Ticker
Citizens National Bancshares of Bossier, Inc.	CNBL
Green Bancorp, Inc.	GNBC
Guaranty Bancorp	GNBK
Jeff Davis Bancshares, Inc.	JDVB
MidSouth Bancorp, Inc.	MSL
North Dallas Bank & Trust Co.	NODB

        Commerce Street reviewed the publicly traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable companies. The median multiples were then applied to Veritex's financial information as of December 31, 2014 to derive an imputed range of values of Veritex's common stock. The following table sets forth the median multiples as well as the imputed per share values based upon those median multiples:

	Comparable Companies Median Multiple	Implied Value Per Share
Market Value to December 31, 2014 Stated Book Value	1.20x	$13.35
Market Value to December 31, 2014 Tangible Book Value	1.31x	$11.78
Market Value to December 31, 2014 LTM Earnings	15.42x	$8.48
Market Value to December 31, 2014 Assets	13.10%	$11.10
Market Value to December 31, 2014 Deposits	15.18%	$10.68
Tangible Premium on December 31, 2014 Core Deposits	3.06%	$11.01

        Commerce Street's market value analysis, however, reflects the fact that:

  •
  no company or transaction used in the comparison is identical to Veritex,

  •
  the stocks of publicly-held banking organizations in the U.S. may be more liquid than Veritex's common stock,

  •
  certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from Veritex's comparable nonfinancial characteristics, and

  •
  the average financial performance of publicly-held U.S. banking organizations varies, sometimes significantly from Veritex's performance.

        Investment Value Method.    Banks and their holding companies are generally analyzed and purchased on a "normalized earnings" basis. In other words, careful consideration should be given to Veritex's abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernible pattern in earnings. After considering past earnings, Veritex's current year earnings, future growth expectations and certain risks involved with the sustainability of these earnings. Commerce Street used the simple average method, on the last five years. Commerce Street chose the simple average method given no discernible pattern in earnings over the past five years as of December 31, 2014. Using this methodology produced a sustainable projected net income of $0.12 per share.

        Commerce Street also performed a DCF analysis using the excess equity method as part of its income approach valuation. Under the excess equity method, the sum of the present value of excess capital (dividends) and the present value of the terminal value equal the fair value of Veritex's common stock. In conducting its DCF analysis, Commerce Street first analyzed Veritex's growth rate of total assets and performance over the past five years as well as analyst's estimations for 2015 and 2016. Additionally, Commerce Street studied the performance of selected institutions in Veritex's market over a ten year period. For this analysis Commerce Street estimated that Veritex's growth rate merge toward 3.00%. Commerce Street forecasted ROAAs ramping up from 0.62% in 2014 to 1.11% in 2021. In addition, Commerce Street calculated a terminal value for Veritex by converting the forecasted net income of Veritex in year 2022 into perpetuity. Based on this analysis, Commerce Street calculated a net present value based on excess equity method of $133.0 million using a discount rate of 11.46% (established by the Capital Asset Pricing Model). The aggregate present value of $133.0 million equates to $14.04 per share.

        Publicly Traded Value of NASDAQ: VBTX.    Although Veritex's stock is publicly traded on the NASDAQ Global Market, the shares are thinly traded and therefore the closing price couldn't be relied on alone for a fair market valuation, however it is an important data point and was considered for this analysis. As of March 4, 2015, Veritex's stock closed at $14.35 per share. It's important to note that the 10-day, 20-day and 30-day volume weighted average closing prices only differed from $14.35 by (0.9%), (1.1%) and (3.9%).

        Commerce Street could have used and relied on other available valuation methods, such as the Net Asset Value Method. However, as discussed below, Commerce Street considered this not relevant or unreliable for purposes of its opinion.

        Net Asset Value Method.    Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the Net Asset Value Method of valuation.

        Valuation Summary.    It is important to note that discounts for lack of control and discounts for lack of marketability are different and that it is an industry standard in the valuation of common stock to take a discount for both, when applicable. Accordingly, in the sale of a control block of shares, a "premium for control" is paid and should be evaluated in comparison with the market price at which "control" of similar banking organizations is sold. In their Control Premium Study (Los Angeles: Houlihan, Lokey Howard & Zukin, 1995), Houlihan Lokey Howard & Zukin define a control premium as "the additional consideration that an investor would pay over a minority equity value in order to own a controlling interest in the common stock of a company." Our experience shows that control premiums for transactions of this type range from 15% to 45% or more depending on the particular institutions involved and the specifics of the situation. Owning a control position in a closely held company has certain advantages, including the ability to set policy and influence the operations of the business, the ability to appoint management, the ability to set compensation and the ability to sell the organization. Consequently, the value of a non-control position in a closely held company is worth much less than a control position in that same company. After consideration of valuation multiples and certain other factors, many times the minority discount is the defining factor in the consummation of a transaction involving a non-control position in a privately-held or thinly-traded common stock.

        Commerce Street chose to base its fairness opinion on the transactions included in both the U.S. and the regional comparable transactions, as well as the March 4, 2015 closing price of VBTX on the NASDAQ Global Market. Specifically, Commerce Street applied the median pricing multiples for Price to Book, Price to Tangible Book and Price to LTM Earnings from the U.S. and regional comparable transactions analysis. The comparable transactions method represents the sale of an illiquid, control basis. The value of Veritex's common stock represents a minority (non-control), partially liquid interest in Veritex; as such we applied a 15% discount for lack of control and a 7.5% premium for partial liquidity and arrived at a non-control, partially liquid value of 1,185,185 shares of Veritex's common stock of $17,526,744 or $14.79 per share. Adding to this the cash consideration of $4,000,003, yields a total value of the consideration to be $21,526,747.

        Summary of Analysis.    We carefully considered all of the previously mentioned methods of analysis. Commerce Street has determined that, based upon the above foregoing and upon consideration of all relevant factors, that the fair market value of IBT's common stock as of the Valuation Date is $18.3 million or $10.23 per share and the fair market value of Veritex's total stock and cash consideration as of the Valuation Date is $21.5 million. Since the estimated fair market value of the consideration IBT's shareholder are contributing of $18.3 million is less than what they are receiving of $21.5 million, Commerce Street is of the opinion that the proposed transaction is fair, from a financial point of view to the shareholders of IBT.

        Each shareholder is encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of IBT Stock Certificates

        If you are a stockholder of IBT, as soon as practicable after the effective time of the merger, Veritex's transfer and exchange agent, Continental Stock Transfer & Trust ("Continental"), will mail a letter of transmittal and instructions to you for use in surrendering your IBT stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Continental will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Veritex common stock and cash to which you are entitled under the reorganization agreement.

        You should not send in your certificates until you receive the letter of transmittal and instructions.

        At the effective time of the merger, and until surrendered as described above, each outstanding IBT stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any IBT stock certificate that has been lost, stolen or destroyed, Veritex will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as Veritex or Continental may require (not to exceed the amount of merger consideration relating to the shares represented by the missing certificate), and evidence reasonably satisfactory to Veritex of ownership of the shares in question. After the effective time of the merger, IBT's transfer books will be closed and no transfer of the shares of IBT stock outstanding immediately prior to the effective time will be made on Veritex's stock transfer books.

        To the extent permitted by law, you will be entitled to vote, after the effective time of the merger at any meeting of Veritex's shareholders, the number of whole shares of Veritex common stock into which your shares of IBT are converted, regardless of whether you have exchanged your IBT stock certificates for Veritex stock certificates. Whenever Veritex declares a dividend or other distribution on the Veritex common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Veritex common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Veritex common stock will be delivered to you until you surrender your IBT stock certificates for exchange as described above. Upon surrender of your IBT stock certificates, the certificate representing the Veritex common stock into which your shares of IBT common stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Veritex common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

        The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas. If the shareholders of IBT approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties' obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the beginning of the third quarter of 2015, although delays could occur.

        We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied or waived.

Conduct of Business Pending Effective Time

        From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, IBT has agreed to, and has agreed to cause Independent Bank to:

  •
  timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;

  •
  maintain its corporate existence in good standing;

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  maintain the general character of its business and conduct its business in its ordinary and usual manner;

  •
  extend credit only in accordance with existing lending policies and practices;

  •
  use commercially reasonable efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents;(iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

  •
  use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, properties and business;

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  maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

  •
  comply in all material respects with all laws and permits applicable to its properties and operations, the non-compliance with which would reasonably be expected to cause a material adverse change to IBT or Independent Bank;

  •
  withhold from each payment made to each of its employees the amount of all taxes required to be withheld therefrom and pay the same to the appropriate governmental authority;

  •
  continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

  •
  account for all transactions in accordance with GAAP (or, if required, RAP) without limitation paying or accruing for by the closing date all liabilities, obligations, costs, and expenses owed or incurred by IBT or Independent Bank on or before the closing date;

  •
  perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith dispute;

  •
  maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

  •
  timely file all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings.

        From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Veritex otherwise consents in writing, which consent will not be unreasonably withheld, IBT has agreed not to, and has agreed not to permit Independent Bank or any other subsidiary to:

  •
  intentionally take any action that would reasonably be expected to cause a material adverse change under the reorganization agreement to IBT or Independent Bank;

  •
  take or fail to take any action that could reasonably be expected to cause the representations and warranties under the reorganization agreement to be inaccurate in any material respect at the time of the closing or to preclude IBT or Independent Bank from making such representations and warranties;

  •
  declare, set aside or pay or obligate it to pay any dividend or other distribution, except that Independent Bank may pay dividends to IBT;

  •
  enter into, alter, amend, renew or extend any contract or commitment which would result in an obligation of IBT or Independent Bank to make payments in excess of $10,000, except for loans or extensions of credit in the ordinary course of business;

  •
  mortgage, pledge or subject to lien any of its properties, business or assets, tangible or intangible, except certain obligations specified in the reorganization agreement;

  •
  cause or allow the loss of insurance coverage, unless replaced by coverage that is substantially similar to that in effect as of March 9, 2015;

  •
  incur any indebtedness, obligation or liability other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the merger;

  •
  discharge or satisfy any lien or pay any obligation or liability due or to become due except in the ordinary course of business and consistent with past practices in an aggregate amount greater than $50,000;

  •
  issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof, except to the extent that the commitment to do so was outstanding as of March 9, 2015;

  •
  amend or otherwise change its articles of incorporation/association, charter or bylaws;

  •
  sell, transfer, lease or dispose of material amounts of its assets or engage in similar transactions unless conducted in the ordinary course of business and consistent with past practices or sell, transfer, or dispose of loans that are guaranteed by the Small Business Administration other than in the ordinary course of business and consistent with past practices;

  •
  enter into or give any promise, assurance, guarantee of the payment, discharge or fulfillment of any undertaking or promise of a third person, except in the ordinary course of business;

  •
  sell or knowingly dispose of, or otherwise divest the ownership, possession, custody or control of any corporate books or records that are normally retained for a period of time in accordance with sound business practice;

  •
  make material changes in the rate of employee compensation, commissions, bonuses or similar remuneration, or agree to pay any form of other compensation, or adopt, amend or terminate any incentive, welfare or employee benefit plan or agreement;

  •
  enter into any employment or consulting contract or other agreement with any director, officer or employee;

  •
  engage in any transaction with an affiliate except in the ordinary course of business;

  •
  acquire any capital or other equity securities, except in certain circumstances and except for the stock of the Federal Reserve Bank of Dallas and the FHLB of Dallas;

  •
  terminate, cancel or surrender any contract, lease or other agreement or suffer or permit damage which may reasonably be expected to result in a material adverse change to IBT or Independent Bank;

  •
  dispose of, enter into any settlement regarding the infringement of, transfer, grant right under, knowingly breach or materially modify any rights under any United States or foreign license or proprietary right;

  •
  make capital expenditures, capital additions or betterments except in the ordinary course of business and consistent with past practices;

  •
  hire or employ any new officer, or hire or employ any new non-officer other than to replace non-officer employees;

  •
  make any change in financial accounting methods, principles or material practices except as required by GAAP or RAP;

  •
  pay a rate on deposits at Independent Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

  •
  renew, extend the maturity of, or alter the material terms of any loan, including any loan classified as "OAEM," "substandard" or "doubtful" under the reorganization agreement, except in compliance with Independent Bank's existing procedures and consistent with past practices;

  •
  sell investment securities (provided that, payment at maturity or prepayment is not deemed a sale) or purchase investment securities other than U.S. Treasuries with a maturity of two years or less;

  •
  institute, settle or agree to settle, any litigation, action or proceeding before any governmental authority other than routine collection suits to collect amounts owed or suits in which the amount in controversy is less than $10,000;

  •
  make or incur transaction expenses in excess of budgeted amounts under the reorganization agreement;

  •
  redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;

  •
  make, change or revoke any material tax election, change any material method of tax accounting, enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes, or file any material amended tax return;

  •
  take or agree to take any action that would prevent the merger from constituting a reorganization within the meaning of § 368(a) of the Code; or

  •
  agree or commit to do any of the foregoing.

        For a complete description of such restrictions on the conduct of the business of IBT, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

        IBT agreed that it, Independent Bank, and any of their respective directors, officers, employees, financial advisors or agents will not directly or indirectly take any action to:

  •
  solicit, knowingly encourage, initiate or participate in any negotiations or discussions with, or provide any information to, or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

  •
  disclose to a third party any information concerning the business, properties, books or records of IBT or Independent Bank in connection with an acquisition proposal other than as compelled by law;

  •
  cooperate with any third party to make an acquisition proposal, other than the sale by Independent Bank of assets in the ordinary course of business and consistent with past practices; or

  •
  propose or agree to do any of the foregoing.

        If IBT or any of its representatives receives an unsolicited bona fide acquisition proposal before closing that IBT's board of directors has:

  •
  determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

  •
  determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would be reasonably expected to be a violation of its fiduciary duties to IBT shareholders; and

  •
  obtained from such person or entity an executed confidentiality agreement,

then IBT or its representatives may furnish information to and enter into discussions and negotiations with such other party.

        IBT agreed to notify Veritex promptly, and in writing within two business days, after receipt of any unsolicited acquisition proposals or inquiries regarding any acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

        The respective obligations of Veritex and IBT under the reorganization agreement to complete the merger are subject to the satisfaction of the following conditions by Veritex or IBT:

  •
  receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of Independent Bank with and into Veritex Bank, in a manner that does not impose any restrictions on the operations of Veritex or the continuing entity which are materially adverse in the reasonable judgement of Veritex;

  •
  approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of IBT common stock;

  •
  receipt by each party of an opinion of such party's counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

  •
  the registration statement of which this proxy statement/prospectus forms a part having become effective and no stop order suspending its effectiveness being in effect and no proceedings for that purpose being initiated, continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Veritex common stock to be issued having been received;

  •
  the shares of Veritex common stock to be issued to IBT shareholders being authorized for listing on the NASDAQ Global Market;

  •
  the other party's representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement, being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an authorized representative of the other party to that effect;

  •
  the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger and receipt of a certificate executed by an authorized representative of the other party to that effect;

  •
  receipt of all documents required to be delivered by the other party; and

  •
  the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party.

        In addition to the conditions listed above, IBT's obligation to complete the merger is subject to the delivery of the merger consideration by Veritex.

        In addition to the conditions listed above, Veritex's obligation to complete the merger is subject to the satisfaction of the following conditions by IBT:

  •
  the release entered into by each director and executive officer of IBT and Independent Bank remaining in full force and effect as of the closing date;

  •
  the director support agreements entered into by each director of IBT and Independent Bank remaining in full force and effect as of the closing date;

  •
  termination of certain employment, consulting, severance and change in control agreements by IBT or Independent Bank and execution of a termination and release agreement by each such employee or consultant;

  •
  the voting agreements entered into by certain shareholders of IBT remaining in full force and effect as of the closing date;

  •
  holders of no more than five percent (5%) of the outstanding IBT common stock having demanded or being entitled to receive payment of the fair value of their shares as dissenting shareholders;

  •
  all consents, approvals, waivers and other assurances from all non-governmental third parties identified in the reorganization agreement having been obtained, and IBT having received evidence thereof in form and substance satisfactory to it;

  •
  all IBT employee benefit plans or contractual arrangements with certain professional employer organizations having been terminated under the terms of the reorganization agreement;

  •
  all directors of IBT and Independent bank having delivered resignations;

  •
  the convertible debt having been converted in its entirety into 585,833 shares of IBT common stock in accordance with its terms, all interest due and payable having been paid, and the convertible debt having been settled in full and IBT and Independent Bank having no liability with respect thereto;

  •
  all of the outstanding options to purchase shares of IBT common stock shall have been exercised and IBT shall have issued up to a maximum of 47,500 shares of IBT common stock;

  •
  IBT and Independent Bank having terminated any tax sharing agreement, tax allocation agreement or similar arrangement to indemnify any other person with respect to taxes; and

  •
  the tangible consolidated stockholders' equity of IBT and its subsidiaries as set forth in the final closing statement delivered to Veritex by IBT shall not be less than $11,000,000.

        Any condition to the completion of the merger, except the required stockholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

        In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

  •
  each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

  •
  each party agreed to give the other party reasonable access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

  •
  each party agreed to hold in confidence documents and information concerning the other in accordance with the terms of the letter of intent dated January 30, 2015, between Veritex and IBT, and the terms of the letter agreement, dated November 26, 2014, between Veritex and Commerce Street, acting on behalf of IBT;

  •
  each party agreed that it would hold information concerning or relevant to the other party and its business, and the merger, in strict confidence and it will not disclose any information other than to their respective representatives who require such information in connection for the purpose of evaluating the merger and obtaining banking regulatory approvals related to the transaction;

  •
  each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

  •
  IBT agreed, to the extent permitted by law, to provide Veritex all information concerning IBT required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the transactions contemplated by the reorganization agreement;

  •
  IBT agreed to deliver or make available to Veritex all unaudited quarterly financial statements and all call reports filed by Independent Bank;

  •
  IBT agreed to execute and deliver such instruments and take such actions as Veritex reasonably requests to cause the amendment or termination of any of IBT's employee benefit plans and Veritex agreed that the employees of IBT and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Veritex and Veritex Bank, such employees will be entitled to credit for prior service with IBT, and Veritex will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Veritex's plans and applicable law and subject to the provisions set forth in the reorganization agreement;

  •
  IBT agreed to make such accounting entries consistent with GAAP as Veritex may reasonably request in order to conform the accounting records of IBT to the accounting policies and practices of Veritex, but such adjustments will not affect the calculation of IBT's tangible book value;

  •
  IBT agreed to use its commercially reasonable best efforts to maintain its allowance for loan losses at a level equal to at least $835,000 plus an amount equal to $30,000 per month beginning on the first day of each month following March 9, 2015, the date of the reorganization agreement, subject to certain decreases;

  •
  IBT agreed to use its commercially reasonable best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

  •
  IBT agreed to use its commercially reasonable best efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule to the reorganization agreement;

  •
  IBT agreed to cause Independent Bank to cooperate with Veritex and Veritex Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of Independent Bank with Veritex Bank, with Veritex Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

  •
  Veritex agreed to file all notices and applications for all regulatory approvals required to be obtained by Veritex or Veritex Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide IBT copies of such filings for which confidential treatment has not been requested;

  •
  Veritex agreed to file all documents required to be filed to have the shares of the Veritex common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Market and use its commercially reasonable best efforts to effect said listing;

  •
  Veritex agreed to prepare and file a registration statement with the SEC with respect to the shares of Veritex common stock to be issued pursuant to the reorganization agreement, and use its commercially reasonable best efforts to cause the registration statement to become effective; and

  •
  Veritex agreed to indemnify the directors and officers of IBT or Independent Bank as of the effective time and for three years thereafter, against all liabilities arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, to the fullest extent that the indemnified party would be entitled under the certificate of incorporation or bylaws of IBT or the similar constituent documents of Independent Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties of IBT and Veritex

        In the reorganization agreement, IBT has made representations and warranties to Veritex, and Veritex has made representations and warranties to IBT. The more significant of these relate to (among other things):

  •
  corporate organization and existence;

  •
  authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

  •
  the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

  •
  capitalization;

  •
  the accuracy of their financial statements and reports;

  •
  pending or threatened litigation and other proceedings;

  •
  actions taken by regulatory authorities and its ability to receive requisite regulatory approval;

  •
  compliance with the Community Reinvestment Act; and

  •
  compliance with applicable laws and regulatory filings.

        IBT also has made additional representations and warranties to Veritex with respect to (among other things):

  •
  its undisclosed liabilities;

  •
  title to certain tangible assets;

  •
  the absence of certain changes and events;

  •
  its real property and leases;

  •
  compliance with tax laws, payment of taxes and filing of tax returns;

  •
  its personal property;

  •
  its fidelity bonds and insurance coverage;

  •
  its intellectual property rights;

  •
  the existence of certain contracts and commitments;

  •
  its loan portfolio and reserve for loan losses;

  •
  the existence of certain loan agreements and related matters;

  •
  employment relations;

  •
  its compliance with environmental laws;

  •
  its absence of certain business practices;

  •
  its books and records;

  •
  its forms of instruments;

  •
  its fiduciary responsibilities;

  •
  its guaranties;

  •
  compensation and benefit plans;

  •
  its deferred compensation and salary continuation arrangements;

  •
  its data processing agreements;

  •
  dissenting shareholders;

  •
  anti-takeover laws;

  •
  its convertible debt;

  •
  its receipt of a fairness opinion;

  •
  its brokers', finders' and financial advisors' fees;

  •
  its accounting controls; and

  •
  its deposit accounts.

        Veritex has also made additional representations and warranties to IBT with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of IBT in the Merger

        In considering the recommendation of the board of directors of IBT to vote for the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, you should be aware that certain directors and officers of IBT have interests in the merger that are in addition to, or different from, their interests as shareholders of IBT. IBT's board of directors was aware of these interests and considered them in approving the reorganization agreement. These interests include:

  •
  Employment Agreement with Veritex Bank.  Veritex, Veritex Bank and Brad Durham entered into an employment agreement to be effective upon completion of the merger that includes certain non-competition and non-solicitation obligations to Veritex Bank and pursuant to which Mr. Durham is entitled to receive a base salary, annual bonus, 5,000 restricted stock units of Veritex and Veritex Bank will assume Independent Bank's obligations under an existing split dollar life insurance agreement between Independent Bank and Mr. Durham.

  •
  Indemnification.  The directors and officers of IBT and Independent Bank will receive indemnification from Veritex for a period of three years after completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of IBT and Independent Bank and continued director and officer liability coverage for a period of three years after completion of the merger. Pursuant to the terms of the reorganization agreement, IBT and Independent Bank shall purchase extended reporting period for three years under IBT's existing directors and officers liability insurance policy. To the extent any amounts paid by IBT and/or Independent Bank to purchase continued director and officer liability coverage exceeds the amount budgeted for such transaction expense pursuant to the reorganization agreement, the tangible book value of IBT will be reduced by such excess amount for the purpose of calculating and adjustments to the cash portion of the merger consideration payable to shareholders of IBT.

  •
  Acceleration and Exercise of Outstanding IBT Options.  Pursuant to the terms of the reorganization agreement and the option holder agreements entered into in connection with the reorganization agreement, approval of the merger by IBT shareholders will accelerate the vesting of all outstanding and unvested options to acquire shares of IBT common stock. Additionally, following such shareholder approval, the board of directors of IBT shall set a date at least one business day prior to the effective time of the merger upon which each option to acquire IBT common stock will be automatically exercised, without any action on the part of the holder, on a net settlement basis. Upon shareholder approval of the reorganization agreement, 5,000 options held by Mark B. Alegnani, 70,000 options held by Brad Durham, 5,000 options held by J. Stanley Fredrick, 5,000 options held by John S. Fredrick Sr., 5,000 options held by Larry A. Jobe, 5,000 options held by Ahmad Khoshnoudi, 5,000 options held by C.R. McDonnell, 5,000 options held by Michael Jamal Mezanazi, 5,000 options held by Ellen Sagarwala, 5,000 options held by Heather Taylor, 5,000 options held by Lori Tucker and 10,000 options held by David Wood will vest and be exercised on a net settlement basis and the shares of IBT common stock issued therefor will be exchanged in the merger.

  •
  Conversion of the Convertible Debt.  Pursuant to the terms of the convertible debt and the terms of the reorganization agreement, the convertible debt will automatically be converted into 585,833 shares of IBT common stock immediately prior to the effective time of the merger based on a ratio of one share of IBT common stock for each $6.00 in principal amount of the convertible debt. As a result, it is expected that Mark B. Alegnani, J. Stanley Frederick, John S, Frederick Sr., Larry A. Jobe, Ahmad Khoshnoudi, C.R. McDonnell and Michael Jamal Mezanazi will receive an aggregate of 331,666 shares of IBT common stock upon conversion of the convertible debt which will be exchanged in the merger. Additionally, immediately prior to the effective time of the merger, all interest due and payable on the convertible debt will have been paid by IBT and the convertible debt will be deemed to have been settled in full.

Amendment or Waiver of the Reorganization Agreement

        No amendment or extension of the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on single occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

        Veritex and IBT can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Veritex or IBT may decide, without the consent of the other, to terminate the reorganization agreement if:

  •
  any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable, or if Veritex reasonably determines in good faith and after consulting with counsel that there is substantial likelihood that necessary regulatory approval will not be obtained or will be obtained under a condition or conditions that make it inadvisable to proceed;

  •
  any of the transactions contemplated by the reorganization agreement are disapproved by the appropriate regulatory authorities;

  •
  the conditions precedent to a party's obligations have not been satisfied by September 5, 2015 (unless one or more of the regulatory approvals has not been received on or before

    September 5, 2015, in which case this deadline may be extended to October 5, 2015 by providing written notice to the other party), provided the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the reorganization agreement;

  •
  the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party; or

  •
  IBT shareholders fail to approve the reorganization agreement.

        IBT may also terminate the reorganization agreement without the consent of Veritex if there has been a material adverse change, as defined in the reorganization agreement, to Veritex. In addition, IBT may terminate the reorganization agreement, without the consent of Veritex, if the board of directors of IBT receives an unsolicited, bona fide acquisition proposal (as defined in the reorganization agreement) and, under certain circumstances, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but IBT must notify Veritex of the superior proposal within two business days of the receipt of such proposal or any request for nonpublic information relating to IBT and similar requests and IBT must communicate the material terms of such proposal to Veritex.

        In addition, Veritex may terminate the reorganization agreement, without the consent of IBT, if:

  •
  Veritex reasonably determines, in good faith and after consulting with counsel, there is a substantial likelihood that any required regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by the reorganization agreement;

  •
  if there shall have been a material adverse change to IBT or Independent Bank;

  •
  IBT has materially breached its non-solicitation obligations contained in the reorganization agreement in a manner adverse to Veritex;

  •
  IBT's board of directors has effected a change in recommendation regarding approval of the merger by the shareholders of IBT or recommended to the shareholders of IBT acceptance or approval of another acquisition proposal (as defined in the reorganization agreement);

  •
  IBT's board of directors has reccomended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than fifteen (15%) of the outstanding shares of IBT;

  •
  IBT has notified Veritex in writing of its intention to accept a superior proposal; or

  •
  in accordance with certain environmental provisions under the reorganization agreement.

Termination Fee

        If the reorganization agreement is terminated by:

  •
  IBT, because IBT's board of directors receives a bona fide, unsolicited alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement;

  •
  Either Veritex or IBT, because the shareholders of IBT shall not have approved the reorganization agreement and the merger by the requisite vote at the meeting of the shareholders and certain other related circumstances sset forth in the reorganization agreement are present; or

  •
  Veritex, because IBT's board of directors has (i) recommended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-affiliated third party for more than fifteen percent of the outstanding shares of IBT common stock, (ii) changed its recommendation that the shareholders of IBT vote in favor of the merger or recomended that the shareholders of IBT accept an alternative acquisition proposal, or (iii) notified Veritex in writing of its intention to accept a superior proposal;

then, unless Veritex is in material breach of any covenant or obligation under the reorganization agreement, IBT will be required to pay Veritex a termination fee of $800,000.

        Except with respect to the termination described immediately above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

        IBT and Veritex will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed. Similarly, each of IBT and Veritex agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Voting Agreements

        As a condition and inducement to Veritex's willingness to enter into the reorganization agreement, all of the directors and certain shareholders of IBT entered into voting agreements with Veritex and IBT, whereby the directors and shareholders agreed to vote their shares of IBT common stock in favor of approval of the reorganization agreement and the transactions contemplated thereby. The directors and shareholders of IBT that entered into voting agreements beneficially own approximately 46.5% of the outstanding shares of IBT common stock.

Non-Competition Agreements

        In connection with the execution of the reorganization agreement, all of the directors of IBT and Independent Bank, except for the director that entered into an employment agreement with Veritex and Veritex Bank, entered into non-competition and non-solicitation agreements restricting such director's ability to engage in activities in competition with Veritex and Veritex Bank following the effective time of the merger. The directors did not receive any separate or additional compensation for entering into the non-competition and non-solicitation agreements.

        Each director of IBT who is party to a non-competition and non-solicitation agreement has agreed that for a period of one year following the effective time of the merger, he will not, without the written consent of Veritex, directly or indirectly:

  •
  solicit banking business of any current customers of Independent Bank;

  •
  acquire more than 2% of, charter, operate or own control of, any financial services company or institution that provides banking services similar to those provided by Independent Bank and that has its main office, a branch office, or other office within 25 miles of the main office, a branch office or other office of IBT and/or Independent Bank;

  •
  serve as an officer, director, employee, agent or consultant to any financial services company or institution that provides banking services similar to those provided by Independent Bank and that has its main office, a branch office, or other office within 25 miles of the main office, a branch office or other office of IBT and/or Independent Bank;

  •
  establish or operate a branch or other office of a financial services company or institution that provides banking services similar to those provided by Independent Bank and that has its main office, a branch office, or other office within 25 miles of the main office, a branch office or other office of IBT and/or Independent Bank; or

  •
  recruit, directly or indirectly, any employees of Veritex Bank, as the successor to Independent Bank, or contact or communicate with any employees of Veritex Bank, as the successor to Independent Bank, for the purpose of inducing employees to terminate their employment with Veritex Bank, provided that the director is not prohibited from hiring any such employee of IBT or Independent Bank if such employee's employment is terminated by Veritex Bank, the employee voluntarily resigns without direct or indirect solicitation by the director, the employee responds to a general advertisement or the employee is referred to the director by a placement agency; or

  •
  disclose or use confidential information of Independent Bank.

NASDAQ Global Market Listing

        Veritex has agreed to file all documents required to be filed to have the shares of Veritex common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Market and to use its commercially reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Market.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of IBT common stock that exchange their shares of IBT common stock for shares of Veritex common stock and cash in the merger. It is the opinion of Bracewell & Giuliani LLP, counsel to Veritex, and Andrews Kurth LLP, special counsel to IBT, that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions are based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in officer's certificates provided by Veritex and IBT. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the validity of such opinions. This discussion, which also constitutes the opinion of Bracewell & Giuliani LLP and Andrews Kurth LLP insofar as it sets forth U.S. federal income tax consequences of the merger to U.S. holders of IBT common stock, is based on the foregoing opinions. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those U.S. holders of IBT common stock that hold their shares of IBT common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder's individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

  •
  a person that is not a U.S. holder;

  •
  a pass-through entity (or an investor in a pass-through entity);

  •
  a financial institution;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects to use the mark-to-market method of accounting;

  •
  a person subject to the alternative minimum tax provisions of the Code;

  •
  a person that holds IBT common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

  •
  an expatriate or a person that has a functional currency other than the U.S. dollar;

  •
  a person that received IBT common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation; or

  •
  a person that received IBT common stock through the conversion of a debt instrument;

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of IBT common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If a partnership (including an entity or an arrangement classified as a partnership for U.S. federal income tax purposes) holds IBT common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships are strongly encouraged to consult their own tax advisors about the tax consequences of the merger to them.

        ALL HOLDERS OF IBT COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

        The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Veritex and IBT of an opinion from Bracewell & Giuliani LLP and an opinion from Andrews Kurth LLP, respectively, each dated as of the closing date of the merger that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Bracewell & Giuliani LLP and Andrews Kurth LLP has delivered an opinion to Veritex and IBT, respectively, to the same effect. Each such opinion is based on certain representations provided by Veritex and IBT and on customary factual assumptions. If any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. In addition, the obligation of each of Bracewell & Giuliani LLP and Andrews Kurth LLP to deliver such opinions is conditioned on the merger's satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if the aggregate value of the Veritex stock constitutes at least 42% of the aggregate value of the aggregate merger consideration at the time the merger becomes effective. These opinions are not binding on the Internal Revenue Service or the courts. Neither Veritex nor IBT intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. The following discussion assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and Veritex and IBT will not waive the closing opinion condition described above in this paragraph.

Exchange for Veritex Common Stock and Cash

        A U.S. holder that exchanges IBT common stock for shares of Veritex common stock and cash pursuant to the reorganization agreement generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Veritex common stock and cash received exceeds such holder's tax basis in its IBT common stock, and (ii) the amount of cash received pursuant to the merger (in each case excluding any cash received instead of a fractional share of Veritex common stock, which shall be treated as discussed below under "—Cash Instead of a Fractional Share"). If a U.S. holder of IBT shares acquired different blocks of IBT shares at different times or different prices, the U.S. holder is strongly encouraged to consult its tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Except to the extent any cash received is treated as a dividend as discussed below under "—Possible Dividend Treatment," any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder's holding period with respect to the IBT shares surrendered exceeds one year.

        The aggregate tax basis of the Veritex common stock received in the merger (including a fractional share of Veritex common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate tax basis of the IBT common stock for which it is exchanged, decreased by the amount of cash received in the merger (excluding any cash received instead of a fractional share of Veritex common stock), and increased by the amount of gain recognized on the exchange, excluding any gain recognized with respect to a fractional share of Veritex common stock for which cash is received, as discussed below. The holding period of Veritex common stock received in exchange for shares of IBT common stock (including fractional share of Veritex common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the IBT common stock for which it is exchanged.

Cash Instead of a Fractional Share

        A U.S. holder that receives cash in lieu of a fractional share of Veritex common stock generally will be treated as having received a fractional share of Veritex common stock pursuant to the merger and then as having exchanged the fractional share of Veritex common stock for cash in a redemption by Veritex. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder's aggregate tax basis (calculated in the manner as set forth above under "—Exchange for Veritex Common Stock and Cash") allocable to the fractional share of Veritex common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder's holding period with respect to the fractional share (including the holding period of the IBT common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Possible Dividend Treatment

        There are certain circumstances in which all or part of the gain recognized by a U.S. holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. In general, the determination of whether the gain recognized in the exchange will be treated as a capital gain or has the effect of a distribution of a dividend depends on upon whether, and to what extent, the exchange reduces a U.S. holder's deemed percentage share ownership interest in Veritex. Because the possibility of dividend treatment depends upon each U.S. holder's particular circumstances, including the application of constructive ownership rules, U.S. holders of IBT common stock are strongly encouraged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Exercise of Dissenters' Rights

        Upon the proper exercise of dissenters' rights, the exchange of IBT shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in the IBT shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder's holding period for the IBT shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. The tax consequences depend upon each U.S. holder's particular circumstances. Each U.S. holder of IBT common stock who contemplates exercising statutory appraisal rights is strongly encouraged to consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income

Medicare Net Investment Income Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A U.S. holder's net investment income generally includes net gain recognized with respect to a disposition of shares of IBT common stock pursuant to the merger. A U.S. holder that is an individual, estate or trust is strongly encouraged to consult its tax advisors regarding the applicability of the Medicare tax with respect to the disposition of shares of IBT common stock pursuant to the merger.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding (currently at a rate of 28%) may be imposed on cash payments to a U.S. holder under certain circumstances. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder either (i) furnishes a correct taxpayer identification number, certifying that such U.S. holder is not subject to backup withholding on an IRS Form W-9 (or a substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules, or (ii) provides proof that such U.S. holder is otherwise exempt from backup withholding.

        Any amount withheld from payments to a U.S. holder under the backup withholding rules is not an additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        The preceding discussion is intended as a summary of the material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

        The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, IBT's assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for IBT and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, "Business Combinations," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Veritex in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Veritex issued after the merger will reflect the results attributable to the acquired operations of IBT beginning on the date of completion of the merger.

Restrictions on Resales of Veritex Common Stock Received in the Merger

        The shares of Veritex common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Veritex common stock issued to any IBT stockholder who may be deemed to be an "affiliate" of Veritex after completion of the merger. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with Veritex at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Veritex. Former IBT shareholders who are not affiliates of Veritex after the completion of the merger may sell their shares of Veritex common stock received in the merger at any time. Former IBT shareholders who become affiliates of Veritex after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Veritex. This proxy statement/prospectus does not cover resales of Veritex common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

        The merger of IBT with and into Veritex requires approval of the Federal Reserve. The merger of Independent Bank with and into Veritex Bank requires the approval of the Federal Reserve and the TDB. On March 23, 2015, Veritex filed an application with the Federal Reserve and Veritex Bank filed applications with the Federal Reserve and the TDB to obtain the requisite regulatory approvals. On April 29, 2015, the Federal Reserve approved the applications filed by Veritex relating to the merger of IBT with and into Veritex and Veritex Bank relating to the the merger of Independent Bank with and into Veritex Bank. The U.S. Department of Justice will have between 15 and 30 days following approval by the Federal Reserve to challenge the approval of the merger on antitrust grounds. While IBT and Veritex do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

        The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

        We cannot assure you as to whether or when the requisite the approval of the TDB will be obtained, and, if obtained, we cannot assure you as to the date of receipt of this approval, the terms thereof or the absence of any litigation challenging it. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

        Veritex and IBT are not aware of any material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters' Rights of IBT Shareholders

        General.    If you hold one or more shares of IBT common stock, you are entitled to dissenters' rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of IBT common stock as of the date immediately prior to the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of Veritex common stock and cash being paid in the merger in exchange for shares of IBT common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, or "the TBOC," a copy of which is attached to this proxy statement/prospectus as Appendix C and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters' rights of the IBT shareholders, references to the "merger" are to the merger of IBT and Veritex.

        How to Exercise and Perfect Your Right to Dissent.    To be eligible to exercise your right to dissent to the merger:

  •
  you must, prior to the special meeting of the IBT shareholders, provide IBT with a written objection to the merger that states that your right to dissent will be exercised if the reorganization agreement are approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

  •
  you must vote your shares of IBT common stock against approval of the reorganization agreement at the special meeting in person or by proxy;

  •
  you must, not later than the 20th day after Veritex (which will be the ultimate the successor to IBT) sends you notice that the merger was completed, deliver to Veritex a written demand for payment of the fair value of the shares of IBT common stock you own that states the number and class of shares of IBT common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

  •
  you must, not later than the 20th day after you make your demand for payment to Veritex as described above, submit your certificates representing IBT common stock to Veritex.

        If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to IBT, addressed to:

IBT Bancshares, Inc.
4300 North Beltline Road
Irving, Texas 75038
Attention: Chairman of the Board and Secretary

        If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of IBT common stock at the special meeting against the approval of the merger and the reorganization agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Veritex on a timely basis the certificates representing the shares of IBT common stock after you have submitted the demand for payment as described above, Veritex will have the option to terminate your right of dissent as to your shares of IBT common stock. In any instance of a termination or loss of a your right of dissent, you will instead receive the merger consideration. If you comply with the first two items above and the merger is completed, Veritex will send you a written notice advising you that the merger has been completed. Veritex Bank must deliver this notice to you within ten days after the merger is completed.

        Your Demand for Payment.    If the merger is completed, you have provided your written objection to the merger to IBT in a timely manner and in proper form and you have voted against the reorganization agreement at the special meeting as described above and you desire to receive the fair value of your shares of IBT common stock in cash, you must, within 20 days of the date on which Veritex sends to you the notice of the effectiveness of the merger, give Veritex a written demand for payment of the fair value of your shares of IBT common stock. The fair value of your shares of IBT common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Veritex must be addressed to:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: President and Secretary

        Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of IBT common stock you own and your estimate of the fair value of your shares of IBT common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Veritex within 20 days of the date on which Veritex sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Veritex within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of IBT common stock. Instead, you will receive shares of Veritex common stock and cash as the merger consideration set forth in the reorganization agreement.

        Delivery of Stock Certificates.    If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Veritex as described above, you must, not later than the 20th day after you make your written demand for payment to Veritex, submit to Veritex your certificate or certificates representing the shares of IBT common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Veritex will note on each such certificate that you have demanded payment of the fair value of the shares of IBT common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Veritex will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of IBT common stock for which you have exercised the right of dissent in a timely fashion, Veritex will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of IBT common stock unless a court, for good cause shown, directs Veritex not to terminate those rights.

        Veritex's Actions Upon Receipt of Your Demand for Payment.    Within 20 days after Veritex receives your written demand for payment and your estimate of the fair value of your shares of IBT common stock submitted as described above, Veritex must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

        If Veritex accepts your estimate, Veritex will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Veritex will make this payment to you only if you have surrendered the share certificates representing your shares of IBT common stock, duly endorsed for transfer, to Veritex.

        If Veritex does not accept your estimate, Veritex will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

        Payment of the Fair Value of Your Shares of IBT Common Stock Upon Agreement of an Estimate.    If you and Veritex have reached an agreement on the fair value of your shares of IBT common stock within 90 days after the effective date of the merger, Veritex must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of IBT common stock, duly endorsed for transfer, to Veritex.

        Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled.    If you and Veritex have not reached an agreement as to the fair market value of your shares of IBT common stock within 90 days after the effective date of the merger, you or Veritex may, within 60 days after the expiration of the 90 day period, commence proceedings in Dallas County, Texas asking the court to determine the fair value of your shares of IBT common stock. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your shares of IBT common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers' report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Veritex objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of IBT common stock. Both you and Veritex may address the court about the report. The court will determine the fair value of your shares and direct Veritex to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

        Rights as a Shareholder.    If you have made a written demand on Veritex for payment of the fair value of your shares of IBT common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Veritex, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of IBT common stock or money damages with respect to the merger.

        Withdrawal of Demand.    If you have made a written demand on Veritex for payment of the fair value of your IBT common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters' rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of IBT common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Veritex common stock that may have been paid to Veritex shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

        Beneficial Owners.    Persons who beneficially own shares of IBT common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter's rights with respect to those shares. Only the persons in whose names shares of IBT common stock are registered on the share transfer records of IBT may exercise the right of dissent and appraisal discussed above.

        U.S. Federal Income Tax Consequences.    See "—Material U.S. Federal Income Tax Consequences of the Merger" on page 81 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

        You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of IBT common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters' rights. You should also remember that if you otherwise vote at the special meeting in favor of the reorganization agreement, you will not be able to assert dissenters' rights.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenter's rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is attached as Appendix C to this proxy statement/prospectus. IBT urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and TBOC provisions carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory appraisal rights.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

        IBT's board of directors wishes to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies with respect to the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal. If IBT shareholders approve the adjournment proposal, IBT could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption and approval of the reorganization agreement and the transactions contemplated thereby. Additionally, IBT's board of directors may seek to adjourn the special meeting if a quorum is not present at the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Vote Required and Recommendation of the Board of IBT

        Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

        Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and the adjournment proposal are "non-discretionary" items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from such customers. Any abstentions, broker non-votes or otherwise failing to vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby will have the same effect as a vote "AGAINST" such proposal. Any abstentions on the proposal to adjourn the special meeting, if necessary or appropriate, will have the same effect as a vote "AGAINST" such proposal, but any broker non-votes or otherwise failing to vote on this proposal will have no effect on the outcome of the adjournment proposal. The board of directors of IBT encourages you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

        IBT's board of directors believes that it is in the best interests of IBT and its shareholders to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in respect of the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal.

        IBT'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

COMPARISON OF RIGHTS OF SHAREHOLDERS
OF IBT AND VERITEX

        The rights of shareholders of IBT under the certificate of formation and bylaws of IBT will differ in some respects from the rights that shareholders of IBT will have as shareholders of Veritex under the certificate of formation and bylaws of Veritex. Copies of Veritex's certificate of formation and bylaws have been previously filed by Veritex with the SEC. Copies of IBT's certificate of formation and bylaws are available upon written request from IBT.

        Certain differences between the provisions contained in the certificate of formation and bylaws of IBT, and the certificate of formation and bylaws of Veritex, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the certificate of formation and bylaws of IBT and the certificate of formation and bylaws of Veritex.

Summary of Material Differences Between Current Rights of
Shareholders of IBT and Rights Those Persons
Will Have as Shareholders of Veritex Following the Merger

	IBT	Veritex
Capitalization:	The certificate of formation of IBT, as amended, authorizes the issuance of up to 3,000,000 shares of common stock, par value $0.01 per share, and up to 1,000,000 shares of preferred stock, par value $0.01 per share.	The amended and restated certificate of formation of Veritex authorize the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.
Corporate Governance:	The rights of IBT shareholders are governed by Texas law, IBT's certificate of formation, as amended, and bylaws, as amended.	The rights of Veritex shareholders are governed by Texas law and the amended and restated certificate of formation and amended and restated bylaws of Veritex.
Convertibility of Stock:	The board of directors of IBT has the authority under the certificate of formation to determine whether the shares of a series of stock areconvertible into another.	Veritex common stock is not convertible into any other securities of Veritex.
Preemptive Rights:	Under Texas law, there are no preemptive rights unless expressly provided in the corporation's certificate of formation.	Under Texas law, there are no preemptive rights unless expressly provided in the corporation's certificate of formation.
	The certificate of formation and bylaws of IBT expressly deny preemptive rights.	Veritex's amended and restated bylaws expressly deny preemptive rights to shareholders following its initial public offering.

	IBT	Veritex
Election of Directors:

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

At any election for directors, every shareholders entitled to vote at such election shall have the right to vote the number of shares he owns for as many persons as there are directors to be elected and for whose election he has a right to vote. The certificate of formation of IBT does not provide for cumulative voting.

Directors of Veritex are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Veritex shareholders are not permitted to cumulate their votes in the election of directors. Each share of Veritex stock has one vote for each nominee for director. The amended and restated certificate of formation of Veritex does not provide for cumulative voting.

Removal of Directors and Board Vacancies:

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

IBT's bylaws provide that any director may be removed any time with or without cause by the affirmative vote of a majority of the shares of the shareholders at such meeting entitled to vote for the election of such director at that meeting and the notice of the meeting shall have included a notice of the intention to remove that director.

Veritex's amended and restated bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of four fifths (4/5) of all the shares of stock outstanding and entitled to vote at an election of directors.

	IBT	Veritex

Any vacancies occurring on the IBT board of directors may be filled by the affirmative vote of the majority of the remaining directors, except that any vacancy of a director resulting from the removal of that director by the shareholders shall only be filled by the shareholders entitled to vote at a meeting called for that purpose. A director elected to fill a vacancy shall be elected to fill the unexpired term of his predecessor.

Any vacancies occurring on the Veritex board of directors may also be filled by the remaining Veritex directors; and any directors so chosen will hold office until the expiration of the term of his predecessor, or, if elected to fill a vacancy created by an increase in the number of directorships, until the next annual meeting of shareholders.

Veritex's board has one class of directors.

IBT's board has one class of directors.
Vote Required for Certain Shareholder Actions:

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, a corporation's certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Under Texas law, a corporation's certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

	IBT	Veritex

IBT's certificate of formation provide that each share of IBT common stock has one vote on all matters on which shareholders generally are entitled to vote.

IBT's bylaws provide that, except as otherwise required by the TBOC, the vote of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present shall be the act of the shareholders.

Each share of Veritex common stock has one vote for each matter properly brought before the shareholders.

Veritex's amended and restated certificate of formation provides that the vote or concurrence of the holders of a majority of the shares of Veritex stock entitled to vote at a meeting at which a quorum is present shall be the act of the shareholders.

Amendment of Articles of Incorporation or Certificate of Formation:

Under Texas law, a corporation's certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation's certificate of formation.

Under Texas law, a corporation's certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation's certificate of formation.

Veritex's amended and restated certificate of formation may be amended upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Veritex common stock entitled to vote thereon.

	IBT	Veritex
Amendment of Bylaws:

Under Texas law, unless a corporation's certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation's shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

IBT's certificate of formation and bylaws provide that the bylaws may be amended by the affirmative vote of a majority of IBT's board of directors at a meeting for which notice of such amendment was given, subject to the repeal or change by the affirmative vote of a majority of the shareholders.

Under Texas law, unless a corporation's certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation's shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Veritex's amended and restated bylaws provide that the bylaws may be amended only by Veritex's board of directors unless the shareholders, in amending, repealing or adopting a particular bylaw, shall have expressly provided in the bylaws that the board of directors may not amend or repeal that bylaw.

Shareholder Actions Without a Meeting:

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation's certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation's certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

IBT's certificate of formation and bylaws provide that any action that may be taken at an annual or special meeting may be taken without a meeting if the consents in writing setting forth the actions so taken are signed by the holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Veritex's amended and restated certificate of formation provides that any action that may be taken at an annual or special meeting may be taken without a meeting if all shareholders consent, in which case such consent has the same force and effect as a unanimous vote, or if a consent is signed by the shareholders having no less than the minimum votes that would be necessary to take such action at a meeting at which the shareholders of all shares entitled to vote were present and voted.

	IBT	Veritex
Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the certificate of formation , not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

IBT's bylaws provide that special meetings of the shareholders may be called by the President, the board of directors or the holders of at least one-tenth (1/10) of all shares entitled to vote at the meeting.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the certificate of formation , not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Veritex's amended and restated bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, the Chairman or the President, or by the Chairman, the President or the Secretary at the written request of shareholders owning at least ten percent (10%) of all shares of capital stock issued and outstanding and entitled to vote at the meeting.

	IBT	Veritex
Nomination of Directors:

Pursuant to an agreement between SunTx and Veritex, SunTx is entitled to nominate one representative to serve on Veritex's board and the board of directors of the Bank for so long as SunTx holds at least 4.9% of Veritex's issued and outstanding common stock. Veritex must use its reasonable best efforts to have the SunTx representative elected to its board. The director representative of SunTx is entitled to the same compensation, indemnification and reimbursement rights as the other members of the board of directors. In addition, SunTx also has the right to appoint a non-voting observer to attend Veritex board meetings and those of the Bank.

Shareholder Proposal of Business:

IBT's bylaws provide that all proposals of shareholders intended to be presented at the annual meeting of shareholders must be received by IBT at its principal officers no later than 90 days prior to the date of the annual meeting that year.

Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Veritex not less than 120 days in advance of the date of the Veritex proxy statement released to shareholders in connection with the previous year's annual meeting. Notice given in the context of a special meeting must be received by Veritex's secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

	IBT	Veritex
Indemnification:

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

	IBT	Veritex

IBT's certificate of formation provides for mandatory indemnification to the fullest extent allowed by Texas law to all former or present directors or officers of IBT who were serving at the request of IBT as a director, officer, partner or similar function of another entity provided that person conducted himself in good faith, reasonably believed in the case of conduct in his official capacity and that his conduct was in the best interests of IBT, or at least not opposed to IBT's best interests, and, in the case of a criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful, and such person was not found to have received an improper benefit and was not found liable to IBT. IBT will indemnify a director or officer against reasonable expenses incurred in connection with a proceeding in which he was named as a defendant because he is or was a director or officer if he is wholly successful in the defense of the proceeding on the merits or otherwise.

Veritex's amended and restated certificate of formation and amended and restated bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Veritex as a director, officer, partner or trustee of another entity.

Limitation of Director Liability:

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person's capacity as a director.

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person's capacity as a director.

	IBT	Veritex

IBT's certificate of formation provide that no director of IBT shall be liable to IBT or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that the certificate of formation do not limit liability for a breach of the director's duty of loyalty to the company or its shareholders, an act or omission not in good faith that constitutes a breach of the director to the corporation or a knowing violation of the law, a transaction for which the director receives an improper benefit, or an act or an omission for which the liability of a director is expressly provided for by statute.

IBT's certificate of formation provide that IBT shall have the power to purchase and maintain insurance on behalf of the directors, officers, employees or agents of IBT, including those serving at the request of IBT in certain capacities.

Veritex's amended and restated certificate of formation provides that no director of Veritex will be liable to Veritex or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

Veritex's amended and restated certificate of formation and amended and restated bylaws provide that Veritex shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person's status.

Right of First Refusal	IBT common stock is not subject to a right of first refusal in favor of IBT.	Veritex common stock is not subject to a right of first refusal in favor of Veritex.

TEXAS ANTI-TAKEOVER STATUTES

        Veritex is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code or the "TBOC," (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

        The affiliated business combinations provisions of the TBOC are not applicable to:

  •
  the business combination of a corporation:

  (a)
  where the corporation's original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

  (b)
  that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or

  (c)
  that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

  •
  a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

  (a)
  as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

  (b)
  would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

  •
  a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

  •
  a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

  •
  a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder's beneficial ownership of the voting shares of the corporation.

        Neither Veritex's certificate of formation nor Veritex's bylaws contains any provision expressly providing that Veritex will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Veritex, even if such event(s) would be beneficial to its shareholders.

 BUSINESS OF VERITEX

The Company

        Veritex is a Texas corporation and bank holding company headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Veritex Bank, a Texas state chartered bank, Veritex provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Since its inception, Veritex has targeted customers and focused on acquisitions primarily in the Dallas metropolitan area, which it considers to be Dallas and the adjacent communities in North Dallas. As Veritex continues to grow, management expects to expand its primary market to include the broader Dallas-Fort Worth metropolitan area, which would include Fort Worth and Arlington, as well as the communities adjacent to those cities.

        Veritex, through Veritex Bank, currently operates eight branches and one mortgage office, all of which are located in the Dallas metropolitan area. Veritex's primary customers are small and medium-sized businesses, generally with annual revenues of under $30 million, and professionals. Veritex believes that these businesses and professionals highly value the local decision-making and relationship-driven, quality service Veritex provides and its deep, long-term understanding of the Dallas community and Texas banking. As a result of consolidation, Veritex management believes that there are few locally-based banks that are dedicated to providing this level of service to small and medium-sized businesses. Veritex's management team's long-standing presence and experience in the Dallas metropolitan area gives unique insight into its local market and the needs of its customers. This enables Veritex to respond quickly to customers, provide high quality personal service and develop comprehensive, long-term banking relationships by providing products and services tailored to meet the individual needs of customers. This focus and approach enhances Veritex's ability to continue to grow organically, successfully recruit talented bankers and strategically source potential acquisitions in its target market.

History and Growth

        Veritex has experienced significant growth since commencing banking operations in 2010. Veritex completed an initial public offering of its common stock in October, 2014, which raised approximately $35.8 million, net of offering cost. Veritex's common stock is listed on the NASDAQ Global Market under the symbol "VBTX." As of March 31, 2015, Veritex had total assets of $808.9 million, total loans of $615.5 million, total deposits of $668.3 million and total stockholders' equity of $115.1 million.

        Veritex's management team is led by its Chairman and Chief Executive Officer, C. Malcolm Holland, III, who has overseen and managed Veritex's organic growth and acquisition activity since it commenced banking operations in 2010. Veritex has completed three whole-bank acquisitions that have increased its market presence within the Dallas metropolitan area. Veritex has also grown organically by opening two branches and a mortgage office in the Dallas metropolitan area. The following table summarizes Veritex's three completed acquisitions:

Bank Acquired	Date Completed	Acquired Assets	Acquired Loans	Number of Branches	Dallas Metropolitan Area Locations
		(Dollars in millions)
Professional Bank, N.A. through Professional Capital, Inc.	September 2010	$181.8	$91.7	3	Park Cities, Lakewood and Garland
Fidelity Bank through Fidelity Resources Company	March 2011	166.3	108.1	3	Preston Center, SMU and Plano
Bank of Las Colinas.	October 2011	53.8	40.4	1	Las Colinas

        Veritex has established a record of steady growth and profitable operations since commencing banking operations in 2010, as demonstrated in the charts below, while preserving a strong credit culture. As indicated by the graphs below, for the year ended December 31, 2014, Veritex continued

this trend by focusing on growing its total loans and deposits organically by increasing commercial lending relationships and more deeply penetrating the Dallas metropolitan area.

Total Loans	Total Deposits
(Dollars in thousands)	(Dollars in thousands)

Net Income	Return on Average Assets
(Dollars in thousands)	(Dollars in thousands)

Veritex's Strategy

        Veritex's business strategy is comprised of the following components:

  •
  Organic Growth in Thriving Dallas Metropolitan Area.  Veritex's organic growth strategy has focused on more deeply penetrating the Dallas metropolitan area through its community-focused, relationship-driven approach to banking. Veritex believes that its current market area provides abundant opportunities to continue to grow its customer base, increase loans and deposits and expand its overall market share. Veritex's team of seasoned bankers has been an important driver of its organic growth by further developing banking relationships with current and potential customers, many of which span more than 20 years. Veritex's market presidents and relationship managers are incentivized to increase the size of their loan and deposit portfolios and generate fee income while maintaining strong credit quality. Veritex intends to add to its team of experienced bankers in order to grow its current footprint and expand further into markets throughout the Dallas-Fort Worth metropolitan area. The foundation of Veritex's organic growth strategy is built upon preserving sound credit underwriting standards whil growing its loan portfolio.

  •
  Acquisitions.  Veritex intends to continue to grow through acquisitions and feels the Dallas-Fort Worth metropolitan area has many potential opportunities. Many small to medium-sized banking organizations in the Dallas-Fort Worth metropolitan area face significant scale and operational challenges, regulatory pressure, management succession issues and shareholder liquidity needs.

  •
  Improve Operational Efficiency and Increase Profitability.  Veritex is committed to maintaining and enhancing profitability. Veritex's net income increased from $109,000 in 2011 to $5.2 million in 2014, and the efficiency ratio improved from 92.2% in 2011 to 66.5% in 2014. Veritex employs a systematic and calculated approach to improving operational efficiency, which in turn Veritex management believes increases overall profitability. Veritex has upgraded its operating capabilities and created a platform for continued efficiencies in the areas of technology, data processing, regulatory compliance and human resources. Veritex management believes that its scalable infrastructure and efficient operating platform will allow it to achieve continued growth without incurring significant incremental noninterest expenses and will enhance overall returns.

  •
  Continue to Build Community Ties.  Officers and employees of Veritex are heavily involved in civic and community organizations, and Veritex sponsors numerous activities that benefit its community. Veritex's business development strategy, which focuses on building market share through personal relationships, as opposed to formal advertising, is consistent with its customer-centric culture and is a cost-effective approach to developing new relationships and enhancing existing ones.

Veritex's Banking Services

        Veritex is focused on delivering a wide variety of relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals in the Dallas metropolitan area. A general discussion of the range of commercial banking products and other services Veritex offers follows.

  Lending Activities

        As of March 31, 2015, Veritex had total loans of $615.5 million, representing 76.1% of total assets. Veritex's loan portfolio consisted of the following loan categories as of March 31, 2015:

	Amount of Loans	Percentage
	(Dollars in thousands)
Real estate:
Construction and land	$84,030	13.7%
Farmland	10,156	1.7
1-4 family residential	113,392	18.4
Multi-family residential	9,540	1.5
Nonfarm nonresidential	190,967	31.0

Total real estate loans	408,085	66.3
Commercial	204,061	33.2
Consumer	3,349	0.5

Total loans	$615,495	100.00%

        Loan Types.    A description of the types of loans offered by Veritex follows below.

        Real Estate Loans.    Veritex's real estate loans can be broken out into the following categories:

  •
  Nonfarm Nonresidential Real Estate Loans.  Veritex makes nonfarm nonresidential real estate, or commercial real estate loans, including, commercial mortgage loans collateralized by real estate, which may be owner occupied or non-owner occupied real estate.

  •
  1-4 Family Residential Real Estate Loans.  Veritex makes residential real estate loans collateralized by owner occupied properties and land purchased for new home purchases,

    refinanced homes, residential development located in its market areas. Veritex offers a variety of loan products including loans to residents in its community for the purchase of primary and secondary residences, homebuilder financing, residential investment/rehabilitation loans and acquisition and development financing, and improvement loans with amortization periods up to 30 years.

  •
  Construction and Land Loans.  Veritex makes loans to finance the construction of residential and nonresidential properties. Construction loans generally are collateralized by first liens on real estate and have floating interest rates.

  •
  Multi-family Residential.  Veritex makes loans for the acquisition and redevelopment or improvement of multi-family residential properties for terms ranging from two to five years depending on the life of the property and the type of interest rate.

  •
  Farmland Loans.  Veritex has made loans for the purchase of farmland or loans for farm equipment which are secured by farmland.

        Commercial Loans.    Veritex makes general commercial loans, including commercial lines of credit, working capital loans, term loans, equipment financing, asset acquisition, expansion and development loans, borrowing base loans, letters of credit and other loan products, primarily in its target markets that are underwritten on the basis of the borrower's ability to service the debt from income.

        Consumer Loans.    Veritex also makes a variety of loans to individuals for personal and household purposes, including secured and unsecured term loans and home improvement loans.

        Large Credit Relationships.    As of March 31, 2015, the aggregate amount of loans to its 10 and 25 largest borrowers (including related entities) amounted to approximately $98.8 million, or 16.1% of total loans, and $184.7 million, or 30.0% of total loans, respectively. See "Risk Factors—Risk Related to Veritex's Business."

        Loan Underwriting and Managing Credit Risk.    Veritex's underwriting philosophy seeks to balance its desire to make sound, high quality loans while recognizing that lending money involves a degree of business risk. Managing credit risk is a company-wide process. Veritex's strategy for credit risk management includes well-defined, centralized credit policies, uniform underwriting criteria by loan type and ongoing risk monitoring and review processes for all types of credit exposures. Veritex's processes emphasize early-stage review of loans, regular credit evaluations and management reviews of loans, which supplement the ongoing and proactive credit monitoring and loan servicing provided by Veritex's loan officers and lending support staff. The Director's Loan Committee and Executive Loan Committee provide company-wide credit oversight and periodically review all credit risk portfolios to ensure that the risk identification processes are functioning properly and that Veritex's credit standards are followed. In addition, a third-party loan review is performed at least annually to identify problem assets and confirm the internal risk rating of loans. Veritex attempts to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans become a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses inherent in the loan portfolio.

  Deposits

        Deposits are Veritex's principal source of funds for its interest earning assets. Veritex management believes that a critical component of Veritex's success is the importance placed on deposit services. Veritex's services include the usual deposit functions of commercial banks, safe deposit facilities, commercial and personal banking services in addition to loan offerings. Veritex offers a variety of deposit products and services consistent with the goal of attracting a wide variety of customers, including high net worth individuals and small to medium-sized businesses. The types of deposit accounts Veritex offers consist of demand, savings, money market and time accounts. Veritex actively pursues business checking accounts by offering competitive rates, telephone banking, online banking and other convenient services to its customers. Veritex also pursues commercial deposit accounts that will benefit from the utilization of its treasury management services.

  Other Products and Services

        Veritex offers banking products and services that are attractively priced and easily understood by the customer, with a focus on convenience and accessibility. Veritex offers a full suite of online banking solutions including access to account balances, online transfers, online bill payment and electronic delivery of customer statements, as well as ATMs, and banking by telephone, mail and personal appointment. Veritex also offers debit cards, night depository, direct deposit, cashier's checks, and letters of credit, as well as treasury management services including wire transfer services and automated clearinghouse services.

        Veritex is currently focused on expanding noninterest income though increased income from its treasury management service. Veritex offers a full array of commercial treasury management services designed to be competitive with banks of all sizes. Veritex's Treasury Management Services include balance reporting (including current day and previous day activity), transfers between accounts, wire transfer initiation, automated clearinghouse origination and stop payments. Cash management deposit products consist of lockbox, remote deposit capture, positive pay, reverse positive pay, account reconciliation services, zero balance accounts, and sweep accounts including loan sweep.

Investments

        The primary objectives of Veritex's investment policy are to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements.

        As of March 31, 2015, the book value of Veritex's investment portfolio totaled $53.4 million, with an average yield of 1.75% and an estimated effective duration of approximately 2.31 years.

Veritex's Market Area

        Veritex currently operates in the Dallas metropolitan area, part of the broader Dallas-Fort Worth-Arlington metropolitan statistical area, which it generally refers to as the Dallas-Fort Worth metropolitan area. The Dallas economy is fueled by the real estate, technology, financial services, insurance, transportation, manufacturing, health care and energy sectors. This market is among the most vibrant in the United States with a rapidly growing population, a high level of job growth, an affordable cost of living and a pro-growth business climate. More broadly, Texas is also experiencing significant population and employment growth on a statewide basis.

Competition

        The banking business is highly competitive, and Veritex's profitability will depend principally upon its ability to compete with other banks and non-bank financial institutions located in the Dallas metropolitan area for lending opportunities, deposit funds, bankers and acquisition candidates. Veritex's banking competitors in its target markets include Chase Bank, Wells Fargo, Bank of America, BBVA Compass, Amegy Bank, Comerica Bank, Regions Bank, Prosperity Bank, Independent Bank, Texas Capital Bank and various community banks.

        Veritex is subject to vigorous competition in all aspects of its business from banks, savings banks, savings and loan associations, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other non-financial entities.

Employees

        As of March 31, 2015, Veritex had 121 full-time employees and four part-time employees. None of its employees are represented by a union. In November 2014, Veritex Bank was named one of the "Best Banks to Work For" in 2014 by the American Banker Magazine. Veritex strives to maintain a culture where people are rewarded for hard work and share in the benefits of the success of the company. In 2012, Veritex created an employee stock ownership plan ("ESOP") enabling the company to contribute shares of Veritex common stock based on employees' 401(k) contributions.

Corporate Information

        Veritex's principal executive offices are located at 8214 Westchester Drive, Suite 400, Dallas, Texas, 75225, and its telephone number is (972) 349-6200. Veritex's website is www.veritexbank.com. The information contained on or accessible from Veritex's website does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.

VERITEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of Veritex's financial condition and results of operations should be read in conjunction with the consolidated financial statements as of and for the years ended December 31, 2014, 2013 and 2012, and notes thereto as well as the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 and 2014, and notes thereto included elsewhere in this proxy statement/prospecuts.

        This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Veritex management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under "Forward-Looking Statements," "Risk Factors" and elsewhere in this proxy statement/prospectus may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Veritex assumes no obligation to update any of these forward-looking statements. For additional information concerning forward-looking statements, please see "Special Cautionary Notice Regarding Forward-Looking Statements."

Overview

        Veritex is a bank holding company headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Veritex Bank, a Texas state chartered bank, Veritex provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Since its inception, Veritex has targeted customers and focused its acquisitions primarily in the Dallas metropolitan area, which Veritex considers to be Dallas and the adjacent communities in North Dallas. As Veritex continues to grow, Veritex expects to expand its primary market to include the broader Dallas-Fort Worth metropolitan area, which would include Fort Worth and Arlington, as well as the communities adjacent to those cities. Veritex currently operates eight branches and one mortgage office, all of which are located in the Dallas metropolitan area. Veritex has experienced significant organic growth since commencing banking operations in 2010 and has successfully acquired and integrated three banks. As of March 31, 2015, Veritex had total assets of $808.9 million, total loans of $615.5 million, total deposits of $668.3 million and total stockholders' equity of $115.1 million.

        As a bank holding company operating through one community banking segment, Veritex generates most of its revenues from interest income on loans, customer service and loan fees, gains on sale of mortgage loans and interest income from securities. Veritex incurs interest expense on deposits and other borrowed funds and noninterest expense related to salaries and employee benefits and occupancy expenses. Veritex analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

        Changes in the market interest rates and interest rates Veritex earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders' equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Veritex's loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and, specifically, the Dallas metropolitan area, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within Veritex's target market and throughout the state of Texas.

Results of Operations for the Three Months Ended March 31, 2015, and March 31, 2014

Net Interest Income

        Veritex's operating results depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a "volume change." Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a "rate change."

        To evaluate net interest income, Veritex measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) its net interest spread and (4) its net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

        For the three months ended March 31, 2015, net interest income before provision for loan losses totaled $6.9 million and net interest margin and net interest spread were 3.82% and 3.53%, respectively. For the three months ended March 31, 2014, net interest income totaled $5.7 million and net interest margin and net interest spread were 3.79% and 3.50%, respectively. The increase in net interest margin and net interest spread was due to the increase in noninterest-bearing sources of funds, including growth in noninterest-bearing deposits and stockholders' equity largely due to Veritex's initial public offering and the decrease in cost of interest bearing deposits. Interest-earning assets grew $119.9 million, and 59.9% of this growth was funded from growth of noninterest-bearing deposits of $29.1 million and stockholders' equity of $42.7 million.

        Average interest-bearing deposits increased $51.1 million to $408.9 million for the three months ended March 31, 2015, from $357.8 million for the three months ending March 31, 2014, and interest expense increased $38,000 to $757,000 for the three months ended March 31, 2015, from $719,000 for the three months ended March 31, 2014. The increase in interest expense was primarily the result of growth in money market accounts with retail money market accounts growing $24.8 million with an average rate paid of 0.65% and brokered money market accounts growing $24.0 million with an average rate paid of 0.21%. The average rate paid on interest-bearing deposits was 0.71% and 0.77% for the three months ending March 31, 2015, and March 31, 2014, respectively. The decrease of 0.06% was due to a decline in the average cost of money market deposits from 0.61% for the three months ended March 31, 2014, to 0.59% for the three months ended March 31, 2015, as the use of brokered money market deposits drove down the average rate paid for these deposits. In addition, time deposits decreased $4.1 million with average interest paid at 1.17%.

        The increase in net interest margin was partially offset by a decline on average loan yields for the three months ended March 31, 2015, compared to the three months ended March 31, 2014. Average loan yields declined to 4.85% for the three months ended March 31, 2015, a reduction of 0.18% compared to 5.03% for the three months ended March 31, 2014. The decrease was primarily due to a decline in overall market yields for new loan originations and renewals as rates for these loans were below the average yield of amortizing or paid-off loans.

        The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as non-accrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the three months ended March 31, 2015 and 2014, interest income not recognized on non-accrual loans was minimal. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	For the Three Months Ended March 31,
	2015			2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans(1)	$613,840	$7,348	4.85%	$496,316	$6,152	5.03%
Investment securities	49,242	212	1.75	48,719	216	1.80
Investment in subsidiary	93	—	—	93	1	1.07
Interest-bearing deposits in other banks	65,221	54	0.34	63,345	36	0.23

Total interest-earning assets	728,396	7,614	4.24	608,473	6,405	4.27
Allowance for loan losses	(6,013)			(5,134)
Noninterest-earning assets	67,233			60,739

Total assets	$789,616			$664,078

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits	$408,926	$631	0.63%	$357,825	$587	0.67%
Advances from FHLB	16,878	32	0.77	15,000	33	0.89
Other borrowings	8,394	94	4.54	8,072	99	4.97

Total interest-bearing liabilities	434,198	757	0.71	380,897	719	0.77

Noninterest-bearing liabilities:
Noninterest-bearing deposits	238,994			209,894
Other liabilities	1,820			1,431

Total noninterest-bearing liabilities	240,814			211,325
Stockholders' equity	114,604			71,856

Total liabilities and stockholders' equity	$789,616			$664,078

Net interest rate spread(2)			3.53%			3.50%
Net interest income		$6,857			$5,686

Net interest margin(3)			3.82%			3.79%

(1)
Includes average outstanding balances of loans held for sale of $4,420, and $2,048 for the three months ended March 31, 2015 and 2014, respectively.

(2)
Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)
Net interest margin is equal to net interest income divided by average interest-earning assets.

        The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Three Months Ended March 31, 2015 compared to 2014
	Increase (Decrease) due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Total loans	$1,489	$(293)	$1,196
Securities available for sale	2	(6)	(4)
Other Investments	—	(1)	(1)
Interest-earning deposits in other banks	1	17	18

Total increase (decrease) in interest income	1,492	(283)	1,209

Interest-bearing liabilities:
Interest-bearing deposits	86	(42)	44
Advances from FHLB	4	(5)	(1)
Other borrowings	4	(9)	(5)

Total increase (decrease) in interest expense	94	(56)	38

Increase (decrease) in net interest income	$1,398	$(227)	$1,171

Provision for Loan Losses

        Veritex's provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see "—Financial Condition—Allowance for Loan Losses." The provision for loan losses was $110,000 for the three months ended March 31, 2015, compared to $252,000 for the same period in 2014, a decrease of $142,000, or 56.3%. The decrease in provision expense was due to a reduction in general reserves resulting from the continued improvement in credit quality.

Noninterest Income

        Veritex's primary sources of recurring noninterest income are service charges on deposit accounts, gains on the sale of loans, other real estate owned and investment securities and income from bank-owned life insurance. Noninterest income does not include loan origination fees to the extent they exceed direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method.

        The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three Months Ended March 31,
			Increase (Decrease)
	2015	2014
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$185	$206	$(21)
Gain on sales of investment securities	7	34	(27)
Gain on sales of loans held for sale	302	77	225
Gain/(loss) on sales of other real estate owned	(2)	13	(15)
Bank-owned life insurance income	178	108	70
Other	96	132	(36)

Total noninterest income	$766	$570	$196

        Noninterest income for the three months ended March 31, 2015, increased $196,000, or 34.4%, to $766,000 compared to noninterest income of $570,000 for the same period in 2014. The primary components of the increase were as follows:

        Service charges on deposit accounts.    Veritex earns fees from its customers for deposit-related services and these fees constitute a significant and predictable component of its noninterest income. Service charges on deposit accounts were $185,000 for the three months ended March 31, 2015, a decrease of $21,000 from the same period in 2014. This decrease was primarily attributable to a decrease in merchant and debit card fees of $19,000 and a decrease in overdraft fees of $13,000. These fee decreases were offset by the growth in the number of deposit accounts and related balances resulting in an increase of $14,000 in service and analysis charge fees.

        Gain on sales of loans.    Veritex originates long-term fixed-rate mortgage loans for resale into the secondary market. Veritex's mortgage originations were $10.0 million for the three months ended March 31, 2015, compared to $5.5 million for the three months ended March 31, 2014. Income from the sales of loans was $302,000 for the three months ended March 31, 2015, compared to $77,000 for the same period of 2014. This increase of $225,000 was primarily due to increases in the number of loans sold and average gain per sale. For the three months ended March 31, 2014, 15 loans were sold at an average gain of $5,200 per loan compared to 41 loan sales at an average gain of $7,400 per loan for the same period of 2015.

        Gain (loss) on sales of other real estate owned.    Loss on sales of other real estate owned amounted to $2,000 for the three months ended March 31, 2015, as a result of a single sale of residential property. Gain on sales of other real estate owned amounted to $13,000 for the three months ended March 31, 2014, as a result of several residential lot sales.

        Bank-owned life insurance income.    Veritex invests in bank-owned life insurance due to its attractive nontaxable return and protection against the loss of Veritex's key employees. Veritex records income based on the growth of the cash surrender value of these policies as well as the annual yield. Income from bank-owned life insurance increased $70,000 for the three months ended March 31, 2015, compared to the same period in 2014. The increase in income was primarily attributable to $7.0 million additional bank-owned life insurance purchased in December 2014.

        Other.    This category includes a variety of other income producing activities, including late charges, wire transfer fees and revenue from other real estate owned. Other income decreased $36,000, or 27.3%, for the three months ended March 31, 2015, compared to the same period in 2014, primarily due to a decrease of $24,000 in revenue from other real estate owned and a decrease of $10,000 in late charges.

Noninterest Expense

        Noninterest expense is composed of all employee expenses and costs associated with operating Veritex's facilities, acquiring and retaining customer relationships and providing bank services. The major component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization of office equipment, professional and regulatory fees, including FDIC assessments, data processing expenses and advertising and promotion expenses.

        The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended March 31,
			Increase (Decrease)
	2015	2014
	(Dollars in thousands)
Salaries and employee benefits	$2,657	$2,642	$15
Non-staff expenses:
Occupancy of bank premises	526	446	80
Depreciation and amortization	325	333	(8)
Data processing	220	216	4
FDIC assessment fees	100	108	(8)
Legal fees	201	34	167
Other professional fees	237	132	105
Advertising and promotions	73	55	18
Utilities and telephone	73	69	4
Other real estate owned expenses and write-downs	13	26	(13)
Other	657	473	184

Total noninterest expense	$5,082	$4,534	$548

        Noninterest expense for the three months ended March 31, 2015, increased $548,000, or 12.1%, to $5.1 million compared to noninterest expense of $4.5 million for the same period in 2014. The most significant components of the increase were as follows:

        Salaries and employee benefits.    Salaries and employee benefits include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. The level of employee expense is impacted by the amount of direct loan origination costs which are required to be deferred in accordance with ASC 310-20 (formerly FAS91). Salaries and employee benefits were $2.7 million for the three months ended March 31, 2015, an increase of $15,000, or 0.6%, compared to the same period in 2014. The increase was partially attributable to an increase in employee compensation of $340,000, which included the addition of five full-time equivalent employees since March 31, 2014, and annual merit increases. The growth in employee expense was offset by an increase of the deferred employee expense related to loan originations. As of March 31, 2015, Veritex had 121 full-time equivalent employees. Salaries and employee benefits included $107,000 and $121,000 in stock-based compensation expense for the three months ended March 31, 2015 and 2014, respectively.

        Occupancy of bank premises.    Veritex's expense associated with occupancy of bank premises was $526,000 for the three months ended March 31, 2015, compared to $446,000 for the same period in 2014. This increase of $80,000, or 17.9%, was due primarily to an increase in property tax expense of $74,000.

        Depreciation and amortization.    Depreciation and amortization costs were $325,000 and $333,000 for the three months ended March 31, 2015 and 2014, respectively. This category includes building, leasehold, furniture, fixtures and equipment depreciation totaling $251,000 and $259,000 for the three months ended March 31, 2015 and 2014, respectively, as well as intangible asset amortization of $74,000 for the same periods. The decrease of $8,000, or 2.4%, was due to furniture and branch equipment that became fully depreciated and was not replaced.

        Data processing.    Data processing expenses were $220,000 for the three months ended March 31, 2015, and $216,000 for the same period in 2014. The increase of $4,000, or 1.9%, was attributable to incremental processing fees resulting from the growth in the volume of Veritex's deposit accounts.

        FDIC assessment fees.    Vertiex's FDIC assessment fees were $100,000 and $108,000 for the three months ended March 31, 2015 and 2014, respectively. The decrease of $8,000, or 7.4%, was a result of a lower assessment rate partially offset by the growth in assets over this period.

        Legal fees.    Legal fees were $201,000 and $34,000 for the three months ended March 31, 2015 and 2014, respectively. The increase of $167,000, or 491.2%, was due to acquisition related legal expenses of $176,000.

        Other professional fees.    Other professional fees include audit, loan review, regulatory assessments and information technology services. These fees were $237,000 and $132,000 for the three months ended March 31, 2015 and 2014, respectively. This increase of $105,000, or 79.5%, was primarily attributable to increased professional service fees and other public company-related costs of $59,000, a $10,000 increase in information technology-related support and $21,000 of acquisition related consulting fees.

        Other real estate owned expenses and write-downs.    Expenses and write-downs related to other real estate owned were $13,000 and $26,000 for the three months ended March 31, 2015 and 2014, respectively. The decrease of $13,000, or 50.0%, was due to a reduction in the number of properties comprising other real estate owned and in related property write-downs. Veritex Bank sold four other real estate owned properties and foreclosed on two additional properties between March 31, 2014, and March 31, 2015, reducing the number of properties held from four as of March 31, 2014, to two as of March 31, 2015. In addition, Veritex had no write-downs of other real estate owned for either the three months ended March 31, 2015 or 2014.

        Other.    This category includes operating and administrative expenses including small hardware and software purchases, business development expenses (i.e. travel and entertainment, donations and club memberships), insurance and security expenses. Other noninterest expense increased $184,000, or 38.9%, to $657,000 for the three months ended March 31, 2015, compared to $473,000 for the same period in 2014, primarily related to an increase in supplies expenses, equipment-related costs and business development related expenses required to support Veritex's marketing efforts. In addition, Veritex had public company-related printing costs of $67,000.

Income Tax Expense

        The amount of income tax expense is influenced by the amounts of Veritex's pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2015, Veritex did not believe a valuation allowance was necessary.

        For the three months ended March 31, 2015, income tax expense totaled $607,000, an increase of $95,000, or 18.6%, compared to $512,000 for the same period in 2014. The increase was primarily attributable to the $961,000 increase in net operating income from $1.5 million for the three months ended March 31, 2014. This increase was offset by a net discrete tax benefit of $186,000 associated with the recognition of non-qualified stock options deferred tax assets.

        Veritex's estimated annual effective tax rate, before reporting the net impact of discrete items, was approximately 32.6% and 34.8% for the three months ended March 31, 2015 and 2014, respectively. The 2.2% decrease in effective tax rates was affected primarily by tax-exempt income generated by bank-owned life insurance and other nondeductible expenses. Inclusive of the net impact of discrete items, Veritex's estimated effective tax rates for the three months ended March 31, 2015 and 2014, were 25.0% and 34.8%, respectively.

Results of Operations for the Fiscal Years Ended December 31, 2014 and December 31, 2013

Net Interest Income

        For additional information on net interest income and how Veritex measures and monitors net interest income, see "—Results of Operations for the Three Months Ended March 31, 2015 and 2014—Net Interest Income."

        2014 vs. 2013.    For the year ended December 31, 2014, net interest income totaled $25.3 million compared with net interest income of $21.0 million for the year ended December 31, 2013, an increase of $4.3 million or 20.5%. This increase was primarily due to a $4.8 million or 20.4% increase in interest income which was partially offset by an $458,000 or 18.6% increase in interest expense. The growth in interest income is primarily attributable to a $112.4 million or 25.9% increase in average loans outstanding for the year ended December 31, 2014, compared to average loans outstanding for the year ended December 31, 2013, due to new loan originations and growth of existing customer loan balances. Interest expense as of December 31, 2014 was $2.9 million compared to $2.5 million for the year ended December 31, 2013. The year-over-year increase was due to growth of average interest bearing liabilities of $68.7 million or 20.9%. Other borrowings increased $4.9 million as a result of the private offering of subordinated promissory notes in December 2013 and average interest bearing deposits, primarily money market balances, increased $62.9 million for the year ended December 31, 2014.

        Net interest margin and net interest spread were 3.85% and 3.56%, respectively, for the year ended December 31, 2014 compared to 3.96% and 3.67%, respectively, for the year ended December 31, 2013. The 0.11% decline in net interest margin and net interest spread was due to a 0.26% decline in loan yields to 4.99% from 5.25% as overall market yields for new loan originations and renewals were below the average yield of amortizing or paid-off loans. The average interest paid on interest-bearing liabilities decreased to 0.73% during the year ended December 31, 2014 from 0.75% for the same period in 2013 and was attributable to a change in deposit mix as Veritex Bank utilized low interest rate brokered money market deposits funding with an average interest rate of 0.16% versus retail money market deposits with an average interest rate of 0.63%. In addition, the renewal rate on certificates of deposits declined 0.10% on average compared to the year ended December 31, 2013. These declines in the average interest paid on interest-bearing liabilities were partially offset by the private offering of $5.0 million in aggregate principal amount of subordinated promissory notes which averaged 6.00% for the year.

        The net interest margin benefited from growth in noninterest deposits as full year average noninterest-bearing deposits grew to $230.9 million for the year ended December 31, 2014 from $188.4 million, a $42.5 million or 22.5% increase over the year ended December 31, 2013.

        The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest- bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as non-accrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the years ended December 31, 2014 and 2013, interest income not recognized on non-accrual loans was minimal. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Total loans(1)	$546,041	$27,236	4.99%	$433,612	$22,755	5.25%
Investment securities	49,058	839	1.71	37,066	613	1.65
Investment in subsidiary	93	2	2.15	93	2	2.15
Interest-bearing deposits in other banks	63,176	182	0.29	60,931	132	0.22

Total interest-earning assets	658,368	28,259	4.29	531,702	23,502	4.42
Allowance for loan losses	(5,498)			(4,047)
Noninterest-earning assets	60,168			56,411

Total assets	$713,038			$584,066

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits	$374,074	$2,421	0.65%	$311,162	$2,207	0.71%
Advances from FHLB	15,890	118	0.74	14,932	190	1.27
Other borrowings	8,073	380	4.71	3,207	64	2.00

Total interest-bearing liabilities	398,037	2,919	0.73	329,301	2,461	0.75

Noninterest-bearing liabilities:
Noninterest-bearing deposits	230,875			188,405
Other liabilities	1,783			1,714

Total noninterest-bearing liabilities	232,658			190,119
Stockholders' equity	82,343			64,646

Total liabilities and stockholders' equity	$713,038			$584,066

Net interest rate spread(2)			3.56%			3.67%
Net interest income		$25,340			$21,041

Net interest margin(3)			3.85%			3.96%

(1)
Includes average outstanding balances of loans held for sale of $3,569, and $2,185 for the twelve months ended December 31, 2014, and December 31, 2013, respectively.

(2)
Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)
Net interest margin is equal to net interest income divided by average interest-earning assets.

        The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Year Ended December 31, 2014 compared to 2013
	Increase (Decrease) due to
	Volume	Rate	Total
	(Dollars in thousands) (Unaudited)
Interest-earning assets:
Total loans	$5,900	$(1,419)	$4,481
Securities available for sale	198	28	226
Interest-earning deposits in other banks	5	45	50

Total increase (decrease) in interest income	6,103	(1,346)	4,757

Interest-bearing liabilities:
Interest-bearing deposits	446	(232)	214
Advances from FHLB	12	(84)	(72)
Other borrowings	97	219	316

Total increase (decrease) in interest expense	555	(97)	458

Increase (decrease) in net interest income	$5,548	$(1,249)	$4,299

Provision for Loan Losses

        Veritex's provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see "—Financial Condition—Allowance for loan losses." The provision for loan losses was $1.4 million for the year ended December 31, 2014, compared to $1.9 million for the same period in 2013, a decrease of $460,000 or 24.4%. The decrease in provision expense was due to a reduction in the level of specific reserves needed to cover classified loans and a lower amount of expense required to replenish the reserve from the net charge-off to loans. This reduction was partially offset by general reserves needed to cover the amount of growth in the loan portfolio.

Noninterest Income

        Veritex's primary sources of recurring noninterest income are service charges on deposit accounts, gains on the sale of loans and other real estate owned and income from bank-owned life insurance. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method.

        The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31,
			Increase (Decrease)
	2014	2013
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$833	$726	$107
Gain on sales of loans held for sale	641	632	9
Gain on sales of other real estate owned	10	20	(10)
Bank-owned life insurance income	427	385	42
Gain on sales of investment securities	34	—	34
Other	551	628	(77)

Total noninterest income	$2,496	$2,391	$105

        Noninterest income for the year ended December 31, 2014 increased $105,000 or 4.4% to $2.5 million compared to noninterest income of $2.4 million for the same period in 2013. The primary components of the increase were as follows:

        Service charges on deposit accounts.    Veritex earns fees from its customers for deposit-related services, and these fees constitute a significant and predictable component of its noninterest income. Service charges on deposit accounts were $833,000 for the year ended December 31, 2014, an increase of $107,000 over the same period in 2013. This increase was primarily attributable to increased debit card fees and deposit account analysis service charges.

        Gain on sales of loans.    Veritex originates long-term fixed-rate mortgage loans for resale into the secondary market. Veritex's mortgage originations were $45.4 million for the year ended December 31, 2014 compared to $35.9 million for the year ended December 31, 2013. Income from the sales of loans was $641,000 for the year ended December 31, 2014 compared to $632,000 for the same period of 2013. This increase of $9,000 was primarily due to increases in the number of loans sold but was offset by a reduction in the average gain per sale. For the year ended December 31, 2014, 112 loans were sold at an average gain of $5,700 per loan compared to 109 loan sales at an average gain of $5,800 per loan for the same period of 2013.

        Gain on sales of other real estate owned.    Gain on sales of other real estate owned was $10,000 for the year ended December 31, 2014 and $20,000 in 2013. Five properties were sold in 2014 and six properties were sold in 2013.

        Bank-owned life insurance income.    Veritex invests in bank-owned life insurance due to its attractive nontaxable return and protection against the loss of its key employees. Veritex records income based on the growth of the cash surrender value of these policies as well as the annual yield. Income from bank-owned life insurance increased $42,000 for the year ended December 31, 2014, compared to the same period in 2013. The increase in income was primarily attributable to the purchase of $5.0 million in additional bank-owned life insurance on March 25, 2013. Veritex earned tax equivalent yields on these policies of 4.85% for the year ended December 31, 2014, compared to 5.42% for the same period in 2013. The decline in yield over the period was the result of a decline in market interest rates.

        Other.    This category includes a variety of other income producing activities, including late charges, wire transfer fees, and revenue from other real estate owned. Other income decreased $77,000 or 12.3% for the year ended December 31, 2014, compared to the same period in 2013, primarily due to a decrease of $12,000 in wire transfer fees and a decrease of $52,000 in revenue from other real estate owned.

Noninterest Expense

        Generally, noninterest expense is composed of all employee expenses and costs associated with operating Veritex's facilities, obtaining and retaining customer relationships and providing bank services. The major component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization of office equipment, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses.

        The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Year Ended December 31,
			Increase (Decrease)
	2014	2013
	(Dollars in thousands)
Salaries and employee benefits	$10,037	$9,084	$953
Non-staff expenses:
Occupancy of bank premises	1,863	1,694	169
Depreciation and amortization	1,339	1,266	73
Data processing	881	729	152
FDIC assessment fees	421	378	43
Legal fees	125	80	45
Other professional fees	1,044	574	470
Advertising and promotions	186	142	44
Utilities and telephone	286	295	(9)
Other real estate owned expenses and write-downs	210	399	(189)
Other	2,111	1,723	388

Total noninterest expense	$18,503	$16,364	$2,139

        Noninterest expense for the year ended December 31, 2014 increased $2.1 million or 13.1% to $18.5 million compared to noninterest expense of $16.4 million for the same period in 2013. The most significant components of the increase were as follows:

        Salaries and employee benefits.    Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $10.0 million for the year ended December 31, 2014, an increase of $953,000 or 10.5% compared to the same period in 2013. The increase was primarily attributable to the addition of six full-time equivalent employees since December 31, 2013. As of December 31, 2014, Veritex had 121 full-time employees and four part-time employees. Salaries and employee benefits included $455,000 and $323,000 in stock-based compensation expense for the year ended December 31, 2014 and 2013, respectively.

        Occupancy of bank premises.    Veritex's expense associated with occupancy of bank premises was $1.9 million for the year ended December 31, 2014 compared to $1.7 million for the same period of 2013. The increase of $169,000 or 10.0% was due primarily to lease expense increase of $92,000 related to an additional 3,500 square feet resulting from the expansion of Veritex's corporate office space, a $63,000 increase in common area maintenance expense, and a $23,000 increase in grounds maintenance.

        Depreciation and amortization.    Depreciation and amortization costs were $1.3 million for the year ended December 31, 2014 and 2013. This category includes building, leasehold, furniture, fixtures and equipment depreciation totaling $1,045,000 and $972,000 for the year ended December 31, 2014 and 2013, respectively, as well as intangible asset amortization of $294,000 for the same periods.

        Data processing.    Data processing expenses were $881,000 for the year ended December 31, 2014 and $729,000 for the same period in 2013. The increase of $152,000 or 20.9% was attributable to incremental processing fees resulting from the growth in the volume of our deposit accounts.

        FDIC assessment fees.    Veritex's FDIC assessment fees were $421,000 and $378,000 for the year ended December 31, 2014 and 2013, respectively. The increase of $43,000 or 11.4% was a result of the growth in assets over this period.

        Legal fees.    Legal fees were $125,000 and $80,000 for the year ended December 31, 2014 and 2013, respectively. The increase of $45,000 or 56.3% was due to an increase in loan work-out related legal support.

        Other professional fees.    Other professional fees include audit, loan review, regulatory assessments, and information technology services. These fees were $1.0 million and $574,000 for the year ended December 31, 2014 and 2013, respectively. This increase of $470,000 or 81.9% was primarily attributable to increases in audit and accounting fees of $260,000 for services related to Veritex's initial public offering, compensation consulting services of $93,000, and information technology support service increases of $78,000.

        Other real estate owned expenses and write-downs.    Expenses related to other real estate owned were $210,000 and $399,000 for the year ended December 31, 2014 and 2013, respectively. The decrease of $189,000 or 47.4% was due to a reduction in the number of properties comprising other real estate owned and in related property write-downs. The bank sold five other real estate owned properties and foreclosed on two additional properties between December 31, 2013 and December 31, 2014 reducing the number of properties held from five as of December 31, 2013, to two as of December 31, 2014. In addition, Veritex had no write-downs of other real estate owned for the year ended December 31, 2014, compared to a write-down of $249,000 related to a commercial retail property for the year ended December 31, 2013.

        Other.    This category includes operating and administrative expenses including small hardware and software purchases, business development expenses (i.e. travel and entertainment, donations and club memberships), insurance and security expenses. Other noninterest expense increased $388,000 or 22.5% to $2.1 million for the year ended December 31, 2014, compared to $1.7 million for the same period in 2013 primarily related to an increase in business development related expenses required to support Veritex's marketing efforts, directors fees, software expenses, and security expenses.

  Income Tax Expense

        The amount of income tax expense is influenced by the amounts of Veritex's pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

        For the year ended December 31, 2014, income tax expense totaled $2.7 million, an increase of $928,000 or 52.2% compared to $1.8 million for the same period in 2013. The increase was primarily attributable to the $2.7 million increase in net operating income from $5.2 million for the year ended December 31, 2013 to $7.9 million for the same period in 2014. Veritex's effective tax rates for the year ended December 31, 2014 and 2013 were 34.2% and 34.3%, respectively. Veritex's effective tax rates for both periods were affected primarily by tax-exempt income generated by bank-owned life insurance and other nondeductible expenses.

  Quarterly Financial Information

        The following table presents certain unaudited consolidated quarterly financial information regarding Veritex's results of operations for the quarters ended December 31, September 30, June 30 and March 31 in the years ended December 31, 2014 and 2013. This information should be read in conjunction with Veritex's consolidated financial statements as of and for the fiscal years ended December 31, 2014 and December 31, 2013 appearing elsewhere in this proxy statement/prospectus.

	For the Three Months Ended 2014
	December 31	September 30	June 30	March 31
	(Dollars in thousands, except per share data)
Interest income	$7,607	$7,434	$6,813	$6,405
Interest expense	775	732	693	719

Net interest income	6,832	6,702	6,120	5,686
Provision for loan losses	326	420	425	252

Net interest income after provision for loan losses	6,506	6,282	5,695	5,434
Noninterest income	656	630	640	570
Noninterest expense	4,679	4,830	4,460	4,534
Provision for income tax	793	723	677	512

Net income	$1,690	$1,359	$1,198	$958

Comprehensive income	$1,742	$1,285	$1,396	$928

Basic earnings per share	$0.18	$0.21	$0.19	$0.15
Diluted earnings per share	$0.18	$0.21	$0.18	$0.15

	For the Three Months Ended 2013
	December 31	September 30	June 30	March 31
	(Dollars in thousands, except per share data)
Interest income	$6,292	$5,951	$5,758	$5,501
Interest expense	642	603	612	604

Net interest income	5,650	5,348	5,146	4,897
Provision for loan losses	500	375	510	498

Net interest income after provision for loan losses	5,150	4,973	4,636	4,399
Noninterest income	565	520	709	597
Noninterest expense	4,209	4,049	4,045	4,062
Provision for income tax	510	492	459	315

Net income	$996	$952	$841	$619

Comprehensive income	$937	$888	$540	$590

Basic earnings per share	$0.17	$0.16	$0.15	$0.10
Diluted earnings per share	$0.17	$0.16	$0.14	$0.10

Results of Operations For the Years Ended December 31, 2013 and 2012

Net Interest Income

        For additional information on net interest income and how we measure and monitor it, see "—Results of Operations for the Three Months Ended March 31, 2015 and 2014—Net Interest Income."

        2013 vs. 2012.    Net interest income for 2013 was $21.0 million compared to $19.1 million for 2012, an increase of $1.9 million or 9.95%. The increase in net interest income was primarily due to a $2.1 million or 9.8% increase in interest income, which was partially offset by a $164,000 or 7.1%

increase in interest expense. The growth in interest income was primarily attributable to a $91.5 million or 26.7% increase in average loans outstanding for the year ended December 31, 2013, compared to 2012, partially offset by a 0.62% decrease in the yield on interest-earning assets. The increase in average loans outstanding was due to an increase in new customer accounts and an increase in existing customer balances. The decrease in the average yield on the loan portfolio was primarily due to the low interest rate environment and its impact on competitive loan pricing. While Veritex experienced significant growth in average loan balances, market yields on new loan originations were below the average yield of amortizing or paid-off loans. Due to the continued impact of new loan growth and the runoff of higher yielding loan balances, Veritex anticipates continued interest rate pressure on its total interest-earning assets. The decline in average loan yields is also the result of a reduction in deferred loan fees and a declining purchase discount accretion. Interest income on loans was $22.8 million for 2013, an increase of $2.2 million or 10.7% compared to 2012 due to the increase in average loans outstanding. Interest income on securities was $613,000 during 2013, a decrease of $42,000 over 2012, due to the continued low rate environment. Investment portfolio purchases during 2013 were targeted short duration, low price risk mortgage-backed securities, which provided lower yields.

        Interest expense was $2.5 million for 2013, an increase of $164,000 over 2012. Average interest-bearing deposits increased $44.0 million for 2013 compared to 2012, $36.7 million of which resulted from increases in money market balances. The average rate on interest-bearing deposits decreased from 0.74% to 0.71% for the same period, resulting in a $29,000 decrease in related interest expense. Average certificates and other time deposits increased $7.8 million for 2013 compared to 2012, $5.0 million of which resulted from the purchase of six month brokered deposits, and the average rate decreased from 1.10% to 1.06% for the same period, resulting in a decrease in related interest expense of $48,000.

        Net interest income was also materially impacted by a $49.3 million or 35.4% increase in average noninterest-bearing deposits during 2013, which was primarily attributable to growth in customer relationships and noninterest- bearing checking accounts. Total cost of funds decreased 0.12% to 0.44% for the year ended December 31, 2013 from 0.56% for the year ended December 31, 2012. Net interest margin, defined as net interest income divided by average interest-earning assets, for 2013 was 3.96%, a decrease of 0.54% compared to 4.50% for 2012.

        The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest- bearing liabilities, expressed both in dollars and rates. Average balances for 2013 and 2012 are daily average balances. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	2013			2012
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans(1)	$433,612	$22,755	5.25%	$342,130	$20,619	6.03%
Securities available for sale	37,066	613	1.65	34,496	655	1.90
Investment in subsidiary	93	2	2.15	93	8	8.60
Interest-earning deposits in financial institutions	60,931	132	0.22	47,813	108	0.23

Total interest-earning assets	531,702	23,502	4.42	424,532	21,390	5.04
Allowance for loan losses	(4,047)			(1,924)
Noninterest-earning assets	56,411			50,185

Total assets	$584,066			$472,793

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits	$311,162	$2,207	0.71%	$259,278	$1,911	0.74%
Advances from FHLB	14,932	190	1.27	10,000	314	3.14
Other borrowings	3,207	63	1.96	3,093	72	2.33

Total interest-bearing liabilities	329,301	2,460	0.75	272,371	2,297	0.84

Noninterest-bearing liabilities:
Noninterest-bearing deposits	188,405			139,128
Other liabilities	1,714			1,400

Total noninterest-bearing liabilities	190,119			140,528
Stockholders' equity	64,646			59,894

Total liabilities and stockholders' equity	$584,066			$472,793

Net interest rate spread(2)			3.67%			4.20%
Net interest income		$21,042			$19,093

Net interest margin(3)			3.96%			4.50%

(1)
Includes average outstanding balances of loans held for sale of $2.2 million, $741,000 for 2013 and 2012, respectively.

(2)
Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)
Net interest margin is equal to net interest income divided by average interest-earning assets.

        The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	For the Years Ended December 31, 2013 vs. 2012
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Total loans	$5,513	$(3,377)	$2,136
Securities available for sale	49	(91)	(42)
Investment in subsidiary	—	(6)	(6)
Interest-earning deposits in other banks	30	(6)	24

Total increase (decrease) in interest income	$5,592	$(3,480)	$2,112

Interest-bearing liabilities:
Interest-bearing deposits	$327	$(31)	$296
Advances from FHLB	155	(279)	(124)
Other borrowings	3	(12)	(9)

Total increase (decrease) in interest expense	485	(322)	163

Increase (decrease) in net interest income	$5,107	$(3,158)	$1,949

Provision for Loan Losses

        The provision for loan losses for the year ended December 31, 2013 was $1.9 million compared to $3.0 million for the year ended December 31, 2012. The decrease in provision expense was due to a reduction in the level of specific reserves needed to cover classified loans and a lower amount of expense required to replenish the reserve from the net charge-off of loans. This reduction was partially offset by general reserves needed to cover the amount of growth in the loan portfolio. Net charge-offs for the years ended December 31, 2013 and 2012 were $103,000 and $727,000, respectively. This decrease of 86.0% reflected a decrease in gross charge-offs from $801,000 for the year ended December 31, 2012 to $240,000 for the year ended December 31, 2013 and an increase in recoveries from $74,000 for the year ended December 31, 2012 to $137,000 for the year ended December 31, 2013. The decrease in net charge-offs was largely a result of improvement in the quality of Veritex's loan portfolio.

Noninterest Income

        For the year ended December 31, 2013, noninterest income totaled $2.4 million, an increase of $744,000 or 45.2% compared to 2012. The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31,
	Increase (Decrease)
	2013	2012	2013 v 2012
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$726	$700	$26
Gain on sales of loans	632	248	384
Gain on sales of other real estate owned	20	61	(41)
Bank-owned life insurance income	385	180	205
Gain on sales of investment securities	—	—	—
Other	628	458	170

Total noninterest income	$2,391	$1,647	$744

        Service charges on deposit accounts.    Service charges on deposit accounts increased $26,000 or 3.7% in 2013 compared to 2012 primarily due to the increase in the number of deposit accounts from organic deposit growth. The number of deposit accounts grew to 8,222 from 7,539 an increase of 683 or 9.1% between December 31, 2012 and December 31, 2013.

        Gain on sales of loans.    Gain on sales of loans increased $384,000 or 154.8% in 2013 compared to 2012 due to an increase in the number of mortgage loans sold in 2013 compared to 2012. Veritex began originating mortgage loans for sale in April 2012. Accordingly, Veritex's 2013 results reflect a full year of income related to the sale of mortgage loans. Veritex sold 109 loans in 2013 with an average gain on sale of $5,800, compared to 40 loans in 2012 with an average gain on sale of $6,200.

        Gain on sales of other real estate owned.    The decrease of $41,000 in gain on sales of other real estate owned for 2013 compared to 2012 was due to market conditions resulting losses taken on five out of six properties sold in 2013. Losses were offset by a gain of $68,000 on 18 lots of a residential development held as other real estate owned.

        Bank-owned life insurance.    Income from bank-owned life insurance income increased $205,000 or 113.9% in 2013 compared to 2012 due to the purchase of $5.0 million of additional bank-owned life insurance in March 2013

        Gain on sales of investment securities.    Veritex had no gain on the sale of securities in 2013 or 2012.

        Other.    Other noninterest income increased $170,000 or 37.1% in 2013 compared to 2012 due primarily to an increase of $98,000 in wire transfer fees, an increase of $20,000 in Federal Reserve stock dividends, and an increase in income generated from other real estate owned rental income of $31,000, as well as an increase in certain customer fees.

Noninterest Expense

        For the year ended December 31, 2013, noninterest expense totaled $16.4 million, an increase of $192,000 or 1.2% compared to noninterest expense for year ended December 31,2012 of $16.2 million. The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase (Decrease)
	2013	2012	2013 v 2012
	(Dollars in thousands)
Salaries and employee benefits	$9,084	$9,205	$(121)
Non-staff expenses:
Occupancy of bank premises	1,694	1,546	148
Depreciation and amortization	1,266	1,059	207
Data processing	729	880	(151)
FDIC assessment fees	378	234	144
Legal fees	80	380	(300)
Other professional fees	574	668	(94)
Advertising and promotions	142	167	(25)
Utilities and telephone	295	399	(104)
Other real estate owned expenses and write-downs	399	175	224
Other	1,723	1,459	264

Total noninterest expense	$16,364	$16,172	$192

        Salaries and employee benefits.    Salaries and employee benefits decreased by $121,000 between 2012 and 2013 primarily as a result of an increase in deferred compensation costs in accordance with ASC 310-20, "Nonrefundable Fees and Other Costs." ASC 310-20 requires that direct loan origination costs and related loan origination fees be deferred and the resulting net fee or cost amortized or accreted to interest income as an adjustment of the loan yield. The increase in deferred compensation cost was partially offset by a $450,000 increase in salaries and a $660,000 increase in stock and incentive pay due to additional full-time employees and higher incentive cost related to growth in loans and income.

        Occupancy of bank premises.    Occupancy expenses were $1.7 million and $1.5 million for the years ended December 31, 2013 and 2012, respectively. The increase of $148,000 or 9.6% for 2013 compared to 2012 was due primarily to increased rent and leasehold improvements related to relocating the corporate office and Preston Center branch in July 2012.

        Depreciation and amortization.    Depreciation and amortization costs were $1.3 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively. This category includes building, leasehold, furniture, fixtures and equipment depreciation totaling $972,000 and $764,000 for the years ended December 31, 2013 and 2012, respectively, as well as intangible asset amortization of $294,000 and $295,000 for these same periods, respectively. The increase of $207,000 or 19.5% for 2013 compared to 2012 was due to depreciation from additional furniture and technology equipment purchases required to support Veritex's expansion and build the infrastructure needed for growth in the volume of its business.

        Data processing.    Data processing expenses were $729,000 and $880,000 for the years ended December 31, 2013 and 2012, respectively. These expenses decreased $151,000 or 17.2% in 2013 due to one-time project related expenses in 2012. Partially offsetting the decrease in expense in 2013, was an increase in transaction volumes associated with deposit growth.

        Legal fees.    Legal fees were $80,000 and $380,000 for the years ended December 31, 2013 and 2012, respectively. The decrease in legal fees of $300,000, or 78.9%, for 2013 compared with 2012 was due in part to the completion of Veritex's conversion to a state chartered bank in 2012, and no acquisitions in 2013.

        FDIC assessment fees.    FDIC assessment fees were $378,000 and $234,000 for the years ended December 31, 2013 and 2012, respectively. The increase of $144,000, or 61.5% for 2013 compared to 2012 was due to an increase in Veritex's average consolidated assets and average tangible equity, the two components of the assessment base.

        Other professional fees.    Other professional fees, which includes audit, loan review, regulatory assessments, and IT professional services, were $574,000 and $668,000 for the years ended December 31, 2013 and 2012, respectively. The decrease of $94,000 or 14.1% for 2013 was due to IT support fees related to network infrastructure projects during 2012.

        Other real estate owned expense and write-downs.    Expenses related to other real estate owned increased $224,000 or 128.0% in 2013 compared to 2012 due to write-downs of $249,000 taken on four properties in 2013 and other miscellaneous expenses relating to the upkeep and maintenance of these types of properties

        Other.    Other noninterest income increased $264,000 or 18.1% in 2013 compared to 2012 due primarily to business development expenses required to support sales activities in these years.

Income Tax Expense

        For the year ended December 31, 2013, income tax expense was $1.7 million compared to $136,000 for the year ended December 31, 2013. The increase in income tax expense of $1.6 million was primarily attributable to the $3.6 million increase in net operating income during 2013. Veritex's effective income tax rates for the years ended December 31, 2013 and 2012 were 34.3% and 8.4%, respectively, compared to the U.S. statutory rate of 34% for each year.

        Veritex's effective tax rate for 2013 was essentially the same as the statutory rate because its tax-exempt bank-owned life insurance earnings were approximately equal to its other non-deductible expenses. Veritex's effective tax rate for the year ended December 31, 2012 was affected primarily by tax- exempt bank-owned life insurance earnings and the reversal of its deferred tax asset valuation allowance.

Financial Condition

        Veritex's total assets increased $6.6 million, or 0.8%, from $802.3 million as of December 31, 2014, to $808.9 million as of March 31, 2015. Assets increased $137.3 million or 20.6% from $665.0 million as of December 31, 2013 to $802.3 million as of December 31, 2014 and $140.9 million or 26.9% from $524.1 million as of December 31, 2012 to December 31, 2013. Veritex's asset growth was due to the successful execution of Veritex's strategy of establishing deep relationships in the Dallas metropolitan area resulting in new customer accounts and growth in balances from existing loan and deposit customers.

Loan Portfolio

        Veritex's primary source of income is interest on loans to individuals, professionals, small to medium-sized businesses and commercial companies located in the Dallas metropolitan area. Veritex's loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties located in Veritex's primary market area. Veritex's loan portfolio represents the highest yielding component of its earning asset base.

        As of March 31, 2015, total loans were $615.5 million, an increase of $12.2 million, or 2.0%, compared to $603.3 million as of December 31, 2014. Total loans as of December 31, 2014 represented an increase of $108.0 or 21.8% million compared to $495.3 million as of December 31, 2013. These increases were primarily due to Veritex's continued penetration in its primary market area. In addition to these amounts, $2.5 million, $8.9 million and $2.1 million in loans were classified as held for sale as of March 31, 2015, December 31 2014 and December 31, 2013, respectively.

        Total loans as a percentage of deposits were 92.1%, 94.5% and 86.3% as of March 31, 2015, December 31, 2014 and December 31, 2013, respectively. Total loans as a percentage of assets were 76.1%, 75.2% and 74.5% as of March 31, 2015, December 31, 2014 and December 31, 2013, respectively.

        The following table summarizes Veritex's loan portfolio by type of loan as of the dates indicated:

			As of December 31,
	As of March 31, 2015
			2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$204,061	33.2%	$207,101	34.3%	$160,823	32.5%	$123,779	31.1%	$83,381	28.0%	$28,369	28.1%
Real estate:
Construction and land	84,030	13.7	69,966	11.6	47,643	9.6	41,497	10.4	38,291	12.9	10,603	10.5
Farmland	10,156	1.7	10,528	1.7	11,656	2.4	6,281	1.6	5,211	1.7	1,141	1.1
1-4 family residential	113,392	18.4	105,788	17..5	86,908	17.5	71,875	18.1	51,356	17.2	26,431	26.2
Multi-family residential	9,540	1.5	9,964	1.7	11,862	2.4	12,997	3.3	14,360	4.8	2,088	2.1
Nonfarm nonresidential	190,967	31.0	195,839	32.5	171,451	34.6	134,449	33.8	92,913	31.2	28,211	28.0
Consumer	3,349	0.5	4,124	0.7	4,927	1.0	6,858	1.7	12,505	4.2	4,079	4.0

Total loans held for investment	$615,495	100.0%	$603,310	100.0%	$495,270	100.0%	$397,736	100.0%	$298,017	100.0%	$100,922	100.0%

Total loans held for sale	$2,508		$8,858		$2,051		$2,818		$—		$—

        Commercial loans.    Veritex's commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and effectively. These loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory and generally include personal guarantees.

        Commercial loans decreased $3.0 million, or 1.5%, to $204.1 million as of March 31, 2015, from $207.1 million as of December 31, 2014. The decrease in lending activity was primarily due to the reduction of energy sector loans to $2.8 million from $6.2 million as of December 31, 2014, and other unanticipated loan pay-downs. By comparison, commercial loans increased $46.3 million or 28.8% to $207.1 million as of December 31, 2014 from $160.8 million as of December 31, 2013. The increase in lending activity was due to a relatively robust business environment in Veritex's primary market area and the efforts of Veritex's relationship-based lenders who leveraged these growth opportunities.

        Construction and land.    Veritex's construction and land development loans are comprised of loans to fund construction, land acquisition and land development construction. The properties securing the portfolio are located throughout North Texas and are generally diverse in terms of type.

        Construction and land loans increased $14.1 million, or 20.1%, to $84.0 million as of March 31, 2015 from $70.0 million as of December 31, 2014. Construction and land loans increased $22.3 million or 46.9% to $70.0 million as of December 31, 2014 from $47.6 million as of December 31, 2013. The increases in lending activity were due to a robust business environment in Veritex's primary market area and the continued efforts of Veritex's relationship-based lenders.

        1-4 family residential.    Veritex's 1-4 family residential loans are comprised of loans secured by single family homes, which are both owner-occupied and investor owned. Veritex's 1-4 family residential loans have a relatively small balance spread between many individual borrowers.

        1-4 family residential loans increased $7.6 million, or 7.2%, to $113.4 million as of March 31, 2015, from $105.8 million as of December 31, 2014. 1-4 family residential loans increased $18.9 million or 21.7% to $105.8 million as of December 31, 2014 from $86.9 million as of December 31, 2013. These increases resulted primarily from an increase in market demand due to growth in the housing market in Veritex's primary market area.

        Nonfarm nonresidential.    Veritex's nonfarm, nonresidential loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. These loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the portfolio are located throughout north Texas and are generally diverse in terms of type. This diversity helps reduce the exposure to adverse economic events that affect any single industry.

        Nonfarm nonresidential loans decreased $4.9 million, or 2.5%, to $191.0 million as of March 31, 2015, from $195.8 million as of December 31, 2014. This decrease primarily resulted from approximately $8.0 million in pay-downs partially offset by approximately $3.0 million in new fundings. By comparison, nonfarm nonresidential loans increased $24.3 million or 14.2% to $195.8 million as of December 31, 2014 from $171.5 million as of December 31, 2013. This increase resulted from increased loan demand and favorable market conditions.

        Other loan categories.    Other categories of loans included in Veritex's loan portfolio include farmland and agricultural loans made to farmers and ranchers relating to their operations, multi-family residential loans and consumer loans. None of these categories of loans represents a significant portion of Veritex's total loan portfolio.

        The contractual maturity ranges of loans in Veritex's loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of March 31, 2015
	One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$85,016	$95,541	$23,504	$204,061
Real estate:
Construction and land	45,366	20,179	18,485	84,030
Farmland	2,497	7,279	380	10,156
1-4 family residential	11,800	70,795	30,797	113,392
Multi-family residential	492	8,254	794	9,540
Nonfarm nonresidential	24,050	129,590	37,327	190,967
Consumer	1,280	1,645	424	3,349

Total loans	$170,501	$333,283	$111,711	$615,495

Amounts with fixed rates	$46,119	$178,694	$48,257	$273,070
Amounts with floating rates	$124,382	$154,589	$63,454	$342,425

	As of December 31, 2014
	One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$82,440	$99,262	$25,399	$207,101
Real estate:
Construction and land	37,183	21,429	11,354	69,966
Farmland	2,530	7,462	536	10,528
1-4 family residential	8,752	67,633	29,403	105,788
Multi-family residential	466	8,696	802	9,964
Nonfarm nonresidential	14,558	144,393	36,888	195,839
Consumer	1,458	2,235	431	4,124

Total loans	$147,387	$351,110	$104,813	$603,310

Amounts with fixed rates	$35,867	$186,000	$39,612	$261,479
Amounts with floating rates	$111,520	$165,110	$65,201	$341,831

	As of December 31, 2013
	One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$70,021	$72,156	$18,646	$160,823
Real estate:
Construction and land	21,071	23,776	2,796	47,643
Farmland	863	9,620	1,173	11,656
1-4 family residential	10,427	45,211	31,270	86,908
Multi-family residential	2,604	7,968	1,290	11,862
Nonfarm nonresidential	15,861	123,846	31,744	171,451
Consumer	1,803	2,656	468	4,927

Total loans	$122,650	$285,233	$87,387	$495,270

Amounts with fixed rates	$36,610	$158,114	$29,125	$223,849
Amounts with floating rates	$86,040	$127,119	$58,262	$271,421

Nonperforming Assets

        Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Veritex has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Veritex has established underwriting guidelines to be followed by its bankers, and Veritex also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Veritex's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

        Veritex believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. Veritex had $941,000 in nonperforming assets as of March 31, 2015, compared to $541,000 and $2.9 million in nonperforming assets as of December 31, 2014 and December 31, 2013, respectively. Veritex had $323,000 in nonperforming loans as of March 31, 2015, compared to $436,000 and $1.1 million as of December 31, 2014 and December 31, 2013, respectively.

        The following table presents information regarding nonperforming loans at the dates indicated:

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
	(Dollars in thousands)
Non-accrual loans(1)	$323	$436	$1,117	$1,211	$—	$364
Accruing loans 90 or more days past due	—	—	9	93	153	—

Total nonperforming loans	323	436	1,126	1,304	153	364

Other real estate owned:
Commercial real estate, construction, land and land development	548	55	1,797	2,438	729	319
Residential real estate	—	50	—	—	—	—

Total other real estate owned	548	105	1,797	2,438	729	319
Repossessed assets owned	70

Total other assets owned	618

Total nonperforming assets	$941	$541	$2,923	$3,742	$882	$683

Restructured loans—non-accrual	$50	$597	$1,611	$1,525	$—	$—
Restructured loans—accruing	$1,461	$1,080	$2,465	$1,156	$—	$—
Ratio of nonperforming loans to total loans	0.05%	0.07%	0.23%	0.33%	0.05%	0.36%
Ratio of nonperforming assets to total assets	0.12%	0.07%	0.44%	0.71%	0.20%	0.35%

(1)
Does not include purchased credit impaired loan of $541,000 and $569,000 as of December 31, 2014 and December 31, 2013, respectively. There were no purchased credit impaired loans as of March 31, 2015.

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
	(Dollars in thousands)
Non-accrual loans by category:
Real estate:
Construction and land	$—	$—	$76	$—	$—	$—
Farmland	—	—	—	—	—	—
1-4 family residential	—	—	1,041	879	—	—
Multi-family residential	—	—	—	—	—	—
Nonfarm residential	—	375	—	331	—	—
Commercial	297	34	—	—	—	—
Consumer	26	27	—	1	—	—

Total	$323	$436	$1,117	$1,211	$—	$364	(1)

(1)
Classification by category was not available for 2010 data.

Potential Problem Loans

        From a credit risk standpoint, Veritex classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Veritex review the ratings on credits monthly. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period. Veritex's methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss).

        Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that Veritex generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

        Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature or important weaknesses that exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen Veritex's position and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

        The following table summarizes Veritex's internal ratings of Veritex's loans, including purchase credit impaired loans, as of the dates indicated:

	As of March 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Construction	$84,030	$—	$—	$—	$84,030
Farmland	10,156	—	—	—	10,156
1-4 family residential	113,223	—	169	—	113,392
Multi-family residential	9,540	—	—	—	9,540
Nonfarm nonresidential	190,570	397	—	—	190,967
Commercial	202,238	1,143	680	—	204,061
Consumer	3,152	—	197	—	3,349

Total	$612,909	$1,540	$1,046	$—	$615,495

	As of December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Construction	$69,425	$—	$541	$—	$69,966
Farmland	10,528	—	—	—	10,528
1-4 family residential	105,786	—	2	—	105,788
Multi-family residential	9,964	—	—	—	9,964
Nonfarm nonresidential	195,464	—	375	—	195,839
Commercial	205,681	672	748	—	207,101
Consumer	3,925	—	199	—	4,124

Total	$600,773	$672	$1,865	$—	$603,310

	As of December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Real estate:
Construction	$46,998	$—	$645	$—	$47,643
Farmland	11,656	—	—	—	11,656
1-4 family residential	85,649	—	1,259	—	86,908
Multi-family residential	11,862	—	—	—	11,862
Nonfarm nonresidential	171,371	—	80	—	171,451
Commercial	158,919	731	1,173	—	160,823
Consumer	4,878	7	42	—	4,927

Total	$491,333	$738	$3,199	$—	$495,270

Allowance for loan losses

        Veritex maintains an allowance for loan losses that represents management's best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses, Veritex estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. For additional discussion of Veritex's methodology, please refer to "—Critical Accounting Policies—Allowance for loan losses."

        In connection with Veritex's review of the loan portfolio, Veritex considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements Veritex considers include:

  •
  for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower's business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral;

  •
  for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

  •
  for 1-4 family residential mortgage loans, the borrower's ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio and the age, condition and marketability of the collateral; and

  •
  for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, experience and ability of the developer and loan to value ratio.

        As of March 31, 2015, the allowance for loan losses totaled $6.0 million or 0.98% of total loans. As of December 31, 2014, the allowance for loan losses totaled $6.0 million, or 0.99%, of total loans. As of December 31, 2013, the allowance for loan losses totaled $5.0 million or 1.01% of total loans. Ending balances for the purchase discount related to non-impaired acquired loans were $137,000, $185,000 and $667,000 as of March 31, 2015, December 31, 2014 and December 31, 2013, respectively. Purchase credit impaired loans are not considered nonperforming loans. There were no purchase credit impaired loans as of March 31, 2015. Purchase credit impaired loans had no purchase discount outstanding as of December 31, 2014 and December 31, 2013.

        The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	For the Three Months Ended	For the Three Months Ended
			For the Years Ended December 31,
	March 31, 2015	March 31, 2014
			2014	2013	2012	2011	2010
	(Dollars in thousands)
Average loans outstanding	$613,840	$496,316	$546,041	$433,612	$342,130	$217,064	$91,948

Gross loans outstanding at end of period(1)	$615,495	$500,091	$603,310	$495,270	$397,736	$298,017	$100,922

Allowance for loan losses at beginning of period	$5,981	$5,018	$5,018	$3,238	$1,012	$166	$—
Provision for loan losses	110	252	1,423	1,883	2,953	960	166
Charge-offs:
Real estate:
Construction, land and farmland	(48)	—	(28)	—	—	—	—
Residential	—	—	(30)	(85)	(265)	(54)	—
Nonfarm non-residential	—	—	—	—	(231)	—	—
Commercial	(50)	(60)	(448)	(110)	(172)	(77)	—
Consumer	(4)	—	(4)	(45)	(133)	(18)	—

Total charge-offs	(102)	(60)	(510)	(240)	(801)	(149)
Recoveries:
Real estate:
Construction, land and farmland	—	—	—	—	—	—	—
Residential	—	—	—	60	—	22	—
Nonfarm non-residential	5	—	2	—	—	—	—
Commercial	12	3	46	32	61	3	—
Consumer	—	2	2	45	13	10	—

Total recoveries	17	5	50	137	74	35	—
Net charge-offs	(85)	(55)	(460)	(103)	(727)	(114)	—

Allowance for loan losses at end of period	$6,006	$5,215	$5,981	$5,018	$3,238	$1,012	$166

Ratio of allowance to end of period loans	0.98%	1.04%	0.99%	1.01%	0.81%	0.34%	0.16%
Ratio of net charge-offs to average loans	0.01%	0.01%	0.08%	0.02%	0.21%	0.05%	—

(1)
Excluding loans held for sale.

        Veritex believes the successful execution of its growth strategy through key acquisitions and organic growth is demonstrated by the upward trend in loan balances from December 31, 2010, to March 31, 2015. Loan balances increased from $100.9 million as of December 31, 2010, to $615.5 million as of March 31, 2015. Veritex's provision has increased consistently with the growth in Veritex's loan portfolio during the same period. Charge-offs have been immaterial, representing less than 0.01% of total loan balances during the same period.

        Although Veritex believes that it has established its allowance for loan losses in accordance with accounting principles generally accepted in the United States and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Veritex experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

        The following table shows the allocation of the allowance for loan losses among Veritex's loan categories and certain other information as of the dates indicated. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

			As of December 31,
	As of March 31, 2015
			2014		2013(2)		2012(2)		2011(3)		2010(1)
	Amount	Percent to Total	Amount	Percent to Total	Amount	Percent to Total	Amount	Percent to Total	Amount	Percent to Total	Amount	Percent to Total
	(Dollars in thousands)
Real estate:
Construction and land	$768	12.8%	$675	11.3%	$660	13.2%	$455	14.1%	n/a	n/a	n/a	n/a
Farmland	90	1.5	94	1.6	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
1-4 family residential	1,155	19.2	1,077	18.0	861	17.1	672	20.8	n/a	n/a	n/a	n/a
Multi-family residential	85	1.4	89	1.5	109	2.2	83	2.6	n/a	n/a	n/a	n/a
Nonfarm nonresidential	1,841	30.7	1,890	31.6	1,726	34.4	1,028	31.7	n/a	n/a	n/a	n/a

Total real estate	3,939	65.6	3,825	64.0	3,356	66.9	2,238	69.2	$660	65.2%	n/a	n/a
Commercial	2,014	33.5	2,092	34.9	1,585	31.6	947	29.2	317	31.3	n/a	n/a
Consumer	53	0.9	64	1.1	77	1.5	53	1.6	35	3.5	n/a	n/a

Total allowance for loan losses	$6,006	100.0%	$5,981	100.0%	$5,018	100.0%	$3,238	100.0%	$1,012	100.0%	$166	100.0%

(1)
In 2010, allowance for loan losses not available by category.

(2)
In 2013 and 2012, allowance for loan loss related to farmland was included in the construction and land category.

(3)
In 2011, Veritex did not break out allowance for loan loss by category for real estate loans.

Securities

        Veritex uses its securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral requirements and meet regulatory capital requirements. As of March 31, 2015, the carrying amount of investment securities totaled $53.4 million, an increase of $8.3 million, or 18.4%, compared to $45.1 million as of December 31, 2014. As of December 31, 2014, the carrying amount of investment securities decreased $477,000 or 1.0% compared to $45.6 million as of December 31, 2013, compared to an increase of $16.1 million or 54.4% as of December 31, 2013 from $29.5 million as of December 31, 2012. Securities represented 6.6%, 5.6% 6.9% and 5.6% of total assets as of March 31, 2015, December 31, 2014, 2013 and 2012, respectively.

        Veritex's investment portfolio consists entirely of securities classified as available for sale. As a result, the carrying values of Veritex's investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in stockholders' equity. The following table summarizes the amortized cost and estimated fair value of Veritex's investment securities as of the dates shown:

	As of March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agencies	$1,877	$—	$23	$1,854
Corporate bonds	—	—	—	—
Municipal securities	3,399	23	20	3,402
Mortgage-backed securities	35,640	238	74	35,804
Collateralized mortgage obligations	11,130	131	27	11,234
Asset-backed securities	1,076	21	—	1,097

Total	$53,122	$413	$144	$53,391

	As of December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agencies	$1,928	$—	$47	$1,881
Corporate bonds	500	—	—	500
Municipal securities	965	22	—	987
Mortgage-backed securities	28,588	256	73	28,771
Collateralized mortgage obligations	11,752	124	37	11,839
Asset-backed securities	1,134	15	—	1,149

Total	$44,867	$417	$157	$45,127

	As of December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agencies	$2,019	$—	$95	$1,924
Corporate bonds	1,445	35	—	1,480
Municipal securities	934	24	—	958
Mortgage-backed securities	24,898	220	187	24,931
Collateralized mortgage obligations	14,898	158	141	14,915
Asset-backed securities	1,370	26	—	1,396

Total	$45,564	$463	$423	$45,604

	As of December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agencies	$—	$—	$—	$—
Corporate bonds	1,435	31	4	1,462
Municipal securities	904	40	—	944
Mortgage-backed securities	15,006	448	—	15,454
Collateralized mortgage obligations	9,867	193	15	10,045
Asset-backed securities	1,600	33	—	1,633

Total	$28,812	$745	$19	$29,538

        All of Veritex's mortgage-backed securities are agency securities. Veritex does not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, structured investment vehicles, private label collateralized mortgage obligations, subprime, Alt-A or second lien elements in Veritex's investment portfolio. As of March 31, 2015, Veritex's investment portfolio did not contain any securities that are directly backed by subprime or Alt-A mortgages.

        Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

        The following table sets forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of Veritex's securities portfolio as of the dates indicated. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	As of March 31, 2015
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
U.S. government agencies	$—	—%	$924	1.56%	$930	1.81%	$—	—%	$1,854	1.69%
Corporate bonds/Certificates of deposit	—	—	—	—	—	—	—	—	—	—
Municipal securities	995	3.25	—	—	—	—	2,407	2.27	3,402	2.56
Mortgage-backed securities	—	—	30,240	1.77	3,455	0.98	2,109	2.04	35,804	1.71
Collateralized mortgage obligations	237	3.47	7,420	2.30	3,577	1.88	—	—	11,234	2.19
Asset-backed securities	113	0.53	—	—	984	1.00	—	—	1,097	0.95

Total	$1,345	3.06%	$38,584	1.86%	$8,946	1.43%	$4,516	2.16%	$53,391	1.75%

	As of December 31, 2014
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
U.S. government agencies	$—	—%	$944	1.63%	$937	1.83%	$—	—%	$1,881	1.73%
Corporate bonds/Certificates of deposit	500	2.49	—	—	—	—	—	—	500	2.49
Municipal securities	—	—	987	3.25	—	—	—	—	987	3.25
Mortgage-backed securities	—	—	25,140	1.78	3,543	0.95	88	1.60	28,771	1.68
Collateralized mortgage obligations	357	3.43	9,254	2.20	2,228	1.70	—	—	11,839	2.14
Asset-backed securities	174	0.50	—	—	975	0.90	—	—	1,149	0.84

Total	$1,031	2.48%	$36,325	1.93%	$7,683	1.27%	$88	1.60%	$45,127	1.82%

	As of December 31, 2013
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
U.S. government agencies	$—	—%	$—	—%	$1,924	1.57%	$—	—%	$1,924	1.57%
Corporate bonds/Certificates of deposit	—	—	1,480	2.17	—	—	—	—	1,480	2.17
Municipal securities	—	—	958	3.25	—	—	—	—	958	3.25
Mortgage-backed securities	—	—	20,794	1.83	4,046	1.21	91	1.60	24,931	1.73
Collateralized mortgage obligations	719	1.18	9,863	2.32	3,411	2.24	922	0.50	14,915	2.15
Asset-backed securities	—	—	418	0.46	978	1.00	—	—	1,396	0.83

Total	$719	1.18%	$33,513	2.01%	$10,359	1.60%	$1,013	0.60%	$45,604	1.88%

        The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities, collateralized mortgage obligations and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to pre-pay. Monthly pay downs on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Veritex's investment portfolio was 3.68 years with an estimated effective duration of 2.31 years as of March 31, 2015.

        As of March 31, 2015, and December 31, 2014, 2013 and 2012, Veritex did not own securities of any one issuer for which aggregate adjusted cost exceeded 10.0% of the consolidated stockholders' equity as of such respective dates.

        The average yield of the securities portfolio was 1.75% as of March 31, 2015, compared to 1.71% and 1.65% as of December 31, 2014 and 2013, respectively. The increase in average yield during the first quarter of 2015 compared to 2014 and 2013 was primarily due to the reinvestment of funds at lower rates in 2015 and the speed of prepayments on Veritex's mortgage-backed securities and collateralized mortgage obligation portfolios.

Deposits

        Veritex offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. Veritex relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

        Total deposits as of March 31, 2015, were $668.3 million, an increase of $29.6 million, or 4.6%, compared to $638.7 million as of December 31, 2014, due primarily to increases of $53.4 million in money market deposits, which was partially offset by a $12.3 million decrease in business checking deposits and a $9.4 million decrease in noninterest-bearing deposits. The money market deposit increase was comprised of $42.0 million of low cost brokered deposits with an average rate of 0.17%.

        Total deposits as of December 31, 2014 were $638.7 million, an increase of $64.8 million or 11.3% compared to $573.9 million as of December 31, 2013 due primarily to increases of $32.1 million, $16.9 and $17.4 million in Veritex's noninterest-bearing deposit accounts, money market accounts, and interest bearing checking accounts respectively. Total deposits as of December 31, 2013 were $573.9 million, an increase of $126.0 million or 28.1% compared to December 31, 2012 due primarily to increases of $48.5 million and $61.0 million in Veritex's noninterest-bearing deposit accounts and money market accounts, respectively. Veritex believes the upward trend of deposit growth is primarily due to the continued penetration of its primary market areas and increase in commercial lending relationships for which it also seeks deposit balances.

        Noninterest-bearing deposits as of March 31, 2015, were $241.7 million compared to $251.1 million as of December 31, 2014, a decrease of $9.4 million, or 3.7%. By comparison, noninterest-bearing deposits increased $32.1 million or 14.7% as of December 31, 2014 from $219.0 million as of December 31, 2013. The December 31, 2013 balance for noninterest-bearing deposits represented an increase of $48.5 million or 28.4% compared to $170.5 million as of December 31, 2012.

        Interest-bearing deposit account balances as of March 31, 2015, were $426.2 million compared to $387.6 million as of December 31, 2014, an increase of $38.6 million, or 10.0%. Interest bearing checking account balances as of December 31, 2014 were $57.6 million compared to $40.2 million as of December 31, 2013, an increase of $17.4 million or 43.3%. The December 31, 2013 balance for interest bearing checking accounts represented an increase of $5.1 million or 15.0% compared to $35.0 million as of December 31, 2012.

        Average deposits for the three months ended March 31, 2015, were $647.9 million, an increase of $43.0 million, or 7.1%, over the full year average for the year ended December 31, 2014, of $604.9 million. The average rate paid on total interest-bearing deposits remained constant at 0.71% for the year ended December 31, 2014, and for the three months ended March 31, 2015. In addition, the continued growth of noninterest-bearing demand accounts resulted in further reductions to the cost of deposits from 0.40% for the year ended December 31, 2014, to 0.39% for the three months ended March 31, 2015.

        Average deposits for the year ended December 31, 2014 were $604.9 million, an increase of $105.3 million or 21.1% over the full year average for the year ended December 31, 2013 of $499.6 million. Average deposits grew $101.2 million or 25.4% from $398.4 million for the year ended December 31, 2012. The average rate paid on total interest-bearing deposits decreased this period from 0.71% for the year ended December 31, 2013 to 0.65% for the year ended December 31, 2014. The decreases in average rates were driven primarily by strategic reductions in money market and certificate of deposit pricing during this time period. In addition, the continued growth of noninterest-bearing demand accounts resulted in further reductions to the cost of deposits from 0.44% for the year ended December 31, 2013 and 0.40% for the year ended December 31, 2014.

        The following table presents the daily average balances and weighted average interest rates paid on deposits for the periods indicated:

			For the Years Ended December 31,
	For the Three Months Ended March 31, 2015
			2014		2013		2012
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing demand accounts	$46,253	0.25%	$42.419	0.28%	$35,021	0.25%	$28,543	0.28%
Savings accounts	6,047	0.11	5,417	0.10	4,767	0.10	3,909	0.10
Money market accounts	267,131	0.58	227,050	0.59	174,878	0.62	138,138	0.62
Certificates and other time deposits > $100k	72,258	1.02	82,048	0.97	79,278	1.01	72,097	1.08
Certificates and other time deposits < $100k	17,237	0.88	17,140	0.89	17,218	1.07	16,591	1.04

Total interest-bearing deposits	408,926	0.63	374,074	0.65	311,162	0.71	259,278	0.74

Noninterest-bearing demand accounts	238,994		230,875		188,405		139,128

Total deposits	$647,920	0.40%	$604,949	0.46%	$499,567	0.44%	$398,406	0.48%

        Veritex's ratios of average noninterest-bearing deposits to average total deposits for the three months ended March 31, 2015, and the years ended December 31, 2014 and 2013, were 36.9%, 38.2% and 37.7%, respectively.

        The following table sets forth the amount of Veritex's certificates of deposit that are $100,000 or greater by time remaining until maturity:

		As of December 31,
	As of March 31, 2015
		2014	2013	2012
	(Dollars in thousands)
1 year or less	$66,821	$68,467	$65,069	$63,269
More than 1 year but less than 3 years	6,454	7,124	12,226	6,181
3 years or more but less than 5 years	3,151	3,926	4,183	2,296
5 years or more	—	—	—	—

Total	$76,426	$79,517	$81,478	$71,746

Borrowings

        Veritex utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities, each of which is discussed below.

        Federal Home Loan Bank (FHLB) advances.    The FHLB allows Veritex to borrow on a blanket floating lien status collateralized by certain securities and loans. As of March 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012, total borrowing capacity of $282.1 million $236.1 million, $227.6 million and $22.6 million respectively, was available under this arrangement and $15.0 million, $40.0 million, $15.0 million and $10.0 million, respectively, was outstanding with an average interest rate of 0.77% for the three months ended March 31, 2015, 0.74% 1.28% and 3.13%, for the years ended December 31, 2014, 2013 and 2012, respectively. Veritex's current FHLB advances mature within four years. Veritex utilizes these borrowings to meet liquidity needs and to fund certain fixed rate loans in its portfolio.

        The following table presents Veritex's FHLB borrowings at the dates indicated. Other than FHLB borrowings, Veritex had no other short-term borrowings at the dates indicated.

FHLB Advances
(Dollars in Thousands)
March 31, 2015
Amount outstanding at year-end	$15,000
Weighted average interest rate at year-end	0.80%
Maximum month-end balance during the year	15,000
Average balance outstanding during the year	16,878
Weighted average interest rate during the year	0.77%
December 31, 2014
Amount outstanding at year-end	$40,000
Weighted average interest rate at year-end	0.36%
Maximum month-end balance during the year	40,000
Average balance outstanding during the year	15,890
Weighted average interest rate during the year	0.74%
December 31, 2013
Amount outstanding at year-end	$15,000
Weighted average interest rate at year-end	0.80%
Maximum month-end balance during the year	15,000
Average balance outstanding during the year	14,932
Weighted average interest rate during the year	1.28%
December 31, 2012
Amount outstanding at year-end	$10,000
Weighted average interest rate at year-end	3.13%
Maximum month-end balance during the year	10,000
Average balance outstanding during the year	10,000
Weighted average interest rate during the year	3.13%

        Federal Reserve Bank of Dallas.    The Federal Reserve Bank of Dallas has an available borrower in custody arrangement, which allows Veritex to borrow on a collateralized basis. Certain commercial and consumer loans are pledged under this arrangement. Veritex maintains this borrowing arrangement to meet liquidity needs pursuant to its contingency funding plan. As of March 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012, $147.1 million $162.9 million, $127.1 million and $83.3 million, respectively, were available under this arrangement. As of March 31, 2015, approximately $192.4 million in commercial loans was pledged as collateral. As of March 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012, no borrowings were outstanding under this arrangement.

        Junior subordinated debentures.    In connection with the acquisition of Fidelity Resource Company during 2011, Veritex assumed $3.1 million in fixed/floating rate junior subordinated debentures underlying common securities and preferred capital securities, or the Trust Securities, issued by Parkway National Capital Trust I, a statutory business trust and acquired wholly-owned subsidiary. Veritex assumed the guarantor position and as such, unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the Trust Securities subject to certain exceptions, the redemption price when a capital security is called for redemption and amounts due if a trust is liquidated or terminated.

        Veritex owns all of the outstanding common securities of the trust. The trust used the proceeds from the issuance of its Trust Securities to buy the debentures originally issued by Fidelity Resource

Company. These debentures are the trust's only assets and the interest payments from the debentures finance the distributions paid on the Trust Securities.

        The Trust Securities pay cumulative cash distributions quarterly at a rate per annum equal to the three-month LIBOR plus 1.85% percent. The effective rate as of March 31, 2015, December 31, 2014 and December 31, 2013, was 2.08%, 2.09% and 2.10%, respectively. So long as no event of default leading to an acceleration event has occurred, Veritex has the right at any time and from time to time during the term of the debenture to defer payments of interest by extending the interest distribution period for up to twenty consecutive quarterly periods. The Trust Securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures at the stated maturity in the year 2036 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Trust Securities, plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances.

        The Trust Securities qualify as Tier 1 capital, subject to regulatory limitations, under guidelines established by the Federal Reserve.

        Subordinated notes.    On December 23, 2013, Veritex completed a private offering of $5.0 million in aggregate principal amount of subordinated promissory notes. The notes were structured to qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve. The proceeds from the offering were used to support Veritex's continued growth. The notes are unsecured, with quarterly interest payable at a fixed rate of 6.0% per annum, and unpaid principal and interest on the notes is due at the stated maturity on December 31, 2023. Veritex may redeem the notes in whole or in part on any interest payment date that occurs on or after December 23, 2018, subject to approval of the Federal Reserve.

        Under the terms of the notes, if Veritex has not paid interest on the notes within 30 days of any interest payment date, or if Veritex's classified assets to total tangible capital ratio exceeds 40.0%, then the note holder that holds the greatest aggregate principal amount of the notes may appoint one representative to attend meetings of Veritex's board of directors as an observer. The board observation rights terminate when such overdue interest is paid or Veritex's classified assets to total tangible capital ratio no longer exceeds 40.0%. In addition, the terms of the notes provide that the note holders will have the same rights to inspect Veritex's books and records provided to holders Veritex's common stock under Texas law.

        In connection with the issuance of the notes, Veritex also issued warrants to purchase 25,000 shares of Veritex's common stock, at an exercise price of $11.00 per share, exercisable at any time, in whole or in part, on or prior to December 31, 2023.

		As of December 31,
	As of March 31, 2015
		2014	2013	2012
	(Dollars in Thousands)
Junior subordinated debentures	$3,093	$3,093	$3,093	$3,093
Subordinated notes	4,981	4,981	4,979	—

Total	$8,074	$8,074	$8,072	$3,093

Liquidity and Capital Resources

Liquidity

        Liquidity involves Veritex's ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the three months ended March 31, 2015, and the years ended December 31, 2014, 2013 and 2012, Veritex's liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Use of brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB and the Federal Reserve Bank of Dallas are available and have been utilized to take advantage of the cost of these funding sources. Veritex maintained two lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $14.6 million as of March 31, 2015, December 31, 2014 and December 31, 2013 and $12.6 million as of December 31, 2012. There were no advances under these lines of credit outstanding as of March 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012.

        The following table illustrates, during the periods presented, the mix of Veritex's funding sources and the average assets in which those funds are invested as a percentage of Veritex's average total assets for the period indicated. Average assets totaled $789.6 million for the three months ended March 31, 2015, and $713.0 million, $584.1 million and $472.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

		For the Years Ended December 31,
	For the Three Months Ended March 31, 2015
		2014	2013	2012
Sources of Funds:
Deposits:
Noninterest-bearing	30.3%	32.4%	32.9%	32.6%
Interest-bearing	51.8	52.5	53.4	52.9
Advances from FHLB	2.1	2.2	2.2	1.9
Other borrowings	1.0	1.1	1.2	0.6
Other liabilities	0.3	0.3	0.3	0.2
Stockholders' equity	14.5	11.5	10.0	11.8

Total	100.0%	100.0%	100.0%	100.0%

Uses of Funds:
Loans	78.0%	76.5%	74.0%	75.8%
Securities available for sale	6.7	6.9	6.9	5.6
Interest-bearing deposits in other banks	8.3	8.9	10.2	8.6
Other noninterest-earning assets	7.0	7.7	8.9	10.0

Total	100.0%	100.0%	100.0%	100.0%

Average noninterest-bearing deposits to average deposits	36.9%	38.2%	37.7%	34.9%
Average loans to average deposits	94.1%	90.3%	86.8%	85.9%

        Veritex's primary source of funds is deposits and its primary use of funds is loans. Veritex does not expect a change in the primary source or use of its funds in the foreseeable future. Veritex's average loans increased 23.68% for the three months ended March 31, 2015, compared to the same period in 2014. Average loans increased 25.9% for the year ended December 31, 2014 compared to the same period in 2013 and 26.7% for the year ended December 31, 2013 compared to the year ended December 31, 2012. Veritex predominantly invests excess deposits in overnight deposits with the Federal Reserve, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Veritex's securities portfolio had a weighted average life of 3.68 years and an effective duration of 2.31 years as of March 31, 2015, and a weighted average life of 4.04 years and an effective duration of 2.19 years as of December 31, 2014.

        As of March 31, 2015, Veritex had outstanding $173.4 million in commitments to extend credit and $1.04 million in commitments associated with outstanding standby and commercial letters of credit. As of December 31, 2014, Veritex had outstanding $144.2 million in commitments to extend credit and $818,000 in commitments associated with outstanding standby and commercial letters of credit. As of December 31, 2013, Veritex had outstanding $92.8 million in commitments to extend credit and $210,000 in commitments associated with outstanding standby and commercial letters of credit. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

        As of March 31, 2015, December 31, 2014 and December 31, 2013, Veritex had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature. As of March 31, 2015, Veritex had cash and cash equivalents of $85.5 million compared to $93.3 million as of December 31, 2014. The decrease was primarily due to use of excess cash to fund increase in loans. Veritex had cash and cash equivalents of $93.3 million as of December 31, 2014, an increase of $16.7 million from $76.6 million as of December 31, 2013, which was primarily the result of an excess in net cash generated from financing activities over net cash used in investing activities.

Capital Resources

        Total stockholders' equity increased to $115.1 million as of March 31, 2015, compared to $113.3 million as of December 31, 2014, an increase of $1.8 million, or 1.6%. This increase was primarily the result of $1.8 million in net income for the period. By comparison, total stockholders' equity increased $47.1 million or 71.1% from $66.2 million as of December 31, 2013. The increase was primarily a result of Veritex's net income of $5.2 million and the sale of common stock in Veritex's initial public offering in October 2014 and a private placement offering in January 2014.

        Total stockholders' equity increased to $66.2 million as of December 31, 2013, compared to $61.9 million as of December 31, 2012, an increase of $4.3 million or 6.9%. This increase was primarily the result of net income of $3.4 million and the sale of 120,363 additional shares of common stock representing $1.2 million of additional paid-in capital.

        For the three months ended March 31, 2015 and for the years ended December 31, 2014 and 2013, Veritex declared and paid cash dividends on its Series C preferred stock of $20,000, $80,000 and $60,000, respectively. See "Description of Capital Stock—Preferred Stock—Series C Preferred Stock" for additional discussion of Veritex's Series C preferred stock. To date, Veritex has not declared or paid dividends on its common stock. As discussed in the subsequent events footnote to the financial statements included herein, in October 2014, Veritex completed an initial public offering issuing 3,105,000 shares of common stock, $.01 par value, at $13.00 per share for gross proceeds of $40.4 million. Net proceeds after underwriting discounts and expenses were approximately $35.8 million. Veritex has retained the net proceeds from this offering at its holding company level and intends to use such proceeds to support Veritex's continued growth, including organic growth and potential future acquisitions, and for general corporate purposes.

        Capital management consists of providing equity to support Veritex's current and future operations. Veritex bank regulators view capital levels as important indicators of an institution's financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Veritex is subject to regulatory capital requirements at the bank holding company and bank levels. See "Regulation and Supervision—Prompt Corrective Action" for additional discussion regarding the regulatory capital requirements applicable to Veritex and Veritex Bank. As of March 31, 2015, and December 31, 2014, Veritex and Veritex Bank were in compliance with all applicable regulatory capital requirements, and Veritex Bank was classified as "well capitalized," for purposes of the prompt corrective action regulations. As Veritex employs its capital and continues to grow its operations, Vertiex's regulatory capital levels may decrease depending on its level of earnings. However, Veritex expects to monitor and control its growth in order to remain in compliance with all regulatory capital standards applicable to it.

        The following table presents the actual capital amounts and regulatory capital ratios for Veritex and Veritex Bank as of the dates indicated:

	As of March 31,		As of December 31,
	2015		2014		2013
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Veritex Holdings, Inc.
Total capital (to risk weighted assets)	$109,414	17.16%	$107,197	17.22%	$59,100	11.74%
Tier 1 capital (to risk weighted assets)	98,427	15.43	96,236	15.46	49,103	9.75
Tier 1 capital (to average assets)	98,427	12.78	96,236	12.66	49,103	8.06
Veritex Community Bank
Total capital (to risk weighted assets)	$82,235	12.91%	$79,616	12.79%	$57,275	11.37%
Tier 1 capital (to risk weighted assets)	76,229	11.96	73,635	11.83	52,257	10.37
Tier 1 capital (to average assets)	76,229	9.90	73,635	9.69	52,257	8.58

Contractual Obligations

        In the ordinary course of business, Veritex enters into contractual obligations and other commitments to make future payments, such as future cash payments associated with Veritex's contractual obligations pursuant to its FHLB advances, other borrowings, time deposit liabilities and non-cancelable future operating leases. Management believes that Veritex will be able to meet its contractual obligations as they come due through the maintenance of adequate cash levels. Management expects to maintain adequate cash levels through profitability, deposit gathering activities and loan and securities repayment and maturity activity. Veritex has in place various borrowing mechanisms for both short-term and long-term liquidity needs.

        The following tables summarize Veritex's contractual obligations and other commitments to make future payments as of December 31, 2014 and 2013:

	As of December 31, 2014
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Non-cancelable future operating leases	$955	$1,783	$1,567	$1,717	$6,022
Time deposits	84,304	8,523	4,061	—	96,888
Advances from FHLB	25,000	10,000	5,000	—	40,000
Other borrowings	—	—	—	8,074	8,074
Standby and commercial letters of credit	418	—	400	—	818
Commitments to extend credit	59,625	46,206	7,827	30,566	144,224

Total	$170,302	$66,512	$18,855	$40,357	$296,026

	As of December 31, 2013
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Non-cancelable future operating leases	$1,118	$991	$1,811	$3,284	$7,204
Time deposits	80,878	14,105	4,370	—	99,353
Advances from FHLB	—	10,000	5,000	—	15,000
Other borrowings	—	—	—	8,072	8,072
Standby and commercial letters of credit	210	—	—	—	210
Commitments to extend credit	52,477	20,360	3,035	16,955	92,827

Total	$134,683	$45,456	$14,216	$28,311	$222,666

        During the three months ended March 31, 2015, other than normal changes in the ordinary course of business, there have been no significant changes in the types of contractual obligations or amounts due.

Off-Balance Sheet Items

        In the normal course of business, Veritex enters into various transactions, which, in accordance with GAAP, are not included in its consolidated balance sheets. Veritex enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

        Veritex's commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

	As of March 31, 2015
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Standby and commercial letters of credit	$718	$—	$320	$—	$1,038
Commitments to extend credit	64,415	53,715	22,873	32,431	173,434

Total	$65,133	$53,715	$23,193	$32,431	$174,472

	As of December 31, 2014
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Standby letters of credit	$418	$—	$400	$—	$818
Commitments to extend credit	59,625	46,206	7,827	30,566	144,224

Total	$60,043	$46,206	$8,227	$30,566	$145,042

	As of December 31, 2013
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Standby and commercial letters of credit	$210	$—	$—	$—	$210
Commitments to extend credit	52,477	20,360	3,035	16,955	92,827

Total	$52,687	$20,360	$3,035	$16,955	$93,037

        Standby and commercial letters of credit are conditional commitments issued by Veritex to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, Veritex has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to Veritex in issuing letters of credit is essentially the same as that involved in extending loan facilities to Veritex's customers.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Veritex evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Veritex, upon extension of credit, is based on management's credit evaluation of the customer.

Interest Rate Sensitivity and Market Risk

        As a financial institution, Veritex's primary component of market risk is interest rate volatility. Veritex's asset liability and funds management policy provides management with the guidelines for effective funds management, and Veritex has established a measurement system for monitoring its net interest rate sensitivity position. Veritex manages its sensitivity position within Veritex's established guidelines.

        Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of Veritex's assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

        Veritex manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Veritex does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Veritex is not subject to foreign exchange or commodity price risk. Veritex does not own any trading assets.

        Veritex's exposure to interest rate risk is managed by the Asset-Liability Committee of Veritex Bank, in accordance with policies approved by Veritex Bank's board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk, which include an analysis of relationships between interest-earning assets and interest-bearing liabilities and an interest rate shock simulation model.

        Veritex uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model, as are prepayment assumptions, maturity data and call options within the investment portfolio. The average life of Veritex's non-maturity deposit accounts is based on standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

        On a quarterly basis, Veritex runs two simulation models including a static balance sheet and dynamic growth balance sheet. These models test the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the static and dynamic growth models, rates are shocked instantaneously and ramped rate changes over a 12-month and 24-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve. Internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net interest income at risk for the subsequent one-year period should not decline by more than 12.5% for a 100 basis point shift, 15.0% for a 200 basis point shift and 20.0% for a 300 basis point shift.

        The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the date indicated:

	As of March 31, 2015		As of December 31, 2014		As of December 31, 2013
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	8.88%	17.21%	8.08%	18.16%	5.68%	13.94%
+200	5.24%	12.76%	4.69%	13.32%	2.90%	10.48%
+100	1.97%	6.86%	1.66%	6.95%	0.59%	5.46%
Base	(0.18)%	—%	(0.19)%	—%	(0.48)%	0.00%
–100	(1.13)%	(1.46)%	(1.00)%	(0.52)%	(0.29)%	4.22%

        The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. Veritex has found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.

Impact of Inflation

        Veritex's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

        Unlike many industrial companies, substantially all of Veritex's assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Veritex's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Non-GAAP Financial Measures

        Veritex's accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, Veritex also evaluates its performance based on certain additional financial measures discussed in this proxy statement/prospectus as being non-GAAP financial measures. Veritex classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in Veritex's statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

        The non-GAAP financial measures that Veritex discusses in this proxy statement/prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Veritex calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Veritex has discussed in this proxy statement/prospectus when comparing such non-GAAP financial measures.

        Tangible Book Value Per Common Share.    Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Veritex calculates (1) tangible common equity as stockholders' equity less preferred stock, and intangible assets, net of accumulated amortization, and (2) tangible book value per common share as tangible common equity divided by shares of common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.

        Veritex believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing Veritex's tangible book value.

        The following table reconciles, as of the dates set forth below, total stockholders' equity to tangible common equity and presents Veritex's tangible book value per common share compared to Veritex's book value per common share:

	As of March 31,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total stockholders' equity	$115,133	$72,706	$113,312	$66,239	$61,860	$58,676	$33,019
Adjustments:
Preferred stock	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)	—

Common shareholder book value	107,133	64,706	105,312	58,239	53,860	50,676	33,019
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)	(10,409)
Intangible assets	(1,186)	(1,490)	(1,261)	(1,567)	(1,875)	(2,183)	(838)

Total tangible common equity	$86,799	$44,068	$84,903	$37,524	$32,837	$29,345	21,772

Common shares outstanding(1)	9,485	6,359	9,470,832	5,804,703	5,694,340	5,554,487	3,553,333
Book value per common share	$11.29	$10.18	$11.12	$10.03	$9.46	$9.12	$9.29
Tangible book value per common share	$9.15	$6.93	$8.96	$6.46	$5.77	$5.28	$6.13

(1)
Excludes the dilutive effect, if any, of 396,580, 810,000, 353,500, 750,000, 765,000 and 700,000 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2015, March 31, 2014, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011, respectively, and 150,627, 48,250, 145,153, 35,000, 40,000 and 26,000 shares of common stock issuable upon vesting of outstanding restricted stock units as of March 31, 2015, March 31, 2014, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011, respectively.

        Tangible Common Equity to Tangible Assets.    Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Veritex calculates tangible common equity, as described above, and tangible assets as total assets less goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common stockholders' equity to total assets.

        Veritex believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders' equity and assets while not increasing Veritex's tangible common equity or tangible assets.

        The following table reconciles, as of the dates set forth below, total stockholders' equity to tangible common equity and total assets to tangible assets:

		As of December 31,
	As of March 31, 2015	2014	2013	2012	2011	2010
	(Dollars in thousands)
Tangible Common Equity
Total stockholders' equity	$115,133	$113,312	$66,239	$61,860	$58,676	$33,019
Adjustments:
Preferred stock	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)	—
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)	(10,409)
Intangible assets	(1,186)	(1,261)	(1,567)	(1,875)	(2,183)	(838)

Total tangible common equity	$86,799	$84,903	$37,524	$32,837	$29,345	21,772

Tangible Assets
Total assets	$808,906	$802,286	$664,971	$524,127	$437,820	$197,949
Adjustments:
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)	(10,409)
Intangible assets	(1,186)	(1,261)	(1,567)	(1,875)	(2,183)	(838)

Total tangible assets	$788,572	$781,877	$644,256	$503,104	$416,489	$186,702

Tangible Common Equity to Tangible Assets	11.01%	10.86%	5.82%	6.53%	7.05%	11.66%

Tangible Book Value Per Common Share of IBT

        The following table reconciles, as of the dates set forth below, total stockholders' equity to tangible common equity and presents IBT's tangible book value per common share compared to IBT's book value per common share:

	As of March 31,		As of December 31,
	2015	2014	2014	2013
	(Dollars in Thousands)
Tangible Common Equity
Total stockholders' equity	$8,646	$7,361	$8,334	$7,216
Adjustments:
Preferred stock	—	—	—	—
Goodwill	—	—	—	—
Intangible assets	(309)	(184)	(278)	(171)

Total tangible common equity	$8,337	$128,692	$8,056	$7,045

Tangible Assets
Total assets	$120,866	$128,876	$121,380	$120,166
Adjustments:
Goodwill	—	—	—	—
Intangible assets	(309)	(184)	(278)	(171)

Total tangible assets	$120,557	$128,692	$121,102	$119,995

Tangible Common Equity to Tangible Assets	6.92%	5.58%	6.65%	5.87%
Common shares outstanding	1,146,534	1,146,534	1,146,534	1,146,534
Book value per common share(1)	$7.54	$6.42	$7.27	$6.29
Tangible book value per common share(2)	7.27	6.26	7.03	6.14

Critical Accounting Policies

        Veritex's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Veritex bases its estimates on historical experience and on various other assumptions that Veritex believes to be reasonable under current circumstances. These assumptions form the basis for Veritex's judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Veritex evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

        Veritex has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of Veritex's financial statements to those judgments and assumptions, are critical to an understanding of Veritex's financial condition and results of operations. Veritex believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Investment Securities

        Securities are classified as held to maturity and carried at amortized cost when Veritex has the positive intent and ability to hold them until maturity. Securities to be held for indefinite periods of time are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Veritex determined the appropriate classification of securities at the time of purchase.

        Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Credit related declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary impairment losses, Veritex considers, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and Veritex's ability to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

        Loans held for sale consist of certain mortgage loans originated and intended for sale in the secondary market and are carried at the lower of cost or estimated fair value on an individual loan basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Veritex obtains purchase commitments from secondary market investors prior to closing the loans and does not retain the servicing obligations related to any such loans upon their sale. Gains and losses on sales of loans held for sale are based on the difference between the selling price and the carrying value of the related loan sold.

Loans and Allowance for Loan Losses

        Loans, excluding certain purchased loans which have shown evidence of deterioration since origination as of the date of the acquisition, that Veritex has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is recognized using the effective-interest method on the daily balances of the principal amounts outstanding. Fees associated with the originating of loans and certain direct loan origination costs are netted and the net amount is deferred and recognized over the life of the loan as an adjustment of yield.

        The accrual of interest on loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.

        The allowance for loan losses is an estimated amount Veritex believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Veritex's periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience and the results of periodic reviews of the portfolio. The allowance for loan losses is comprised of two components: the general reserve and specific reserves. The general reserve is determined in accordance with current authoritative accounting guidance that considers historical loss rates for the last three years adjusted for qualitative factors based upon general economic conditions and other qualitative risk factors both internal and external to Veritex. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in Veritex's historic loss factors. For purposes of determining the general reserve, the loan portfolio, less cash secured loans, government guaranteed loans and impaired loans, is multiplied by Veritex's adjusted historical loss rate. Specific reserves are determined in accordance with current authoritative accounting guidance based on probable losses on specific classified loans.

        The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

        Due to the growth of Veritex Bank over the past several years, a portion of the loans in Veritex's portfolio and Veritex's lending relationships are of relatively recent origin. The new loan portfolios have limited delinquency and credit loss history and have not yet exhibited an observable loss trend. The credit quality of loans in these loan portfolios are impacted by delinquency status and debt service coverage generated by the borrowers' business and fluctuations in the value of real estate collateral. Veritex considers delinquency status to be the most meaningful indicator of the credit quality of 1-4 single-family residential, home equity loans and lines of credit and other consumer loans. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process Veritex refers to as "seasoning". As a result, a portfolio of older loans will usually behave more predictably than a portfolio of newer loans. Because the majority of Veritex's portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.

        Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, construction and commercial real estate loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact Veritex's estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.

        Loans are considered impaired when, based on current information and events, it is probable Veritex will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        Veritex's policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan's observable market price. At March 31, 2015, and December 31, 2014, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral.

        From time to time, Veritex may modify its loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (1) the borrower is experiencing financial difficulty and (2) concessions are made by Veritex that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. All troubled debt restructurings are considered impaired loans. Veritex reviews each troubled debt restructured loan and determines on a case-by-case basis if a specific allowance for loan loss is required. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.

        Veritex has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Veritex reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Veritex receives frequent reports related to loan originations, quality, concentrations, delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

        Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

        Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing Veritex's real estate portfolio are generally diverse in terms of type and geographic location throughout the Dallas metropolitan area. This diversity helps reduce the exposure to adverse economic events that affect any single market or industry.

        Veritex utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. Veritex's loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes Veritex's risk.

Emerging Growth Company

        The JOBS Act permits an "emerging growth company" to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. However, Veritex has "opted out" of this provision. As a result, Veritex will comply with new or revised accounting standards to the same extent that compliance is required for non-emerging growth companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Recently Issued Accounting Pronouncements

        ASU 2014-04 "Receivables (Topic 310)—Troubled Debt Restructurings by Creditors" ("ASU 2014-04") amends Topic 310 "Receivables" to clarify the terms defining when an in substance repossession or foreclosure occurs, which determines when the receivable should be derecognized and the real estate property is recognized. ASU 2013-04 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2014. Veritex is in the process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on its consolidated financial statements.

        ASU 2014-09 "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09") implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 establishes a five-step model which entities must follow to recognize revenue and removes inconsistencies and weaknesses in existing guidance. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016. Veritex is in the process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on its consolidated financial statements.

        ASU 2014-11 "Transfers and Servicing (Topic 860)" ("ASU 2014-11") requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. The amendments to ASU 2014-11 update the accounting for repurchase-to-maturity transactions and link repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. ASU 2014-11 also requires two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales that are economically similar to repurchase agreements. The second disclosure provides added transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. ASU 2014-11 is effective for annual and interim periods beginning after December 15, 2014. Veritex is in the process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on its consolidated financial statements.

        ASU 2014-12 "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12") requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is intended to resolve the diverse accounting treatments of these types of awards in practice and is effective for annual and interim periods beginning after December 15, 2015. Veritex is in the process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on its consolidated financial statements.

Impact of Inflation

        The consolidated financial statements of Veritex and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

        Unlike many industrial companies, substantially all of Veritex's assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Veritex's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

REGULATION AND SUPERVISION

        The U.S. banking industry is highly regulated under federal and state law. These laws and regulations affect the operations and performance of Veritex and its subsidiaries.

        The material statutory and regulatory requirements that are applicable to Veritex are summarized below. This description is not intended to describe all laws and regulations applicable to Veritex and its subsidiaries, and the description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described herein.

Bank and Bank Holding Company Regulation

        Veritex Bank is a Texas-chartered banking association, the deposits of which are insured by the Deposit Insurance Fund of the FDIC. Veritex Bank is a member of the Federal Reserve System; therefore, Veritex Bank is subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the TDB and the Federal Reserve.

        Any entity that directly or indirectly controls a bank must be approved by the Federal Reserve under the BHC Act, to become a bank holding company. Bank holding companies are subject to regulation, inspection, examination, supervision and enforcement by the Federal Reserve under the BHC Act. The Federal Reserve's jurisdiction also extends to any company that is directly or indirectly controlled by a bank holding company.

        Veritex, which controls Veritex Bank, became a registered bank holding company in 2009, and is subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the Federal Reserve. As a bank holding company of a Texas state chartered bank, Veritex is also subject to supervision, regulation, examination and enforcement by the TDB.

Broad Supervision, Examination and Enforcement Powers

        The principal objective of the U.S. bank regulatory system is to protect depositors and to ensure the financial safety and soundness of banking organizations. To that end, the banking regulators have broad regulatory, examination and enforcement authority. The regulators regularly examine the operations of banking organizations. In addition, banking organizations are subject to periodic reporting requirements. Insured depository institutions with total assets of $500.0 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the insured depository institution's bank holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions.

        The regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization's operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things:

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  enjoin "unsafe or unsound" practices;

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  require affirmative actions to correct any violation or practice;

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  issue administrative orders that can be judicially enforced;

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  direct increases in capital;

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  direct the sale of subsidiaries or other assets;

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  limit dividends and distributions;

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  restrict growth;

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  assess civil monetary penalties;

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  remove officers and directors; and

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  terminate deposit insurance.

        The FDIC may terminate a depository institution's deposit insurance upon a finding that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject Veritex Bank and Veritex, or their respective officers, directors and institution-affiliated parties to the remedies described above and other sanctions.

The Dodd-Frank Act

        On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law. The Dodd-Frank Act is having a broad impact on the financial services industry, and imposes significant regulatory and compliance requirements, including the designation of certain financial companies as systemically important financial companies, the changing roles of credit rating agencies, the imposition of increased capital, leverage and liquidity requirements and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of the Comptroller of the Currency, or the OCC, and the FDIC.

        The following items provide a brief description of certain provisions of the Dodd-Frank Act that are most relevant to Veritex Bank and Veritex.

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  Source of strength.  Under Federal Reserve policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd-Frank Act codified this policy as a statutory requirement. The Dodd-Frank Act requires all companies, including bank holding companies that directly or indirectly control an insured depository institution, to serve as a source of strength for the institution. Under this requirement, in the future Veritex could be required to provide financial assistance to Veritex Bank should it experience financial distress.

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  Mortgage lending rules.  The Dodd-Frank Act authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower's ability to repay. Under the Dodd-Frank Act, financial institutions may not make a residential mortgage loan unless they make a "reasonable and good faith determination" that the consumer has a "reasonable ability" to repay the loan. The Dodd-Frank Act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are "qualified mortgages." The CFPB has promulgated final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification and the required methods of calculating the loan's monthly payments. The rules extend the requirement that creditors verify and document a borrower's income and assets to include all information that creditors rely on in determining repayment ability. The rules also provide further examples of third-party documents that may be relied on for such verification, such as government records and check-cashing or funds-transfer service receipts. The new rules became effective on January 10, 2014. The rules also define "qualified mortgages," imposing both underwriting standards—for example, a borrower's debt-to-income ratio may not exceed 43.0%—and limits on the terms of their loans. Points and fees are subject to a relatively stringent cap, and the terms include a wide array of payments that may be made in the course of closing a loan. Certain loans, including interest-only loans and negative amortization loans, cannot be qualified mortgages.

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  Risk retention rule.  On August 28, 2013, the OCC, the Federal Reserve, the FDIC, the SEC, the Federal Housing Finance Agency and the Department of Housing and Urban Development issued a proposed rule in connection with the risk retention requirement mandated by Section 941 of the Dodd-Frank Act. The risk retention requirement generally requires a securitizer to retain no less than 5.0% of the credit risk in assets it sells into a securitization and prohibits a securitizer from directly or indirectly hedging or otherwise transferring the credit risk that the securitizer is required to retain, subject to limited exemptions. One significant exemption is for securities entirely collateralized by "qualified residential mortgages," or QRMs, which are loans deemed to have a lower risk of default. The proposed rule defines QRMs to have the same meaning as the term "qualified mortgage," as defined by the CFPB. In addition, the proposed rule provides for reduced risk retention requirements for qualifying commercial loan, commercial real estate loan and auto loan securitizations.

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  Imposition of restrictions on certain activities.  The Dodd-Frank Act imposes a new regulatory structure on the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, reporting and record keeping. In addition, certain swaps and other derivatives activities are required to be "pushed out" of insured depository institutions and conducted in separately capitalized non-bank affiliates. The Dodd-Frank Act also requires certain persons to register as a "major swap participant," "swap dealer," "major security-based swap participant" or a "security-based swap dealer." The U.S. Commodity Futures Trading Commission has substantially completed adopting regulations to implement much of the new derivatives regulatory structure of the Dodd-Frank Act. The SEC and other U.S. regulators are still in the process of adopting regulations to implement the new derivatives regulatory structure of the Dodd-Frank Act. With regard to security-based swaps, it is anticipated that this further rulemaking will further clarify, among other things, reporting and recordkeeping obligations, margin and capital requirements, the scope of registration requirements and what swaps are required to be centrally cleared and exchange-traded. Rules will also be issued to enhance the oversight of clearing and trading entities. As these remaining rules are implemented, new restrictions or limitations may affect our ability to manage certain risks in our business.

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  Consumer Financial Protection Bureau.  The Dodd-Frank Act created the CFPB, which is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers. For banking organizations with assets of $10.0 billion or more, the CFPB has exclusive rule making and examination, and primary enforcement authority under federal consumer financial laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.

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  Deposit insurance.  The Dodd-Frank Act made permanent the general $250,000 deposit insurance limit for insured deposits and changed the assessment base for federal deposit insurance from the amount of insured deposits held by the depository institution to the institution's average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act increased the minimum reserve ratio for the Deposit Insurance Fund from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminated the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

    Several of these provisions may impact the FDIC deposit insurance premiums paid by Veritex Bank.

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  Transactions with affiliates and insiders.  The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and clarification regarding the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's board of directors.

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  Corporate governance.  The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including us. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company's proxy materials. For so long as Veritex is an emerging growth company, it may take advantage of the provisions of the JOBS Act allowing it to not seek a non-binding advisory vote on executive compensation or golden parachute arrangements.

        The requirements of the Dodd-Frank Act are in the process of being implemented and many of the requirements remain subject to regulations to be implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on Veritex's operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of Veritex's business activities, require changes to certain of its business practices, impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect its business. These changes may also require Veritex to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements.

        Failure to comply with the new requirements may negatively impact Veritex's results of operations and financial condition.

The Volcker Rule

        On December 10, 2013, the federal bank regulatory agencies, together with the SEC and the U.S. Commodity Futures Trading Commission, adopted a final rule, commonly known as the "Volcker Rule," under Section 619 of the Dodd-Frank Act that generally prohibits "banking entities" from engaging in "proprietary trading" and making investments and conducting certain other activities with "private equity funds and hedge funds." Although the final rule provides some tiering of compliance and reporting obligations based on size, the fundamental prohibitions of the Volcker Rule apply to banking entities of any size, including Veritex and Veritex Bank. The final regulations became effective April 1, 2014; however, at the time the agencies released the final Volcker Rule, the Federal Reserve announced an extension of the conformance period for all banking entities until July 21, 2015.

        In response to industry questions regarding the final rule, the adopting agencies issued a clarifying interim final rule on January 14, 2014, permitting banking entities to retain interests in certain collateralized debt obligations backed by trust preferred securities if the collateralized debt obligations meet certain requirements.

        Veritex management has reviewed the scope of the Volcker Rule and have preliminarily determined that it does not have any investments that meet the requirements of the rule.

Notice and Approval Requirements Related to Control

        Federal and state banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. The determination whether an investor "controls" a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25.0% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10.0% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party's ownership of our company were to exceed certain thresholds, the investor could be deemed to "control" our company for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

        In addition, except under limited circumstances, bank holding companies are prohibited from acquiring, without prior regulatory approval:

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  control of any other bank or bank holding company or all or substantially all the assets thereof; or

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  more than 5.0% of the voting shares of a bank or bank holding company which is not already a subsidiary.

Permissible Activities and Investments

        Banking laws generally restrict Veritex's ability to engage in, or acquire 5% or more of the voting shares of a company engaged in, activities other than those determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The Gramm-Leach-Bliley Financial Modernization Act of 1999, or the GLB Act, expanded the scope of permissible activities for a bank holding company that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Those activities include, among other activities, certain insurance and securities activities. Qualifications for becoming a financial holding company include, among other things, meeting certain specified capital standards and achieving certain management ratings in examinations. Under the Dodd-Frank Act, bank holding companies and their subsidiaries must be well-capitalized and well-managed in order for the bank holding company and its nonbank affiliates to engage in the expanded financial activities permissible only for a financial holding company.

        In addition, as a general matter, the establishment or acquisition by our company of a depository institution or, in certain cases, a non-bank entity, requires prior regulatory approval.

        The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991, or the FDICIA, has operated to limit this authority in most circumstances. The FDICIA provides that no state bank or subsidiary thereof may engage as a principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the Deposit Insurance Fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

Branching

        Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the TDB. The branch must also be approved by the Federal Reserve. When considering whether to approve the establishment of a branch, the TDB and the Federal Reserve consider a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd-Frank Act permits insured state banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state.
Regulatory Capital Requirements and Capital Adequacy

        The Federal Reserve monitors Veritex's capital adequacy, on a consolidated basis, and the Federal Reserve and the TDB monitor the capital adequacy of Veritex Bank. The federal regulatory agencies' risk-based guidelines in effect as of December 31, 2014, were based upon the 1988 capital accord, referred to as Basel I, of the International Basel Committee on Banking Supervision, or the Basel Committee. The previous system of capital adequacy requirements of the Federal Reserve used a combination of risk-based capital guidelines and a leverage ratio to evaluate capital adequacy and considered these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, were assigned to broad risk categories, each with appropriate risk weights. Regulatory capital, in turn, was classified in one of two tiers. "Tier 1" capital included common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, most intangible assets and certain other assets. "Tier 2" capital included, among other things, qualifying subordinated debt and allowances for loan and lease losses, subject to limitations. The resulting capital ratios represented capital as a percentage of total risk-weighted assets and off-balance sheet items.

        Under previous guidelines, Federal Reserve regulations required state chartered member banks and bank holding companies generally to maintain three minimum capital standards: (1) a Tier 1 capital to total assets ratio, or "leverage capital ratio," of at least 4.0%; (2) a Tier 1 capital to risk-weighted assets ratio, or "Tier 1 risk-based capital ratio," of at least 4.0%; and (3) a total risk-based capital (Tier 1 plus Tier 2) to risk-weighted assets ratio, or "total risk-based capital ratio," of at least 8.0%. In addition, the TDB has issued a policy which generally requires state chartered banks to maintain a leverage capital ratio of 5.0%.

        In July 2013, the federal banking agencies published the final Basel III Capital Rules, which revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules implemented the Basel Committee's December 2010 framework for strengthening international capital and liquidity regulation, known as Basel III, which substantially revised the existing capital requirements for banking organizations. While some provisions are tailored to larger institutions, the Basel III Capital Rules generally apply to all banking organizations, including the Bank and us. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach, which was derived from the Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the

Basel Committee's 2004 "Basel II" capital accords. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules became effective for the us and the Bank on January 1, 2015, subject to a phase-in period for certain provisions.

        Among other things, the Basel III Capital Rules: (1) introduce a new capital measure entitled "Common Equity Tier 1," or CET1; (2) specify that Tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in Tier 1 capital; (3) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (4) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

        Under the Basel III Capital Rules, banking organizations are provided a one-time option in their initial regulatory financial report filed after January 1, 2015, to remove certain components of accumulated other comprehensive income from the computation of common equity regulatory capital. The Basel III Capital Rules also provide a permanent exemption from the proposed phase out of existing trust preferred securities and cumulative perpetual preferred stock from regulatory capital for banking organizations with less than $15.0 billion in total assets, while also implementing stricter eligibility requirements for regulatory capital instruments that should serve to disallow the inclusion of all non-exempt issuances of trust preferred securities and cumulative perpetual preferred stock from Tier 1 capital. The Basel III Capital Rules also provide additional constraints on the inclusion of minority interests, mortgage servicing assets, deferred tax assets and certain investments in the capital of unconsolidated financial institutions in Tier 1 capital, as well as providing stricter risk weighting rules to these assets.

        The initial minimum capital ratios under the Basel III Capital Rules that became effective as of January 1, 2015, are (1) 4.5% CET1 to risk-weighted assets, (2) 6.0% Tier 1 capital to risk-weighted assets, (3) 8.0% Total capital to risk-weighted assets, and (4) 4.0% Tier 1 capital to average quarterly assets. If applied at March 31, 2015, we estimate that we would have exceeded these initial minimum capital ratio requirements under the Basel III Capital Rules.

        The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers, with distributions and discretionary bonus payments being completely prohibited if no capital conservation buffer exists, or in the event of the following: (1) the banking organization's capital conservation buffer was below 2.5% at the beginning of a quarter; and (2) its cumulative net income for the most recent quarterly period plus the preceding four calendar quarters is less than its cumulative capital distributions (as well as associated tax effects not already reflected in net income) during the same measurement period.

        The Basel III Capital Rules also provide stricter rules related to the risk weighting of past due and certain commercial real estate loans, as well as on some equity investment exposures, and replace the existing credit rating approach for determining the risk weighting of securitization exposures with an alternative approach.

        Finally, the Basel III Capital Rules amended the thresholds under the prompt corrective action framework applicable to the Bank to reflect both (1) the generally heightened requirements for regulatory capital ratios and (2) the introduction of the CET1 capital measure.

Liquidity Requirements

        Historically, regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III Capital Rules did not address the proposed liquidity coverage ratio called for by the Basel Committee's Basel III framework. The Basel III liquidity framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, will be required by regulation going forward. One of the liquidity tests included in the new rule, referred to as the liquidity coverage ratio, or LCR, is designed to ensure that a banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity's expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio, or NSFR, is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements are predicted to encourage the covered banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets, and also to increase the use of long-term debt as a funding source. Regulators may change capital and liquidity requirements including previous interpretations of practices related to risk weights that could require an increase to the allocation of capital to assets held by Veritex Bank, and they could require banks to make retroactive adjustments to financial statements to reflect such changes. In September 2014, the federal banking agencies approved final rules implementing (1) the LCR for advanced approaches banking organizations (i.e., banking organizations with $250 billion or more in total consolidated assets or $10 billion or more in total on-balance sheet foreign exposure), and (2) a modified version of the LCR for bank holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations. Neither rule would apply to Veritex or Veritex Bank. The federal banking agencies have not yet proposed rules to implement the NSFR or addressed the scope of bank organizations to which it will apply.

Prompt Corrective Action

        Under the FDIA, the federal bank regulatory agencies must take prompt corrective action against undercapitalized U.S. depository institutions. U.S. depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to different regulation corresponding to the capital category within which the institution falls. Currently, a depository institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a CET1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater (6.0% prior to January 1, 2015), a leverage ratio of 5.0% or greater and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific level for any capital measure. A depository institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a CET1 capital ratio of 4.5% or greater; a Tier 1 risk-based capital ratio of 6.0% or greater (4.0% prior to January 1, 2015); a leverage ratio of 4.0% or greater; and does not meet the criteria for a "well capitalized" bank. A depository institution is "under capitalized" if it has a total risk-based capital ratio of less than 8.0%, a CET1 capital ratio less than 4.5%, a Tier 1 risk-based capital ratio of less than 6.0% (4.0% prior to January 1, 2015) or a leverage ratio of less than 4.0%. Under certain circumstances, a well-capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A banking institution that is undercapitalized is required to submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount.

        Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. As of March 31, 2015, Veritex Bank met the requirements to be "well capitalized" under the prompt corrective action regulations, and Veritex estimates that, as of March 31, 2015, Veritex Bank would have met the requirements to be "well capitalized" under the prompt correction action regulations.

        As discussed above, the Basel III Capital Rules amend the thresholds under the prompt corrective action framework applicable to Veritex Bank to reflect both (1) the generally heightened requirements for regulatory capital ratios, as well as (2) the introduction of the CET1 capital measure.

Regulatory Limits on Dividends and Distributions

        As a bank holding company, Veritex is subject to certain restrictions on dividends under applicable banking laws and regulations. The Federal Reserve has issued a policy statement that provides that a bank holding company should not pay dividends unless (1) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the dividends, (2) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries and (3) the bank holding company will continue to meet minimum required capital adequacy ratios. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. The Dodd-Frank Act imposes, and Basel III results in, additional restrictions on the ability of banking institutions to pay dividends.

        Substantially all of Veritex's income, and a principal source of its liquidity, are dividends from Veritex Bank, and the ability of Veritex Bank to pay dividends to Veritex is also restricted by federal and state laws, regulations and policies. Texas state law places limitations on the amount that state banks may pay in dividends, which Veritex Bank must adhere to when paying dividends to Veritex. Federal law also imposes limitations upon certain capital distributions by banks that are members of the Federal Reserve System, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The Federal Reserve and the TDB regulate all capital distributions by Veritex Bank directly or indirectly to Veritex including dividend payments.

        Additionally, under federal law, Veritex Bank may not pay a dividend to Veritex if, after paying those dividends, Veritex Bank would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements. Under the Federal Deposit Insurance Act, or the FDIA, an insured depository institution such as Veritex Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized." The Federal Reserve may further restrict the payment of dividends by requiring Veritex Bank to maintain a higher level of capital than would otherwise be required to be adequately capitalized for regulatory purposes. Payment of dividends by Veritex Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice. As noted above, the capital conservation buffer created under the Basel III Capital Rules, when fully implemented, may also have the effect of limiting the payment of capital distributions from Veritex Bank.

Reserve Requirements

        In accordance with regulations of the Federal Reserve, all banking organizations are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Limits on Transactions with Affiliates and Insiders

        Insured depository institutions are subject to restrictions on their ability to conduct transactions with affiliates and other related parties. Section 23A of the Federal Reserve Act imposes quantitative limits, qualitative requirements and collateral requirements on certain transactions by an insured depository institution with, or for the benefit of, its affiliates. Transactions covered by Section 23A include loans, extensions of credit, investment in securities issued by an affiliate and acquisitions of assets from an affiliate. Section 23B of the Federal Reserve Act requires that most types of transactions by an insured depository institution with, or for the benefit of, an affiliate be on terms at least as favorable to the insured depository institution as if the transaction were conducted with an unaffiliated third party.

        As noted above, the Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and a clarification regarding the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the Federal Reserve to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including by requiring coordination with other bank regulators.

        The Federal Reserve's Regulation O regulations impose restrictions and procedural requirements in connection with the extension of credit by an insured depository institution to directors, executive officers, principal shareholders and their related interests.

Brokered Deposits

        The FDIA restricts the use of brokered deposits by certain depository institutions. Under the applicable regulations, (1) a well capitalized insured depository institution may solicit and accept, renew or roll over any brokered deposit without restriction, (2) an adequately capitalized insured depository institution may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC, and (3) an undercapitalized insured depository institution may not accept, renew or roll over any brokered deposit. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution.

Concentrated Commercial Real Estate Lending Guidance

        The federal banking agencies, including the Federal Reserve, have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (1) total reported loans for construction, land development and other land represent 100.0% or more of total capital or (2) total reported loans secured by multifamily and nonfarm residential properties and loans for construction, land development and other land represent 300.0% or more of total capital and the bank's commercial real estate loan portfolio has increased 50.0% or more during the prior 36 months. Owner occupied commercial real estate loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Examination and Examination Fees

        The Federal Reserve periodically examines and evaluates state member banks. Based on such an evaluation, Veritex Bank, among other things, may be required to revalue its assets and establish specific reserves to compensate for the difference between Veritex Bank's assessment and that of the Federal Reserve. The TDB also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination. In addition, the Federal Reserve and the TDB may elect to conduct a joint examination. The Federal Reserve currently charges fees to recover the costs of examining member banks, processing applications and other filings and covering direct and indirect expenses in regulating member banks. The TDB charges fees to recover the costs of examining Texas chartered banks. The Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Deposit Insurance and Deposit Insurance Assessments

        The FDIC is an independent federal agency that insures the deposits of federally insured depository institutions up to applicable limits. The FDIC also has certain regulatory, examination and enforcement powers with respect to FDIC-insured institutions. The deposits of Veritex Bank are insured by the FDIC up to applicable limits. As a general matter, the maximum deposit insurance amount is $250,000 per depositor.

        FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution's deposit insurance assessment for institutions with less than $10.0 billion in assets is based on that institution's risk classification under an FDIC risk-based assessment system, with certain adjustments for any unsecured debt or brokered deposits held by the insured bank. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Institutions assigned to higher risk categories (that is, institutions that pose a higher risk of loss to the Deposit Insurance Fund) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on a combination of its financial ratios and supervisory ratings, reflecting, among other things, its capital levels and the level of supervisory concern that the institution poses to the regulators. Deposit insurance assessments fund the Deposit Insurance Fund, which is currently underfunded.

        As noted above, the Dodd-Frank Act changed the way an insured depository institution's deposit insurance premiums are calculated. Continued action by the FDIC to replenish the Deposit Insurance Fund, as well as these changes may impact assessment rates, which could impact the profitability of Veritex's operations.

Depositor Preference

        The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If Veritex invests in or acquires an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including Veritex, with respect to any extensions of credit they have made to such insured depository institution.

Anti-Money Laundering and OFAC

        Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution's compliance with such obligations in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed "cease and desist" orders and civil money penalty sanctions against institutions found to be violating these obligations.

        The U.S. Department of the Treasury's Office of Foreign Assets Control, or OFAC, is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If Veritex or Veritex Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, Veritex or Veritex Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Consumer Laws and Regulations

        Banking organizations are subject to numerous laws and regulations intended to protect consumers. These laws include, among others:

  •
  Truth in Lending Act;

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  Truth in Savings Act;

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  Electronic Funds Transfer Act;

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  Expedited Funds Availability Act;

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  Equal Credit Opportunity Act;

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  Fair and Accurate Credit Transactions Act;

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  Fair Housing Act;

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  Fair Credit Reporting Act;

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  Fair Debt Collection Act;

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  Gramm-Leach-Bliley Act;

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  Home Mortgage Disclosure Act;

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  Right to Financial Privacy Act;

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  Real Estate Settlement Procedures Act;

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  laws regarding unfair and deceptive acts and practices; and

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  usury laws.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans, or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability. The creation of the CFPB by the Dodd-Frank Act has led to enhanced enforcement of consumer financial protection laws.

Community Reinvestment Act

        The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low and moderate-income neighborhoods, consistent with safe and sound operations. The bank regulators examine and assign each bank a public CRA rating. The CRA then requires bank regulators to take into account the federally-insured bank's record in meeting the needs of its service area when considering an application by a bank to establish or relocate a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a bank holding company's controlled banks when considering an application by the bank holding company to acquire a banking organization or to merge with another bank holding company. When Veritex or Veritex Bank applies for regulatory approval to engage in certain transactions, the regulators will consider the CRA record of target institutions and its depository institution subsidiaries. An unsatisfactory CRA record could substantially delay approval or result in denial of an application. The regulatory agency's assessment of the institution's record is made available to the public. Veritex Bank received an overall CRA rating of "satisfactory" on its most recent CRA examination.

Changes in Laws, Regulations or Policies

        Federal, state and local legislators and regulators regularly introduce measures or take actions that would modify the regulatory requirements applicable to banks, their holding companies and other financial institutions. Changes in laws, regulations or regulatory policies could adversely affect the operating environment for our company in substantial and unpredictable ways, increase our cost of doing business, impose new restrictions on the way in which we conduct our operations or add significant operational constraints that might impair our profitability. Veritex cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on Veritex's business, financial condition or results of operations. The Dodd-Frank Act is in the process of imposing substantial changes to the regulatory framework applicable to Veritex and its subsidiaries. The majority of these changes will be implemented over time by various regulatory agencies. The full effect that these changes will have on Veritex remains uncertain at this time and may have a material adverse effect on its business and results of operations.

Effect on Economic Environment

        The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits. Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. Veritex cannot predict the nature of future monetary policies and the effect of such policies on its business and earnings.

 MANAGEMENT OF VERITEX

Executive Officers and Directors

        The following table sets forth the name, age, and positions with Veritex of each of Veritex's directors and executive officers. The business address for all of these individuals is 8214 Westchester Drive, Suite 400, Dallas, Texas 75225.

Name of Nominee	Age	Position(s)
C. Malcolm Holland, III	55	Chairman of the Board and Chief Executive Officer
Noreen E. Skelly	50	Chief Financial Officer
LaVonda Renfro	54	Executive Vice President and Chief Retail Officer
Angela Harper	46	Executive Vice President and Credit Risk Officer
Jeff Kesler	37	Chief Lending Executive
William C. Murphy	65	Vice Chairman
Pat S. Bolin(1)(2)	63	Director
Blake Bozman(1)(2)	44	Director
Mark Griege(2)	56	Director
Michael D. Ilagan(3)	48	Director
Michael Kowalski(1)(3)	61	Director
John Sughrue(1)(3)	54	Director
Ray W. Washburne(3)	54	Director

(1)
Member, Audit Committee

(2)
Member, Compensation Committee

(3)
Member, Corporate Governance and Nominating Committee

        The following is a brief discussion of the business and banking background of Veritex's directors and executive officers.

        C. Malcolm Holland, III.    C. Malcolm Holland, III founded Veritex and has been Veritex's Chairman of the Board and Chief Executive Officer since 2009 and the Chairman of the Board, Chief Executive Officer and President of Veritex Bank since its inception in 2010. Mr. Holland began his career in 1982 as a credit analyst and commercial lender at First City Bank. In 1984, Mr. Holland joined Capital Bank as a vice president of commercial lending. From 1985 to 1998, Mr. Holland was an organizer and executive vice president of EastPark National Bank, a de novo bank that opened in 1986. EastPark National Bank was acquired by Fidelity Bank of Dallas in 1995, and Mr. Holland served as executive vice president and head of commercial lending for Fidelity Bank of Dallas from 1995 to 1998, when the bank was acquired by Compass Bank. From 1998 to 2000, Mr. Holland served as senior vice president and head of business banking for Compass Bank. Mr. Holland served as President of First Mercantile Bank from 2000 to 2002, when the bank was acquired by Colonial Bank. From 2003 to 2009, Mr. Holland served as Chief Executive Officer for the Texas Region of Colonial Bank. Mr. Holland is a past president of the Texas Golf Association and was one of 15 members of the Executive Committee of the United States Golf Association in 2013 and 2014. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church. He has served as chairman of the College Golf Fellowship from 2002 through 2014. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982. With over 32 years of banking experience in the Dallas metropolitan area, Mr. Holland's extensive business and banking experience and his community involvement and leadership skills qualify him to serve as on Veritex's board and as Chairman.

        Noreen E. Skelly.    Noreen E. Skelly has served as Veritex's Executive Vice President and the Chief Financial Officer of Veritex and Veritex Bank since June 2012. Ms. Skelly is responsible for the Finance, Accounting, Treasury, and Information Technology functions of Veritex Bank. From 2009 to March 2012, Ms. Skelly was the Chief Financial Officer of Highlands Bancshares, Inc., and from 2007 to 2009, she served as Senior Vice President and Retail Bank Division Finance Officer of Comerica Bank. From 1996 to 2007, Ms. Skelly served in various capacities for ABN AMRO/LaSalle Bank eventually serving as Senior Vice President and Chief Financial Officer of the Retail Line of Business. Ms. Skelly began her professional career at the Federal Reserve Bank of Chicago in 1987 and was promoted in 1996 to serve as an accounting policy analyst for the Board of Governors of the Federal Reserve System in Washington D.C. Ms. Skelly received a Bachelor of Business Administration in finance from the University of Texas at Austin in 1987 and a Masters of Business Administration from the University of Chicago Booth School of Business in 1993.

        LaVonda Renfro.    LaVonda Renfro has served as Veritex's Executive Vice President and Chief Retail Officer of Veritex Bank since 2010. Ms. Renfro is responsible for the overall administration and coordination of the activities of Veritex Bank's branches, including operations, sales and marketing, deposit operations, merchant services, private banking, business banking and treasury management. From 2005 to 2010, Ms. Renfro served as the Retail Executive of Colonial Bank/BB&T. From 1994 to 2005, Ms. Renfro was Senior Vice President, District Manager for Bank of America's Austin and San Antonio Markets.

        Angela Harper.    Angela Harper has served as Veritex's Executive Vice President and Credit Risk Officer of Veritex Bank since 2009. Ms. Harper oversees the credit underwriting, loan operations, compliance and Bank Secrecy Act departments. From 2002 to 2009, Ms. Harper served in various capacities at Colonial Bank including Senior Vice President, Chief Credit Administration and Risk Management Officer for the Texas region. Ms. Harper began her career in banking as an OCC Bank Examiner from 1991 to 1995 working in the Dallas Duty Station. Ms. Harper received a Bachelor of Business Administration in Finance in 1989 and a Masters of Business Administration from Texas Tech University in 1990 and is a Certified Regulatory Compliance Manager (CRCM).

        Jeff Kesler.    Jeff Kesler has served as Veritex's Executive Vice President and the Chief Lending Executive of Veritex Bank since May 2014. Mr. Kesler is responsible for credit quality and profitability of the lending function. From May 2013 to May 2014, Mr. Kesler served as the Director of Loan Originations for United Development, a real estate investment trust. From 2009 to 2013, Mr. Kesler served as a Market President of Veritex Bank's North Dallas region. Mr. Kesler began his career in 2000 at Colonial Bank where he served in various capacities, eventually becoming an area president for the Dallas and Austin markets. Mr. Kesler received a Bachelor of Business Administration from Fort Hays State University in 2000.

        William C. Murphy.    William C. Murphy has served as the Vice Chairman of both Veritex and Veritex Bank since 2011 and actively participates in the execution of Veritex's business strategy and assists in the credit review process. From 2006 to 2011, Mr. Murphy served as the Chairman of the Board of Parkway National Bank and Parkway Bancshares, Inc., which were renamed Fidelity Bank of Dallas and Fidelity Resources Company, respectively. From 2001 to 2005, Mr. Murphy was the President and Chief Executive Officer of Mercantile Bank & Trust, and from 1999 to 2000, he served as a consultant for the Houston-based Sterling Bank to evaluate expansion opportunities in the Dallas market. From 1988 to 1998, Mr. Murphy served as the President and Chief Executive Officer of Fidelity Bank of Dallas, and then as an executive officer of the bank after it was acquired by Compass Bank in 1998. Under his leadership Fidelity completed four bank acquisition and three branch acquisitions and grew to $350 million in total assets with 14 banking offices. Mr. Murphy serves on the boards of Eagle Oil & Gas Co., a private independent oil and gas company, and Foundation One Insurance Services. Mr. Murphy received a Bachelor of Business Administration in accounting from

Southern Methodist University in 1971 and a Masters of Business Administration from Southern Methodist University in 1973. With over 40 years of banking experience in the Dallas metropolitan area, Mr. Murphy's perspective, knowledge and extensive community relationships qualify him to serve on Veritex's board and as Vice Chairman.

        Pat S. Bolin.    Pat S. Bolin joined Veritex's board in March 2011 upon its acquisition of Fidelity Bank of Dallas. Mr. Bolin is the Executive Chairman of the Board of Eagle Oil & Gas Co. a private independent oil and gas company based in Dallas founded by Mr. Bolin in 1976. Mr. Bolin is also Chairman of the Board and Chief Executive officer of Eagle Corp., Inc. Mr. Bolin began his professional career as a landman for Mitchell Energy Corp. in 1973. Mr. Bolin currently serves on the board of directors of Fidelity Bank, Wichita Falls, Texas and its holding company, FB Bancshares, Inc. Mr. Bolin has previously served on the boards of directors of Mercantile Bank & Trust and Fidelity Bank of Dallas. Mr. Bolin also serves on the board of directors for Goodwill Industries and the executive board of the Southern Methodist University Cox School of Business and the Second Century Campaign Steering Committee at Southern Methodist University. Mr. Bolin received a Bachelor of Arts in Psychology from Southern Methodist University in 1973. Mr. Bolin's diverse business and community banking experience along with his community involvement qualify him to serve on Veritex's board.

        Blake Bozman.    Blake Bozman has served on Veritex's board since September 2009. Mr. Bozman is a Managing Director of Freedom Truck Finance, a secondary truck finance company based in Dallas. Mr. Bozman oversees the operations of Prattco International, Inc., a family-owned business specializing in real estate investments and purchasing oil and gas properties. From 1995 to 2006, Mr. Bozman was with Drive Financial Services, a consumer finance company focused on sub-prime auto finance, which he co-founded in 1995 and served as Executive Vice President of Sales and Originations. Mr. Bozman received a Bachelor of Arts in Marketing from Southern Methodist University in 1993. Mr. Bozman's business experience, particularly in the consumer financial services industry, qualifies him to serve on Veritex's board.

        Mark Griege.    Mark Griege has served on Veritex's board since 2009. Mr. Griege is a Managing Partner of Robertson, Griege & Thoele, a large-independent wealth management firm based in Dallas, which he co-founded in 1985. Mr. Griege received a Bachelor of Business Administration from Southern Methodist University in 1981, and a Juris Doctor from the University of Texas School of Law in 1985. His significant experience and leadership of Robertson, Griege & Thoele brings perspective and knowledge to Veritex's board regarding a variety of investment, businesses and leadership and qualifies him to serve on Veritex's board.

        Michael D. Ilagan.    Michael D. Ilagan has served on Veritex's board since 2014. Since 2006, Mr. Ilagan has been with SunTx Capital Partners, where he is currently a Principal. From 1998 to 2005, Mr. Ilagan was an attorney at Skadden, Arps, Slate, Meagher, & Flom, LLP, and from 1988 to 1991, he was a consultant at Bain & Company. He also serves on the board of directors of Carolina Beverage Group LLC and The Park Group Ltd. and previously served on the board of directors of Huron Inc. Mr. Ilagan received a Bachelor of Arts in Economics from the University of Chicago in 1988, a Masters of Business Administration from the University of Chicago in 1992, and a Juris Doctor from the Chicago-Kent College of Law in 1998. Mr. Ilagan's business experience and legal background qualifies him to serve on Veritex's board.

        Michael Kowalski.    Michel Kowalski has served as a director of Veritex and Veritex Bank since June 2013. Since March 2013, Mr. Kowalski has served as Senior Vice President of Pacific Premier Bank, following its acquisition of First Associations Bank. From 2007 to March 2013, Mr. Kowalski served as Chairman and Chief Executive Officer of First Associations Bank. Mr. Kowalski received a Bachelor of Science in Mathematics from John Carroll University in 1976 and has been a licensed Certified Public Accountant since 1979. Mr. Kowalski's financial expertise and 30 years of community banking experience provides Veritex's board with significant knowledge and insight regarding the business and operations of banks and qualifies him to serve on Veritex's board.

        John Sughrue.    John Sughrue has served as a director of Veritex since 2009. Mr. Sughrue currently serves as the Chairman of FIG Enterprises, Inc., the parent company of the Fashion Industry Gallery, a boutique wholesale venue for the fashion retail trade. Mr. Sughrue also serves as a Director and Chief Executive Officer of Brooks Partners, Inc., a diversified real estate company based in Dallas, which he founded in 1994. From 2007 to 2009, Mr. Sughrue served as an advisory board member for the Texas Region of Colonial Bank. From 1987 to 1989, Mr. Sughrue was an associate at Merrill Lynch Capital Markets and from 1983 to 1985 he was a Real Estate Lending Officer at Chemical Bank. Mr. Sughrue received a Bachelor of Arts in Economics from Harvard College in 1982 and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College in 1988. Mr. Sughrue's significant business experience and community involvement qualifies him to serve on Veritex's board.

        Ray W. Washburne.    Ray W. Washburne has served on Veritex's board since 2009. Mr. Washburne is currently the owner and serves as Chairman and Chief Executive Officer of Charter Holdings, a Dallas based private investment company. In addition, Mr. Washburne is the co-owner of M Crowd Restaurant Group, which owns the Mi Cocina and Taco Diner restaurant chains, which he co-founded in 1991. Since 2009 he has also served as the managing partner of the Highland Park Village, a premier retail destination in Dallas. Additionally, Mr. Washburne currently serves as the Finance Chairman of the Republican National Committee. Mr. Washburne received his Bachelor of Arts from Southern Methodist University in 1984. Mr. Washburne's leadership skills and business experience qualify him to serve on Veritex's board.

Composition of the Board of Directors

        Veritex's board of directors currently consists of nine members. As discussed in greater detail below, Veritex's board of directors has affirmatively determined that seven of the nine current directors qualify as independent directors based upon the corporate governance standards of The NASDAQ Stock Market.

        Under the terms of Veritex's amended and restated certificate of formation, the board of directors is elected at the annual meeting of shareholders, or special meeting in lieu thereof. Accordingly, the directors named above will stand for election at the 2016 annual meeting of shareholders, at which time their successors will be elected to serve from the time of election until the next annual meeting of shareholders following his or her election and the election and qualification of his or her successor. Individuals appointed to fill additional directorships resulting from an increase in the number of directors (as discussed above) will serve from the time such individual is appointed until the next annual meeting of shareholders and the election and qualification of his or her successor.

        Pursuant to an agreement between SunTx and Veritex, SunTx is entitled to nominate one representative to serve on Veritex's board of directors and the board of directors of Veritex Bank for so long as SunTx holds at least 4.9% of the outstanding shares of Veritex common stock. See "Certain Relationships and Related Person Transactions—Agreements with SunTX Veritex Holdings, L.P." for further discussion of this agreement.

Director Independence

        Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of Veritex's board within a specified period of time of its initial public offering. The rules of The NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of Veritex's directors.

        The board of directors of Veritex has evaluated the independence of each director based upon these rules. Applying these standards, Veritex's board has affirmatively determined that, with the exception of Messrs. Holland and Murphy, each of Veritex's current directors qualifies as an independent director under applicable rules. In making these determinations, Veritex's board considered the current and prior relationships that each director has with Veritex and all other facts and circumstances Veritex's board deemed relevant in determining their independence, including the beneficial ownership of Veritex's common stock by each director, and the transactions described under the heading "Certain Relationships and Related Person Transactions" in this proxy statement/prospectus.

Board Leadership Structure

        C. Malcom Holland, III currently serves as Veritex's Chairman of the Board and Chief Executive Officer. Mr. Holland's primary duties are to lead Veritex's board in establishing its overall vision and strategic plan and to lead its management in carrying out that plan.

        Veritex's board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the board believes that it is in the best interests of Veritex's organization to make that determination from time to time based on the position and direction of its organization and the membership of the board. The board has determined that having its Chief Executive Officer serve as Chairman of the Board is in the best interests of Veritex's shareholders at this time. This structure makes best use of the Chief Executive Officer's extensive knowledge of Veritex's organization and the banking industry. The board views this arrangement as also providing an efficient nexus between Veritex's organization and the board, enabling the board to obtain information pertaining to operational matters expeditiously and enabling Veritex's Chairman to bring areas of concern before the board in a timely manner. The board does not have a lead independent director.

Risk Management and Oversight

        Veritex's board is responsible for oversight of management and the business and affairs of the Veritex, including those relating to management of risk. Veritex's full board determines the appropriate risk for it generally, assesses the specific risks faced by Veritex, and reviews the steps taken by management to manage those risks. While Veritex's full board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee assists the board of directors in monitoring the effectiveness of the Veritex's identification and management of risk, including financial other business risks. The Compensation Committee is responsible for overseeing the management of risks relating to Veritex's executive and employee compensation plans and arrangements, and periodically reviews these arrangements to evaluate whether incentive or other forms of compensation encourage unnecessary or excessive risk taking by Veritex. Veritex's Nominating and Corporate Governance Committee monitors the risks associated with the independence ofVeritex's board of directors. Management regularly reports on applicable risks to the relevant committee or the full board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by Veritex's board and its committees.

Board Committees

        Veritex's board has established standing committees at Veritex level in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a corporate governance and nominating committee.

        In the future, the Veritex's board may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and Veritex's certificate of formation and Bylaws.

Audit Committee

        The members of Veritex's Audit Committee are Pat S. Bolin, Blake Bozman, Michael Kowalski and John Sughrue, with Michael Kowalski serving as chair of the Audit Committee. Veritex's board has evaluated the independence of each of the members of the Audit Committee and has affirmatively determined that (i) each of the members meets the definition of an "independent director" under applicable Nasdaq Stock Market rules, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board has determined that Mr. Kowalski has the requisite financial sophistication due to his experience and background and thus qualifies an "audit committee financial expert" as defined by the SEC and as required by Nasdaq Stock Market rules.

        The Audit Committee has responsibility for, among other things:

  •
  selecting and hiring Veritex's independent auditors, pre-approving and overseeing the audit and non-audit services to be performed by the independent auditors;

  •
  reviewing the qualifications, performance and independence of Veritex's independent auditors and approving, in advance, all engagements and fee arrangements;

  •
  overseeing the annual audit and quarterly reviews of Veritex's financial statements;

  •
  reviewing actions by management on recommendations of the independent auditors and internal auditors;

  •
  meeting with management, the internal auditors and the independent auditors to review the adequacy and effectiveness of Veritex's system of internal control over financial reporting and internal audit procedures;

  •
  preparing the annual audit committee report and reviewing Veritex's earnings releases and reports filed with the SEC;

  •
  reviewing and approving any related person transactions in accordance with the Related Person Transactions Policy; and

  •
  handling such other matters that are specifically delegated to the Audit Committee by the board of directors from time to time.

Compensation Committee

        The members of Veritex's Compensation Committee are Pat S. Bolin, Blake Bozman and Mark Griege, with Mark Griege serving as chair of the Compensation Committee. Veritex's board of directors has evaluated the independence of each of the members of the Compensation Committee and has affirmatively determined that each meets the definition of an "independent director" under the applicable rules and regulations of the SEC and Nasdaq Stock Market.

        The Compensation Committee has responsibility for, among other things:

  •
  reviewing, monitoring and approving Veritex's overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for Veritex's executive officers and other employees and meets Veritex's corporate objectives;

  •
  evaluating annually the performance of the CEO and the other executive officers;

  •
  determining the annual compensation of the CEO and the other executive officers;

  •
  overseeing the administration of Veritex's equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to the board relating to these matters;

  •
  evaluating annually the appropriate level of compensation for board and board committee service;

  •
  preparing the Compensation Committee report required by SEC rules to be included in Veritex's annual report; and

  •
  handling such other matters that are specifically delegated to the Compensation Committee by the board of directors from time to time.

        Veritex's Compensation Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The Compensation Committee charter is available on Veritex's website at www.veritexbank.com.

Compensation Committee Interlocks and Insider Participation

        William C. Murphy, Veritex's Vice Chairman and an executive officer, serves on the board of directors of Eagle Oil & Gas Co., a private independent oil and gas company based in Dallas, Texas. Pat Bolin, who is a director and member of Veritex's Compensation Committee, serves as the Executive Chairman of Eagle Oil & Gas Co.

Corporate Governance and Nominating Committee

        The members of Veritex's Corporate Governance and Nominating Committee are Michael D. Ilagan, Michael Kowalski, John Sughrue and Ray Washburne, with John Sughrue serving as chair of the Corporate Governance and Nominating Committee. The board has evaluated the independence of each of the members of the Corporate Governance and Nominating Committee and has affirmatively determined that each of the members meets the definition of an "independent director" under the applicable rules and regulations of the SEC and The NASDAQ Stock Market.

        The Corporate Governance and Nominating Committee has responsibility for, among other things:

  •
  recommending persons to be selected by Veritex's board as nominees for election as directors and to fill any vacancies on Veritex's board;

  •
  recommending board members for committee membership;

  •
  developing, reviewing and monitoring compliance with Veritex's Corporate Governance Guidelines;

  •
  establishing and exercising oversight of the evaluation of the board and management; and

  •
  handling such other matters that are specifically delegated to the Corporate Governance and Nominating Committee by the board of directors from time to time.

        Veritex's Corporate Governance and Nominating Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on Veritex's website at www.veritexbank.com.

        The Corporate Governance and Nominating Committee evaluates potential nominees for Veritex's board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and makes a recommendation to the full board in order for the board to determine each director's independence in accordance with Nasdaq Stock Market rules. Although Veritex does not have a separate diversity policy, the committee considers the diversity of the directors and nominees in terms of knowledge, experience, skills, expertise and other demographics that may contribute to the overall diversity of Veritex's board.

        Veritex's Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees, provided that the nomination includes a complete description of the nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to serve as a board member if elected. Such nominations should be addressed to the Chairman of the Corporate Governance and Nominating Committee of Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225.

Code of Business Conduct and Ethics

        Veritex has a Code of Business Conduct and Ethics in place that applies to all of Veritex's directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that Veritex expects all of its directors, officers and employees to follow, including Veritex's principal executive officer, principal financial officer, principal accounting officer or controller. The Code of Business Conduct and Ethics is available on Veritex's website at www.veritexbank.com. Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on Veritex's website within four days of such amendment or waiver.

Corporate Governance Guidelines

        Veritex has adopted Corporate Governance Guidelines to assist the board of directors in the exercise of its fiduciary duties and responsibilities and to serve the best interests of Veritex and its shareholders. The Corporate Governance Guidelines are available on Veritex's website at www.veritexbank.com under "Investor Relations/Corporate Governance."

Hedging and Pledging Policy

        Veritex has adopted a policy on insider trading which prohibits trading in publicly traded options, short sales, margin accounts and pledging, hedging transactions, and other short-term trading strategies.

 EXECUTIVE COMPENSATION AND OTHER MATTERS

        Veritex is an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, Veritex is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in Veritex's proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved. Veritex has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

        Veritex's "named executive officers" for 2014, which consist of its principal executive officer and the two other most highly compensated executive officers, are:

  •
  C. Malcolm Holland, III, Veritex's Chairman of the Board and Chief Executive Officer;

  •
  William C. Murphy, Veritex's Vice Chairman of the Board; and

  •
  Noreen E. Skelly, Veritex's Chief Financial Officer.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid to each of Veritex's named executive officers for the fiscal years ended December 31, 2014 and 2013. Except as set forth in the notes to the table, all cash compensation for each of Veritex's named executive officers was paid by Veritex Bank, where each of the following serves in the same capacity.

Name and Position	Year	Salary(1)	Bonus(2)	Stock Award(3)	Option Awards(4)	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
C. Malcolm Holland, III,	2014	$290,000	$90,000	$390,390	—	—	—	$30,049	$800,439
Chairman of the Board and	2013	260,000	91,000	—	—	—	—	29,043	380,043
Chief Executive Officer
William C. Murphy,	2014	218,749	75,000	84,118	28,494	—	—	26,500	432,861
Vice Chairman of the Board	2013	200,000	70,000	—	—	—	—	25,514	295,514
Noreen E. Skelly,	2014	200,000	85,000	45,929	—	—	—	307	331,236
Chief Financial Officer	2013	200,000	60,000	—	—	—	—	307	260,307

(1)
The amounts shown in this column represent salaries earned and paid during the fiscal year shown.

(2)
The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.

(3)
The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. 100% of the stock award value for Mr. Holland and Ms. Skelly and approximately 87% of the stock award value for Mr. Murphy was a result of restricted stock units received in exchange for cancellation of performance-based options. See "—Cancellation of Performance-based Options" below for information regarding the restricted stock units granted on October 9, 2014. In addition, see footnote (3) to the table captioned "Outstanding Equity Awards at Fiscal Year End" for information regarding the specific exchange for each named executive officer.

(4)
The option awards were valued on the grant date using the Black-Scholes option-pricing model.

(5)
The amounts shown in this column for the fiscal years ended December 31, 2014 and 2013 include (i) club dues of $27,242 and $26,236, respectively, for Mr. Holland and $26,193 and $25,207, respectively, for Mr. Murphy, (ii) for each year, $307 in premiums for bank owned life insurance policies with a death benefit of $100,000 payable to the designated beneficiary of the named executive officer and (iii) for each year, $2,500 in premiums for a life insurance policy Veritex maintains that provides a death benefit payable to Mr. Holland's spouse.

Narrative Discussion of Summary Compensation Table

        General.    Veritex compensates its named executive officers through a mix of base salary, cash incentive bonuses, long-term incentive compensation and other benefits, which include, to a certain perquisites. Veritex established our existing executive compensation philosophy and practices to fit Veritex's historical status as a privately held corporation. Veritex believes the current mix and value of these compensation elements provide Veritex's named executive officers with total annual compensation that is both reasonable and competitive within its markets, appropriately reflects Veritex's performance and the executive's particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.

        Base Salary.    The base salaries of Veritex's named executive officers have been historically reviewed and set annually by the board or the Compensation Committee as part of Veritex's performance review process as well as upon the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for Veritex's named executive officers, the Compensation Committee has relied on external market data obtained from outside sources, including the Independent Bankers Association of Texas and other banking industry trade groups. In addition to considering the information obtained from such sources, the compensation committee has considered:

  •
  each named executive officer's scope of responsibility;

  •
  each named executive officer's years of experience;

  •
  the types and amount of the elements of compensation to be paid to each named executive officer;

  •
  our overall financial performance and performance with respect to other aspects of Veritex's operations, such as Veritex's growth, asset quality, profitability and other matters, including the status of Veritex's relationship with the banking regulatory agencies; and

  •
  each named executive officer's individual performance and contributions to Veritex's company-wide performance, including leadership, team work and community service.

        Cash Bonuses.    Veritex typically pays an annual cash incentive award to Veritex's named executive officers. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to Veritex's performance for the year. The Compensation Committee, within its sole discretion, determines whether such bonuses will be paid for any year and the amount of any bonus paid. Although, historically the Compensation Committee has not relied on any pre-established formula or specific performance measures to determine the amount of the bonuses paid, it does review external market data from outside sources in setting the amount of such bonuses. Additionally, in determining whether to pay cash bonuses to a named executive officer for a given year and the amount of any cash bonus to be paid, the Compensation Committee considers factors which include:

  •
  the personal performance of the executive officer and contributions to Veritex's performance for the year, including leadership, team work and community service; and

  •
  our financial performance, including Veritex's growth, asset quality and profitability.

        Benefits and Perquisites.    Veritex's named executive officers are eligible to participate in the same benefit plans designed for all of Veritex's full-time employees, including health, dental, vision, disability and basic group life insurance coverage. Veritex also provides Veritex's employees, including Veritex's named executive officers, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement.

        Insurance Premiums.    Veritex invests in bank owned life insurance due to its attractive nontaxable return and protection against the loss of its key employees. Amounts included in the Summary Compensation Table represent premiums paid by Veritex on behalf of the named executive officer.

Employment Agreements with Named Executive Officers

        Mr. Holland does not have a formal employment agreement. Veritex and Veritex Bank have entered into an executive employment agreement with Mr. Murphy, and Veritex Bank has entered into a change of control agreement with Ms. Skelly.

        Mr. Murphy's employment agreement provides that Mr. Murphy will serve as vice chairman of both Veritex's board and the board of directors of Veritex Bank, for a term commencing on March 23, 2011 and ending on March 31, 2015. Under the employment agreement, Mr. Murphy is entitled to an annual base salary of $185,000 with merit increases, bonus and other incentives, if any, in accordance with Veritex Bank's salary administration program based upon performance, as well as to certain other employment related benefits. Upon an involuntary termination of Mr. Murphy's employment by the board of directors without "good cause," as defined in the employment agreement, Mr. Murphy would be entitled to receive all compensation and benefits due to him under the employment agreement as if his employment had not been terminated. The employment agreement also contains post-termination non-solicitation covenants for one year after the date of the termination of his employment, except upon his termination by Veritex Bank without "good cause."

        The change of control agreement for Ms. Skelly provides that if a change of control occurs and the gross amount of the proceeds from Ms. Skelly's stock options and grants do not equal at least $200,000, then Veritex Bank will supplement the deficiency such that the total gross amount received by Ms. Skelly as a result of the stock options, grants and change of control payment will be equal to $200,000.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information regarding outstanding unvested stock awards held by the named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
										Equity Incentive Plan Awards: Number of Earned Shares, Units or Other Rights that Have Not Vested
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
									Market Value of Shares of Stock that Have Not Vested
	Number of Securities Underlying Unexercised Options						Number of Shares of Stock that Have Not Vested
					Option Exercise Price	Option Expiration Date
Name	Exercisable(7)	Unexercisable
C. Malcolm Holland, III	75,000	50,000	(5)		10.00	12/31/2020					$
							5,000	(1)	70,850
							1,000	(2)	14,170
							30,030	(3)	425,525
William C. Murphy	9,000	6,000	(8)		10.85	01/21/2024
							1,000	(9)	14,170
							5,636	(3)	79,862
Noreen E. Skelly	8,000	12,000	(6)		10.00	06/30/2022
							5,000	(4)	70,850
							3,533	(3)	50,063

(1)
Restrictions on restricted stock units lapse on January 1, 2015.

(2)
Restrictions on restricted stock units lapse on January 21, 2016.

(3)
Represents restricted stock units granted received in exchange for cancellation of performance based options on October 9, 2016. Specifically, Mr. Holland received 30,030 restricted stock units for cancellation of 170,000 performance-based options with a weighted average exercise price of $10.00; Mr. Murphy received 5,636 restricted stock units for cancellation of 35,000 performance-based options with a weighted average exercise price of $10.85; and Ms. Skelly received 3,533 restricted stock units for cancellation of 20,000 performance-based options with a weighted average exercise price of $10.00. Restrictions on restricted stock units lapse in equal installments over a five-year period beginning October 9, 2015. See "—Cancellation of Performance-based Options" for information regarding the restricted stock units granted on October 9, 2014.

(4)
Restrictions on restricted stock units lapse on July 1, 2016.

(5)
Time-based options granted on January 1, 2011. Options to purchase 25,000 shares at an exercise price of $10.00 per share vested and became exercisable on January 1, 2015. As to the remaining 25,000 shares, options to purchase 25,000 will vest and become exercisable on each of January 1, 2016.

(6)
Time-based options granted on July 1, 2012. Options to purchase 4,000 shares at an exercise price of $10.00 per share vested and became exercisable on July 1, 2015. As to the remaining 8,000 shares, options to purchase 4,000 shares will vest and become exercisable on each of July 1, 2016 and 2017.

(7)
The time-based options shown in this column are fully vested and presently exercisable as of December 31, 2014.

(8)
On January 21, 2014, Veritex issued Mr. Murphy time-based options to purchase 15,000 shares of Veritex's common stock at an exercise price of $10.85, of which 9,000 were vested and fully exercisable as of the grant date.

(9)
On January 21, 2014, Veritex issued Mr. Murphy 1,000 restricted stock units, the restrictions on which will lapse on January 21, 2016.

2010 Equity Incentive Plan

        In 2010, Veritex adopted the Veritex Holdings, Inc. 2010 Stock Option and Equity Incentive Plan, or the 2010 Equity Incentive Plan, to provide incentive compensation opportunities that are competitive with those of similar companies in order to attract, retain and motivate eligible participants by providing for both the direct award or sale of shares and for the grant of options to purchase shares of Veritex's common stock. The maximum number of shares of Veritex's common stock that may be issued pursuant to grants or options under the 2010 Equity Incentive Plan is 1,000,000. The board authorized the 2010 Equity Incentive Plan to provide for the award of up to 100,000 shares of direct stock awards in the form of restricted shares and up to 900,000 shares of stock options, of which 500,000 shares are performance-based stock options. During 2014, Veritex awarded 28,500 restricted shares, 30,000 time-based stock options and 50,000 performance-based stock options. Following the completion of Veritex's initial public offering in October 2014, no further options or restricted shares have been or will be granted under the 2010 Equity Incentive Plan.

2014 Omnibus Incentive Plan

        In September 2014, Veritex's board adopted and Veritex's shareholders approved the 2014 Omnibus Plan. The purpose of the 2014 Omnibus Plan is to align the long-term financial interests of Veritex's employees, directors, consultants and other service providers with those of Veritex's shareholders, to attract and retain those employees, directors, consultants and other service providers by providing compensation opportunities that are competitive with other companies and to provide incentives to those individuals who contribute significantly to Veritex's long- term performance and growth. To accomplish these goals, the 2014 Omnibus Plan permits the issuance of stock options, share appreciation rights, restricted shares, restricted share units, deferred shares, unrestricted shares and cash-based awards. The maximum number of shares of Veritex's common stock that may be issued pursuant to grants or options under the 2014 Omnibus Plan is 1,000,000.

Awards to Named Executive Officers

        Veritex has granted time-based options to each of Veritex's named executive officers. The time-based options held by Mr. Holland and Ms. Skelly vest annually in 20.0% increments on each of the first five anniversaries of the grant date. Forty percent of the time-based options held by Mr. Murphy vested on the grant date and the remaining time-based options vest in 20.0% increments beginning March 2014 and annually thereafter.

        Veritex has also granted restricted stock units to each of Veritex's named executive officers. The restrictions on the restricted stock units held by Mr. Holland and Ms. Skelly lapse and the units are fully vested on the fourth anniversary of the grant date. The restrictions on the restricted stock units held by Mr. Murphy lapse and are fully vested on the third anniversary of the grant date.

        In addition to the terms described above, the stock grant and stock option agreements provide for the number of shares granted, the price per share, the initial vesting date, the vesting schedule, and the expiration date of the grant.

Cancellation of Performance-based Options

        On October 9, 2014, Veritex cancelled outstanding performance-based options to purchase 467,500 shares of Company common stock with a weighted average exercise price of $10.13 per share under the Incentive Plan, and granted 81,480 restricted stock units to 29 employees and directors under the 2014 Omnibus Plan. The Company accounted for cancellation of the equity awards and replacement as a modification of the original awards. The 81,480 restricted stock units fully vest five years from the date of the grant with 20% vesting each year. The incremental compensation cost resulting from the modification amounts to approximately $1.1 million which will be recognized over the 5 year vesting period net of expected forfeitures.

        The restrictions on the new restricted stock units lapse as to 20% of the underlying shares of common stock on each anniversary of the grant date, beginning on the first anniversary of the grant date. Upon the lapse of restrictions, the participant will receive, without any payment to Veritex (other than any required tax withholding amounts), (i) one share of common stock for each restricted stock unit, (ii) cash, in an amount equal to fair market value of the underlying shares of Veritex's common stock the participant could receive, or (iii) a combination of (i) and (ii), as determined by the compensation committee of the board.

        Upon death, disability or voluntary retirement from Veritex at age 65, or later, any restricted stock units which have not been forfeited or with respect to which the restrictions have not lapsed, will immediately vest and the participant will be entitled to the underlying shares of Veritex's common stock, an equivalent amount of cash or a combination thereof as described above. If a participant's employment with Veritex is terminated for any reason other than death, disability or retirement, any restricted stock units not previously forfeited or with respect to which the restrictions have not lapsed will be forfeited immediately upon termination. In the event of a change in control of Veritex, as described in the 2014 Omnibus Plan, outstanding restricted stock units may, upon the determination of the Compensation Committee, be assumed, accelerated, cancelled or substituted for an equivalent right by the successor company or a parent or subsidiary thereof. The 2014 Omnibus Plan specifically provides that in the event the successor company does not assume or substitute the outstanding awards, any remaining restrictions shall automatically lapse and will represent an equivalent number of shares of Veritex's common stock.

Potential Payments upon Termination or Change in Control

        Veritex has entered into a change of control agreement with Ms. Skelly, which provides that if a change of control occurs and the gross amount of the proceeds from Ms. Skelly's stock options and grants do not equal at least $200,000, then Veritex Bank will supplement the deficiency such that the total gross amount received by Ms. Skelly as a result of the stock options, grants and change of control payment will be equal to $200,000.

        Other than the aforementioned arrangements and certain grants under Veritex's equity incentive plans which provide for accelerated vesting upon a change of control or the death, disability or termination of the grantee, Veritex does not have any agreement with, or obligations to, any of Veritex's named executive officers or other executive officers to make any payments, accelerate any equity awards or provide any other consideration to any such officer in connection with any change in control of Veritex or Veritex Bank or such an officer's severance from employment with Veritex or Veritex Bank.

Director Compensation

        Veritex and Veritex Bank pay their directors, other than those directors who are employed by Veritex or Veritex Bank, a stipend based on the directors' participation in board and committee meetings and Veritex Bank currently pays its directors in the same manner. In general, those directors who are not employed by Veritex or Veritex Bank receive $750 for each board meeting they attend and $300 for each committee or special board meeting they attend. Directors who are employed by Veritex and/or Veritex Bank do not receive remuneration for serving as a director of Veritex Bank or Veritex, but are compensated in their capacity as employees.

        The following table sets forth the compensation paid to each director who served on Veritex's board during 2014, other than Messrs. Holland and Murphy, whose compensation is described in the "Summary Compensation Table" above. The table also includes compensation earned by each director that is attributable to his service as a director of Veritex Bank.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Pat S. Bolin(1)	$15,000	$20,001	$		$—	$—	$—	$35,001
Blake Bozman(2)	15,150	20,001			—	—	—	35,151
Mark Griege(3)	11,100	20,001			—	—	—	31,101
Michael D. Ilagan(4)	—	—			—	—	—	—
Michael Kowalski(5)(8)	12,600	19,494		4,567	—	—	—	36,661
John Sughrue(6)	13,950	20,001			—	—	—	33,951
Ray W. Washburne(7)	11,100	20,001			—	—	—	31,101

(1)
Represents 1,000 restricted stock units granted on December 16, 2014 and 442 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(2)
Represents 1,000 restricted stock units granted on December 16, 2014 and 442 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(3)
Represents 1,000 restricted stock units granted on December 16, 2014 and 442 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(4)
In lieu of paying board fees to Mr. Ilagan, at his firm's request Veritex donated his board fees to which he would otherwise be entitled to receive to a charity of their choice. In 2014 such donation was $10,000.

(5)
Represents 1,000 restricted stock units granted on December 16, 2014 and 403 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(6)
Represents 1,000 restricted stock units granted on December 16, 2014 and 442 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of

  Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(7)
Represents 1,000 restricted stock units granted on December 16, 2014 and 442 restricted stock units granted on October 9, 2014. The restricted stock units were valued at the market price of Veritex's stock as of the date of the grant. See "—Cancellation of Performance-based Options" above for information regarding the restricted stock units granted on October 9, 2014.

(8)
Represents 2,500 time vest stock options granted on February 21, 2014. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model.

        All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of Veritex's board or any committees thereof. Directors are also entitled to the protection provided by the indemnification provisions in Veritex's certificate of formation and Bylaws, as well as the articles of association and bylaws of Veritex Bank.

Compensation Policies and Practices and Risk Management

        Veritex does not believe any risks arise from its compensation policies and practices for its executive officers and other employees that are reasonably likely to have a material adverse effect on Veritex's operations, results of operations or financial condition.

 BUSINESS OF IBT

General

        IBT was incorporated as a Texas corporation on May 13, 2002, and became the bank holding company for Independent Bank when Independent Bank commenced operations on May 1, 2003. At this time, IBT engages in no material business operations other than owning and managing Independent Bank.

        Through IBT's banking subsidiary, Independent Bank, IBT offers a broad range of commercial and consumer banking services to small and medium-sized businesses, independent single-family residential and commercial contractors and consumers. IBT derives its revenues primarily from the operations of Independent Bank. Historically, IBT has supported its growth through retained earnings.

        As a bank holding company, IBT is subject to regulation by the Federal Reserve. The Federal Reserve regulates the types of banking and nonbanking activities in which IBT and Independent Bank may engage. At this time, neither IBT nor Independent Bank is engaged in any nonbanking activities.

Independent Bank of Texas

        Independent Bank is a Texas state member bank that was organized on May 1, 2003, and is regulated primarily by the TDB and the Federal Reserve. Independent Bank considers its primary market area to be the Dallas-Fort Worth metroplex. The principal economic activities in Independent Bank 's market area include industry, commercial real estate, retail, medical, and some oil and gas. Currently, Independent Bank operates from a full service main office in Irving, Texas, as well as through a branch located in Frisco, Texas. As of March 31, 2015, the Bank had total loans of $98.8 million, total assets of $120.9 million, and total deposits of $104.1 million.

        Independent Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Texas, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, real estate loans, and other installment and term loans. Independent Bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized commercial, industrial and professional businesses.

Products and Services

        Deposit Services.    Independent Bank's principal source of funds is core deposits. Independent Bank offers a range of deposit products and services consistent with the goal of attracting a wide variety of individuals and small-to medium-sized businesses.

        Real Estate Loans.    Independent Bank makes construction and development loans and commercial real estate loans. The following is a description of each of the major categories of real estate loans that Independent Bank typically makes and the risks associated with each class of loan:

  •
  Construction and development loans.  Independent Bank makes construction loans, primarily for the construction of contract model and speculative single family residences to local home builders. Independent Bank also makes loans to local land developers for development of finished lots for sale to home builders or for sale to commercial real estate developers or owner-users. Independent Bank also makes commercial construction loans to owner-users and investors for retail, light industrial, warehouse, and office properties. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

  •
  Commercial real estate.  Commercial real estate loan terms generally are limited to 20 years or less, although payments may be structured on a longer amortization basis up to 30 years. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management.

    Independent Bank attempts to limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

        Commercial Loans.    Loans made by Independent Bank for commercial purposes in various lines of businesses are also one of the components of Independent Bank 's loan portfolio. The target commercial loan market is small to medium-sized businesses. The terms of these loans vary by purpose and by type of underlying collateral, if any. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

Market Areas

        Independent Bank currently has two banking locations in the Dallas-Fort Worth metropolitan area.

Competition

        The table below lists Independent Bank's deposit market share as of June 30, 2014 for the Dallas-Fort Worth-Arlington metropolitan statistical area in which Independent Bank provides services.

Market Area	Deposit Market Rank(1)	Number of Branches	Deposits in Market (In thousands)	Deposit Market Share (%)
Dallas-Fort Worth-Arlington, TX	96th	2	$112,038	0.05%

(1)
Deposit information used to determine market rank was provided by the FDIC's Summary of Deposits, reported as of June 30, 2014.

        Each activity in which IBT is engaged involves competition with other banks, as well as nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, IBT competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. IBT also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which IBT competes may have capital resources and legal loan limits substantially higher than those maintained by IBT.

Employees

        As of March 31, 2015, IBT had approximately 21 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

        From time to time, IBT is involved in routine litigation that arises in the normal conduct of business. However, neither IBT nor Independent Bank is currently involved in any litigation that management believes, either singularly or in the aggregate, could be reasonably expected to have a material adverse effect on its business, financial condition or results of operation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

        Some of Veritex's officers, directors and principal shareholders and their affiliates are customers of Veritex Bank. Such officers, directors and principal shareholders and their affiliates have had transactions in the ordinary course of business with Veritex Bank, including borrowings, all of which were effected on substantially the same terms and conditions, including interest rate and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features. Veritex expects to continue to have such transactions on similar terms and conditions with such officers, directors and shareholders and their affiliates in the future.

        In addition to the above-described relationships and the director and executive officer compensation arrangements discussed above under "Executive Compensation and Other Matters," the following is a description of transactions since January 1, 2014, including currently proposed transactions to which Veritex has been or will be a party in which the amount involved exceeded or will exceed $120,000, and in which any of its directors (including nominees), executive officers or beneficial holders of more than 5.0% of Veritex's capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. Veritex believes the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Agreements with SunTx Veritex Holdings, L.P.

        Pursuant to an agreement between SunTx Veritex Holdings, L.P. ("SunTx") and Veritex, SunTx is entitled to nominate one representative to serve on Veritex's board and the board of directors of Veritex Bank for so long as SunTx holds at least 4.9% of Veritex's issued and outstanding common stock. Veritex must use its reasonable best efforts to have the SunTx representative elected to its board and the board of Veritex Bank. The director representative of SunTx is entitled to the same compensation, indemnification and reimbursement rights as the other members of the board of directors. In addition, SunTx also has the right to appoint a non-voting observer to attend Veritex board meetings and those of Veritex Bank. Veritex also granted SunTx information and access rights with respect to its business. Michael D. Ilagan currently serves as the SunTx representative on Veritex's board of directors and the board of directors of Veritex Bank. In connection with SunTx's investment, Veritex also made certain representations and warranties and covenants and agreed to provide indemnification rights to SunTx in connection with such representations and warranties.

Registration Rights Agreement

        In connection with its initial public offering, Veritex entered into a registration rights agreement with SunTx and WCM Parkway, Ltd. Under this agreement, beginning on April 17, 2015, each of these holders may require Veritex to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to register the sale of shares of Veritex common stock, subject to certain limitations. These holders may each request a total of two such registrations and only one during any six-month period. These holders also have the right to cause Veritex to register their shares of Veritex common stock on Form S-3, when it is available to Veritex. In addition, if Veritex proposes to register securities under the Securities Act, then the holders who are party to the agreement will have "piggy-back" rights to request that Veritex register their shares of Veritex common stock, subject to certain limitations including quantity limitations determined by underwriters, if the offering involves an underwriting. There is no limit to the number of these "piggy-back" registrations in which these holders may request their shares be included. Veritex will bear the registration expenses incurred in connection with these registrations, other than underwriting discounts and commissions, except that the holders will bear the registration expenses incurred in connection with registrations requested and filed prior to the first anniversary of the date of Veritex's initial public offering. Veritex has agreed to indemnify these holders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement.

Review and Approval of Transactions with Related Persons

        Transactions by Veritex with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Veritex Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by Veritex Bank to its executive officers, directors, and principal shareholders).

        In addition, Veritex has adopted a Related Person Transactions Policy which provides that any related person transaction is generally prohibited unless the Audit Committee determines that such transaction is fair to Veritex and, if necessary, Veritex has developed an appropriate plan to manage any conflicts of interest. A copy of the Related Person Transactions Policy is posted on Veritex's website at www.veritex.com under Investor Relations/Corporate Governance.

 BENEFICIAL OWNERSHIP OF IBT COMMON STOCK BY
MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF IBT

        The following table sets forth information with respect to the beneficial ownership of IBT common stock as of May 21, 2015, subject to certain assumptions set forth in the footnotes and as adjusted to reflect the exercise of outstanding options to purchase shares of IBT common stock and conversion of convertible debt immediately prior to the effective date of the merger for:

  •
  each shareholder, or group of affiliated shareholders, who, to the knowledge of IBT management, is known to beneficially own more than five percent of the outstanding shares of IBT common stock;

  •
  each of IBT's directors;

  •
  each of IBT's named executive officers; and

  •
  all of IBT's executive officers and directors as a group.

        The number of shares and percentages of beneficial ownership set forth below are based on 1,146,534 shares of IBT common stock outstanding as of May 21, 2015, and the shares of IBT common stock to be beneficially owned by the named individual upon the automatic exercise of the options to purchase shares of IBT common stock and the conversion of the convertible debt immediately prior to the effective time of the merger.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(2)
Directors and Named Executive Officers:
Mark B. Alegnani(3)	23,052	1.99%
Brad L. Durham(4)	27,655	2.37
J. Stanley Fredrick(5)	145,535	12.14
John S. Fredrick, Sr.(6)	30,138	2.59
Larry A. Jobe(7)	176,702	14.62
Ahmad Khoshnoudi(8)	131,202	10.95
C. R. ("Skippy") McDonnell(9)	131,074	10.93
Michael Jamal Mezanazi(10)	190,276	15.30
Phillip M. Standley(11)	21,640	1.89
All Directors and Executive Officers as a Group (9 persons)	877,274	57.88

(1)
Includes any unexercised options to purchase shares of IBT common stock calculated on a net settlement basis which will be automatically exercised prior to the effective time of the merger pursuant to the reorganization agreement and the shares of IBT common stock that will be beneficially owned upon the conversion of the convertible debt pursuant to the reorganization agreement. See "Financial Interests of Directors and Officers of IBT in the Merger."

(2)
The percentage beneficially owned was calculated based on 1,146,534 shares of IBT's common stock issued and outstanding as of May 21, 2015, plus the shares of IBT common stock to be beneficially owned by the named individual upon the automatic exercise of the options to purchase shares of IBT common stock and the conversion of the convertible debt immediately prior to the effective time of the merger.

(3)
Includes: (i) 3,250 shares held directly by Mr. Alegnani, (ii) 7,600 shares held in the name of Pershing LLC, as custodian for his personal IRA, (iii) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Alegnani, and (iv) 10,000 shares of IBT common stock to be issued upon the conversion of the $60,000 of convertible debt held in the name of Equity Trust Company, as custodian for Mr. Alegnani's personal IRA.

(4)
Includes: (i) 838 shares held directly by Mr. Durham, (ii) 4,797 shares held in the name of Southwest Securities, Inc., as custodian for his personal IRA, and (iii) 22,020 (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Durham.

(5)
Includes: (i) 83,333 shares held in the name of MLPF&S, as custodian for Mr. Frederick's personal IRA, (ii) 10,000 shares held in the name of Southwest Securities Inc., as custodian for his personal IRA, (iii) 2,202 (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Frederick, and (iv) 50,000 shares of IBT common stock to be issued upon the conversion of the $300,000 of convertible debt held in the name of UBS, as custodian for Mr. Fredrick's personal IRA.

(6)
Includes: (i) 1,270 shares held directly by Mr. Frederick, (ii) 10,000 shares held by John Spencer Fredrick Children's Investments, Ltd., of which Mr. Fredrick is Trustee, (iii) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Frederick, and (iv) 16,667 shares of IBT common stock to be issued upon the conversion of the $100,000 of convertible debt held in the name of Equity Trust Company, as custodian for Mr. Fredrick's personal IRA.

(7)
Includes: (i) 64,500 shares held directly by Mr. Jobe, (ii) 50,000 shares held in the name of Trustar Retirement Services, Trustee, care of SWS Securities, Inc., as custodian for his personal IRA, (iii) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Jobe, (iv) 40,000 shares of IBT common stock to be issued upon the conversion of the $240,000 of convertible debt held in the name of Equity Trust Company, as custodian for Mr. Jobe's personal IRA, and (v) 20,000 shares of IBT common stock to be issued upon the conversion of the $120,000 of convertible debt held directly by Mr. Jobe.

(8)
Includes: (i) 62,200 shares held directly by Mr. Khoshnoudi, (ii) 16,800 shares held in the name of Charles Schwab & Co., Inc., as custodian for a SEP IRA, (iii) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Khoshnoudi, and (iv) 50,000 shares of IBT common stock to be issued upon the conversion of the $300,000 of convertible debt held directly by Mr. Khoshnoudi.

(9)
Includes: (i) 78,872 shares held directly by Mr. McDonnell, (ii) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. McDonnell, and (iii) 50,000 shares of IBT common stock to be issued upon the conversion of the $300,000 of convertible debt held directly by Mr. McDonnelll.

(10)
Includes: (i) 85,574 shares held directly by Mr. Mezanazi directly, (ii) 2,500 shares held by Mr. Mezanazi as custodian for Brandon J. Mezanazi, (iii) 2,500 shares held by Mr. Mezanazi as custodian for Leah Mezanazi, (iv) 2,500 shares held by Mr. Mezanazi as custodian for Nadia Mesanazi, (v) 2,202 shares (calculated on a net settlement basis) to be issued upon the automatic exercise of the outstanding options held directly by Mr. Mezanazi, and (v) 95,000 shares of IBT common stock to be issued upon the conversion of the $570,000 of convertible debt held in the name of Mr. Mezanazi and Sandra Lee Mezanazi.

(11)
Includes: (i) 8,640 shares held directly by Mr. Standley, and (ii) 13,000 shares held in the name of Pershing LLC, as custodian for his personal IRA.

 BENEFICIAL OWNERSHIP OF VERITEX COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF VERITEX

        The following table sets forth information with respect to the beneficial ownership of Veritex common stock as of May 21, 2015, subject to certain assumptions set forth in the footnotes for:

  •
  each shareholder, or group of affiliated shareholders, who, to the knowledge of Veritex management, is known to beneficially own more than five percent of the outstanding shares of Veritex common stock;

  •
  each of Veritex's directors;

  •
  each of Veritex's named executive officers; and

  •
  all of Veritex's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, Veritex believes the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

        The number of shares and percentages of beneficial ownership below are calculated based on 9,484,641 shares of Veritex common stock issued and outstanding on May 21, 2015, which is the number of shares outstanding prior to the consummation of the merger.

        Unless otherwise indicated, the address of each of the individuals named in the table below under "Executive Officers and Directors" is c/o Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percentage(3)
Directors and Named Executive Officers:
C. Malcolm Holland, III(4)	175,885	1.8%
William C. Murphy(5)	194,781	2.1
Noreen E. Skelly(6)	12,000	*
Pat S. Bolin(7)	98,999	*
Blake Bozman(8)	112,218	1.2
Mark Griege(9)	38,000	*
Michael D. Ilagan	—	*
Michael Kowalski(14)	19,500	*
John Sughrue(10)	34,920	*
Ray W. Washburne(11)	161,984	1.7
All Directors and Executive Officers as a Group (13 persons)	912,307	9.4
Principal Shareholders:
5% Security Holders:
SunTx Veritex Holdings, L.P.(12)	1,572,370	16.6
Basswood Management, L.L.C.(13)	618,929	6.5

*
Indicates ownership that does not exceed 1%.

(1)
The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of Veritex common stock are provided in footnotes (12) and (13), respectively.

(2)
Beneficial ownership does not include certain officers' restricted shares rights granted pursuant to our 2010 Equity Incentive plan and 2014 Omnibus plan which have not vested.

(3)
Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all warrants to acquire shares of Veritex common stock held by such person that are currently exercisable. The ownership percentage of all executive officers and directors, as a group, assumes that all 13 persons, but no other persons, exercise all options and warrants to acquire shares of Veritex common stock held by such persons that are currently exercisable or exercisable within 60 days.

(4)
Includes: (i) 65,885 shares owned jointly by Mr. Holland and his spouse, (ii) 10,000 shares held by Pershing LLC IRA for his benefit and (iii) stock options to purchase 100,000 shares of Veritex common stock.

(5)
Includes: (i) 29,832 shares held in Mr. Murphy's name, (ii) 152,949 shares held through Mr. Murphy's 401(k), and (iii) stock options to purchase 12,000 shares of Veritex common stock.

(6)
Includes options to purchase 12,000 shares of Veritex common stock.

(7)
Includes: (i) 1,000 shares held in Mr. Bolin's name (ii) 18,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin; (iii) 18,250 shares held by the PBS Family Trust II, of which Mr. Bolin is the trustee; (iv) 33,308 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin; (v) 16,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin (vi) options to purchase 1,500 shares of Veritex common stock, and (v) warrant to purchase 10,000 shares of Veritex common stock presently exercisable, issued to Red Star Yield Holdings, Inc. a wholly owned subsidiary of Eagle Oil & Gas, which is controlled by Mr. Bolin.

(8)
Includes: (i) 82,913 shares held in Mr. Bozman's name, (ii) 27,305 shares held by Bozman DFS Partnership, and (iii) options to purchase 2,000 shares of Veritex common stock.

(9)
Includes: (i) 36,000 shares held jointly by Mr. Griege and his spouse and (ii) options to purchase 2,000 shares of Veritex common stock.

(10)
Includes: (i) 32,920 shares held individually by Mr. Sughrue and (ii) options to purchase 2,000 shares of Veritex common stock.

(11)
Includes:(i) 94,454 shares in Mr. Washburne's name (ii) 5,530 shares held by the Incline Trust, of which Mr. Washburne is the Trustee, (iii) 60,000 shares held by Huron Holdings, Inc., Profit Sharing Plan, over which Mr. Washburne has sole voting control, and (iii) options to purchase 2,000 shares of Veritex common stock.

(12)
Based on a Schedule 13G filed with the SEC on February 17, 2015 by SunTx Veritex Holdings, L.P., SunTx Capital Partners II GP, LP, SunTx Capital II Management Corp., and Ned N. Fleming, III, each claiming shared voting and dispositive power with respect to the reported shares. The business address of SunTx Veritex Holdings, L.P., is 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

(13)
Based on a Schedule 13G filed with the SEC on February 17, 2015 by Basswood Capital Management, L.L.C., Matthew Lindenbaum, and Bennett Lindenbaum, each claiming shared voting and dispositive power with respect to the reported shares. The business address of Basswood Capital Management, L.L.C. is 645 Madison Avenue, 10th Floor, New York, New York 10022.

(14)
Includes: (i) 19,000 shares held individually by Mr. Kowalski and (ii) options to purchase 500 shares of Veritex common stock.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Veritex

        Veritex common stock is listed on the NASDAQ Global Market under the symbol "VBTX" since October of 2014. Quotations of the sales volume and the closing sales prices of the common stock of Veritex are listed daily on The NASDAQ Stock Market listings.

        The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Veritex common stock as reported by The Nasdaq Stock Market:

		High	Low
2014	First Quarter	—	—
	Second Quarter	—	—
	Third Quarter	—	—
	Fourth Quarter	$16.44	$12.80
2015	First Quarter (through March 9, 2015)	$15.25	$12.88

        IBT shareholders are advised to obtain the current stock quotation for Veritex common stock. The market price of Veritex common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of Veritex common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Veritex common stock. Further, the cash portion of the merger consideration is subject to adjustment based on the tangible book value of IBT. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement. For an explanation of how the merger consideration may be adjusted if the tangible book value of IBT is less than $11,551,000, please see "Proposal to Approve the Reorganization Agreement—Terms of the Merger."

        Veritex does not currently pay dividends on its common stock. Following the merger, Veritex plans to continue to retain all of its future earnings, if any, for use in the business and does not anticipate paying cash dividends on its common stock in the foreseeable future. Payments of future dividends, if any, will be at the discretion of Veritex's board of directors after taking into account various factors, including its business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends.

        As a bank holding company, Veritex's ability to pay dividends is affected by the policies and enforcement powers of the Federal Reserve. In addition, as a holding company, Veritex is dependent upon the payment of dividends by the Bank to it as its principal source of funds to pay dividends in the future, if any, and to make other payments. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to Veritex. See "Regulation and Supervision—Regulatory Limits on Dividends and Distributions." In addition, Veritex may enter into borrowing or other contractual arrangements that restrict its ability to pay dividends in the future.

        As a result of its participation in the SBLF program, Veritex is obligated to pay quarterly non-cumulative dividends on its Series C preferred stock held by the U.S. Treasury. Payments are due each January 1, April 1, July 1 and October 1. The dividend rate on the Series C preferred stock is 1.0% per annum as of June 30, 2014 and will increase to 9.0% beginning February 2016. Failure to pay quarterly dividends on the Series C preferred stock may limit Veritex's ability to pay dividends on our common stock in the future.

IBT

        There is no established public trading market for the common stock of IBT, and no market for IBT's common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in IBT's common stock, and IBT's common stock is not listed or quoted on any stock exchange or automated quotation system. IBT acts as the transfer agent and registrar for its shares of common stock. As of [    •    ], 2015, there were approximately [    •    ] holders of IBT's common stock.

        The following table sets forth the high and low sales prices (to the extent known to management of IBT) for trades of IBT common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2013	First Quarter	—	—	—	—
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	$10.00	$10.00	1	1,524
2014	First Quarter	—	—	—
	Second Quarter	$6.00	$6.00	1	1,250
	Third Quarter	—	—	—
	Fourth Quarter	$10.00	$10.00	1	2,500
2015	First Quarter	$8.00	$8.00	1	100

        The most recent trade of IBT's common stock occurred on January 28, 2015, when 100 shares were traded at a price of $8.00 per share. There may have been other limited transfers of IBT's common stock that are not reflected in the table above which were excluded because they were transferred between related parties (as gifts, by will or intestate succession, or transfers from trustees or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of IBT's common stock.

        IBT is not currently obligated to register its common stock or, upon any registration, to create a market for its common stock. IBT does not pay dividends on its shares of common stock.

        As a Texas baking corporation, Independent Bank is subject to certain restrictions on dividends under the TBOC. Generally, a Texas state banking association may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the dividend would render the corporation insolvent. Independent Bank does not engage in separate business activities of a material nature. As a result, Independent Bank's ability to pay dividends depends upon the dividends received from Independent Bank.

        In addition to Texas law restrictions on Independent Bank's ability to pay dividends, under applicable bank regulatory requirements, Independent Bank may not pay any dividend if the payment of the dividend would cause Independent Bank to become undercapitalized or if Independent Bank is "undercapitalized." Regulatory authorities may further restrict the payment of dividends by requiring that Independent Bank maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of applicable regulatory authorities, Independent Bank is engaged in an unsound practice (which could include the payment of dividends), such regulatory authorities may require, generally after notice and hearing, that Independent Bank cease such practice. Regulatory authorities have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Federal bank regulatory authorities also have issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

        Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

 DESCRIPTION OF VERITEX CAPITAL STOCK

General

        The following discussion summarizes some of the important rights of Veritex shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Veritex capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and Veritex's certificate of formation and bylaws.

        Veritex has authorized two classes of stock: (a) 75,000,000 authorized shares of Veritex common stock, par value $0.01 per share, 9,484,641 shares of which were issued and outstanding as of May 21, 2015; and (b) 10,000,000 authorized shares of preferred stock, par value $0.01 per share, 8,000 shares of which were issued and outstanding as of May 21, 2015. The following summary is qualified in its entirety by reference to the certificate of formation and bylaws of Veritex.

Veritex Common Stock

        Voting Rights.    Subject to any special voting rights that may be given to any series of Veritex preferred stock that issued in the future, holders of Veritex common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of its shareholders. Shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.

        Dividend Rights.    Holders of Veritex common stock are entitled to dividends when, as and if declared by its board of directors out of funds legally available therefor.

        Liquidation Rights.    Upon any voluntary or involuntary liquidation, dissolution or winding up of its affairs, all shares of Veritex common stock will be entitled to share equally in all remaining assets after the holders of shares of Veritex preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.

        Other.    Veritex common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Veritex Preferred Stock

        The amended and restated certificate of formation Veritex permits the issuance of one or more series of preferred stock and authorizes its board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Veritex shareholders. Preferred stock may have voting rights, subject to applicable law and the determination at issuance by Veritex's board of directors. While the terms of preferred stock may vary from series to series, holders of Veritex common stock should assume that all shares of preferred stock will be senior to Veritex common stock in respect of distributions and on liquidation.

        Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Veritex common stock, the issuance of one or more series of preferred stock may affect the holders of Veritex common stock in a number of respects, including the following:

  •
  by subordinating its common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges;

  •
  by diluting the voting power of its common stock;

  •
  by diluting the earnings per share of its common stock; and

  •
  by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.

Series C Preferred Stock

        As of the date of this prospectus, only one series of Veritex preferred stock is authorized, issued and outstanding. On August 25, 2011, Veritex issued 8,000 shares of its Series C preferred stock, $1,000 liquidation value per share, in connection with its participation in the U.S. Treasury's SBLF program, all of which are currently outstanding.

        Voting Rights.    The holders of the Series C preferred stock do not have voting rights other than with respect to certain matters relating to the rights of holders of Series C preferred stock, on certain corporate transactions such as a merger or sale of all or substantially all of our assets, and, if applicable, the election of additional directors described below.

        Dividends.    The Series C preferred stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate is currently 1.0% per annum. Beginning February, 2016, the dividend rate will increase to 9.0% per annum.

        Dividends on the Series C preferred stock are non-cumulative. If for any reason Veritex's board does not declare a dividend on the Series C preferred stock for a particular dividend period, then the holders of the Series C preferred stock will have no right to receive any dividend for that dividend period, and Veritex will have no obligation to pay a dividend for that dividend period. Failure to pay a dividend on the Series C preferred stock will restrict Veritex's ability to pay dividends on and repurchase other classes and series of its capital stock, including its common stock. In addition, failure to pay dividends on the Series C preferred stock for six or more dividend periods, whether consecutive or not, will give the holders of the Series C preferred stock the right to appoint a non-voting observer on Veritex's board of directors.

        Redemption.    The Series C preferred stock may be redeemed at any time at Veritex's option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, regardless of whether such dividends have been declared for that period, subject to the approval of its primary federal banking regulator.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of its affairs, holders of the Series C preferred stock will be entitled to receive for each share of Series C preferred stock, out of Veritex's assets or proceeds available for distribution to its shareholders, subject to any rights of its creditors, before any distribution of assets or proceeds is made to or set aside for the holders of its common stock payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share of Series C preferred stock and (2) the amount of any accrued and unpaid dividends on the Series C preferred stock.

        Registration Rights.    As part of the terms of its participation in the SBLF, Veritex agreed to provide the holders of its Series C preferred stock with the right to demand that we file a registration statement on Form S-3 or request that their shares be covered by a registration statement that it is otherwise filing. As of the date of this proxy statement/prospectus, Veritex is not eligible to file a registration statement on Form S-3. Once Veritex becomes eligible to file a registration statement on Form S-3, the U.S. Treasury may exercise its "piggyback" registration rights in connection with future offerings of our common stock, other than registration statements filed on Forms S-4 or S-8.

Warrants

        Warrants to purchase 25,000 shares of Veritex common stock, at an exercise price of $11.00 per share, exercisable at any time, in whole or in part, on or prior to December 31, 2023. All of such warrants are outstanding.

EXPERTS

        The financial statements of Veritex Holdings, Inc. and subsidiary as of and for the years ended December 31, 2014 and 2013, included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Veritex for the year ended December 31, 2012 included in this proxy statement/prospectus have been audited by JonesBaggett LLP, an independent registered public accounting firm, who merged with Whitley Penn LLP, an independent registered public accounting firm, as of November 1, 2014, as stated in the report of Whitely Penn LLP appearing elsewhere herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of Veritex common stock to be issued by Veritex in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for IBT by Haynie Rake Repass & Klimko, P.C., Dallas, Texas, and certain tax matters with respect to the merger will be passed upon for IBT by Andrews Kurth, Dallas, Texas.

OTHER MATTERS

        No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

WHERE YOU CAN FIND MORE INFORMATION

        Veritex files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549.

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Veritex, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Veritex has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Veritex common stock to be issued to shareholders of IBT in the merger. This proxy statement/prospectus constitutes the prospectus of Veritex filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

        In addition to being a proxy statement of IBT, this document is the prospectus of Veritex for the shares of its common stock that will be issued in connection with the merger.

        Documents filed by Veritex with the SEC are available from Veritex without charge (except for exhibits to the documents). You may obtain documents filed by Veritex with the SEC by requesting them in writing or by telephone from Veritex at the following address:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: Corporate Secretary
Telephone: (972) 349-6200

        To obtain timely delivery, you must make a written or oral request for a copy of such information by [    •    ], 2015.

        Veritex has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the shares of Veritex common stock to be issued to shareholders of IBT in the merger. This proxy statement/prospectus constitutes the prospectus of Veritex filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

        IBT does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

        If you have any questions regarding the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of IBT common stock, please contact IBT at the following address: at:

IBT Bancorp, Inc.
4300 N. Beltline Road
Irving, Texas 75038
Attention: Brad Durham, President
Telephone: (972) 870-9300

        You should rely only on the information contained in this proxy statement/prospectus. Neither Veritex nor IBT has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. IBT has supplied all of the information about IBT and its subsidiaries contained in this proxy statement/prospectus and Veritex has supplied all of the information contained in this proxy statement/prospectus about Veritex and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (Unaudited)

March 31, 2015 and December 31, 2014

(Dollars in thousands, except par value information)

	March 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$9,338	$9,223
Interest bearing deposits in other banks	76,206	84,028

Total cash and cash equivalents	85,544	93,251
Investment securities	53,391	45,127
Loans held for sale	2,508	8,858
Loans, net of allowance for loan losses of $6,006 and $5,981, respectively	609,439	597,278
Accrued interest receivable	1,539	1,542
Bank-owned life insurance	17,969	17,822
Bank premises, furniture and equipment, net	11,526	11,150
Non-marketable equity securities	3,136	4,139
Investment in unconsolidated subsidiary	93	93
Other real estate owned	548	105
Intangible assets	1,186	1,261
Goodwill	19,148	19,148
Other assets	2,879	2,512

Total assets	$808,906	$802,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$241,732	$251,124
Interest-bearing	426,523	387,619

Total deposits	668,255	638,743
Accounts payable and accrued expenses	1,049	1,582
Accrued interest payable and other liabilities	1,395	575
Advances from Federal Home Loan Bank	15,000	40,000
Junior subordinated debentures	3,093	3,093
Subordinated notes	4,981	4,981

Total liabilities	693,773	688,974
Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized at March 31, 2015 and December 31, 2014; 8,000 shares Series C, issued and outstanding with a $1,000 liquidation value	8,000	8,000
Common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2015 and December 31, 2014; 9,484,641 and 9,470,832 shares issued and outstanding at March 31, 2015 and December 31, 2014, (excluding 10,000 shares held in treasury)	95	95
Additional paid-in capital	97,480	97,469
Retained earnings	9,851	8,047
Unallocated Employee Stock Ownership Plan shares; 36,935 shares at March 31, 2015 and December 31, 2014	(401)	(401)
Accumulated other comprehensive income	178	172
Treasury stock, 10,000 shares at cost	(70)	(70)

Total stockholders' equity	115,133	113,312

Total liabilities and stockholders' equity	$808,906	$802,286

See accompanying notes to condensed consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
Interest income:
Interest and fees on loans	$7,348	$6,152
Interest on investment securities	212	216
Interest on deposits in other banks	54	36
Interest on other	—	1

Total interest income	7,614	6,405

Interest expense:
Interest on deposit accounts	631	587
Interest on borrowings	126	132

Total interest expense	757	719

Net interest income	6,857	5,686
Provision for loan losses	110	252

Net interest income after provision for loan losses	6,747	5,434

Noninterest income:
Service charges on deposit accounts	185	206
Gain on sales of investment securities	7	34
Gain on sales of loans held for sale	302	77
(Loss) gain on sales of other real estate owned	(2)	13
Bank-owned life insurance	178	108
Other	96	132

Total noninterest income	766	570

Noninterest expense:
Salaries and employee benefits	2,657	2,642
Occupancy of bank premises	526	446
Depreciation and amortization	325	333
Data processing	220	216
FDIC assessment fees	100	108
Legal fees	201	34
Other professional fees	237	132
Advertising and promotions	73	55
Utilities and telephone	73	69
Other real estate owned expenses and write-downs	13	26
Other	657	473

Total noninterest expense	5,082	4,534

Net income from operations	2,431	1,470
Income tax expense	607	512

Net income	$1,824	$958

Preferred stock dividends	$20	$20

Net income available to common stockholders	$1,804	$938

Basic earnings per share	$0.19	$0.15

Diluted earnings per share	$0.19	$0.15

See accompanying notes to condensed consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(Dollars in thousands)

	For the Three Months Ended March 31,
	2015	2014
Net income	$1,824	$958
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale arising during the period, net	16	(12)
Reclassification adjustment for net gains included in net income	7	34

Other comprehensive gains (losses) before tax	9	(46)
Income tax expense (benefit)	3	(16)

Other comprehensive income (loss), net of tax	6	(30)

Comprehensive income	$1,830	$928

See accompanying notes to condensed consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(Dollars in thousands)

							Unallocated Employee Stock Ownership Plan Shares
		Common Stock				Accumulated Other Comprehensive Income (Loss)
	Preferred Stock			Additional Paid-In Capital	Retained Earnings			Treasury Stock
		Shares	Amount						Total
Balance at December 31, 2013	8,000	5,804,703	58	55,303	2,922	26	—	(70)	66,239
Sale of common stock in private offering, net offering cost of $61	—	508,047	6	5,432	—	—	—	—	5,438
Preferred stock dividend Series C	—	—	—	—	(20)	—	—	—	(20)
Sale and finance of stock to ESOP	—	46,082	—	500	—	—	(500)	—	—
Stock based compensation	—	—	—	121	—	—	—	—	121
Net income	—	—	—	—	958	—	—	—	958
Other comprehensive income	—	—	—	—	—	(30)	—	—	(30)

Balance at March 31, 2014	$8,000	6,358,832	$64	$61,356	$3,860	$(4)	(500)	(70)	$72,706

							Unallocated Employee Stock Ownership Plan Shares
		Common Stock				Accumulated Other Comprehensive Income (Loss)
	Preferred Stock			Additional Paid-In Capital	Retained Earnings			Treasury Stock
		Shares	Amount						Total
Balance at December 31, 2014	8,000	9,470,832	95	97,469	8,047	172	(401)	(70)	113,312
Restricted stock units vested, net 6,191 shares withheld to cover tax witholdings	—	13,809	—	(96)	—	—	—	—	(96)
Preferred stock dividend Series C	—	—	—	—	(20)	—	—	—	(20)
Stock based compensation	—	—	—	107	—	—	—	—	107
Net income	—	—	—	—	1,824	—	—	—	1,824
Other comprehensive income	—	—	—	—	—	6	—	—	6

Balance at March 31, 2015	$8,000	9,484,641	$95	$97,480	$9,851	$178	(401)	(70)	$115,133

See accompanying notes to condensed consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2015 and 2014

(Dollars in thousands)

	For the Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,824	$958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	325	333
Provision for loan losses	110	252
Accretion of loan purchase discount	(48)	(69)
Stock-based compensation expense	107	121
Amortization of other intangible assets	1	3
Net amortization of premiums on investment securities	89	95
Change in cash surrender value of bank-owned life insurance	(147)	(89)
Net gain on sales of investment securities	(7)	(34)
Gain on sales of loans held for sale	(302)	(77)
Net loss (gain) on sales of other real estate owned	2	(13)
Net originations of loans held for sale	(10,022)	(5,538)
Proceeds from sales of loans held for sale	16,674	5,146
(Increase) decrease in accrued interest receivable and other assets	(460)	1,689
Increase in accounts payable, accrued expenses, accrued interest payable and other liabilities	284	182

Net cash provided by operating activities	8,430	2,959

Cash flows from investing activities:
Purchases of securities available for sale	(14,922)	(8,955)
Sales of securities available for sale	3,778	981
Proceeds from maturities, calls and pay downs of investment securities	2,807	2,257
Sales (purchases) of non-marketable equity securities, net	1,003	(1)
Net loans originated	(12,716)	(5,879)
Net additions to bank premises and equipment	(627)	(121)
Proceeds from sales of other real estate owned	48	104

Net cash used in investing activities	(20,629)	(11,614)

Cash flows from financing activities:
Net change in deposits	29,512	(1,254)
Net (decrease) increase in advances from Federal Home Loan Bank	(25,000)	—
Dividends paid on preferred stock	(20)	(20)
Proceeds from issuance of common stock, net offering cost of $61	—	5,438

Net cash provided by financing activities	4,492	4,164

Net decrease in cash and cash equivalents	(7,707)	(4,491)
Cash and cash equivalents at beginning of year	93,251	76,646

Cash and cash equivalents at end of year	$85,544	$72,155

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$775	$598
Cash paid for income taxes	$100	$—
Supplemental Disclosures of Non-Cash Flow Information:
Sale and finance of stock to ESOP	$—	$500
Net issuance of common stock for vesting of restricted stock units to cover withholding	$96	$—
Net foreclosure of other real estate owned	$493	$1,060

See accompanying notes to condensed consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except for per share amounts)

(Unaudited)

1. Summary of Significant Accounting Policies

Nature of Organization

        Veritex Holdings, Inc. (Veritex or the Company), a Texas corporation and bank holding company, was incorporated in July 2009 and was formed for the purpose of acquiring one or more financial institutions located in Dallas, Texas and surrounding areas.

        Veritex through its wholly-owned subsidiary, Veritex Community Bank (Bank), is a Texas state banking organization,with corporate offices in Dallas, Texas, and currently operates eight branches and one mortgage office located throughout the greater Dallas, Texas metropolitan area. The Bank provides a full range of banking services to individual and corporate customers, which include commercial and retail lending, and the acceptance of checking and savings deposits. The Texas Department of Banking and the Federal Reserve are the primary regulators of the Company, which undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements include the accounts of Veritex and its wholly-owned subsidiary, the Bank. All material intercompany transactions have been eliminated in consolidation.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP), but do not include all of the information and footnotes required for complete financial statements. In management's opinion, these interim unaudited condensed consolidated financial statements include all adjustments of a normal recurring nature necessary for a fair statement of the Company's consolidated financial position at March 31, 2015, consolidated results of operations for the three months ended March 31, 2015 and 2014, consolidated stockholders' equity for the three months ended March 31, 2015 and 2014 and consolidated cash flows for the three months ended March 31, 2015 and 2014.

        Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end and the results for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year due in part to global economic and financial market conditions, interest rates, access to sources of liquidity, market competition and interruptions of business processes. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2014 included within the Company's Form 10-K as filed with the Securities and Exchange Commission on March 27, 2015.

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions may also affect disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

1. Summary of Significant Accounting Policies (Continued)

Initial Public Offering (IPO):

        The Company qualifies as an "emerging growth company" as defined by the Jumpstart Our Business Startups Act (JOBS Act). In Q2 2014, the Board of Directors of the Company approved a resolution for Veritex to sell shares of common stock to the public in an initial public offering. On July 22, 2014, the Company submitted a confidential draft Registration Statement on Form S-1 with the SEC with respect to the shares to be registered and sold. On August 29, 2014, the Company filed a Registration Statement on Form S-1 with the SEC. That Registration Statement was declared effective by the SEC on October 8, 2014. The Company sold and issued 3,105,000 shares of common stock at $13 per share in reliance on that Registration Statement. Total proceeds received by the Company, net of offering costs were approximately $36,000.

        In connection with the initial public offering, on September 22, 2014, the Company amended its certificate of formation to authorize the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 8,000 shares are designated as Series C preferred stock. The authorized but unissued shares of capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

Pending Merger

        On March 9, 2015, The Company entered into a definitive merger agreement with IBT Bancorp, Inc. ("IBT"), the parent holding company of Independent Bank of Texas ("Independent Bank"), headquartered in Irving, Texas. Independent Bank operates two banking locations in the Dallas metropolitan area. At December 31, 2014, IBT had total assets of approximately $121,000, total loans of approximately $99,000 and total deposits of approximately $104,000. Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, the Company will issue 1,185,185 shares of common stock plus $4,000 in cash in exchange for all of the outstanding shares of IBT capital stock, subject to certain conditions and potential adjustments. Upon the closing of the transaction, Independent Bank will merge with and into Veritex Community Bank. Completion of the transaction is subject to certain closing conditions, including receipt of IBT shareholder approval and customary regulatory approvals. The transaction is expected to close in the third quarter of 2015.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

1. Summary of Significant Accounting Policies (Continued)

Earnings Per Share

        Earnings per share (EPS) are based upon the weighted-average shares outstanding. The table below sets forth the reconciliation between weighted average shares used for calculating basic and diluted EPS for the three months ended March 31, 2015 and 2014:

	For the Three Months Ended March 31,
	2015	2014
Earnings (numerator)
Net income for common stockholders	$1,824	$958
Less: preferred stock dividends	20	20

Net income allocated to common stockholders	$1,804	$938

Shares (denominator)
Weighted average shares outstanding for basic EPS (thousands)	9,448	6,140
Dilutive effect of employee stock-based awards	296	128

Adjusted weighted average shares outstanding	9,744	6,268

Earnings per share:
Basic	$0.19	$0.15

Diluted	$0.19	$0.15

        For the three months ended March 31, 2015, the Company excluded from diluted EPS weighted average shares of stock options representing the right to purchase 44,080 shares of the Company's common stock as the inclusion of these shares would have been anti-dilutive.

        For the three months ended March 31, 2014, the Company excluded from diluted EPS weighted average shares of performance stock options representing the right to purchase 452,000 shares of the Company's common stock because the issuance of shares related to these options was contingent upon the satisfaction of certain conditions unrelated to earnings or market value and these conditions were not met.

2. Common Stock and Preferred Stock

        During January 2014, the Company engaged in a private offering of up to 500,000 shares of its common stock, par value $0.01 per share, at a price of $10.85 per share. As of March 31, 2014, the offering was completed and closed. The Company issued 490,773 shares in the offering generating total proceeds of approximately $5,325 and had offering costs of approximately $60. In addition, during January 2014, the Company issued 17,274 shares of common stock to an existing principal shareholder at $10 per share generating total proceeds of approximately $173.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

3. Investment Securities

        Debt and equity securities have been classified in the condensed consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$1,877	$—	$23	$1,854
Corporate bonds	—	—	—	—
Municipal securities	3,399	23	20	3,402
Mortgage-backed securities	35,640	238	74	35,804
Collateralized mortgage obligations	11,130	131	27	11,234
Asset-backed securities	1,076	21	—	1,097

	$53,122	$413	$144	$53,391

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$1,928	$—	$47	$1,881
Corporate bonds	500	—	—	500
Municipal securities	965	22	—	987
Mortgage-backed securities	28,588	256	73	28,771
Collateralized mortgage obligations	11,752	124	37	11,839
Asset-backed securities	1,134	15	—	1,149

	$44,867	$417	$157	$45,127

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

3. Investment Securities (Continued)

        The following tables disclose the Company's investment securities that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 or more months:

	March 31, 2015
	Less Than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
U.S. government agencies	$499	$1	$1,355	$22	$1,854	$23
Municipal securities	2,407	20	—	—	2,407	20
Mortgage-backed securities	14,558	66	1,881	8	16,439	74
Collateralized mortgage obligations	1,375	4	2,346	23	3,721	27

	$18,839	$91	$5,582	$53	$24,421	$144

	December 31, 2014
	Less Than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
U.S. government agencies	$—	$—	$1,881	$47	$1,881	$47
Mortgage-backed securities	10,148	39	3,572	34	13,720	73
Collateralized mortgage obligations	1,580	7	2,442	30	4,022	37

	$11,728	$46	$7,895	$111	$19,623	$157

        The number of investment positions in an unrealized loss position totaled 23 at March 31, 2015. The Company does not believe these unrealized losses are "other than temporary" as (i) the Company does not have the intent to sell investment securities prior to recovery and (ii) it is more likely than not that the Company will not have to sell these securities prior to recovery. The unrealized losses noted are interest rate related due to the level of interest rates at March 31, 2015. The Company has reviewed the ratings of the issuers and has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities.

        The amortized costs and estimated fair values of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayments penalties. Mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgage loans and other loans that have varying maturities. The term of mortgage-backed, collateralized mortgage obligations and asset-backed securities thus approximates the term of the underlying mortgages and loans and can vary significantly due to prepayments. Therefore, these securities are not included in the maturity categories below.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

3. Investment Securities (Continued)

	March 31, 2015
	Available For Sale
	Amortized Cost	Fair Value
Due in one year or less	$972	$995
Due from one year to five years	933	924
Due from five years to ten years	944	930
Due after ten years	2,427	2,407

	5,276	5,256
Mortgage-backed securities	35,640	35,804
Collateralized mortgage obligations	11,130	11,234
Asset-backed securities	1,076	1,097

	$53,122	$53,391

	December 31, 2014
	Available For Sale
	Amortized Cost	Fair Value
Due in one year or less	$500	$500
Due from one year to five years	1,930	1,932
Due from five years to ten years	963	936
Due after ten years	—	—

	3,393	3,368
Mortgage-backed securities	28,588	28,771
Collateralized mortgage obligations	11,752	11,839
Asset-backed securities	1,134	1,149

	$44,867	$45,127

        Proceeds from sales of investment securities available for sale and gross gains and losses for the three months ended March 31, 2015 and 2014 were as follows:

	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014
Proceeds from sales	$3,778	$981
Gross realized gains	7	34
Gross realized losses	—	—

        There was a blanket floating lien on all securities to secure Federal Home Loan Bank advances as of March 31, 2015 and December 31, 2014.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses

        Loans in the accompanying consolidated balance sheets are summarized as follows:

	March 31, 2015	December 31, 2014
Real estate:
Construction and land	$84,030	$69,966
Farmland	10,156	10,528
1 - 4 family residential	113,392	105,788
Multi-family residential	9,540	9,964
Nonfarm nonresidential	190,967	195,839
Commercial	204,061	207,101
Consumer	3,349	4,124

	615,495	603,310

Deferred loan fees	(50)	(51)
Allowance for loan losses	(6,006)	(5,981)

	$609,439	$597,278

        Included in the net loan portfolio as of March 31, 2015 and December 31, 2014 is an accretable discount related to loans acquired within a business combination in the approximate amounts of $137 and $185, respectively. The discount is being accreted into income using the interest method over the life of the loans.

        The majority of the loan portfolio is comprised of loans to businesses and individuals in the Dallas metropolitan area. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. The risks created by this concentration have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses was adequate to cover estimated losses on loans as of March 31, 2015 and December 31, 2014.

Non-Accrual and Past Due Loans

        Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        Non-accrual loans, excluding purchased credit impaired loans, aggregated by class of loans are as follows:

	March 31, 2015	December 31, 2014
Real estate:
Construction and land	—	$—
Farmland	—	—
1 - 4 family residential	—	—
Multi-family residential	—	—
Nonfarm nonresidential	—	375
Commercial	297	34
Consumer	26	27

	$323	$436

        During the three months ended March 31, 2015 and 2014, interest income not recognized on non-accrual loans was minimal.

        An age analysis of past due loans, aggregated by class of loans, as of March 31, 2015 and December 31, 2014 is as follows:

	March 31, 2015
	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total Current	Total Loans	Total 90 Days Past Due and Still Accruing
Real estate:
Construction and land	$—	$—	$—	$—	$84,030	$84,030	$—
Farmland	—	—	—	—	10,156	10,156	—
1 - 4 family residential	30	—	—	30	113,362	113,392	—
Multi-family residential	—	—	—	—	9,540	9,540	—
Nonfarm nonresidential	—	—	—	—	190,967	190,967	—
Commercial	269	—	—	269	203,792	204,061	—
Consumer	—	—	—	—	3,349	3,349	—

	$299	$—	$—	$299	$615,196	$615,495	$—

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2014
	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total Current	Total Loans	Total 90 Days Past Due and Still Accruing
Real estate:
Construction and land	$12	$—	$541	$553	$69,413	$69,966	$—
Farmland	—	—	—	—	10,528	10,528	—
1 - 4 family residential	512	—	—	512	105,276	105,788	—
Multi-family residential	—	—	—	—	9,964	9,964	—
Nonfarm nonresidential	—	375	—	375	195,464	195,839	—
Commercial	6	34	—	40	207,061	207,101	—
Consumer	26	—	—	26	4,098	4,124	—

	$556	$409	$541	$1,506	$601,804	$603,310	$—

Impaired Loans

        Impaired loans are those loans where it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. All troubled debt restructurings (TDRs) are considered impaired loans. Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        Impaired loans, including purchased credit impaired loans and troubled debt restructurings, at March 31, 2015 and December 31, 2014 are summarized in the following tables.

	March 31, 2015
	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment During Year
Real estate:
Construction and land	$—	$—	$—	$—	$—	$42
Farmland	—	—	—	—	—	—
1 - 4 family residential	168	168	—	168	—	168
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	1,104	1,104	—	1,104	—	1,107
Commercial	482	183	299	482	113	254
Consumer	29	7	22	29	10	32

Total	$1,783	$1,462	$321	$1,783	$123	$1,603

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2014
	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment During Year
Real estate:
Construction and land	$819	$—	$541	$541	$44	$611
Farmland	—	—	—	—	—	—
1 - 4 family residential	168	168	—	168	—	205
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	1,086	1,086	—	1,086	—	980
Commercial	223	183	40	223	30	361
Consumer	38	8	30	38	13	44

Total	$2,334	$1,445	$611	$2,056	$87	$2,201

        Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

        During the three months ended March 31, 2015 and 2014, total interest income and cash-based interest income recognized on impaired loans was minimal.

  Troubled Debt Restructuring

        Modifications of terms for the Company's loans and their inclusion as troubled debt restructurings are based on individual facts and circumstances. Loan modifications that are included as troubled debt restructurings may involve a reduction of the stated interest rate of the loan, an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk, or deferral of principal payments, regardless of the period of the modification. The recorded investment in troubled debt restructurings was $1,511 and $1,677 as of March 31, 2015 and December 31, 2014.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        During the three months ended March 31, 2015 and 2014, the terms of certain loans were modified as troubled debt restructurings as follows:

			During the three months ended March 31, 2015
			Post-Modification Outstanding Recorded Investment
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Adjusted Interest Rate	Extended Maturity	Extended Maturity and Restructured Payments	Extended Maturity, Restructured Payments and Adjusted Interest Rate
Real estate loans:
Construction and land	—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	—
1 - 4 family residential	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	—	399	—	—	—	397
Commercial	1	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	1	$399	$—	$—	$—	$397

During the three months ended March 31, 2014
Post-Modification Outstanding Recorded Investment
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Adjusted Interest Rate	Extended Maturity	Extended Maturity and Restructured Payments	Extended Maturity, Restructured Payments and Adjusted Interest Rate
Real estate loans:
Construction and land	—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	—
1 - 4 family residential	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	2	17	—	11	6	—

Total	2	$17	$—	$11	$6	$—

        The one loan restructured during the three months ended March 31, 2015 was performing as agreed to the modified terms. Of the two loans restructured during the three months ended March 31, 2014, both were performing as agreed to the modified terms. No specific allowance for loan losses is recorded for loans that were modified as of March 31, 2015 and 2014.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        There were no loans modified as a troubled debt restructured loan within the previous 12 months and for which there was a payment default during the three months ended March 31, 2015. There was one loan modified as a troubled debt restructured loan within the previous 12 months and for which there was a payment default during the three months ended March, 31, 2014. The loan was secured by real estate and the collateral property was foreclosed upon subsequent to the default. No amounts were recorded against the allowance for loan losses related to the foreclosure. A default for purposes of this disclosure is a troubled debt restructured loan in which the borrower is 90 days past due or results in the foreclosure and repossession of the applicable collateral.

        Interest income recorded during the three months ended March 31, 2015 and 2014 on the restructured loans and interest income that would have been recorded had the terms of the loan not been modified was minimal.

        The Company has not committed to lend additional amounts to customers with outstanding loans that were classified as TDRs as of March 31, 2015 or 2014.

Credit Quality Indicators

        From a credit risk standpoint, the Company classifies its loans in one of four categories: (i) pass, (ii) special mention, (iii) substandard or (iv) doubtful. Loans classified as loss are charged-off.

        The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on criticized credits monthly. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period. All classified credits are evaluated for impairment. If impairment is determined to exist, a specific reserve is established. The Company's methodology is structured so that specific reserves are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss).

        Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Company generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

        Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Company's position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

        Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Credits rated doubtful are generally also placed on non-accrual.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        As of March 31, 2015 and December 31, 2014, the following summarizes the Company's internal ratings of its loans, including purchased credit impaired loans:

	March 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Construction and land	$84,030	$—	$—	$—	$84,030
Farmland	10,156	—	—	—	10,156
1 - 4 family residential	113,055	—	337	—	113,392
Multi-family residential	9,540	—	—	—	9,540
Nonfarm nonresidential	190,570	397	—	—	190,967
Commercial	202,238	1,143	680	—	204,061
Consumer	3,320	—	29	—	3,349

Total	$612,909	$1,540	$1,046	$—	$615,495

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Construction and land	$69,425	$—	$541	$—	$69,966
Farmland	10,528	—	—	—	10,528
1 - 4 family residential	105,786	—	2	—	105,788
Multi-family residential	9,964	—	—	—	9,964
Nonfarm nonresidential	195,464	—	375	—	195,839
Commercial	205,681	672	748	—	207,101
Consumer	3,925	—	199	—	4,124

Total	$600,773	$672	$1,865	$—	$603,310

        An analysis of the allowance for loan losses for the three months ended March 31, 2015 and 2014 and year ended December 31, 2014 is as follows:

	For the Three Months Ended 2015	For the Year Ended 2014	For the Three Months Ended 2014
Balance at beginning of year	$5,981	$5,018	$5,018
Provision charged to earnings	110	1,423	252
Charge-offs	(102)	(510)	(60)
Recoveries	17	50	5

Net charge-offs	(85)	(460)	(55)

Balance at end of year	$6,006	$5,981	$5,215

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The allowance for loan losses as a percentage of total loans is 0.98%, 0.99%, and 1.04% as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

        The following tables summarize the activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014:

	March 31, 2015
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Balance at beginning of year	$769	$1,166	$1,890	$2,092	$64	$5,981
Provision (recapture) charged to earnings	137	74	(54)	(40)	(7)	110
Charge-offs	(48)	—	—	(50)	(4)	(102)
Recoveries	—	—	5	12	—	17

Net charge-offs (recoveries)	(48)	—	5	(38)	(4)	(85)

Balance at end of year	$858	$1,240	$1,841	$2,014	$53	$6,006

Period-end amount allocated to:
Specific reserves:
Impaired loans	$—	$—	$—	$113	$10	$123

Total specific reserves	—	—	—	113	10	123

General reserves	858	1,240	1,841	1,901	43	5,883

Total	$858	$1,240	$1,841	$2,014	$53	$6,006

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2014
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Balance at beginning of year	$660	$970	$1,726	$1,585	$77	$5,018
Provision (recapture) charged to earnings	137	226	162	909	(11)	1,423
Charge-offs	(28)	(30)	—	(448)	(4)	(510)
Recoveries	—	—	2	46	2	50

Net charge-offs (recoveries)	(28)	(30)	2	(402)	(2)	(460)

Balance at end of year	$769	$1,166	$1,890	$2,092	$64	$5,981

Period-end amount allocated to:
Specific reserves:
Impaired loans	$44	$—	$—	$30	$13	$87

Total specific reserves	44	—	—	30	13	87

General reserves	725	1,166	1,890	2,062	51	5,894

Total	$769	$1,166	$1,890	$2,092	$64	$5,981

	March 31, 2014
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Balance at beginning of year	$660	$970	$1,726	$1,585	$77	$5,018
Provision (recapture) charged to earnings	(6)	150	(372)	493	(13)	252
Charge-offs	—	—	—	(60)	—	(60)
Recoveries	—	—	—	3	2	5

Net charge-offs (recoveries)	—	—	—	(57)	2	(55)

Balance at end of year	$654	$1,120	$1,354	$2,021	$66	$5,215

Period-end amount allocated to:
Specific reserves:
Impaired loans	$—	$26	$—	$—	$—	$26

Total specific reserves	—	26	—	—	—	26

General reserves	654	1,094	1,354	2,021	66	5,189

Total	$654	$1,120	$1,354	$2,021	$66	$5,215

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

4. Loans and Allowance for Loan Losses (Continued)

        The Company's recorded investment in loans as of March 31, 2015 and December 31, 2014 related to the balance in the allowance for loan losses on the basis of the Company's impairment methodology is as follows:

	March 31, 2015
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Loans individually evaluated for impairment	$—	$168	$1,104	$482	$29	$1,783
Loans collectively evaluated for impairment	94,186	122,764	189,863	203,579	3,320	613,712

Total	$94,186	$122,932	$190,967	$204,061	$3,349	$615,495

	December 31, 2014
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Loans individually evaluated for impairment	$541	$168	$1,086	$223	$38	$2,056
Loans collectively evaluated for impairment	79,953	115,584	194,753	206,878	4,086	601,254

Total	$80,494	$115,752	$195,839	$207,101	$4,124	$603,310

        The Company has acquired certain loans which experienced credit deterioration since origination (purchased credit impaired loans). Accretion on purchased credit impaired loans is based on estimated future cash flows, regardless of contractual maturity. The related carrying amounts of those loans as of December 31, 2014 was $541. There are no purchase credit impaired loans as of March 31, 2015.

        There were no loans purchased during the three months ended March 31, 2015 and 2014.

        Income is not recognized on certain purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. Income on these loans is recognized using the asset recovery method. As of March 31, 2015, there were no remaining purchase credit impaired loans. As of December 31, 2014, there was only one purchased credit impaired loan remaining with a carrying amount of $541, which was accounted for using the cost recovery method.

5. Income Taxes

        The Company's estimated annual effective tax rate, before reporting the net impact of discrete items, was approximately 32.6% and 34.8% for the three months ended March 31, 2015 and 2014. The Company's reported effective tax rates after including the net impact of discrete items for the three

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

5. Income Taxes (Continued)

months ended March 31, 2015 and 2014 of 25.0% and 34.8%, respectively, in the accompanying condensed consolidated statements of income.

        The Company's provision for income taxes for the three months ended March 31, 2015, was impacted by a net discrete tax benefit of $186 associated primarily with the recognition of deferred tax assets related to non-qualified stock options. There were no discrete items for the three months ended March 31, 2014 that affected the Company's provision for income taxes.

        Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Included in the accompanying consolidated balance sheets as of March 31, 2015 is a current tax payable of approximately $787 in other liabilities and a net deferred tax asset of approximately $1,566 in other assets. Included in the accompanying consolidated balance sheets in as of December 31, 2014 is a current tax liability of $89 in accrued interest payable and other liabilities and a net deferred tax asset of $1,385 in other assets.

6. Commitments and Contingencies

Litigation

        The Company may from time to time be involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

Operating Leases

        The Company leases several of its banking facilities under operating leases. Rental expense related to these leases was approximately $363 and $351 for the three months ended March 31, 2015 and 2014, respectively.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

7. Other Non-Interest Expense

        Significant components of the Company's other non-interest expense are as follows:

	For the Three Months Ended March 31,
	2015	2014
Business development	$101	$61
Office and postage	140	57
Director fees	35	20
Insurance	30	24
Security	21	34
Charitable contributions and donations	78	65
Travel	7	5
Training	10	10
Other	235	197

Total	$657	$473

8. Fair Value Disclosures

        The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liaebility in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

8. Fair Value Disclosures (Continued)

in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

          Level 1 Inputs.     Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

          Level 2 Inputs.     Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds and mortgage-backed securities.

          Level 3 Inputs.     Significant unobservable inputs that reflect an entity's own assumptions that market participants would use in pricing the assets or liabilities.

        In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market- based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

        Assets and liabilities measured at fair value on a recurring basis include the following:

        Investment Securities Available For Sale:    Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For those securities classified as Level 2, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions, among other things.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

8. Fair Value Disclosures (Continued)

        The following table summarizes assets measured at fair value on a recurring basis as of March 31, 2015 and December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements Using
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
As of March 31, 2015
Investment securities available for sale	$—	$53,391	$—	$53,391
As of December 31, 2014
Investment securities available for sale	$—	$45,127	$—	$45,127

        There were no liabilities measured at fair value on a recurring basis as of March 31, 2015 and December 31, 2014.

        There were no transfers between Level 2 and Level 3 during the three months ended March 31, 2015 and 2014.

        Certain assets and liabilities are measured at fair value on a non- recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        Assets measured at fair value on a non-recurring basis include impaired loans and other real estate owned. The fair value of impaired loans with specific allocations of the allowance for loan losses and other real estate owned is based upon recent real estate appraisals less estimated costs of sale. For residential real estate impaired loans and other real estate owned, appraised values are based on the comparative sales approach. For commercial and commercial real estate impaired loans and other real estate owned, appraisers may use either a single valuation approach or a combination of approaches such as comparative sales, cost or the income approach. A significant unobservable input in the income approach is the estimated income capitalization rate for a given piece of collateral. Adjustments to appraisals may be made to reflect local market conditions or other economic factors and may result in changes in the fair value of a given asset over time. As such, the fair value of impaired loans and other real estate owned are considered a Level 3 in the fair value hierarchy.

        The Company recovers the carrying value of other real estate owned through the sale of the property. The ability to affect future sales prices is subject to market conditions and factors beyond the Company's control and may impact the estimated fair value of a property.

        Appraisals for impaired loans and other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once reviewed, a member of the credit department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparisons to independent data sources such as recent market data or industry wide-statistics. On a periodic basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustments, if any, should be made to the appraisal value to arrive at fair value.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

8. Fair Value Disclosures (Continued)

        The following table summarizes assets measured at fair value on a non- recurring basis as of March 31, 2015 and December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements Using
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
As of March 31, 2015
Assets:
Impaired loans	$—	$—	$1,783	$1,783
Other real estate owned	$—	$—	$493	$493
As of December 31, 2014
Assets:
Impaired loans	$—	$—	$2,056	$2,056
Other real estate owned	$—	$—	$50	$50

        At March 31, 2015, impaired loans had a carrying value of $1,783, with $123 specific allowance for loan loss allocated.

        At December 31, 2014, impaired loans had a carrying value of $2,056, with $87 specific allowance for loan loss allocated.

        There were no liabilities measured at fair value on a non-recurring basis as of March 31, 2015 and December 31, 2014.

        For Level 3 financial assets measured at fair value as of March 31, 2015 and December 31, 2014, the significant unobservable inputs used in the fair value measurements were as follows:

March 31, 2015
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input(s)	Weighted Average
Impaired loans	$1,783	Collateral Method	Adjustments for selling costs	8%
Other real estate owned	$493	Collateral Method	Adjustments for selling costs	8%

December 31, 2014
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input(s)	Weighted Average
Impaired loans	$2,056	Collateral Method	Adjustments for selling costs	8%
Other real estate owned	$50	Collateral Method	Adjustments for selling costs	8%

Fair Value of Financial Instruments

        The Company is required under current authoritative guidance to disclose the estimated fair value of their financial instrument assets and liabilities including those subject to the requirements discussed above. For the Company, as for most financial institutions, substantially all of its assets and liabilities

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

8. Fair Value Disclosures (Continued)

are considered financial instruments, as defined. Many of the Company's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.

        The estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates that must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

        The methods and assumptions used by the Company in estimating fair values of financial instruments as disclosed herein in accordance with ASC Topic 825, Financial Instruments, other than for those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

        Cash and cash equivalents:    The carrying amounts of cash and cash equivalents approximate their fair value.

        Loans and loans held for sale:    For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        Bank-owned life insurance:    The carrying amounts of bank-owned life insurance approximate their fair value.

        Non-marketable equity securities:    The carrying value of restricted securities such as stock in the Federal Home Loan Bank of Dallas and Independent Bankers Financial Corporation approximates fair value.

        Deposits:    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

        Advances from Federal Home Loan Bank:    The fair value of advances maturing within 90 days approximates carrying value. Fair value of other advances is based on the Company's current borrowing rate for similar arrangements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

8. Fair Value Disclosures (Continued)

        Junior subordinated debentures and subordinated notes:    The fair values are based upon prevailing rates on similar debt in the market place.

        Accrued interest:    The carrying amounts of accrued interest approximate their fair values due to short term maturity.

        Off-balance sheet instruments:    Commitments to extend credit and standby letters of credit are generally priced at market at the time of funding and were not material to the Company's condensed consolidated financial statements.

        The estimated fair values and carrying values of all financial instruments under current authoritative guidance as of March 31, 2015 and December 31, 2015 were as follows:

	March 31,		December 31,
	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Level 2 inputs:
Cash and cash equivalents	$85,544	$85,544	$93,251	$93,251
Securities available for sale	53,391	53,391	45,127	45,127
Loans held for sale	2,508	2,508	8,858	8,858
Accrued interest receivable	1,539	1,539	1,542	1,542
Bank-owned life insurance	17,969	17,969	17,822	17,822
Non-marketable equity securities	3,136	3,136	4,139	4,139
Level 3 inputs:
Loans, net	609,439	606,819	597,278	596,138
Financial liabilities:
Level 2 inputs:
Deposits	$668,255	$659,415	$638,743	$630,402
Advances from FHLB	15,000	15,029	40,000	40,028
Accrued interest payable	110	110	126	126
Junior subordinated debentures	3,093	3,093	3,093	3,093
Subordinated notes	4,981	4,981	4,981	4,981

9. Financial Instruments with Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the condensed consolidated balance sheets.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

9. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The following table sets forth the approximate amounts of these financial instruments as of March 31, 2015 and December 31, 2014:

	March 31,	December 31,
	2015	2014
Commitments to extend credit	$173,434	$144,224
Standby letters of credit	1,038	818

	$174,472	$145,042

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

        Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

10. Employee Benefits

Defined contribution plan

        The Company maintains a retirement savings 401(k) profit sharing plan (Plan) in which substantially all employees may participate. The Plan provides for "before tax" employee contributions through salary reductions under section 401(k) of the Internal Revenue Code. The Company may make a discretionary match of employees' contributions based on a percentage of salary deferrals and certain discretionary profit sharing contributions. No matching contributions to the Plan were made for the three months ending March 31, 2015 and 2014.

ESOP

        Effective January 1, 2012, the Company adopted an Employee Stock Ownership Plan (ESOP) covering all employees that meet certain age and service requirements. Plan assets are held and managed by the Company. Shares of the Company's common stock purchased by the Veritex Community Bank Employee Stock Ownership Plan (ESOP) are held in a suspense account until released for allocation to participants. Shares released are allocated to each eligible participant based

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

10. Employee Benefits (Continued)

on the participant's 401(k) contribution made during that year. Compensation expense is measured based upon the expected amount of the Company's discretionary contribution which is determined on an annual basis and is accrued ratably over the year. Shares are committed to be released to settle the liability upon formal declaration of the contribution at the end of the year. The number of shares released to settle the liability is based upon fair value of the shares as of the end of the year and become outstanding shares for earnings per share computations. The cost of shares issued to the ESOP, but not yet committed to be released, is shown as a reduction of stockholders' equity. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is charged or credited to stockholders' equity as additional paid in capital.

        In January 2014, the ESOP borrowed $500 from the Company and purchased 46,082 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP from the Company. As the debt is repaid, shares are released from collateral and allocated to employees' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the condensed consolidated balance sheets.

        Compensation expense attributed to the ESOP contributions recorded in the accompanying condensed consolidated statements of income for three months ended March 31, 2015 and 2014 was approximately $45 and $45, respectively.

        The following is a summary of ESOP shares as of March 31, 2015 and December 31, 2014.

	March 31, 2015	December 31, 2014
Allocated shares	16,958	16,958
Unearned shares	36,935	36,935
Total ESOP shares	53,893	53,893
Fair value of unearned shares	$516	$523

11. Stock and Incentive Plans

2010 Stock Option and Equity Incentive Plan

        In 2010, the Company adopted the 2010 Stock Option and Equity Incentive Plan (the Incentive Plan), which the Company's shareholders approved in 2011. The maximum number of shares of common stock that may be issued pursuant to grants or options under the Incentive Plan is 1,000,000. The Incentive Plan is administered by the Board of Directors and provides for both the direct award of stock and the grant of stock options to eligible directors, officers, employees and outside consultants of the Company or its affiliates as defined in the Incentive Plan. The Company may grant either incentive stock options or nonqualified stock options as directed in the Incentive Plan.

        The Board authorized that the Incentive Plan provide for the award of 100,000 shares of direct stock awards (restricted shares) and 900,000 shares of stock options, of which 500,000 shares are performance-based stock options. Options are generally granted with an exercise price equal to the market price of the Company's stock at the date of the grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms for non-controlling participants as

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

11. Stock and Incentive Plans (Continued)

defined by the Incentive Plan, and forfeiture of unexercised options upon termination of employment with the Company. Other grant terms can vary for controlling participants as defined by the Incentive Plan. Restricted share awards generally vest after 4 years of continuous service. The terms of the Incentive Plan include a provision whereby all unearned non-performance options and restricted shares become immediately exercisable and fully vested upon a change in control. The vesting of a performance-based stock option is contingent upon a change of control and the achievement of specific performance criteria or other objectives set at the grant date.

        With the adoption of the 2014 Omnibus Plan, which is discussed below, the Company does not plan to award any additional grants or options under the Incentive Plan.

        During the three months ended March 31, 2015, the Company did not award any restricted stock units, non-performance-based stock options or performance-based stock options.

        During the three months ended March 31, 2014, the Company awarded 20,000 non-performance-based stock options and 40,000 performance-based stock options. During the three months ended March 31, 2014, the Company did not award any restricted stock units.

        Stock based compensation expense is measured based upon the fair market value of the award at the grant date and is recognized ratably over the period during which the shares are earned (the requisite service period). For the three months ended March 31, 2015 and 2014, approximately $21 and $121 of stock compensation expense related to the Incentive Plan, respectively, was recognized in the accompanying condensed consolidated statements of income.

        The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for the grants:

	For the Three Months Ended March 31,
	2015	2014
Dividend yield	—	0.00%
Expected life	—	10 years
Expected volatility	—	5.60%
Risk-free interest rate	—	2.71%

        The expected life is based on the expected amount of time that options granted are expected to be outstanding. The dividend yield assumption is based on the Company's history. The expected volatility is based on historical volatility of the Company. The risk-free interest rates are based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

11. Stock and Incentive Plans (Continued)

        A summary of option activity under the 2010 Incentive Plan for the three months ended March 31, 2015 and 2014, and changes during the years then ended is presented below:

2015
	Nonperformance-based stock options			Performance-based stock options
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	352,500	$10.14	6.58 years	—	$—	—
Granted during the period	—	—		—	—
Forfeited during the period	—	—		—	—
Cancelled during the period	—	—		—	—
Exercised during the period	—	—		—	—

Outstanding at the end of period	352,500	$10.14	6.33 years	—	$—	—

Options exercisable at end of period	245,000	$10.05	6.10 years	—	$—	—

Weighted average fair value of options granted during the period		$—			$—

	2014
	Nonperformance-based stock options			Performance-based stock options
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	327,500	$10.03	7.69 years	422,500	$10.02	8.0 years
Granted during the period	20,000	10.85		40,000	10.85
Forfeited during the period	—	—		—	—
Exercised during the period	—	—		—	—

Outstanding at the end of period	347,500	$10.07	7.57 years	462,500	$10.09	8.0 years

Options exercisable at end of period	179,800	$10.39	6.36 years	—	$—	—

Weighted average fair value of options granted during the period		$2.62			$2.74

        As of March 31, 2015 and 2014, the aggregate intrinsic value was $1,350 and $983, respectively, for outstanding non-performance-based stock options and $960 and $451, respectively, for exercisable non-performance-based stock options.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

11. Stock and Incentive Plans (Continued)

        As of March 31, 2015, there were no performance-based stock options outstanding or exercisable. As of March 31, 2014, the aggregate intrinsic value was $1,300 for outstanding performance-based stock options. No performance-based stock options were exercisable as of March 31, 2014.

        As of March 31, 2015 and 2014, there was approximately $186 and $381 respectively, of unrecognized compensation expense related to non-performance-based stock options. The unrecognized compensation expense as of March 31, 2015 is expected to be recognized over the remaining weighted average requisite service period of 1.76 years.

        As of March 31, 2015, there was no unrecognized compensation expense related to performance-based options.

        A summary of the status of the Company's restricted stock units as of March 31, 2015 and 2014, and changes during the three months then ended is as follows:

	2015		2014
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1,	62,250	$10.86	35,000	$10.00
Granted during the period	—	—	13,500	10.85
Vested during the period	(20,000)	10.00	—	—
Forfeited during the period	—	—	(250)	10.85

Nonvested at March 31,	42,250	$11.30	48,250	$10.25

        As of March 31, 2015 and 2014, there was $258, and $247, respectively, of total unrecognized compensation expense related to nonvested restricted stock units. The compensation expense as of March 31, 2015 expected to be recognized over the remaining weighted average requisite service period of 2.32 years.

2014 Omnibus Plan

        In September of 2014, the Company adopted an omnibus incentive plan or the 2014 Omnibus Plan (Omnibus Plan). The purpose of the Omnibus Plan is to align the long-term financial interests of the employees, directors, consultants and other service providers with those of the shareholders, to attract and retain those employees, directors, consultants and other service providers by providing compensation opportunities that are competitive with other companies and to provide incentives to those individuals who contribute significantly to the Company's long-term performance and growth. To accomplish these goals, the Omnibus Plan permits the issuance of stock options, share appreciation rights, restricted shares, restricted share units, deferred shares, unrestricted shares and cash-based awards. The maximum number of shares of the Company's common stock that may be issued pursuant to grants or options under the Omnibus Plan is 1,000,000.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

11. Stock and Incentive Plans (Continued)

        The Company granted 44,080 options and 25,474 restricted stock units to its employees and directors during the three months ended March 31, 2015 under the Omnibus Plan. The options vest equally over 3 years from the date of grant. The restricted stock units include a market condition based on the Company's total shareholder return relative to a market index which determines the number of restricted stock units which may vest. The Company's 2014 Omnibus Plan was not adopted until September of 2014. Accordingly, no restricted stock units or options were granted to its employees and directors during the three months ended March 31, 2014 under the Omnibus Plan.

        The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for the grants:

	For the Three Months Ended March 31,
	2015	2014
Dividend yield	0.00%	—
Expected life	6 years	—
Expected volatility	37.00%	—
Risk-free interest rate	1.81%	—

        The expected life is based on the expected amount of time that options granted are expected to be outstanding. The dividend yield assumption is based on the Company's history. The expected volatility is based on historical volatility of the Company as well as the volatility of certain comparable public company peers. The risk-free interest rates are based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

        A summary of the status of the Company's options and restricted stock units as of March 31, 2015 and changes during the three months then ended is as follows:

	2015
	Nonperformance-based stock options
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	—	$—	—
Granted during the period	44,080	14.17
Forfeited during the period	—	—
Cancelled during the period	—	—
Exercised during the period	—	—

Outstanding at the end of period	44,080	$14.17	9.76 years

Options exercisable at end of period	—	$—	—

Weighted average fair value of options granted during the period		$5.46

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

11. Stock and Incentive Plans (Continued)

        As of March 31, 2015, there was no aggregate intrinsic value for outstanding non-performance-based stock options.

	2015
	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1,	82,903	$13.00
Granted during the period	25,474	14.17
Vested during the period	—	—
Forfeited during the period	—	—

Nonvested at March 31,	108,377	$13.28

        For the three months ended March 31, 2015 approximately $18 and $69 of stock compensation expense awarded under the 2014 Omnibus Plan related to options and restricted stock units, respectively, which was recognized in the accompanying condensed consolidated statements of income.

        As of March 31, 2015 there was $201 and $1,072 of total unrecognized compensation expense related to options and restricted stock units awarded under the 2014 Omnibus Plan, respectively. The compensation expense related to these options and restricted stock units is expected to be recognized over the remaining weighted average requisite service periods of 2.76 and 4.21 years, respectively.

12. Significant Concentrations of Credit Risk

        Most of the Company's business activity is with customers located within the Dallas Metropolitan area. Such customers are normally also depositors of the Company.

        The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

        The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

13. Preferred Stock

        On August 25, 2011, the Company entered into a Small Business Lending Fund-Securities Purchase Agreement (SBLF Purchase Agreement) with the Secretary of the Treasury, pursuant to which the Company (i) sold 8,000 shares of the Company's Senior Non-Cumulative Perpetual Preferred Stock, Series C (the SBLF Preferred Stock) to the Secretary of the Treasury for a purchase price of $8,000. The issuance was pursuant to the SBLF program, a fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

13. Preferred Stock (Continued)

        The SBLF Preferred Stock qualifies as Tier 1 capital and pays non- cumulative dividends quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the level of "Qualified Small Business Lending" or "QBSL" (as defined in the SBLF Purchase Agreement) by the Bank. Based upon the increase in the Bank's level of QBSL over the baseline level calculated under the terms of the SBLF Purchase Agreement, the dividend rate for the initial dividend period for the Company was set at 1.00%. For the tenth calendar quarter through 4.5 years after issuance, the dividend rate will be fixed and as of March 31, 2015 was set at one percent (1%) based upon the increase in QBSL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).

        The SBLF Preferred Stock is non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company's Board of Directors. The right expires when full dividends have been paid for four consecutive dividend periods. The SBLF Preferred Stock may be redeemed at any time at the Company's option, at a redemption price of 100% of the liquidation amount of $1,000 per share plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

14. Capital Requirements and Restrictions on Retained Earnings

        Under banking law, there are legal restrictions limiting the amount of dividends the Company can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Company to fall below specified minimum levels.

        The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2015 and December 31, 2014 that the Bank met all capital adequacy requirements to which it was subject.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

(Unaudited)

14. Capital Requirements and Restrictions on Retained Earnings (Continued)

        As of March 31, 2015 and December 31, 2014, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since March 31, 2015 that management believes have changed the Bank's category.

        A comparison of the Company's and Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of March 31, 2015
Total capital (to risk weighted assets)
Company	$109,414	17.16%	≥	$51,015	≥	8.0%	≥	N/A	≥	N/A
Bank	$82,235	12.91%	≥	$50,977	≥	8.0%	≥	$63,722	≥	10.0%
Tier 1 capital (to risk weighted assets)
Company	$98,427	15.43%	≥	$25,508	≥	4.0%	≥	N/A	≥	N/A
Bank	$76,229	11.96%	≥	$25,489	≥	4.0%	≥	$38,233	≥	6.0%
Tier 1 capital (to average assets)
Company	$98,427	12.78%	≥	$30,800	≥	4.0%	≥	N/A	≥	N/A
Bank	$76,229	9.90%	≥	$30,790	≥	4.0%	≥	$38,487	≥	5.0%
As of December 31, 2014
Total capital (to risk weighted assets)
Company	$107,197	17.22%	≥	$49,814	≥	8.0%	≥	N/A	≥	N/A
Bank	$79,616	12.79%	≥	$49,788	≥	8.0%	≥	$62,235	≥	10.0%
Tier 1 capital (to risk weighted assets)
Company	$96,236	15.46%	≥	$24,907	≥	4.0%	≥	N/A	≥	N/A
Bank	$73,635	11.83%	≥	$24,894	≥	4.0%	≥	$37,341	≥	6.0%
Tier 1 capital (to average assets)
Company	$96,236	12.66%	≥	$30,400	≥	4.0%	≥	N/A	≥	N/A
Bank	$73,635	9.69%	≥	$30,386	≥	4.0%	≥	$37,983	≥	5.0%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Veritex Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Veritex Holdings, Inc. (a Texas corporation) and subsidiary (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Veritex Holdings, Inc. and subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas
March 27, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Veritex Holdings, Inc. and Subsidiary

        We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows of Veritex Holdings, Inc. and Subsidiary (the "Company") for the year ended December 31, 2012. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Veritex Holdings, Inc. and Subsidiary for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

        The consolidated financial statements of Veritex Holdings, Inc. and Subsidiary as of December 31, 2012 were audited by JonesBaggett LLP, who merged with Whitley Penn LLP as of November 1, 2014.

/s/ Whitley Penn LLP

Dallas, Texas
July 22, 2014

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2014 and 2013

(Dollars in thousands, except par value information)

	December 31,
	2014	2013
ASSETS
Cash and due from banks	$9,223	$8,484
Interest bearing deposits in other banks	84,028	68,162

Total cash and cash equivalents	93,251	76,646
Investment securities	45,127	45,604
Loans held for sale	8,858	2,051
Loans, net of allowance for loan losses of $5,981 and $5,018, respectively	597,278	490,158
Accrued interest receivable	1,542	1,351
Bank-owned life insurance	17,822	10,475
Bank premises, furniture and equipment, net	11,150	9,952
Non-marketable equity securities	4,139	2,714
Investment in unconsolidated subsidiary	93	93
Other real estate owned	105	1,797
Intangible assets	1,261	1,567
Goodwill	19,148	19,148
Other assets	2,512	3,415

Total assets	$802,286	$664,971

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$251,124	$218,990
Interest-bearing	387,619	354,948

Total deposits	638,743	573,938
Accounts payable and accrued expenses	1,582	1,214
Accrued interest payable and other liabilities	575	508
Advances from Federal Home Loan Bank	40,000	15,000
Junior subordinated debentures	3,093	3,093
Subordinated notes	4,981	4,979

Total liabilities	688,974	598,732
Commitments and contingencies (Note 14)
Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 and 500,000 shares authorized at December 31, 2014 and December 31, 2013, respectively; 8,000 shares Series C, issued and outstanding with a $1,000 liquidation value	8,000	8,000
Common stock, $0.01 par value; 75,000,000 and 10,000,000 shares authorized at December 31, 2014 and December 31, 2013, respectively; 9,470,832 and 5,804,703 shares issued and outstanding at December 31 2014 and December 31, 2013, respectively, (excluding 10,000 shares held in treasury)	95	58
Additional paid-in capital	97,469	55,303
Retained earnings	8,047	2,922
Unallocated Employee Stock Ownership Plan shares; 36,935 shares at December 31, 2014	(401)	—
Accumulated other comprehensive income	172	26
Treasury stock, 10,000 shares at cost	(70)	(70)

Total stockholders' equity	113,312	66,239

Total liabilities and stockholders' equity	$802,286	$664,971

See accompanying notes to consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands, except per share amounts)

	Years Ended December 31,
	2014	2013	2012
Interest income:
Interest and fees on loans	$27,236	$22,755	$20,619
Interest on investment securities	839	613	655
Interest on deposits in other banks	182	132	108
Interest on other	2	2	8

Total interest income	28,259	23,502	21,390

Interest expense:
Interest on deposit accounts	2,421	2,207	1,911
Interest on borrowings	498	254	386

Total interest expense	2,919	2,461	2,297

Net interest income	25,340	21,041	19,093
Provision for loan losses	1,423	1,883	2,953

Net interest income after provision for loan losses	23,917	19,158	16,140

Noninterest income:
Service charges on deposit accounts	833	726	700
Gain on sales of investment securities	34	—	—
Gain on sales of loans held for sale	641	632	248
Gain on sales of other real estate owned	10	20	61
Bank-owned life insurance	427	385	180
Other	551	628	458

Total noninterest income	2,496	2,391	1,647

Noninterest expense:
Salaries and employee benefits	10,037	9,084	9,205
Occupancy of bank premises	1,863	1,694	1,546
Depreciation and amortization	1,339	1,266	1,059
Data processing	881	729	880
FDIC assessment fees	421	378	234
Legal fees	125	80	380
Other professional fees	1,044	574	668
Advertising and promotions	186	142	167
Utilities and telephone	286	295	399
Other real estate owned expenses and writedowns	210	399	175
Other	2,111	1,723	1,459

Total noninterest expense	18,503	16,364	16,172

Net income from operations	7,910	5,185	1,615
Income tax expense	2,705	1,777	136

Net income	$5,205	$3,408	$1,479

Preferred stock dividends	$80	$60	$100

Net income available to common stockholders	$5,125	$3,348	$1,379

Basic earnings per share	$0.73	$0.58	$0.24

Diluted earnings per share	$0.72	$0.57	$0.24

See accompanying notes to consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

	Years Ended December 31,
	2014	2013	2012
Net income	$5,205	$3,408	$1,479

Other comprehensive (loss) income:
Unrealized gains (losses) on securities available for sale arising during the period, net	255	(686)	230
Reclassification adjustment for net gains included in net income	34	—	—

Other comprehensive gains (losses) before tax	221	(686)	230
Income tax expense (benefit)	75	(233)	78

Other comprehensive gains (losses), net of tax	146	(453)	152

Comprehensive income	$5,351	$2,955	$1,631

See accompanying notes to consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

							Unallocated Employee Stock Ownership Plan Shares
		Common Stock			(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income
	Preferred Stock			Additional Paid-In Capital				Treasury Stock
		Shares	Amount						Total
Balance at January 1, 2012	$8,000	5,554,487	$56	$52,098	$(1,805)	$327	—	—	$58,676
Sale of common stock	—	139,853	1	1,397	—	—	—	—	1,398
Preferred stock dividend Series C	—	—	—	—	(100)	—	—	—	(100)
Stock based compensation	—	—	—	255	—	—	—	—	255
Net income	—	—	—	—	1,479	—	—	—	1,479
Other comprehensive income	—	—	—	—	—	152	—	—	152

Balance at December 31, 2012	$8,000	5,694,340	$57	$53,750	$(426)	$479	—	—	$61,860

Sale of common stock	—	120,363	1	1,209	—	—	—	—	1,210
Preferred stock dividend Series C	—	—	—	—	(60)	—	—	—	(60)
Purchase of treasury stock at cost	—	(10,000)	—	—	—	—	—	(70)	(70)
Issuance of warrants related to subordinated debt	—	—	—	21	—	—	—	—	21
Stock based compensation	—	—	—	323	—	—	—	—	323
Net income	—	—	—	—	3,408	—	—	—	3,408
Other comprehensive loss	—	—	—	—	—	(453)	—	—	(453)

Balance at December 31, 2013	$8,000	5,804,703	$58	$55,303	$2,922	$26	—	$(70)	$66,239

Sale of common stock in private offering, net offering cost of $61	—	508,047	6	5,432	—	—	—	—	5,438
Preferred stock dividend Series C	—	—	—	—	(80)	—	—	—	(80)
Sale and finance of stock to ESOP	—	46,082	—	500	—	—	(500)	—	—
ESOP Shares Allocated	—	—	—	19	—	—	99	—	118
Sale of common stock in initial public offering, net of offering cost of $4,574	—	3,105,000	31	35,760	—	—	—	—	35,791
Issuance of shares to Directors related to vesting of restricted stock units	—	7,000	—	—	—	—	—	—	—
Stock based compensation	—	—	—	455	—	—	—	—	455
Net income	—	—	—	—	5,205	—	—	—	5,205
Other comprehensive income	—	—	—	—	—	146	—	—	146

Balance at December 31, 2014	$8,000	9,470,832	$95	$97,469	$8,047	$172	$(401)	$(70)	$113,312

See accompanying notes to consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$5,205	$3,408	$1,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,339	1,266	1,059
Provision for loan losses	1,423	1,883	2,953
Accretion of loan purchase discount	(483)	(404)	(1,150)
Stock-based compensation expense	455	323	255
Amortization of other intangible assets	14	14	13
Net amortization of premiums on investment securities	400	371	445
Change in cash surrender value of bank-owned life insurance	(341)	(323)	(152)
Net gain on sales of investment securities	(34)	—	—
Gain on sales of loans held for sale	(641)	(632)	(248)
Net gain on sales of other real estate owned	(10)	(20)	(61)
Writedowns of other real estate owned	—	249	48
Net originations of loans held for sale	(45,441)	(35,895)	(16,606)
Proceeds from sales of loans held for sale	39,275	37,294	14,036
Decrease (increase) in accrued interest receivable and other assets	712	(2,076)	(338)
Increase (decrease) in accrued expenses and other liabilities	360	683	(100)

Net cash provided by operating activities	2,233	6,141	1,633

Cash flows from investing activities:
Purchases of securities available for sale	(310,983)	(146,787)	(242,462)
Sales of securities available for sale	300,981	120,000	239,997
Proceeds from maturities, calls and pay downs of investment securities	10,334	9,664	15,401
Purchases of non-marketable equity securities, net	(1,425)	(125)	(1,554)
Net loans originated	(109,175)	(98,513)	(102,640)
Purchases of bank-owned life insurance	(7,006)	(5,000)	(5,000)
Net additions to bank premises and equipment	(2,243)	(576)	(909)
Proceeds from sales of other real estate owned	2,817	1,566	1,462

Net cash used in investing activities	(116,700)	(119,771)	(95,705)

Cash flows from financing activities:
Net change in deposits	64,805	126,036	83,144
Net increase in advances from Federal Home Loan Bank	25,000	5,000	—
Issuance of subordinated notes	—	5,000	—
Purchase of common stock held in treasury	—	(70)	—
Dividends paid on preferred stock	(80)	(60)	(100)
Proceeds from payments on ESOP Loan	118	—	—
Proceeds from issuance of common stock in Initial Public Offering, net of offering cost of $4,574	35,791	—	—
Proceeds from issuance of common stock,net offering cost of $61 for the year ended December 31, 2014	5,438	1,210	1,398

Net cash provided by financing activities	131,072	137,116	84,442

Net increase (decrease) in cash and cash equivalents	16,605	23,486	(9,630)
Cash and cash equivalents at beginning of year	76,646	53,160	62,790

Cash and cash equivalents at end of year	$93,251	$76,646	$53,160

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$2,927	$2,470	$2,300
Cash paid for income taxes	$2,750	$2,475	$900
Supplemental Disclosures of Non-Cash Flow Information:
Sale and finance of stock to ESOP	$500	$—	$—
Net foreclosure of other real estate owned	$1,115	$1,154	$3,158

See accompanying notes to consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies

Nature of Organization

        Veritex Holdings, Inc. (Veritex), a Texas corporation and bank holding company, was incorporated in July 2009 and was formed for the purpose of acquiring one or more financial institutions located in Dallas, Texas and surrounding areas.

        Veritex through its wholly-owned subsidiary, Veritex Community Bank (Bank), a Texas state banking organization,with corporate offices in Dallas, Texas, currently operates eight branches and one mortgage office located throughout the greater Dallas, Texas metropolitan area. The Bank provides a full range of banking services to individual and corporate customers, which include commercial and retail lending, and the acceptance of checking and savings deposits. The Texas Department of Banking and the Federal Reserve are the primary regulators of the Company, which undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Veritex and its wholly-owned subsidiary, Veritex Community Bank, formerly known as Veritex Community Bank, National Association.

        The accounting principles followed by the Company and the methods of applying them are in conformity with U.S. generally accepted accounting principles and prevailing practices of the banking industry.

        All material intercompany transactions have been eliminated in consolidation.

Accounting standards codification:

        The Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) is the officially recognized source of authoritative U.S. generally accepted accounting principles (GAAP) applicable to all public and non-public non-governmental entities. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Segment Reporting:

        The Company has one reportable segment. The Company's chief operating decision-maker, the CEO, uses consolidated results to make operating and strategic decisions.

Initial Public Offering (IPO):

        The Company qualifies as an "emerging growth company" as defined by the Jumpstart Our Business Startups Act (JOBS Act). In Q2 2014, the Board of Directors of the Company approved a resolution for Veritex to sell shares of common stock to the public in an initial public offering. On July 22, 2014, the Company submitted a confidential draft Registration Statement on Form S-1 with the SEC with respect to the shares to be registered and sold. On August 29, 2014, the Company filed a

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

Registration Statement on Form S-1 with the SEC. That Registration Statement was declared effective by the SEC on October 8, 2014. The Company sold and issued 3,105,000 shares of common stock at $13 per share in reliance on that Registration Statement. Total proceeds received by the Company, net of offering costs were approximately $36 million.

        In connection with the initial public offering, on September 22, 2014, the Company amended its certificate of formation to authorize the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 8,000 shares are designated as Series C preferred stock. The authorized but unissued shares of capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates. The allowance for loan losses, the fair values of financial instruments, including investment securities available for sale and loans held for sale, and the status of contingencies are particularly susceptible to significant change in the near term.

Cash and Cash Equivalents

        For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

        The Bank maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Restrictions on cash

        The Bank is required to maintain regulatory reserve balances with the Federal Reserve Bank. The reserve balances required as of December 31, 2014 and 2013 were approximately $23,365 and $15,325, respectively.

Investment Securities

        Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them until maturity. Securities to be held for indefinite periods of time are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Management determines the appropriate classification of securities at the time of purchase.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

        Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Credit related declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

        Loans held for sale consist of certain mortgage loans originated and intended for sale in the secondary market and are carried at the lower of cost or estimated fair value on an individual loan basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Company obtains commitments to purchase the loans from the secondary market investors prior to closing of the loans. Loans held for sale are sold with servicing released. Gains and losses on sales of loans held for sale are based on the difference between the selling price and the carrying value of the related loan sold.

Loans and Allowance for Loan Losses

        Loans, excluding certain purchased loans which have shown evidence of deterioration since origination as of the date of the acquisition, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by fees associated with the originating of loans and an allowance for loan losses. Interest on loans is recognized using the effective-interest method on the daily balances of the principal amounts outstanding. Fees associated with the originating of loans and certain direct loan origination costs are netted and the net amount is deferred and recognized over the life of the loan as an adjustment of yield.

        The accrual of interest on loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due, which is generally no later than when a loan is 90 days past due. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.

        The allowance for loan losses is an estimated amount management believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Management's periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio. The allowance for loan losses is comprised of two components: the general reserve and specific reserves. The general reserve is

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

determined in accordance with current authoritative accounting guidance that considers historical loss rates for the last three years adjusted for qualitative factors based upon general economic conditions and other qualitative risk factors both internal and external to the Company. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in the Company's historic loss factors. For purposes of determining the general reserve, the loan portfolio, less cash secured loans, government guaranteed loans and impaired loans, is multiplied by the Company's adjusted historical loss rate. Specific reserves are determined in accordance with current authoritative accounting guidance based on probable losses on specific classified loans.

        The allowance for loan losses is increased by charges against income and decreased by charge-offs (net of recoveries).

        Due to the growth of the Bank over the past several years, a portion of the loans in its portfolio and its lending relationships are of relatively recent origin. The new loan portfolios have limited delinquency and credit loss history and have not yet exhibited an observable loss trend. The credit quality of loans in theses loan portfolios are impacted by delinquency status and debt service coverage generated by the borrowers' business and fluctuations in the value of real estate collateral. Management considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity loans and lines of credit and other consumer loans. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a portfolio of newer loans. Because the majority of the portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.

        Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, construction, and commercial real estate loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact management's estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.

        Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        The Company's policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan's observable market price. At

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

December 31, 2014 and 2013, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral.

        From time to time, the Company modifies its loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (i) the borrower is experiencing financial difficulty and (ii) concessions are made by the Company that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. All troubled debt restructurings are considered impaired loans. The Company reviews each troubled debt restructured loan and determines on a case by case basis if a specific allowance for loan loss is required. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.

        The Company has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

        Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

        Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company's real estate portfolio are generally diverse in terms of type and geographic location, through the Dallas metropolitan area. This diversity helps reduce the exposure to adverse economic events that affect any single market or industry.

        The Company utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. The Company's loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes the Company's risk.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

Certain Acquired Loans

        As part of business acquisitions, the Company evaluated each of the acquired loans under ASC 310-30 to determine whether (i) there was evidence of credit deterioration since origination, and (ii) it was probable that the Company would not collect all contractually required payments receivable. The Company determined the best indicator of such evidence was an individual loan's payment status and/or whether a loan was determined to be classified based on a review of each individual loan. Therefore, generally each individual loan that should have been or was on non-accrual at the acquisition date and each individual loan that was deemed impaired were included subject to ASC 310-30 accounting. These loans were recorded at the discounted expected cash flows of the individual loan.

        Loans which were evaluated under ASC 310-30, and where the timing and amount of cash flows can be reasonably estimated, were accounted for in accordance with ASC 310-30-35. The Company applies the interest method for these loans under this subtopic and the loans are excluded from non- accrual. If, at acquisition, the Company identified loans that they could not reasonably estimate cash flows or, if subsequent to acquisition, such cash flows could not be estimated, such loans would be included in non-accrual. These acquired loans are recorded at the allocated fair value, such that there is no carryover of the seller's allowance for loan losses. Such acquired loans are accounted for individually. The Company estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the allocated fair value is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan's contractual principal and interest over expected cash flows is not recorded (non-accretable difference). Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded through the allowance for loan losses. If the present value of expected cash flows is greater than the carrying amount, any related allowance for loan loss is reversed, with the remaining yield being recognized prospectively through interest income.

Transfers of Financial Assets

        Transfers of financial assets (generally consisting of sales of loans held for sale and loan participations with unaffiliated banks) are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

Bank Premises and Equipment

        Buildings and improvements, furniture and equipment are carried at cost less accumulated depreciation computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings and improvements	10 - 40 years
Leasehold improvements	Term of lease
Furniture and equipment	3 - 10 years

        Major replacements and betterments are capitalized while maintenance and repairs are charged to expense when incurred. Gains or losses on dispositions are reflected in operations as incurred.

Non-Marketable Equity Securities

        The Bank is a member of its regional Federal Reserve Bank (FRB) and of the Federal Home Loan Bank system (FHLB). FHLB members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. Both FRB and FHLB stock are carried at cost, restricted for sale, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. Other non-marketable equity securities are carried at cost which approximates fair value.

Other Real Estate Owned

        Other real estate owned represents properties acquired through or in lieu of loan foreclosure and are initially recorded at fair value less estimated costs to sell. At foreclosure, if the fair value, less estimated costs to sell, of the real estate acquired is less than the Bank's recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Any subsequent reduction in value is recognized by a charge to income. Operating and holding expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

Bank-Owned Life Insurance

        The Company has purchased life insurance policies on certain employees. These bank-owned life insurance (BOLI) policies are recorded in the accompanying consolidated balance sheets at their cash surrender values. Income from these policies and changes in the cash surrender values are recorded in other income in the accompanying consolidated statements of income.

Goodwill and Intangible Assets

        Goodwill resulting from a business combination represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized but is reviewed for potential impairment annually on December 31 or when a triggering event occurs. The Company's goodwill test involves a two-step process. Under the first step, the estimation of fair value of the reporting unit is compared to its carrying value including goodwill. If step one indicates a potential impairment, the second step is

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

performed to measure the amount of impairment, if any. If the carrying amount of the reporting goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in the results of operations in the periods in which they become known. Intangible assets consist of core deposit intangibles and other intangible assets related to operating leases with favorable market terms acquired in business combinations. Intangible assets are initially recognized based on a valuation performed as of the acquisition date. Core deposit intangibles are being amortized on a straight-line basis over the estimated useful lives of seven to nine years. Intangible assets related to operating leases are amortized over the remaining life of the acquired lease using the straight-line method. All indefinite lived intangible assets are tested annually for potential impairment or when triggering events occur. Intangible assets with definite lives are tested for impairment when a triggering event occurs. No impairment charges were recorded during the years ended December 31, 2014, 2013 and 2012.

Advertising

        Advertising consists of the Company's advertising in its local market. Advertising is expensed as incurred.

Income Taxes

        The Company files a consolidated income tax return with its subsidiary. Federal income tax expense or benefit is allocated on a separate return basis.

        The Company accounts for income taxes using the asset and liability approach for financial accounting and reporting. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.

        The Company may recognize the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements would be the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. For the years ended December 31, 2014 and 2013, management has determined there are no material uncertain tax positions.

        When necessary, the Company would include interest assessed by taxing authorities in "Interest expense" and penalties related to income taxes in "Other expense" on its consolidated statements of income. The Company did not record any interest or penalties related to income tax for the years ended December 31, 2014 and 2013. With few exeptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for the years before 2011.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

Fair Values of Financial Instruments

        Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments do not include the value of anticipated future business or the value of assets and liabilities not considered financial instruments.

Stock Based Compensation

        Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Treasury Stock

        Treasury stock is stated at cost, which is determined by the first-in, first-out method.

Comprehensive Income

        Comprehensive income includes all changes in stockholders' equity during a period, except those resulting from transactions with stockholders. In addition to net income, comprehensive income includes the net effect of changes in the fair value of securities available for sale, net of tax. Comprehensive income is reported in the accompanying consolidated statements of comprehensive income.

ESOP

        Effective January 1, 2012, the Company adopted an Employee Stock Ownership Plan (ESOP) covering all employees that meet certain age and service requirements. Plan assets are held and managed by the Company. Shares of the Company's common stock purchased by the Veritex Community Bank Employee Stock Ownership Plan (ESOP) are held in a suspense account until released for allocation to participants. Shares released are allocated to each eligible participant based on the participant's 401(k) contribution made during that year. Compensation expense is measured based upon the expected amount of the Company's discretionary contribution which is determined on an annual basis and is accrued ratably over the year. Shares are committed to be released to settle the liability upon formal declaration of the contribution at the end of the year. The number of shares released to settle the liability is based upon fair value of the shares as of the end of the year and become outstanding shares for earnings per share computations. The cost of shares issued to the ESOP, but not yet committed to be released, is shown as a reduction of stockholders' equity. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is charged or

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

1. Summary of Significant Accounting Policies (Continued)

credited to stockholders' equity as additional paid in capital. Shares become outstanding for earnings per share computations upon allocation. Dividends on allocated ESOP shares are charged to retained earnings and paid to participants of the ESOP.

Earnings Per Share

        Earnings per share (EPS) are based upon the weighted-average shares outstanding. The table below sets forth the reconciliation between weighted average shares used for calculating basic and diluted EPS for the years ended December 31, 2014, 2013 and 2012:

	Years ended December 31,
	2014	2013	2012
Earnings (numerator)
Net income for common stockholders	$5,205	$3,408	$1,479
Less: preferred stock dividends	80	60	100

Net income allocated to common stockholders	$5,125	$3,348	$1,379

Shares (denominator)
Weighted average shares outstanding for basic EPS (thousands)	6,992	5,788	5,641
Dilutive effect of employee stock-based awards	161	61	37

Adjusted weighted average shares outstanding	7,153	5,849	5,678

Earnings per share:
Basic	$0.73	$0.58	$0.24

Diluted	$0.72	$0.57	$0.24

        For the years ended December 31, 2013 and 2012, the Company excluded from diluted EPS weighted average shares of performance stock options representing the right to purchase 423,000 and 419,000 shares, respectively, of the Company's common stock because the issuance of shares related to these options is contingent upon the satisfaction of certain conditions unrelated to earnings or market value and these conditions were not met. In addition, for the year ended December 31, 2013, the Company excluded from diluted EPS weighted average warrants representing the right to purchase 1,000 shares of the Company's common stock because the effect was anti-dilutive.

2. Recent Accounting Pronouncements

        ASU 2014-04 "Receivables (Topic 310)—Troubled Debt Restructurings by Creditors" ("ASU 2014-04") amends Topic 310 "Receivables" to clarify the terms defining when an in substance repossession or foreclosure occurs, which determines when the receivable should be derecognized and the real estate property is recognized. ASU 2013-04 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2014. The Company is in process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on the consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

2. Recent Accounting Pronouncements (Continued)

        ASU 2014-09 "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09") implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 establishes a five-step model which entities must follow to recognize revenue and removes inconsistencies and weaknesses in existing guidance. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016. The Company is in process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on the consolidated financial statements.

        ASU 2014-11 "Transfers and Servicing (Topic 860" ("ASU 2014-11") requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. The amendments to ASU 2014-11 update the accounting for repurchase-to-maturity transactions and link repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. ASU 2014-11 also requires two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales that are economically similar to repurchase agreements. The second disclosure provides added transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. ASU 2014-11 is effective for annual and interim periods beginning after December 15, 2014. The Company is in process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on the consolidated financial statements.

        ASU 2014-12 "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12") requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is intended to resolve the diverse accounting treatments of these types of awards in practice and is effective for annual and interim periods beginning after December 15, 2015. The Company is in process of evaluating impact of this pronouncement, however it is not expected to have a significant impact on the consolidated financial statements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

3. Investment Securities

        Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$1,928	$—	$47	$1,881
Corporate bonds	500	—	—	500
Municipal securities	965	22	—	987
Mortgage-backed securities	28,588	256	73	28,771
Collateralized mortgage obligations	11,752	124	37	11,839
Asset-backed securities	1,134	15	—	1,149

	$44,867	$417	$157	$45,127

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$2,019	$—	$95	$1,924
Corporate bonds	1,445	35	—	1,480
Municipal securities	934	24	—	958
Mortgage-backed securities	24,898	220	187	24,931
Collateralized mortgage obligations	14,898	158	141	14,915
Asset-backed securities	1,370	26	—	1,396

	$45,564	$463	$423	$45,604

        The following tables disclose the Company's investment securities that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 or more months:

	December 31, 2014
	Less Than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
U.S. government agencies	$—	$—	$1,881	$47	$1,881	$47
Mortgage-backed securities	10,148	39	3,572	34	13,720	73
Collateralized mortgage obligations	1,580	7	2,442	30	4,022	37

	$11,728	$46	$7,895	$111	$19,623	$157

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

3. Investment Securities (Continued)

	December 31, 2013
	Less Than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available for Sale
U.S. government agencies	$1,924	$95	$—	$—	$1,924	$95
Mortgage-backed securities	10,612	187	—	—	10,612	187
Collateralized mortgage obligations	10,222	140	46	1	10,268	141

	$22,758	$422	$46	$1	$22,804	$423

        The number of investment positions in an unrealized loss position totaled 23 at December 31, 2014. The Company does not believe these unrealized losses are "other than temporary" as (i) the Company does not have the intent to sell investment securities prior to recovery and (ii) it is more likely than not that the Company will not have to sell these securities prior to recovery. The unrealized losses noted are interest rate related due to the level of interest rates at December 31, 2014. The Company has reviewed the ratings of the issuers and has not identified any issues related to the ultimate repayment of principal as a result of credit concerns on these securities.

        The amortized costs and estimated fair values of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayments penalties. Mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgage loans and other loans that have varying maturities. The term of mortgage-backed, collateralized mortgage obligations and asset-backed securities thus approximates the term of the underlying mortgages and loans and can vary significantly due to prepayments. Therefore, these securities are not included in the maturity categories below.

	December 31, 2014
	Available For Sale
	Amortized Cost	Fair Value
Due in one year or less	$500	$500
Due from one year to five years	1,930	1,932
Due from five years to ten years	963	936
Due after ten years	—	—

	3,393	3,368
Mortgage-backed securities	28,588	28,771
Collateralized mortgage obligations	11,752	11,839
Asset-backed securities	1,134	1,149

	$44,867	$45,127

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

3. Investment Securities (Continued)

        Proceeds from sales of investment securities available for sale and gross gains and losses for the years ended December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013	2012
Proceeds from sales	$300,981	$120,000	$239,997
Gross realized gains	34	—	—
Gross realized losses	—	—	—

        The majority of the investment securities sold during the years ended 2014, 2013, and 2012 were sold for tax planning purposes.

        As further explained in Note 10, there was a blanket floating lien on all securities to secure Federal Home Loan Bank advances as of December 31, 2014 and 2013.

4. Loans and Allowance for Loan Losses

        Loans in the accompanying consolidated balance sheets are summarized as follows:

	December 31,
	2014	2013
Real estate:
Construction and land	$69,966	$47,643
Farmland	10,528	11,656
1 - 4 family residential	105,788	86,908
Multi-family residential	9,964	11,862
Nonfarm nonresidential	195,839	171,451
Commercial	207,101	160,823
Consumer	4,124	4,927

	603,310	495,270

Deferred loan fees	(51)	(94)
Allowance for loan losses	(5,981)	(5,018)

	$597,278	$490,158

        Included in the net loan portfolio as of December 31, 2014 and 2013 is an accretable discount related to loans acquired within a business combination in the approximate amounts of $185 and $667, respectively. The discount is being accreted into income using the interest method over the life of the loans.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

        As of December 31, 2014, the Company had total commercial real estate loans (CRE) representing 246% of total risk-based capital. Included in these amounts, the Company had construction, land development, and other land loans representing 88% of total risk-based capital at December 31, 2014. Sound risk management practices and appropriate levels of capital are essential elements of a sound commercial real estate lending program. Concentrations of CRE exposures add a dimension of risk that compounds the risk inherent in individual loans. Interagency guidance on CRE concentrations describes sound risk management practices, which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards, and credit risk review functions. Management believes it has implemented these practices in order to monitor its CRE lending program. An institution which has reported loans for construction, land development, and other land loans representing 100% or more of total risk-based capital, or total non-owner occupied commercial real estate loans representing 300% or more of the institution's total risk-based capital and the outstanding balance of commercial real estate loan portfolio has increased by 50% or more during the prior 36 months, may be identified for further supervisory analysis by regulators to assess the nature and risk posed by the concentration.

        The majority of the loan portfolio is comprised of loans to businesses and individuals in the Dallas metropolitan area. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. The risks created by this concentration have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses was adequate to cover estimated losses on loans as of December 31, 2014 and 2013.

Non-Accrual and Past Due Loans

        Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

        Non-accrual loans, excluding purchased credit impaired loans, aggregated by class of loans are as follows:

	December 31,
	2014	2013
Real estate:
Construction and land	$—	$76
Farmland	—	—
1 - 4 family residential	—	1,041
Multi-family residential	—	—
Nonfarm nonresidential	375	—
Commercial	34	—
Consumer	27	—

	$436	$1,117

        During the years ended December 31, 2014 and 2013, interest income not recognized on non-accrual loans was minimal.

        An age analysis of past due loans, aggregated by class of loans, as of December 31, 2014 and 2013 is as follows:

	December 31, 2014
	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total Current	Total Loans	Total 90 Days Past Due and Still Accruing
Real estate:
Construction and land	$12	$—	$541	$553	$69,413	$69,966	$—
Farmland	—	—	—	—	10,528	10,528	—
1 - 4 family residential	512	—	—	512	105,276	105,788	—
Multi-family residential	—	—	—	—	9,964	9,964	—
Nonfarm nonresidential	—	375	—	375	195,464	195,839	—
Commercial	6	34	—	40	207,061	207,101	—
Consumer	26	—	—	26	4,098	4,124	—

	$556	$409	$541	$1,506	$601,804	$603,310	$—

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2013
	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total Current	Total Loans	Total 90 Days Past Due and Still Accruing
Real estate:
Construction and land	$19	$—	$645	$664	$46,979	$47,643	$—
Farmland	—	—	—	—	11,656	11,656	—
1 - 4 family residential	168	—	1,041	1,209	85,699	86,908	—
Multi-family residential	—	—	—	—	11,862	11,862	—
Nonfarm nonresidential	—	—	—	—	171,451	171,451	—
Commercial	94	—	—	94	160,729	160,823	—
Consumer	34	9	9	52	4,875	4,927	9

	$315	$9	$1,695	$2,019	$493,251	$495,270	$9

Impaired Loans

        Impaired loans are those loans where it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. All troubled debt restructurings (TDRs) are considered impaired loans. Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Company's impaired loans are measured at the fair value of the collateral. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        Impaired loans, including purchased credit impaired loans and troubled debt restructurings, at December 31, 2014 and 2013 are summarized in the following tables.

	December 31, 2014
	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment During Year
Real estate:
Construction and land	$819	$—	$541	$541	$44	$611
Farmland	—	—	—	—	—	—
1 - 4 family residential	168	168	—	168	—	205
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	1,086	1,086	—	1,086	—	980
Commercial	223	183	40	223	30	361
Consumer	38	8	30	38	13	44

Total	$2,334	$1,445	$611	$2,056	$87	$2,201

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2013
	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment During Year
Real estate:
Construction and land	$971	$645	$—	$645	$—	$871
Farmland	—	—	—	—	—	—
1 - 4 family residential	1,212	1,212	—	1,212	—	1,306
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	1,900	1,900	—	1,900	—	1,462
Commercial	366	366	—	366	—	366
Consumer	32	32	—	32	—	28

Total	$4,481	$4,155	$—	$4,155	$—	$4,033

        Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

        During the years ended December 31, 2014 and 2013, total interest income and cash-based interest income recognized on impaired loans was minimal.

Troubled Debt Restructuring

        Modifications of terms for the Company's loans and their inclusion as troubled debt restructurings are based on individual facts and circumstances. Loan modifications that are included as troubled debt restructurings may involve a reduction of the stated interest rate of the loan, an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk, or deferral of principal payments, regardless of the period of the modification. The recorded investment in troubled debt restructurings was $1,677 and $4,078 as of December 31, 2014 and 2013.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

During the years ended December 31, 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings as follows:

2014
Post-Modification Outstanding Recorded Investment
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Adjusted Interest Rate	Extended Maturity	Extended Maturity and Restructured Payments	Extended Maturity, Restructured Payments and Adjusted Interest Rate
Real estate loans:
Construction and land	—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	—
1 - 4 family residential	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	2	18	4	8	—	—

Total	2	$18	$4	$8	$—	$—

			2013
			Post-Modification Outstanding Recorded Investment
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Adjusted Interest Rate	Extended Maturity	Extended Maturity and Restructured Payments	Extended Maturity, Restructured Payments and Adjusted Interest Rate
Real estate loans:
Construction and land	—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	—
1 - 4 family residential	2	1,203	—	1,051	—	171
Multi-family residential	—	—	—	—	—	—
Nonfarm nonresidential	1	1,180	—	1,180	—	—
Commercial	1	16	—	—	16	—
Consumer	1	6	—	—	6	—

Total	5	$2,405	$—	$2,231	$22	$171

        All TDRs are measured individually for impairment. Of the two loans restructured during the year ended December 31, 2014, both are performing as agreed to the modified terms. A specific allowance for loan losses of $2 is recorded for one of the loans as of December 31, 2014. Neither of the two loans are on non-accrual status as of December 31, 2014.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

        Of the five loans restructured during the year ended December 31, 2013, four are performing as agreed to the modified terms and one was on non-accrual status as of December 31, 2013. No specific allowance for loan losses is recorded for this loan as of December 31, 2013.

        Interest income recorded during 2014 and 2013 on the restructured loans and interest income that would have been recorded had the terms of the loan not been modified was immaterial.

        There were no loans modified as a troubled debt restructured loan within the previous 12 months and for which there was a payment default during the year ended December 31, 2014. There was one loan modified as a troubled debt restructured loan within the previous 12 months and for which there was a payment default during the year ended December 31, 2013. The loan was secured by real estate, and a portion of the collateral property was foreclosed upon subsequent to the default. A charge-off of approximately $85 was recorded against the allowance for loan losses. A default for purposes of this disclosure is a troubled debt restructured loan in which the borrower is 90 days past due or results in the foreclosure and repossession of the applicable collateral.

        The Company has not committed to lend additional amounts to customers with outstanding loans that were classified as TDRs as of December 31, 2014 or 2013.

Credit Quality Indicators

        From a credit risk standpoint, the Company classifies its loans in one of four categories: (i) pass, (ii) special mention, (iii) substandard or (iv) doubtful. Loans classified as loss are charged-off.

        The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on criticized credits monthly. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period. All classified credits are evaluated for impairments. If impairment is determined to exist, a specific reserve is established. The Company's methodology is structured so that specific reserves are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss).

        Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Company generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

        Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Company's position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

        Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Credits rated doubtful are generally also placed on non-accrual.

        As of December 31, 2014 and 2013, the following summarizes the Company's internal ratings of its loans, including purchased credit impaired loans:

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Construction and land	$69,425	$—	$541	$—	$69,966
Farmland	10,528	—	—	—	10,528
1 - 4 family residential	105,786	—	2	—	105,788
Multi-family residential	9,964	—	—	—	9,964
Nonfarm nonresidential	195,464	—	375	—	195,839
Commercial	205,681	672	748	—	207,101
Consumer	3,925	—	199	—	4,124

Total	$600,773	$672	$1,865	$—	$603,310

	December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Construction and land	$46,998	$—	645	$—	$47,643
Farmland	11,656	—	—	—	11,656
1 - 4 family residential	85,649	—	1,259	—	86,908
Multi-family residential	11,862	—	—	—	11,862
Nonfarm nonresidential	171,371	—	80	—	171,451
Commercial	158,919	731	1,173	—	160,823
Consumer	4,878	7	42	—	4,927

Total	$491,333	$738	$3,199	$—	$495,270

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

        An analysis of the allowance for loan losses for the years ended December 31, 2014, 2013 and 2012, is as follows:

	Year Ended December 31,
	2014	2013	2012
Balance at beginning of year	$5,018	$3,238	$1,012
Provision charged to earnings	1,423	1,883	2,953
Charge-offs	(510)	(240)	(801)
Recoveries	50	137	74

Net charge-offs	(460)	(103)	(727)

Balance at end of year	$5,981	$5,018	$3,238

        The allowance for loan losses as a percentage of total loans is 0.99% and 1.01% as of December 31, 2014 and 2013, respectively.

        The following tables summarize the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014 and 2013:

	December 31, 2014
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Balance at beginning of year	$660	$970	$1,726	$1,585	$77	$5,018
Provision charged to earnings	137	226	162	909	(11)	1,423
Charge-offs	(28)	(30)	—	(448)	(4)	(510)
Recoveries	—	—	2	46	2	50

Net charge-offs	(28)	(30)	2	(402)	(2)	(460)

Balance at end of year	$769	$1,166	$1,890	$2,092	$64	$5,981

Period-end amount allocated to:
Specific reserves:
Impaired loans	$44	$—	$—	$30	$13	$87

Total specific reserves	44	—	—	30	13	87

General reserves	725	1,166	1,890	2,062	51	5,894

Total	$769	$1,166	$1,890	$2,092	$64	$5,981

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2013
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Balance at beginning of year	$455	$755	$1,028	$947	$53	$3,238
Provision charged to earnings	205	240	698	716	24	1,883
Charge-offs	—	(85)	—	(110)	(45)	(240)
Recoveries	—	60	—	32	45	137

Net charge-offs	—	(25)	—	(78)	—	(103)

Balance at end of year	$660	$970	$1,726	$1,585	$77	$5,018

Period-end amount allocated to:
Specific reserves:
Impaired loans	$—	$—	$—	$—	$—	$—

Total specific reserves	—	—	—	—	—	—

General reserves	660	970	1,726	1,585	77	5,018

Total	$660	$970	$1,726	$1,585	$77	$5,018

        The Company's recorded investment in loans as of December 31, 2014 and 2013 related to the balance in the allowance for loan losses on the basis of the Company's impairment methodology is as follows:

	December 31, 2014
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Loans individually evaluated for impairment	$541	$168	$1,086	$223	$38	$2,056
Loans collectively evaluated for impairment	79,953	115,584	194,753	206,878	4,086	601,254

Total	$80,494	$115,752	$195,839	$207,101	$4,124	$603,310

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

4. Loans and Allowance for Loan Losses (Continued)

	December 31, 2013
	Real Estate
	Construction Land and Farmland	Residential	Nonfarm Non- Residential	Commercial	Consumer	Total
Loans individually evaluated for impairment	$645	$1,212	$1,900	$366	$32	$4,155
Loans collectively evaluated for impairment	58,654	97,558	169,551	160,457	4,895	491,115

Total	$59,299	$98,770	$171,451	$160,823	$4,927	$495,270

        The Company has acquired certain loans which experienced credit deterioration since origination (purchased credit impaired loans). Accretion on purchased credit impaired loans is based on estimated future cash flows, regardless of contractual maturity.

        The carrying amount of those loans as of December 31, 2014 and 2013 was as follows:

	December 31,
	2014	2013
Real estate:
Construction and land: unpaid principal balance	$819	$819

Carrying amount	$541	$569

        There were no loans purchased during the years ended December 31, 2014 and 2013.

        Income is not recognized on certain purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. Income on these loans is recognized using the asset recovery method. As of December 31, 2014 and 2013, there was only one purchased credit impaired loan remaining, which was accounted for using the cost recovery method. The carrying amounts of such loans were as follows:

	Year Ended December 31,
	2014	2013
Loans at the end of the year	$541	$569

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

5. Bank Premises and Equipment

        Bank premises and equipment in the accompanying consolidated balance sheets are summarized as follows:

	December 31,
	2014	2013
Building and improvements	$2,672	$2,343
Leasehold improvements	2,942	2,873
Land	5,181	3,609
Furniture, fixtures and equipment	3,732	3,459

	14,527	12,284
Less accumulated depreciation	3,377	2,332

	$11,150	$9,952

        The Company recorded depreciation expense of approximately $1,045, $972, and $764 for the years ended December 31, 2014, 2013 and 2012, respectively.

6. Non-marketable Equity Securities

        Investments in non-marketable equity securities in the accompanying consolidated balance sheets are summarized as follows:

	December 31,
	2014	2013
Federal Home Loan Bank of Dallas stock	$1,907	$827
Federal Reserve Bank of Dallas stock	2,182	1,837
Other non-marketable equity securities	50	50

	$4,139	$2,714

7. Intangible Assets

        Intangible assets in the accompanying consolidated balance sheets are summarized as follows:

	December 31, 2014
	Weighted Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangibles	5.0 years	$2,380	$1,170	$1,210
Other intangible assets	4.9 years	107	56	51

		$2,487	$1,226	$1,261

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

7. Intangible Assets (Continued)

	December 31, 2013
	Weighted Amortization Period	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
Core deposit intangibles	6.0 years	$2,380	$875	$1,505
Other intangible assets	5.9 years	107	45	62

		$2,487	$920	$1,567

        For the year ended December 31, 2014, 2013, and 2012, amortization expense related to intangible assets totaled approximately $306, $308, and $308, respectively. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2014 was as follows:

Year	Amount
2015	301
2016	297
2017	297
2018	206
2019	87
Thereafter	73

$1,261

8. Goodwill

        Changes in the carrying amount of goodwill are summarized as follows:

	December 31,
	2014	2013
Beginning of year	$19,148	$19,148
Effect of acquisitions	—	—
Impairment losses	—	—

End of year	$19,148	$19,148

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

9. Deposits

        Deposits in the accompanying consolidated balance sheets are summarized as follows:

	December 31,
	2014	2013
Noninterest-bearing demand accounts	$251,124	$218,990
Interest-bearing demand accounts	57,556	40,178
Savings accounts	6,101	5,286
Limited access money market accounts	227,074	210,131
Certificates of deposit, greater than $100	79,517	81,478
Certificates of deposit, less than $100	17,371	17,875

	$638,743	$573,938

        As of December 31, 2014, the scheduled maturities of certificates of deposit were as follows:

Year	Amount
2015	$84,304
2016	6,322
2017	2,201
2018	2,361
2019	1,700

$96,888

        The aggregate amount of demand deposit overdrafts that have been reclassified as loans was $50 and $47 as of December 31, 2014 and 2013, respectively.

10. Advances from the Federal Home Loan Bank

        Advances from the Federal Home Loan Bank totaled approximately $40,000 and $15,000 at December 31, 2014 and 2013, respectively. As of December 31, 2014, the advances were collateralized by a blanket floating lien on certain securities and loans, had a weighted average rate of 0.36% and mature on various dates during 2015, 2016 and 2018. The Company had the availability to borrow additional funds of approximately $236,067 as of December 31, 2014.

11. Other Credit Extensions

        As of December 31, 2014 and 2013, the Company maintained two credit facilities with commercial banks which provide federal funds credit extensions with an availability to borrow up to an aggregate amount of approximately $14,600. There were no borrowings against these lines as of December 31, 2014 or 2013.

        As of December 31, 2014 and 2013, the Company maintained a secured line of credit with the Federal Reserve Bank with an availability to borrow approximately $164,026 and $127,088, respectively. Approximately $201,210 and $155,895 of commercial loans were pledged as collateral at December 31, 2014 and 2013, respectively. There were no borrowings against this line as of December 31, 2014 or 2013.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

12. Junior Subordinated Debentures and Subordinated Notes

        Junior subordinated debentures and subordinated notes in the accompanying consolidated balance sheets are as follows:

	December 31,
	2014	2013
Junior subordinated debentures—Trust Securities with a rate of LIBOR plus 1.85% debentures payable to Parkway National Capital Trust 1 with stated maturity of 2036	$3,093	$3,093

Subordinated notes—unsecured notes with a fixed rate of 6% payable to entities of an affiliate with stated maturity of 2023 (less discount of $21—effective interest rate of 6.025%)	$4,981	$4,979

Junior Subordinated Debentures

        In connection with the acquisition of Fidelity Resource Company during 2011, the Company assumed $3.1 million in fixed/floating rate junior subordinated debentures underlying common securities and preferred capital securities, or the Trust Securities, issued by Parkway National Capital Trust I, a statutory business trust and acquired wholly-owned subsidiary of the Company. The Company assumed the guarantor position and as such, unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the Trust Securities subject to certain exceptions, the redemption price when a capital security is called for redemption and amounts due if a trust is liquidated or terminated.

        The Company owns all of the outstanding common securities of the trust. The trust used the proceeds from the issuance of its Trust Securities to buy the debentures originally issued by Fidelity Resource Company. These debentures are the trust's only assets and the interest payments from the debentures finance the distributions paid on the Trust Securities.

        The Trust Securities pay cumulative cash distributions quarterly at a rate per annum equal to the 3-month LIBOR plus 1.85% percent. So long as no event of default leading to an acceleration event has occurred, the Company has the right at any time and from time to time during the term of the debenture to defer payments of interest by extending the interest distribution period for up to twenty consecutive quarterly periods. The effective rate as of December 31, 2014 and 2013 was 2.09% and 2.10%, respectively. The Trust Securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures at the stated maturity in the year 2036 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Trust Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances.

        The Trust Securities qualify as Tier 1 capital, subject to regulatory limitations, under guidelines established by the Federal Reserve.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

12. Junior Subordinated Debentures and Subordinated Notes (Continued)

Subordinated Notes

        During 2013 the Company issued, in the aggregate principal amount of $5,000, subordinated promissory notes (Notes) via a private offering. The Notes were issued to certain entities controlled by an affiliate of the Company for the purpose of using the proceeds to support the growth of the Company. The Notes are unsecured, with interest payable quarterly at a fixed rate of 6% per annum, and unpaid principal and interest due at the stated maturity in the year 2023. The Notes qualify as Tier 2 Capital, subject to regulatory limitations, under guidelines established by the Federal Reserve. In addition, the Notes may be redeemed in whole or in part on any interest payment date that occurs on or after December 23, 2018 subject to approval of the Federal Reserve in compliance with applicable statues and regulations.

        In connection with the issuance of the Notes, the Company issued warrants to purchase 25,000 shares of common stock of the Company at $11 per share, exercisable at any time, in whole or in part, prior to December 31, 2023. The fair value of the warrants was calculated at $0.80 and is recorded as additional paid-in capital and the related debt discount is being accreted into interest expense.

13. Income Taxes

        The provision for income taxes is summarized as follows:

	Year Ended December 31,
	2014	2013	2012
Income tax expense (benefit):
Current	$3,171	$2,491	$534
Deferred	(466)	(714)	(398)

	$2,705	$1,777	$136

        The table below reconciles income tax expense for the years ended December 31, 2014, 2013 and 2012 computed by applying the applicable U.S. Federal statutory income tax rate, reconciled to the tax expense computed at the effective income tax rate:

	Year Ended December 31,
	2014	2013	2012
Federal income tax expense rate at 34%	$2,690	$1,763	$549
Stock option expense	—	76	58
Bank-owned life insurance income	(118)	(110)	(52)
Non-deductible dues and memberships	50	48	44
Non-deductible meals and entertainment	43	24	—
Change in valuation allowance	—	—	(518)
Other	40	(24)	55

Total income tax expense	2,705	1,777	136

Effective tax rate	34.2%	34.3%	8.4%

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

13. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss	$—	$96
Organizational costs	167	183
Allowance for loan losses	1,868	1,619
Deferred loan fees	18	32
Non-accrual interest	69	62
Capital loss carryforward	85	85
ORE write down for book purposes	—	55
Deferred rent expenses	66	70
Restricted stock	131	84
Stock options	73	—
Accrued bonuses	271	243
Other	137	134

Total deferred tax assets	2,885	2,663

Deferred tax liabilities:
Net unrealized gain on securities available for sale	88	14
Core deposit intangibles	412	512
FHLB stock dividends	27	26
Bank premises and equipment	973	1,118

Total deferred tax liabilities	1,500	1,670

Net deferred tax asset	$1,385	$993

        Included in the accompanying consolidated balance sheets in as of December 31, 2014 is a current tax liability of $89 in accrued interest payable and other liabilities and a net deferred tax asset of $1,385 in other assets. Included in the accompanying consolidated balance sheets in other assets as of December 31, 2013 is a current tax receivable of $292 and a net deferred tax asset of $993.

14. Commitments and Contingencies

Litigation

        The Company may from time to time be involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

14. Commitments and Contingencies (Continued)

Operating Leases

        The Company leases several of its banking facilities under operating leases expiring in various years through 2022. Minimum future rental payments under these non-cancelable operating leases as of December 31, 2014 for each of the next five years and in the aggregate are:

Year Ended December 31,	Amount
2015	$955
2016	879
2017	904
2018	816
2019	751
Thereafter	1717

$6,022

        Rental expense was approximately $1,468, $1,353 and $1,205 for the years ended December 31, 2014, 2013 and 2012, respectively.

        Certain of the operating leases above provide for renewal options at their fair value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by other leases.

        During 2012, the Company relocated its corporate office facilities and incurred an approximate loss of $102 for early contract termination of the leased space. All terminating costs were recorded in occupancy of bank premises in the accompanying consolidated statements of income with a corresponding deferral recorded in other liabilities in the accompanying consolidated balance sheets. The liability was reduced as the remaining lease payments were made. As of December 31, 2014 there was no remaining liability. As of December 31, 2013, approximately $7 remained as a liability in the accompanying consolidated balance sheet.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

15. Other Non-interest Expense

        Significant components of the Company's other non-interest expense are as follows:

	Years ended December 31,
	2014	2013	2012
Business development	$446	$308	$235
Office and postage	240	216	304
Director fees	198	83	45
Insurance	92	99	95
Security	115	105	102
Charitable contributions and dontations	147	135	62
Travel	41	42	37
Training	45	34	26
Other	787	701	553

Total	$2,111	$1,723	$1,459

16. Fair Value Disclosures

        The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the authoritative guidance establishes a fair value hierarchy for

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

16. Fair Value Disclosures (Continued)

valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

          Level 1 Inputs.     Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

          Level 2 Inputs.     Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds and mortgage-backed securities.

          Level 3 Inputs.     Significant unobservable inputs that reflect an entity's own assumptions that market participants would use in pricing the assets or liabilities.

        In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market- based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

        Assets and liabilities measured at fair value on a recurring basis include the following:

        Investment Securities Available For Sale:    Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For those securities classified as Level 2, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions, among other things.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

16. Fair Value Disclosures (Continued)

        The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2014 and 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements Using
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
As of December 31, 2014:
Investment securities available for sale	$—	$45,127	$—	$45,127
As of December 31, 2013:
Investment securities available for sale	$—	$45,604	$—	$45,604

        There were no liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013.

        There were no transfers between Level 2 and Level 3 during the years ended December 31, 2014 and 2013.

        Certain assets and liabilities are measured at fair value on a non- recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

        Assets measured at fair value on a non-recurring basis include impaired loans and other real estate owned. The fair value of impaired loans with specific allocations of the allowance for loan losses and other real estate owned is based upon recent real estate appraisals less estimated costs of sale. For residential real estate impaired loans and other real estate owned, appraised values are based on the comparative sales approach. For commercial and commercial real estate impaired loans and other real estate owned, appraisers may use either a single valuation approach or a combination of approaches such as comparative sales, cost or the income approach. A significant unobservable input in the income approach is the estimated income capitalization rate for a given piece of collateral. Adjustments to appraisals may be made to reflect local market conditions or other economic factors and may result in changes in the fair value of a given asset over time. As such, the fair value of impaired loans and other real estate owned are considered a Level 3 in the fair value hierarchy.

        The Company recovers the carrying value of other real estate owned through the sale of the property. The ability to affect future sales prices is subject to market conditions and factors beyond the Company's control and may impact the estimated fair value of a property.

        Appraisals for impaired loans and other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once reviewed, a member of the credit department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparisons to independent data sources such as recent market data or industry wide-statistics. On a periodic basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustments, if any, should be made to the appraisal value to arrive at fair value.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

16. Fair Value Disclosures (Continued)

        The following table summarizes assets measured at fair value on a non- recurring basis as of December 31, 2014 and 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Fair Value Measurements Using
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
As of December 31, 2014:
Assets:
Impaired loans	$—	$—	$2,056	$2,056
Other real estate owned	$—	$—	$50	$50
As of December 31, 2013:
Assets:
Impaired loans	$—	$—	$4,155	$4,155
Other real estate owned	$—	$—	$1,797	$1,797

        At December 31, 2014, impaired loans had a carrying value of $2,056, with $87 specific allowance for loan loss allocated. At December 31, 2013, impaired loans had a carrying value of $4,155, with no specific allowance for loan loss allocated.

        Other real estate owned properties are measured for impairment using the fair value of the collateral less estimated cost to sell and had a carrying amount of approximately $53 and $1,959 reduced by approximately $3 and $162, for the years ended December 31, 2014 and 2013, respectively.

        There were no liabilities measured at fair value on a non-recurring basis as of December 31, 2014 and 2013.

        For Level 3 financial assets measured at fair value as of December 31, 2014 and 2013, the significant unobservable inputs used in the fair value measurements were as follows:

December 31, 2014
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input(s)	Weighted Average
Impaired loans	$2,056	Collateral Method	Adjustments for selling costs	8%
Other real estate owned	$50	Collateral Method	Adjustments for selling costs	8%

December 31, 2013
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input(s)	Weighted Average
Impaired loans	$4,155	Collateral Method	Adjustments for selling costs	8%
Other real estate owned	$1,797	Collateral Method	Adjustments for selling costs	8%

Fair Value of Financial Instruments

        The Company is required under current authoritative guidance to disclose the estimated fair value of their financial instrument assets and liabilities including those subject to the requirements discussed

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

16. Fair Value Disclosures (Continued)

above. For the Company, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments, as defined. Many of the Company's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction.

        The estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates that must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

        The methods and assumptions used by the Company in estimating fair values of financial instruments as disclosed herein in accordance with ASC Topic 825, Financial Instruments, other than for those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

        Cash and cash equivalents:    The carrying amounts of cash and cash equivalents approximate their fair value.

        Loans and loans held for sale:    For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        Bank-owned life insurance:    The carrying amounts of bank-owned life insurance approximate their fair value.

        Non-marketable equity securities:    The carrying value of restricted securities such as stock in the Federal Home Loan Bank of Dallas and Independent Bankers Financial Corporation approximates fair value.

        Deposits:    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

        Advances from Federal Home Loan Bank:    The fair value of advances maturing within 90 days approximates carrying value. Fair value of other advances is based on the Company's current borrowing rate for similar arrangements.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

16. Fair Value Disclosures (Continued)

        Junior subordinated debentures and subordinated notes:    The fair values are based upon prevailing rates on similar debt in the market place.

        Accrued interest:    The carrying amounts of accrued interest approximate their fair values due to short term maturity.

        Off-balance sheet instruments:    Commitments to extend credit and standby letters of credit are generally priced at market at the time of funding and were not material to the Company's consolidated financial statements.

        The estimated fair values and carrying values of all financial instruments under current authoritative guidance as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Level 2 inputs:
Cash and cash equivalents	$93,251	$93,251	$76,646	$76,646
Securities available for sale	45,127	45,127	45,604	45,604
Loans held for sale	8,858	8,858	2,051	2,051
Accrued interest receivable	1,542	1,542	1,351	1,351
Bank-owned life insurance	17,822	17,822	10,475	10,475
Non-marketable equity securities	4,139	4,139	2,714	2,714
Level 3 inputs:
Loans, net	597,278	596,138	490,158	490,344
Financial liabilities:
Level 2 inputs:
Deposits	$638,743	$630,402	$573,938	$568,451
Advances from FHLB	40,000	40,028	15,000	15,055
Accrued interest payable	126	126	134	134
Junior subordinated debentures	3,093	3,093	3,093	3,093
Subordinated notes	4,981	4,981	4,979	4,979

17. Financial Instruments with Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

17. Financial Instruments with Off-Balance Sheet Risk (Continued)

        The following table sets forth the approximate amounts of these financial instruments as of December 31, 2014 and 2013:

	December 31,
	2014	2013
Commitments to extend credit	$144,224	$92,827
Standby letters of credit	818	210

	$145,042	$93,037

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

        Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

18. Employee Benefits

Defined contribution plan

        The Company maintains a retirement savings 401(k) profit sharing plan (Plan) in which substantially all employees may participate. The Plan provides for "before tax" employee contributions through salary reductions under section 401(k) of the Internal Revenue Code. The Company may make a discretionary match of employees' contributions based on a percentage of salary deferrals and certain discretionary profit sharing contributions. No matching contributions to the Plan were made for the years ending December 31, 2014 and 2013.

ESOP

        Effective January 1, 2012, the Company adopted an Employee Stock Ownership Plan (ESOP) covering all employees that meet certain age and service requirements. Plan assets are held and managed by the Company. Shares of the Company's common stock purchased by the Veritex Community Bank Employee Stock Ownership Plan (ESOP) are held in a suspense account until released for allocation to participants. Shares released are allocated to each eligible participant based on the participant's 401(k) contribution made during that year. Compensation expense is measured

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

18. Employee Benefits (Continued)

based upon the expected amount of the Company's discretionary contribution which is determined on an annual basis and is accrued ratably over the year. Shares are committed to be released to settle the liability upon formal declaration of the contribution at the end of the year. The number of shares released to settle the liability is based upon fair value of the shares as of the end of the year and become outstanding shares for earnings per share computations. The cost of shares issued to the ESOP, but not yet committed to be released, is shown as a reduction of stockholders' equity. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is charged or credited to stockholders' equity as additional paid in capital.

        In January 2014, the ESOP borrowed $500 from the Company and purchased 46,082 shares of the common stock of the Company. The ESOP debt is secured by shares of the Company. The loan will be repaid from contributions to the ESOP from the Company. As the debt is repaid, shares are released from collateral and allocated to employees' accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. During year ended December 31, 2014 the ESOP loan was repaid approximately $118 from contributions to ESOP from the Company. As a result of the repayment, 9,147 shares were released from collateral and allocated to employee participant accounts. During the year ended December 31, 2013, the ESOP purchased 7,811 shares of the Company's common stock and allocated the shares to the plan participants.

        Compensation expense attributed to the ESOP contributions recorded in the accompanying consolidated statements of income for years ended December 31, 2014 and 2013 was approximately $152 and $120, respectively.

        The following is a summary of ESOP shares as of December 31, 2014 and December 31, 2013.

	December 31, 2014	December 31, 2013
Allocated shares	16,958	7,811
Unearned shares	36,935	—

Total ESOP shares	53,893	7,811

Fair value of unearned shares	$523	$—

19. Stock and Incentive Plans

2010 Stock Option and Equity Incentive Plan

        In 2010, the Company adopted the 2010 Stock Option and Equity Incentive Plan (the Incentive Plan), which the Company's shareholders approved in 2011. The maximum number of shares of common stock that may be issued pursuant to grants or options under the Incentive Plan is 1,000,000. The Incentive Plan is administered by the Board of Directors and provides for both the direct award of stock and the grant of stock options to eligible directors, officers, employees and outside consultants of the Company or its affiliates as defined in the Incentive Plan. The Company may grant either incentive stock options or nonqualified stock options as directed in the Incentive Plan.

        The Board authorized that the Incentive Plan provide for the award of 100,000 shares of direct stock awards (restricted shares) and 900,000 shares of stock options, of which 500,000 shares are

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

19. Stock and Incentive Plans (Continued)

performance-based stock options. Options are generally granted with an exercise price equal to the market price of the Company's stock at the date of the grant; those option awards generally vest based on 5 years of continuous service and have 10-year contractual terms for non-controlling participants as defined by the Incentive Plan, and forfeiture of unexercised options upon termination of employment with the Company. Other grant terms can vary for controlling participants as defined by the Incentive Plan. Restricted share awards generally vest after 4 years of continuous service. The terms of the Incentive Plan include a provision whereby all unearned non-performance options and restricted shares become immediately exercisable and fully vested upon a change in control. The vesting of a performance-based stock option is contingent upon a change of control and the achievement of specific performance criteria or other objectives set at the grant date.

        With the adoption the of the 2014 Omnibus Plan, which is discussed below, the Company does not plan to award any additional grants or options under the Incentive Plan.

        On October 9, 2014, the Company cancelled outstanding performance-based options to purchase 467,500 shares of Company common stock with a weighted average exercise price of $10.13 per share under the Incentive Plan, and granted 81,480 restricted stock units to 29 employees and directors under the 2014 Omnibus Plan. The Company accounted for cancellation of the equity awards and replacement as a modification of the original awards. The 81,480 restricted stock units fully vest five years from the date of the grant with 20% vesting each year. The incremental compensation cost resulting from the modification amounts to $1,059 which will be recognized over the 5 year vesting period net of expected forfeitures.

        During the year ended 2014, the Company awarded 28,500 restricted shares, 30,000 nonperformance-based stock options and 50,000 performance-based stock options.

        During the year ended 2013, the Company awarded 1,000 restricted shares, 10,000 nonperformance-based stock options and 10,000 performance-based stock options.

        Stock based compensation expense is measured based upon the fair market value of the award at the grant date and is recognized ratably over the period during which the shares are earned (the requisite service period). For the years ended December 31, 2014, 2013 and 2012, approximately $329, $323 and $255 of stock compensation expense related to the Incentive Plan, respectively, was recognized in the accompanying consolidated statements of income. As of December 31, 2014, there was approximately $230 of unrecognized compensation expense related to non-vested share-based compensation awards that is expected to be recognized over the remaining requisite service periods of the awards granted. As of December 31, 2013, there was approximately $1,670 of unrecognized compensation expense related to non-vested share-based compensation awards of which $844 that was expected to be recognized over the remaining requisite service periods of the awards granted. The remaining unrecognized compensation expense of $826 was not expected to be recognized as the certain performance criteria on the performance options were not expected to be achieved..

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

19. Stock and Incentive Plans (Continued)

        The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for the grants:

	December 31,
	2014	2013
Dividend yield	0.00%	0.00%
Expected life	6.5 to 6.9 years	10 years
Expected volatility	5.6%	4.00%
Risk-free interest rate	2.54% to 2.85%	2.05% to 2.75%

        The expected life is based on the expected amount of time that options granted are expected to be outstanding. The dividend yield assumption is based on the Company's history. The expected volatility is based on historical volatility of the Company. The risk-free interest rates are based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

        A summary of option activity under the 2010 Incentive Plan as of December 31, 2014 and 2013, and changes during the years then ended is presented below:

	2014
	Nonperformance-based stock options			Performance-based stock options
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	327,500	$10.03	7.69 years	422,500	$10.02	8.0 years

Granted during the year	30,000	11.53		50,000	11.26
Forfeited during the year	(5,000)	10.85		(5,000)	10.85
Cancelled	—	—		(467,500)	10.14
Exercised during the year	—	—		—	—

Outstanding at the end of year	352,500	$10.14	6.58 years	—	—	—

Options exercisable at end of year	189,000	$10.05	6.37 years	—	$—	—

Weighted average fair value of options granted during the year		$1.94			$2.03

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

19. Stock and Incentive Plans (Continued)

	2013
	Nonperformance-based stock options			Performance-based stock options
	Shares Underlying Options	Weighted Exercise Price	Weighted Average Contractual Term	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Outstanding at beginning of year	332,500	$10.00	8.18 years	432,500	$10.00	8.0 years

Granted during the year	10,000	10.85		10,000	10.85
Forfeited during the year	(15,000)	10.00		(20,000)	10.00
Exercised during the year	—	—		—	—

Outstanding at the end of year	327,500	$10.03	7.69 years	422,500	$10.02	8.0 years

Options exercisable at end of year	115,500	$10.00	7.02 years	—	$—	—

Weighted average fair value of options granted during the year		$2.51			$2.51

        As of December 31, 2014 and 2013, the aggregate intrinsic value was $1,420 and $939, respectively, for outstanding nonperformance-based options and $780 and $335, respectively, for exercisable nonperformance-based stock options.

        As of December 31, 2014 no performance-based stock options were outstanding or excercisable . As of December 31, 2013, the aggregate intrinsic value was $1,216 for performance-based stock options. No performance-based stock options were exercisable as of December 31, 2013.

        As of December 31, 2014 and 2013, there was $230 and $1,520, respectively, of total unrecognized compensation expense related to non-vested option shares, of which $230 and $402, respectively, was related to the nonperformance-based stock options. The nonperformance-based stock option expense as of December 31, 2014 will be recognized over the remaining weighted average requisite service period of 2.33 years. Expense associated with the performance-based stock options was based on the probability of future changes in control and other market conditions. During 2014 all of the outstanding performance-based options were cancelled and replaced with restricted stock units awarded under 2014 Omnibus Plan. Accordingly, there is no unrecognized compensation expense for these performance-based options as of December 31, 2014. During 2013, management determined that one performance condition had been met and expensed a portion of the performance-based option expense. Total unrecognized compensation expense related to these performance-based options as of December 31, 2013 was approximately $349, and was expected to be recognized over the remaining weighted average requisite service period of 7 years. Management did not anticipate meeting the other market conditions in the foreseeable future; therefore, no performance-based stock option expense related to these conditions was recorded for the year ended December 31, 2013.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

19. Stock and Incentive Plans (Continued)

        A summary of the status of the Company's restricted shares as of December 31, 2014 and 2013, and changes during the years then ended is as follows:

	2014		2013
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1,	35,000	$10.02	40,000	$10.00
Granted during the year	28,500	11.93	1,000	10.85
Vested during the year	—	—	—	—
Forfeited during the year	(1,250)	10.85	(6,000)	10.00

Nonvested at December 31,	62,250	$10.86	35,000	$10.02

        As of December 31, 2014 and 2013, there was $286, and $150, respectively, of total unrecognized compensation expense related to nonvested restricted shares. The compensation expense as of December 31, 2014 expected to be recognized over the remaining weighted average requisite service period of 1.74 years.

2014 Omnibus Plan

        In September of 2014, the Company adopted an omnibus incentive plan or the 2014 Omnibus Plan (Omnibus Plan). The purpose of the Omnibus Plan is to align the long-term financial interests of the employees, directors, consultants and other service providers with those of the shareholders, to attract and retain those employees, directors, consultants and other service providers by providing compensation opportunities that are competitive with other companies and to provide incentives to those individuals who contribute significantly to the Company's long-term performance and growth. To accomplish these goals, the Omnibus Plan permits the issuance of stock options, share appreciation rights, restricted shares, restricted share units, deferred shares, unrestricted shares and cash-based awards. The maximum number of shares of the Company's common stock that may be issued pursuant to grants or options under the Omnibus Plan is 1,000,000.

        On October 9, 2014, the Company cancelled outstanding performance-based options to purchase 467,500 shares of Company common stock with a weighted average exercise price of $10.13 per share under the Incentive Plan, and granted approximately 81,480 restricted stock units to 29 employees and directors under the 2014 Omnibus Plan. The Company accounted for cancellation of the equity awards and replacement as a modification of the original awards. The 81,480 restricted stock units fully vest five years from the date of the grant with 20% vesting each year. The incremental compensation cost resulting from the modification amounts to $1,059 which will be recognized over the 5 year vesting period net of expected forfeitures.

        In addition to the 81,480 restricted units granted in conjunction with the cancellation of peformance based options, the Company granted an additional 8,223 restricted stock units to its employees and directors during 2014 under the Omnibus Plan. As of December 31, 2014, 89,903 restricted stock units had been granted under the Omnibus Plan.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

19. Stock and Incentive Plans (Continued)

        A summary of the status of the Company's restricted stock units as of December 31, 2014, and changes during the years then ended is as follows:

	2014
	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1,	—	—
Granted during the year	89,703	13.00
Vested during the year	(7,000)	—
Forfeited during the year	—	—

Nonvested at December 31,	82,903	$13.00

        For the years ended December 31, 2014 approximately $126 was recognized of stock compensation expense in the accompanying consolidated statements of income. As of December 31, 2014 there was $922 of total unrecognized compensation expense related to nonvested restricted stock units. The compensation expense is expected to be recognized over the remaining weighted average requisite service period of 4.74 years.

20. Significant Concentrations of Credit Risk

        Most of the Company's business activity is with customers located within the Dallas Metropolitan area. Such customers are normally also depositors of the Company.

        The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

        The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

21. Related Party Transactions

        In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amounts of such loans were approximately $11,353 and $16,703 as of December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, new advances of approximately $2,745 were made with approximately $8,095 principal payments received. During the year ended December 31, 2013, new advances of approximately $7,102 were made with approximately $8,787 principal payments received. There were $228 and $1,398 in unfunded commitments to related parties as of December 31, 2014 and 2013, respectively.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

21. Related Party Transactions (Continued)

        Deposits received from related parties as of December 31, 2014 and 2013 totaled approximately $17,303 and $15,511, respectively.

        As disclosed in Note 12, the Company issued $5,000 in subordinated notes to two entities controlled by a certain affiliate of the Company.

22. Preferred Stock

        On August 25, 2011, the Company entered into a Small Business Lending Fund-Securities Purchase Agreement (SBLF Purchase Agreement) with the Secretary of the Treasury, pursuant to which the Company (i) sold 8,000 shares of the Company's Senior Non-Cumulative Perpetual Preferred Stock, Series C (the SBLF Preferred Stock) to the Secretary of the Treasury for a purchase price of $8,000. The issuance was pursuant to the SBLF program, a fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks.

        The SBLF Preferred Stock qualifies as Tier 1 capital and pays non- cumulative dividends quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the level of "Qualified Small Business Lending" or "QBSL" (as defined in the SBLF Purchase Agreement) by the Bank. Based upon the increase in the Bank's level of QBSL over the baseline level calculated under the terms of the SBLF Purchase Agreement, the dividend rate for the initial dividend period for the Company was set at 1.00%. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed and as of December 31, 2014 was set at one percent (1%) based upon the increase in QBSL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).

        The SBLF Preferred Stock is non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company's Board of Directors. The right expires when full dividends have been paid for four consecutive dividend periods. The SBLF Preferred Stock may be redeemed at any time at the Company's option, at a redemption price of 100% of the liquidation amount of $1,000 per share plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

23. Capital Requirements and Restrictions on Retained Earnings

        Under banking law, there are legal restrictions limiting the amount of dividends the Company can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Company to fall below specified minimum levels.

        The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

23. Capital Requirements and Restrictions on Retained Earnings (Continued)

prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014 and 2013 that the Bank met all capital adequacy requirements to which it was subject.

        As of December 31, 2014 and 2013, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since December 31, 2014 that management believes have changed the Bank's category.

        A comparison of the Company's and Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2014:
Total capital (to risk weighted assets)
Company	$107,197	17.22%	≥	$49,814	≥	8.0%	≥	N/A	≥	N/A
Bank	$79,616	12.79%	≥	$49,788	≥	8.0%	≥	$62,235	≥	10.0%
Tier 1 capital (to risk weighted assets)
Company	$96,236	15.46%	≥	$24,907	≥	4.0%	≥	N/A	≥	N/A
Bank	$73,635	11.83%	≥	$24,894	≥	4.0%	≥	$37,341	≥	6.0%
Tier 1 capital (to average assets)
Company	$96,236	12.66%	≥	$30,400	≥	4.0%	≥	N/A	≥	N/A
Bank	$73,635	9.69%	≥	$30,386	≥	4.0%	≥	$37,983	≥	5.0%
As of December 31, 2013:
Total capital (to risk weighted assets)
Company	$59,100	11.74%	≥	$40,288	≥	8.0%	≥	N/A	≥	N/A
Bank	$57,275	11.37%	≥	$40,296	≥	8.0%	≥	$50,370	≥	10.0%
Tier 1 capital (to risk weighted assets)
Company	$49,103	9.75%	≥	$20,144	≥	4.0%	≥	N/A	≥	N/A
Bank	$52,257	10.37%	≥	$20,148	≥	4.0%	≥	$30,222	≥	6.0%
Tier 1 capital (to average assets)
Company	$49,103	8.06%	≥	$24,373	≥	4.0%	≥	N/A	≥	N/A
Bank	$52,257	8.58%	≥	$24,369	≥	4.0%	≥	$30,461	≥	5.0%

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

24. Subsequent Events

        On March 9, 2015, The Company entered into a definitive merger agreement with IBT Bancorp, Inc. ("IBT"), the parent holding company of Independent Bank of Texas ("Independent Bank"), headquartered in Irving, Texas. Independent Bank operates two banking locations in the Dallas metropolitan area. At December 31, 2014, IBT had total assets of approximately $121 million, total loans of approximately $99 million and total deposits of approximately $104 million. Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, the Company will issue 1,185,185 shares of common stock plus $4.0 million in cash in exchange for all of the outstanding shares of IBT capital stock, subject to certain conditions and potential adjustments. Upon the closing of the transaction, Independent Bank will merge with and into Veritex Community Bank. Completion of the transaction is subject to certain closing conditions, including receipt of IBT shareholder approval and customary regulatory approvals. The transaction is expected to close late in the third quarter of 2015.

25. Parent Company Only Financial Statements

        The following balance sheets, statements of income and statements of cash flows for Veritex Holdings, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

Balance Sheets

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$27,399	$2,018
Investment in subsidiaries	93,897	72,579
Other assets	232	300

Total assets	$121,528	$74,897

Liabilities and Stockholders' Equity
Other liabilities	$142	$586
Other borrowings	8,074	8,072

Total liabilities	8,216	8,658

Stockholders' equity
Preferred stock	8,000	8,000
Common stock	95	58
Additional paid-in capital	97,469	55,303
Retained earnings	8,047	2,922
Unallocated Employee Stock Ownership Plan Shares	(401)	—
Treasury stock	(70)	(70)
Accumulated other comprehensive income	172	26

Total stockholders' equity	113,312	66,239

Total liabilities and stockholders' equity	$121,528	$74,897

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

25. Parent Company Only Financial Statements (Continued)

Statements of Income

	Years Ended December 31,
	2014	2013
Interest income:
Other	$2	$2
Interest expense:
Interest on borrowings	379	63

Net interest expense	(377)	(61)
Noninterest expense:
Salaries and employee benefits	162	162
Professional fees	212	76
Other	17	—

Total noninterest expense	391	238

Loss before income tax benefit and equity in undistributed
Income of subsidiaries	(768)	(299)
Income tax benefit	(256)	(102)

(Loss) Income before equity in undistributed income of subsidiaries	(512)	(197)
Equity in undistributed income of subsidiaries	5,717	3,605

Net income	$5,205	$3,408

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except for per share amounts)

25. Parent Company Only Financial Statements (Continued)

Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$5,205	$3,408
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization of debt costs	2	—
Equity in undistributed net income of Bank	(5,717)	(3,605)
Decrease in other assets	68	389
(Decrease) increase in other liabilities	(444)	580

Net cash (used in) provided by operating activities	(886)	772

Cash flows from investing activities:
Capital investment in subsidiaries	(15,000)	(6,000)

Net cash used in investing activities	(15,000)	(6,000)

Cash flows from financing activities:
Sale of common stock in initial public offering, net of offering cost of $4,574	35,791	—
Proceeds from issuance of common stock, net	5,438	1,210
Purchase of common stock held in treasury	—	(70)
Proceeds from Payments on ESOP Loan	118	—
Dividends paid on preferred stock	(80)	(60)
Issuance of subordinated notes	—	5,000

Net cash provided by financing activities	41,267	6,080

Net increase in cash and cash equivalents	25,381	852
Cash and cash equivalents at beginning of year	2,018	1,166

Cash and cash equivalents at end of year	$27,399	$2,018

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

VERITEX HOLDINGS, INC.
DALLAS, TEXAS

AND

IBT BANCORP, INC.
IRVING, TEXAS

Dated as of March 9, 2015

INDEX OF DEFINED TERMS

Page
Acquisition Agreement	A-53
Acquisition Proposal	A-54
Additional Agreements	A-9
Affiliate	A-58
Aggregate Exercise Price	A-11
Aggregate Merger Consideration	A-11
Agreement	A-9
Bank Merger	A-9
Bank Merger Agreement	A-14
Bank Merger Certificates	A-14
Bankruptcy Exception	A-21
Best Knowledge	A-58
BHC Act	A-19
Branch Locations	A-58
Budget Transaction Expenses	A-11
Business Day	A-58
Calculation Date	A-12
Cash Consideration	A-11
Certificates	A-17
Change in Recommendation	A-36
Closing	A-15
Closing Date	A-15
Code	A-9
Contracts	A-23
Controlled Group Plans	A-29
Convertible Debt	A-58
Disclosing Party	A-54
Dissenting Shareholder	A-14
DP Contracts	A-31
Effective Time	A-10
Employee Plan	A-28
Employee Plans	A-28
Environmental Inspections	A-43
Environmental Laws	A-58
Environmental Notice	A-43
ERISA	A-16
Exchange Act	A-33
Exchange Agent	A-17
Exchange Fund	A-17
FDIA	A-19
FDIC	A-58
Final Closing Statement	A-12
Final Tangible Book Value	A-12
FRB	A-30
Funding Arrangements	A-28
GAAP	A-11
Governmental Authority	A-58
Hazardous Material	A-58

Page
IBT	A-9
IBT Audited Statements	A-21
IBT Board	A-9
IBT Closing Shares	A-11
IBT Disclosure Schedules	A-19
IBT Employee Plan	A-28
IBT Employees	A-48
IBT Financial Statements	A-21
IBT Interim Statements	A-21
IBT Meeting	A-36
IBT Option	A-13
IBT PEO	A-28
IBT PEO Employee Plan	A-28
IBT Preferred Shares	A-19
IBT Representatives	A-42
IBT Share	A-10
Indemnified Party	A-48
Independent Bank	A-9
Independent Bank Board	A-15
Independent Bank Call Reports	A-21
Initial Resolution Period	A-13
Investment Securities	A-59
Law	A-59
Liens	A-19
Material Adverse Change	A-59
Merger	A-9
Minimum Allowance Amount	A-45
NASDAQ	A-33
Neutral Auditor	A-13
Objection Notice	A-12
Option Holder	A-13
Option Holder Agreement	A-13
Per Share Cash Consideration	A-11
Per Share Stock Consideration	A-11
Person	A-59
Preliminary Closing Statement	A-12
Proceedings	A-22
Properties	A-59
Property	A-59
Proprietary Rights	A-25
Proxy Statement	A-46
RAP	A-21
Recipient	A-54
Registration Statement	A-46
Regulatory Agency	A-59
Regulatory Agreement	A-27
Representative	A-54
Required Approvals	A-15
SBA Loans	A-38
SEC	A-46

Page
Secondary Investigation	A-43
Securities Act	A-46
Shareholder Merger Consideration	A-11
Specified Date	A-13
Subject Information	A-55
Subsidiary	A-59
Superior Proposal	A-54
Surviving Corporation	A-9
Tangible Book Value	A-11
Transaction Expenses	A-12
Tax	A-24
Tax Return	A-24
Taxes	A-24
TBOC	A-9
TDB	A-47
Termination Fee	A-54
Transmittal Materials	A-17
Treasury Shares	A-10
TSOS	A-10
Veritex Bank	A-9
Veritex Bank Board	A-16
Veritex Bank Call Reports	A-34
VHI	A-9
VHI Board	A-9
VHI Disclosure Schedules	A-31
VHI Financial Statements	A-34
VHI Share	A-11
Voting Agreements	A-9

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of the 9th day of March, 2015, by and between VERITEX HOLDINGS, INC., a Texas corporation and registered bank holding company with its principal offices in Dallas, Texas ("VHI"), and IBT BANCORP, INC., a Texas corporation and registered bank holding company with its principal offices in Irving, Texas ("IBT").

RECITALS:

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Organizations Code (the "TBOC"), IBT will merge with and into VHI (the "Merger"), with VHI as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

        WHEREAS, the Board of Directors of IBT (the "IBT Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of IBT's shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of VHI (the "VHI Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of VHI's shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to VHI's willingness to enter into this Agreement, certain shareholders of IBT are entering into voting agreements with VHI (collectively, the "Voting Agreements") pursuant to which each such Person has agreed, among other things, to vote the IBT Shares held by such Person in favor of the Merger, subject to the terms of the Voting Agreements;

        WHEREAS, contemporaneously with the execution of this Agreement, the parties thereto entered into (i) an employment agreements with an officer of IBT and Independent Bank (as defined below), (ii) the support agreements with the directors of IBT and Independent Bank who have not signed an employment agreement, (iii) the releases by and of the directors and certain officers of IBT and Independent Bank, and (iv) option holder agreements with the directors, certain officers and employees of IBT and Independent Bank, in each case, to be effective, if at all, at the Effective Time (collectively, the "Additional Agreements");

        WHEREAS, it is contemplated that, immediately following the consummation of the Merger, Independent Bank of Texas, a Texas banking association and wholly owned Subsidiary of IBT ("Independent Bank"), will be merged with and into Veritex Community Bank ("Veritex Bank"), a Texas banking association and a wholly owned Subsidiary of VHI (such merger, the "Bank Merger"), with Veritex Bank as the surviving bank in the Bank Merger;

        WHEREAS, for federal income Tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and that this Agreement is hereby adopted a plan of reorganization for the purposes of §§ 354 and 361 of the Code and the applicable regulations; and

        WHEREAS, IBT and VHI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
ACQUISITION OF IBT BY VHI

        Section 1.01.    The Merger.     Subject to the terms and conditions of this Agreement, IBT shall merge with and into VHI, pursuant to the provisions of Chapter 10 and Chapter 21 of the TBOC.

        Section 1.02.    Effective Time.     The "Effective Time" means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State ("TSOS"). The Certificate of Merger shall be filed with the TSOS on the Closing Date and shall become effective at such time as the Certificate of Merger is accepted for filing by the TSOS or at such other date and time as VHI and IBT shall agree and specify in the Certificate of Merger.

        Section 1.03.    Effects of the Merger.     At the Effective Time, the corporate existence of IBT and VHI shall, as provided in the provisions of Law heretofore mentioned, be continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation in entity and identity of IBT and VHI. All rights, franchises and interests of IBT and VHI, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

        Section 1.04.    Certificate of Formation and Bylaws.     As a result of the Merger, the Certificate of Formation, as amended, and bylaws of VHI, as amended, shall continue in effect as the Certificate of Formation and bylaws of the Surviving Corporation until the same shall be amended and changed as provided by applicable Law.

        Section 1.05.    Directors and Executive Officers.     The directors and executive officers of VHI as of the Effective Time shall be the directors and executive officers of the Surviving Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and bylaws of the Surviving Corporation or as otherwise provided by applicable Law.

        Section 1.06.    Conversion of IBT Capital Stock.     At the Effective Time by virtue of this Agreement and without any further action on the part of VHI, IBT or any holder of any shares of capital stock of VHI or IBT:

        (a)   Each share of common stock, par value $0.01 per share, of IBT (each an "IBT Share") issued and outstanding immediately prior to the Effective Time, including the IBT Shares to be issued upon conversion of the Convertible Debt and the IBT Shares to be issued upon the exercise of the IBT Options pursuant to Section 1.09, but excluding any IBT Shares held by a Dissenting Shareholder and Treasury Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) the Per Share Stock Consideration, plus cash in lieu of any fractional VHI Share as determined in accordance with Section 1.06(c), and (ii) the Per Share Cash Consideration.

        (b)   Notwithstanding anything in this Agreement to the contrary, each IBT Share held in the treasury of IBT and each IBT Share owned by any direct or indirect wholly owned Subsidiary of IBT immediately prior to the Effective Time (collectively, "Treasury Shares") (other than (i) IBT Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) IBT Shares held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

        (c)   Notwithstanding anything in this Agreement to the contrary, VHI will not issue any certificates or scrip representing fractional VHI Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, VHI shall pay to each former holder of IBT Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) $13.50 by (ii) the fraction of a VHI Share which such holder would otherwise be entitled to receive pursuant to this Section 1.06.

        (d)   Subject only to dissenter's rights under Subchapter H of Chapter 10 of the TBOC, at the Effective Time all IBT Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of IBT Shares shall cease to have any rights with respect thereto, except the right to receive the Shareholder Merger Consideration.

        Section 1.07.    Determination of Shareholder Merger Consideration.

        (a)   For purposes of this Agreement:

            (i)  "Aggregate Exercise Price" means the aggregate exercise price of all of the IBT Options as of the Closing Date.

           (ii)  "Aggregate Merger Consideration" means the Cash Consideration, plus 1,185,185 VHI Shares.

          (iii)  "Budgeted Transaction Expenses" means the Transaction Expenses as budgeted by IBT and for the items and amounts as set forth on the Preliminary Closing Statement.

          (iv)  "Cash Consideration" means $4,000,002.50, as it may be adjusted pursuant to Section 1.08.

           (v)  "IBT Closing Shares" means the number of issued and outstanding IBT Shares immediately prior to the Effective Time. For the avoidance of doubt, the IBT Closing Shares shall include all of the IBT Shares issued upon conversion of the Convertible Debt and all of the IBT Shares issued upon the exercise of the IBT Options pursuant to Section 1.09, but shall not include Treasury Shares.

          (vi)  "Per Share Stock Consideration" means a fraction of a share of common stock, par value $0.01 per share, of VHI (each a "VHI Share"), rounded to the nearest thousandth, equal to the quotient of (A) 1,185,185, divided by (B) the number of IBT Closing Shares.

         (vii)  "Per Share Cash Consideration" means a cash amount equal to the quotient of (A) the Cash Consideration divided by (B) the number of IBT Closing Shares.

        (viii)  "Shareholder Merger Consideration" means the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration described in clauses (i) and (ii) of Section 1.06(a) and, if applicable, any cash in lieu of fractional shares as specified in Section 1.06(c)).

          (ix)  "Tangible Book Value" means the tangible consolidated shareholders' equity of IBT and its Subsidiaries (calculated as total shareholders' equity less goodwill and other intangible assets) as determined from IBT's financial statements prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied,

            (A)  excluding the effects of: (1) unrealized gains or losses in securities, (2) paid or accrued Transaction Expenses up to the amounts of the Budgeted Transaction Expenses, (3) any increase in the shareholders' equity of IBT resulting from gains realized from the sale of SBA Loans (defined in Section 5.05(l) after December 31, 2014 in excess of an amount equal to $162,500 per calendar quarter, and (4) any increase in total shareholders' equity, if any, related to the exercise of the IBT Options provided for by Section 1.09; and

            (B)  including (1) accruals for all ad valorem Taxes owed by IBT and its Subsidiaries on a pro-rated basis for the period ending on the Closing Date, (2) the change in total shareholders' equity resulting from conversion of the Convertible Debt into IBT Shares and the satisfaction of outstanding interest and expenses relating thereto, (3) the decrease in total shareholders' equity of IBT resulting from provisions for loan losses, if any, required to satisfy the Minimum Allowance Amount pursuant to Section 5.20, and (4) any decrease in total shareholders' equity, if any, relating to the exercise of the IBT Options provided for by Section 1.09.

  For the avoidance of doubt, an illustrative example of the Preliminary Closing Statement and calculation of Tangible Book Value is attached as Confidential Schedule 1.07(a)(ix) (the "Preliminary Closing Statement").

           (x)  "Transaction Expenses" means all of the costs and expenses of IBT and Independent Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation, investment banking fees, legal fees, accounting fees, costs associated with the termination of material contracts (including data processing contracts and data processing de-conversion fees), payments (including any "excess parachute payments" within § 280G of the Code or similarly applicable state Law) owed under or due in connection with the termination of any employment, retention, and change in control agreements, director and employee bonuses or retention payments (or similar arrangements), and the premium for director and officer insurance tail coverage contemplated by Section 5.17. The Transaction Expenses shall be set forth on the Final Closing Statement.

        (b)   Not later than three (3) Business Days prior to the anticipated Closing Date, IBT shall prepare in good faith and deliver to VHI an updated Preliminary Closing Statement as of the close of business on the Friday immediately preceding the anticipated Closing Date (the "Calculation Date") (such statement, the "Final Closing Statement"). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement. The Tangible Book Value set forth in the Final Closing Statement is referred to as the "Final Tangible Book Value".

        (c)   Subject to applicable Law, VHI shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by IBT or its Subsidiaries or their respective accountants in connection with IBT's preparation of the Final Closing Statement, as well as to executive, finance and accounting personnel of IBT and its Subsidiaries and any other information which VHI may reasonably request in connection with its review of the Final Closing Statement; provided, however, that IBT and its Subsidiaries shall not be required to provide VHI access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (d)   In the event VHI disputes the Final Closing Statement (including the Final Tangible Book Value), VHI shall, within three (3) Business Days following the delivery of the Final Closing Statement, give IBT written notice of its objections thereto (the "Objection Notice"), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which VHI disagrees and, based on the information at its disposal, specifying VHI's good faith proposed calculation of Final Tangible Book Value. If VHI does not timely deliver an Objection Notice within such three (3) Business Day period, the Final Tangible Book Value set forth in the Final Closing Statement delivered by IBT shall be utilized for the calculation of any adjustments to the Cash Consideration pursuant to Section 1.08 below and, absent fraud, shall be final and binding on all the parties.

        (e)   If VHI timely delivers an Objection Notice, then the Closing shall be delayed and VHI and IBT shall cooperate in good faith to resolve such dispute. If VHI and IBT cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the "Initial Resolution Period"), VHI and IBT shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the "Neutral Auditor") to arbitrate the dispute under the rules the Neutral Auditor imposes. The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor's resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by IBT and VHI with respect to such disputed item, as the case may be. Upon reaching its determination of the Final Tangible Book Value, the Neutral Auditor shall deliver a copy of its calculation of the Final Tangible Book Value to VHI and IBT. The determination of the Neutral Auditor shall be made within twenty (20) calendar days after its engagement (which engagement shall be made no later than five (5) calendar days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties. No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Tangible Book Value. Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by VHI, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses. For the avoidance of doubt, the dispute resolution process contemplated by Section 1.07(d) and Section 1.07(e) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Tangible Book Value as of the Calculation Date, regardless of the date on which the Neutral Auditor delivers its calculation; provided, however, that if the dispute resolution process by this Section 1.07(e) delays the Closing Date by more than fifteen (15) Business Days and the Neutral Auditor determines that the calculation of Final Book Value originally made by IBT was correct, then any increase or decrease in the shareholders' equity of IBT after the Calculation Date shall be determined by the Neutral Auditor (as of the date of its determination) and included in the calculation of the Final Tangible Book Value. If the Closing Date is delayed by the dispute resolution process, the Closing Date shall be rescheduled and held on a date mutually acceptable to VHI and IBT within three (3) Business Days after the Final Tangible Book Value is finally determined pursuant to the dispute resolution process.

        Section 1.08.    Adjustment to Cash Consideration.     Subject to Section 8.07 hereof, if the Final Tangible Book Value is less than $11,551,000 as reflected on the Final Closing Statement, then the Cash Consideration shall be adjusted downward on a dollar for dollar basis in an amount equal to the difference between $11,551,000 and the Final Tangible Book Value.

        Section 1.09.    Treatment of IBT Options.

        (a)   Each issued and outstanding option to acquire IBT Shares granted under the IBT Bancorp, Inc. Stock Option Plan on the IBT Bancorp, Inc. 2013 Stock Option Plan that has not expired or been exercised and (each, an "IBT Option"), that is not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by IBT's shareholders. The Board of Directors of IBT shall set a date (which date will be at least one (1) Business Day before the Effective Time) (the "Specified Date") before which all IBT Options shall be exercised without any action on the part of the holder thereof on a net settlement basis pursuant to the Option Holder Agreement entered into as of the date hereof (the "Option Holder Agreement") between IBT and each holder of an IBT Option (each, an "Option Holder"), and IBT shall issue IBT Shares to each Option Holder pursuant to such exercise of the IBT Options. As a result of the exercise of the IBT Options in accordance with this Section 1.09, on the Specified Date all of the IBT Options shall be exercised and IBT will issue up to a maximum of 47,500 IBT Shares. After the Specified Date and prior to the Effective Time, all IBT Options will terminate and the holder thereof shall have no further rights to acquire IBT Shares pursuant to any such terminated IBT Option. All IBT Options, including the holders thereof, the exercise prices, the number of IBT Shares that will be issued by IBT as a result of their exercise pursuant to this Section 1.09, and the amounts to be withheld for the purpose of Tax withholding and payroll Taxes with respect to the exercise of the IBT Options are set forth on Confidential Schedule 1.09(a).

        (b)   Copies of the IBT Options (and all relevant Employee Plans and forms of agreements related thereto) governing all IBT Options and the vesting thereof have been made available to VHI. The IBT Board shall pass resolutions and IBT shall take all necessary steps (as determined by IBT in its reasonable discretion) to effect the foregoing provisions of this Section 1.09 and to cancel the IBT Options prior to the Effective Time.

        Section 1.10.    Treatment of VHI Shares.     Each VHI Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of common stock of VHI as the corporation surviving the Merger.

        Section 1.11.    Dissenting Shareholders.     Notwithstanding anything in this Agreement to the contrary, IBT Shares that are held by shareholders of IBT who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a "Dissenting Shareholder") shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that if a shareholder of IBT fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each IBT Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.06.

        Section 1.12.    Bank Merger.     Immediately after the Effective Time, VHI shall cause the Bank Merger to be consummated. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by VHI and reasonably acceptable to IBT (the "Bank Merger Agreement"). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) IBT shall cause Independent Bank to adopt the Bank Merger Agreement, IBT, as the sole shareholder of Independent Bank, shall approve the Bank Merger Agreement, and IBT shall cause the Bank Merger Agreement to be duly executed by Independent Bank and delivered to Veritex Bank and (b) VHI shall cause Veritex Bank to adopt the Bank Merger Agreement, VHI, as the sole shareholder of Veritex Bank, shall approve the Bank Merger Agreement and VHI shall cause the Bank Merger Agreement to be duly executed by Veritex Bank and delivered to Independent Bank. IBT shall cause Independent Bank, and VHI shall cause Veritex Bank, to execute such certificates of merger and such other documents and certificates (in each case in form and substance reasonably satisfactory to VHI and IBT) as are necessary to make the Bank Merger effective (the "Bank Merger Certificates") immediately following the Effective Time.

        Section 1.13.    Anti-Dilution Provisions.     If, between the Execution Date and the Effective Time, the VHI Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration and any dependent items shall be adjusted accordingly to provide to the IBT shareholders the same economic effect as contemplated by this Agreement prior to such action; but an offering or sale of VHI Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the VHI Shares.

        Section 1.14.    Tax Consequences.     It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of § 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations § § 1.368-2(g) and 1.368-3(a). Pursuant to such intent, none of VHI, IBT or their Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a nontaxable reorganization under the Code.

ARTICLE II
THE CLOSING AND EXCHANGE PROCEDURES

        Section 2.01.    The Closing.     The transactions contemplated under this Agreement shall be consummated on a date (the "Closing Date") which shall be the first Friday after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (the "Required Approvals") or such other date as may be mutually agreeable to VHI and IBT. On the Closing Date, a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing shall take place at 10:00 a.m., local time at the offices of Bracewell & Giuliani LLP 1445 Ross Avenue, Suite 3800, Dallas, Texas 75202-2724 on the Closing Date, or at such other time and place to which VHI and IBT may agree.

        Section 2.02.    Actions to be Taken at the Closing by IBT.     At the Closing, IBT shall execute and acknowledge (where appropriate) and deliver to VHI such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to VHI's obligations to close hereunder):

        (a)   a certificate, dated as of the Closing Date, duly executed by the Secretary of IBT, acting solely in his or her capacity as an officer of IBT, pursuant to which IBT shall certify (i) the due adoption by the IBT Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which IBT is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of IBT of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of IBT duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which IBT is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of IBT; and (iv) a true and correct list of the record holders (A) of IBT Shares (including the record holders of IBT Shares upon conversion of the Convertible Debt) and (B) the IBT Options as of the Closing Date;

        (b)   a certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in his or her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the "Independent Bank Board") of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Independent Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBT, as the sole shareholder of Independent Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Independent Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Independent Bank;

        (c)   a certificate duly executed by an executive officer of IBT, acting solely in his or her capacity as an executive officer of IBT, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;

        (d)   evidence reasonably satisfactory to VHI that, as of the Effective Time, (i) all IBT Employee Plans (as defined in Section 3.26) required to be terminated by VHI in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable Laws and that all affected participants have been notified of such terminations to the extent such notice is required by applicable Laws;

        (e)   all consents and approvals listed on Confidential Schedule 3.04;

        (f)    supplemental disclosure schedules reflecting any material changes to the representations of IBT in ARTICLE III between the date of the supplemental schedules required by Section 5.13 and the Closing Date;

        (g)   executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger;

        (h)   an affidavit duly executed by an executive officer of IBT that meets the requirement of Treasury Regulations 1.1445-2(b)(2) and is in a form reasonably satisfactory to VHI, stating, under penalty of perjury, that IBT is not and has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii), dated as of the Closing Date; and

        (i)    all other documents required to be delivered to VHI by IBT under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by VHI or its counsel.

        Section 2.03.    Actions to be Taken at the Closing by VHI.     At the Closing, VHI shall execute and acknowledge (where appropriate) and deliver to IBT such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBT's obligations to close hereunder):

        (a)   a certificate, dated as of the Closing Date, executed by the Secretary of VHI, acting solely in his or her capacity as an officer of VHI, pursuant to which VHI shall certify (i) the due adoption by the VHI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which VHI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (ii) the incumbency and true signatures of those officers of VHI duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which VHI is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of VHI;

        (b)   a certificate, dated as of the Closing Date, duly executed by the Secretary of Veritex Bank, acting solely in his or her capacity as an officer of Veritex Bank, pursuant to which Veritex Bank shall certify (i) the due adoption by the Board of Directors of Veritex Bank (the "Veritex Bank Board") of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by VHI, as the sole shareholder of Veritex Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Veritex Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Veritex Bank;

        (c)   a certificate duly executed by an executive officer of VHI, acting solely in his capacity as an executive officer of VHI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;

        (d)   all consents and approvals required to be obtained by VHI from third parties to consummate the transactions contemplated by this Agreement;

        (e)   supplemental disclosure schedules reflecting any material changes to the representations of VHI in ARTICLE IV between the date of the supplemental schedules required by Section 6.11 and the Closing Date;

        (f)    executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and

        (g)   all other documents required to be delivered to IBT by VHI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by IBT or its counsel.

        Section 2.04.    Exchange Procedures.

        (a)   On the Business Day before the Closing Date, VHI shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust (the "Exchange Agent") (i) certificates for shares or evidence of shares in book entry form representing the aggregate Per Share Stock Consideration, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the aggregate Per Share Cash Consideration, as may be adjusted pursuant to Section 1.08, (B) to holders of Dissenting Shares pursuant to Section 1.11, if any, and (C) to holders of a fraction of an IBT Share pursuant to Section 1.06(c) (such certificates and cash being referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

        (b)   As soon as practicable after the Effective Time, with the intent to be within ten (10) Business Days after the Effective Time, VHI shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing IBT Shares (the "Certificates"), a letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the applicable Shareholder Merger Consideration into which the IBT Shares represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the "Transmittal Materials"). The Transmittal Materials and any associated cover letter shall be reasonably acceptable to VHI and IBT before they are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with Transmittal Materials properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share of IBT Stock represented by such Certificate, and VHI shall cause the Exchange Agent to deliver, the amount of cash and number of VHI Shares such holder shall be entitled to receive pursuant to Section 1.06, and such Certificate shall forthwith be canceled. Until surrendered in accordance with this Section 2.04, each share represented by the Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Shareholder Merger Consideration without any interest thereon.

        (c)   After the Effective Time, the share transfer ledger of IBT shall be closed and there shall be no transfers on the share transfer books of IBT of the IBT Shares which were outstanding immediately before such time. If, after the Effective Time, Certificates are presented to VHI, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.04.

        (d)   No dividends or other distributions declared after the Effective Time with respect to VHI Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the VHI Shares represented by such Certificate.

        (e)   Former shareholders of IBT shall be entitled to vote after the Effective Time at any meeting of VHI's shareholders the number of shares of VHI into which their shares are converted, regardless of whether such shareholders of IBT have surrendered their Certificates in exchange therefor.

        (f)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of IBT for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.04 shall be delivered to VHI upon demand, and any shareholders of IBT who have not theretofore complied with the exchange procedures in this Section 2.04 shall look to VHI only, and not the Exchange Agent, for the payment of the Shareholder Merger Consideration in respect of such shares. If outstanding Certificates for IBT Shares are not surrendered or the payment for them is not claimed before the date on which such VHI Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable Law, become the property of VHI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

        (g)   If any VHI Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to VHI) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing VHI Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.

        (h)   None of VHI, IBT, the Exchange Agent or any other Person shall be liable to any former holder of IBT Shares for any VHI Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (i)    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by VHI or the Exchange Agent, the posting by such Person of a bond in such amount as VHI or the Exchange Agent may direct (not to exceed the amount of Shareholder Merger Consideration relating to the IBT Shares represented by relevant missing Certificate) as indemnity against any claim that may be made against VHI, Veritex Bank, or IBT with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Shareholder Merger Consideration deliverable in respect to the IBT Shares represented by such Certificate thereof pursuant to this Agreement.

        (j)    Withholding Rights.     Notwithstanding any other provision in this Agreement to the contrary, VHI, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of IBT Shares or IBT Options or otherwise pursuant to this Agreement such amounts as VHI, the Surviving Corporation or the Exchange Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by VHI, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IBT

        IBT hereby makes the following representations and warranties to VHI, as qualified, if necessary, by the Disclosure Schedules previously delivered by IBT to VHI (the "IBT Disclosure Schedules").

        Section 3.01.    Organization and Ownership.

        (a)   IBT is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). IBT is a corporation duly organized, validly existing and in good standing under all Laws of the State of Texas. IBT has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to IBT. True and complete copies of the Articles of Incorporation and bylaws of IBT, as amended to date, have been made available to VHI.

        (b)   Independent Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas. Independent Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and bylaws of Independent Bank, as amended to date, have been made available to VHI. Independent Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the "FDIA"). The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

        (c)   IBT is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, "Liens"), and no other Person or entity has any equity or other ownership interest in Independent Bank. IBT does not, directly or indirectly, own or control any Affiliate or Subsidiary, other than Independent Bank. IBT has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by IBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBT other than Independent Bank.

        Section 3.02.    Capitalization.

        (a)   The authorized capital of IBT consists of 3,000,000 common shares, $0.01 par value per share, of which 1,146,534 shares are issued and outstanding as of the Execution Date and 1,000,000 preferred shares, $0.01 par value per share (the "IBT Preferred Shares") none of which are issued and outstanding. Except for the IBT Options, all which are set forth on Confidential Schedule 1.09(a), the Convertible Debt and as set forth on Confidential Schedule 3.02, there are no other (a) outstanding equity securities of any kind or character, or (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBT to purchase or otherwise acquire any security of or equity interest in IBT, obligating IBT to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. All of the Convertible Debt shall automatically convert into 585,833 IBT Shares immediately prior to the Effective Time. Upon the exercise of the IBT Options on the Specified Date pursuant to Section 1.09 and the Option Holder Agreements, IBT would be obligated to issue no more than 47,500 IBT Shares. As of at least one (1) Business Day prior to the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities, or commitments of any kind obligating IBT to issue any securities except that IBT shall issue 585,833 IBT Shares upon the automatic conversion of the Convertible Note immediately prior to the Effective Time. There are no outstanding contractual obligations of IBT to vote or dispose of any shares of IBT capital stock and to the Best Knowledge of IBT, there are no shareholder agreements, voting trusts or similar agreements relating to the shares of capital stock of IBT. All of the outstanding IBT Shares have been, or upon the exercise of the IBT Options and conversion of the Convertible Debt, will be, duly authorized, validly issued and are fully paid and nonassessable, and no securities of IBT have been issued in violation of the preemptive rights of any Person or in violation of any agreement or commitment binding upon IBT. The shares of IBT capital stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the IBT Shares except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

        (b)   The authorized capital stock of Independent Bank consists of 650,000 shares of common stock, $5.00 par value per share, of which 650,000 shares are issued and outstanding as of the Execution Date. IBT is in possession of all certificates evidencing all of the outstanding shares of capital stock of Independent Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable Laws, and all dividends declared before the Execution Date on such capital stock have been paid. There are no (i) outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent Bank. There are no outstanding contractual obligations of IBT to vote or dispose of any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

        Section 3.03.    Execution and Delivery.     IBT has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBT is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which IBT is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the IBT Board and the IBT Board has declared them advisable, and has directed that the Agreement be submitted to IBT's shareholders for the purpose of acting on this Agreement. Other than (a) approval by the requisite vote of the shareholders of IBT, and (b) the adoption and approval of the Bank Merger Agreement by the of Independent Bank Board and by IBT as its sole shareholder, no other corporate proceedings or approvals are necessary or required on the part of IBT to approve this Agreement or the other agreements to which IBT is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which IBT is a party have been or at Closing will be duly executed by IBT and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of IBT, enforceable against IBT in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at Law or in equity) (the "Bankruptcy Exception").

        Section 3.04.    No Violation.     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBT or Independent Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of IBT or Independent Bank; (b) violate any Law applicable to IBT or Independent Bank or any of their Properties or assets; or (c) except as set forth in Confidential Schedule 3.04, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of IBT or Independent Bank under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which IBT or Independent Bank is a party, or by which IBT or Independent Bank or any of their respective Properties, assets or business activities may be bound or subject, excluding from the foregoing clause (c), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to IBT.

        Section 3.05.    Financial Statements; Call Reports.

        (a)   IBT has made available to VHI copies of the audited consolidated financial statements of IBT as of and for the years ended December 31, 2013, 2012 and 2011 (the "IBT Audited Statements") and the unaudited unconsolidated financial statements of IBT as of December 31, 2014 (the "IBT Interim Statements" and together with the IBT Audited Financial Statements the "IBT Financial Statements"). The IBT Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP or regulatory accounting principles ("RAP") (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of IBT at the dates and for the periods indicated therein.

        (b)   IBT has made available to VHI true and complete copies of the Reports of Condition and Income for Independent Bank filed during 2014, 2013 and 2012 and the Reports of Condition and Income for Independent Banks filed during 2015 prior to the Execution Date (collectively, the "Independent Bank Call Reports"). Each of the Independent Bank Call Reports fairly presents, in all material respects, the financial position of Independent Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Independent Bank Call Reports as promulgated by applicable Governmental Authorities.

        (c)   The allowance for loan and lease losses shown in the IBT Financial Statements and the Independent Bank Call Reports was, and the allowance for loan and lease losses to be shown on any financial statements of IBT and/or Independent Bank or the Independent Bank Call Reports as of any date subsequent to Execution Date will be calculated in accordance with GAAP and/or RAP (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of IBT's management, such allowance is, as of such date, adequate to absorb all reasonably anticipated losses in the loan portfolio of Independent Bank, and recourse obligations in respect of loans sold by Independent Bank in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of IBT which would cause it to modify in any material way the amount of the allowance for loan and lease losses contained in the financial statements or the Independent Bank Call Reports.

        Section 3.06.    Litigation.     Except as set forth in Confidential Schedule 3.06, neither IBT nor Independent Bank is a party to any, and there are no pending or, to the Best Knowledge of IBT, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBT or Independent Bank (collectively, "Proceedings"). There are no Proceedings which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to IBT or Independent Bank, nor, to the Best Knowledge of IBT, is there any reasonable basis for any Proceeding against IBT or Independent Bank that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to IBT or Independent Bank. There is no injunction, order, judgment or decree imposed upon IBT or Independent Bank or the assets or Properties of IBT or Independent Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to IBT or Independent Bank.

        Section 3.07.    Governmental Consents and Approvals.     Except as set forth in Confidential Schedule 3.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of IBT or Independent Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBT or Independent Bank of the transactions contemplated hereby or thereby.

        Section 3.08.    Undisclosed Liabilities.     IBT and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the IBT Financial Statements or the Independent Bank Call Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since December 31, 2014, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.08.

        Section 3.09.    Title to Tangible Assets.     True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing Liens to which each such Property is subject have been made available to VHI. IBT and Independent Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the IBT Financial Statements and the Independent Bank Call Reports or acquired thereafter, subject to no Liens of any kind except (a) as described in Confidential Schedule 3.09, (b) as reflected in the IBT Financial Statements or the Independent Bank Call Reports, (c) statutory Liens not yet delinquent, (d) consensual landlord Liens, (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and Properties disposed of for fair value in the ordinary course of business since December 31, 2014.

        Section 3.10.    Absence of Certain Changes or Events.     Except as disclosed on Confidential Schedule 3.10, since December 31, 2014, (i) IBT and Independent Bank have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank; and (iii) as of the Execution Date, other than in connection with the negotiation and execution of this Agreement, none of IBT or any of its Subsidiaries has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 5.05(a) - Section 5.05(ff).

        Section 3.11.    Leases, Contracts and Agreements.     Confidential Schedule 3.11 sets forth a list and general description of all contracts, leases, subleases, licenses, and agreements to which IBT or

Independent Bank is a party or by which IBT or Independent Bank is bound (a) that obligate or would reasonably be expected to obligate IBT or Independent Bank for an amount in excess of $10,000 over the entire term of any such agreement or (b) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate IBT or Independent Bank for an amount in excess of $10,000 over the entire term of such related contracts, in the case of each of foregoing (a) and (b) that are not terminable by IBT or Independent Bank, as the case may be, on thirty (30) days' or less notice without the payment by IBT or Independent Bank of any termination fee, liquidated damages, forfeited pre-paid expense, or similar cost related to such termination (collectively, the "Contracts"). IBT has delivered to VHI true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by, Independent Bank, but do include unfunded loan commitments and letters of credit issued by Independent Bank where the borrowers' total direct and indirect indebtedness to Independent Bank is in excess of $10,000. Except as set forth in Confidential Schedule 3.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Independent Bank. IBT and Independent Bank have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which IBT or Independent Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted Liens (including Tax Liens), assignments or charges whatsoever except as established by the lease or applicable Law. IBT and Independent Bank enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

        Section 3.12.    Taxes and Tax Returns.

        (a)   IBT and Independent Bank have duly and timely filed or caused to be filed all income (including franchise and similar) and other material Tax Returns and reports required to be filed by them and all such Tax Returns and reports being accurate and complete in all material respects. IBT and Independent Bank and have duly paid or caused to be paid on their behalf in full all Taxes whether or not shown as due or payable on such Tax Returns. As of the Execution Date, IBT and Independent Bank have no liability for Taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

        (b)   There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes upon IBT or Independent Bank, nor has IBT or Independent Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax Return for any period.

        (c)   As of the Execution Date, the Tax Returns of IBT and Independent Bank have not been audited or examined and no such audit is currently pending or threatened.

        (d)   No claim has ever been made in writing by a taxing authority in a jurisdiction where Tax Returns are not filed with respect either IBT or Independent Bank that IBT or Independent Bank may be subject to taxation by that jurisdiction.

        (e)   Each of IBT and Independent Bank has complied in all material respects with all applicable Laws relating to the collection, withholding and remittance of Taxes.

        (f)    Neither IBT or Independent Bank has entered into any "closing agreements" within the meaning of § 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or been issued (or have any current request to be issued) any private letter rulings, technical advice memoranda or similar agreements or rulings with any taxing authority.

        (g)   Neither IBT nor Independent Bank (i) has entered into, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement (other than a lease, a loan or similar commercial agreement a primary purpose of which does not relate to Taxes) to indemnify any other Person with respect to Taxes that will require any payment by IBT or Independent Bank after the Execution Date, (ii) has been a member of an affiliated group within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return (other than the affiliated group of which IBT is the common parent) or (iii) has any liability for the Taxes of any Person (other than IBT and Independent Bank) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

        (h)   Neither IBT or Independent Bank has been either a "distributing corporation" or a "controlled corporation" (within the meaning of § 355 of the Code) in a distribution intended to be governed by § 355 of the Code in the three (3) years prior to the Execution Date.

        (i)    Neither IBT or Independent Bank has participated in any transaction that is or is substantially similar to a "listed transaction" under § 6011 of the Code and the Treasury regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax Law.

        (j)    No Lien for Taxes exists with respect to any assets or properties of IBT or Independent Bank except for Liens for Taxes not yet due and delinquent.

        (k)   Confidential Schedule 3.12(k) lists all U.S. federal, state, local, and foreign income Tax Returns filed with respect to IBT or Independent Bank for any Taxable period that is still open under the applicable statute of limitations and lists all Tax Returns not yet filed that are currently subject to an extension of time within which to file. IBT has made available to VHI correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by IBT and Independent Bank with respect to all Taxable periods that are still open under the applicable statute of limitations.

        (l)    None of VHI, Veritex Bank or any of their affiliates (including, after the Merger, Independent Bank) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following as they may relate to IBT or Independent Bank: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under § 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in §7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under §1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        (m)  The terms "Tax" and "Taxes" mean (i) all U.S. federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for the payment of any amount of a type described in clause (i) arising by operation of Law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person. Additionally, the term "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a taxing authority, including any schedule or attachment thereto and including any amendment thereof.

        Section 3.13.    Insurance.     Confidential Schedule 3.13 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the Execution Date by IBT and Independent Bank. All such policies (a) are sufficient for compliance by IBT and Independent Bank, in all material respects, with all requirements of applicable Law and all agreements to which IBT and/or Independent Bank are parties, (b) are valid, outstanding and enforceable, except as enforceability may be limited by the Bankruptcy Exception, and (c) are presently in full force and effect, and no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither IBT nor Independent Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of IBT and Independent Bank is insured for the benefit of IBT and/or Independent Bank in amounts deemed adequate by IBT's and Independent Bank's respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.13, there have been no claims under any policy of insurance (including fidelity bonds) of IBT and/or Independent Bank since June 30, 2011, and to the Best Knowledge of IBT, there are no facts that would reasonably be expected to form the basis of a claim under such policies of insurance.

        Section 3.14.    Proprietary Rights.     IBT and Independent Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, "Proprietary Rights") for the business or operations of IBT and Independent Bank that are not owned, held or licensed by IBT or Independent Bank. Except as set forth in Confidential Schedule 3.14, IBT and Independent Bank have not received within the past three (3) years any written notice of infringement of or conflict with the rights of others with respect to the use by IBT or Independent Bank of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of IBT, threatened, with respect thereto.

        Section 3.15.    Transactions with Certain Persons and Entities.     Except as set forth in Confidential Schedule 3.15, neither IBT nor Independent Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers, ten percent (10%) or greater holder of any security of IBT or any of their Affiliates (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of IBT or Independent Bank, and none of such Persons owes any amount to IBT or Independent Bank. There are no agreements, instruments, commitments, extensions of credit, Tax sharing or allocation agreements or other contractual agreements of any kind between or among IBT, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates.

        Section 3.16.    Evidences of Indebtedness.

        (a)   All evidences of indebtedness that are reflected as assets of IBT and Independent Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by the Bankruptcy Exception), and are not subject to any asserted or, to the Best Knowledge of IBT, threatened, defenses, offsets or counterclaims that may reasonably be asserted against IBT, Independent Bank or the present holder thereof. The credit and collateral files of Independent Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to IBT or Independent Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Independent Bank (including loans that will be outstanding if

Independent Bank advances funds it is obligated to advance), except for items identified on Independent Bank's internal exception list which has been made available to VHI.

        (b)   Except as set forth in Confidential Schedule 3.16(b), IBT and Independent Bank are not party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the Execution Date; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such Persons; or (iii) loan agreement, note or borrowing arrangement in violation of any Law applicable to IBT or Independent Bank including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over IBT or Independent Bank and which violation is reasonably likely to result in a Material Adverse Change on the IBT or Independent Bank. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Independent Bank or any applicable Regulatory Agency are set forth on Independent Bank's watch list, which is set forth in Confidential Schedule 3.16(b). Notwithstanding anything to the contrary contained in this Section no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Independent Bank.

        Section 3.17.    Employee Relationships.     Each of IBT and Independent Bank has complied in all material respects with all applicable material Laws relating to its relationships with its employees, and IBT believes that the relationship between Independent Bank and its employees is satisfactory. To the Best Knowledge of IBT, no key executive officer or manager of any of the operations of Independent Bank or any group of employees of Independent Bank has or have any present plans to terminate their respective employment with Independent Bank. Confidential Schedule 3.17 also contains a list of all employees of Independent Bank and their respective annual base compensation.

        Section 3.18.    Condition of Assets.     All tangible assets used by IBT and Independent Bank are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable Laws, whether federal, state or local. None of the Independent Bank's premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

        Section 3.19.    Environmental Compliance.     Except as set forth in Confidential Schedule 3.19:

        (a)   IBT and Independent Bank and all of their Properties and operations are in material compliance with all applicable Environmental Laws. IBT has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of IBT and Independent Bank with all applicable Environmental Laws.

        (b)   IBT and Independent Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

        (c)   No Hazardous Materials exist on, about or within any of the Properties, nor, to the Best Knowledge of IBT, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to IBT or Independent Bank. The use that IBT and Independent Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to IBT or Independent Bank.

        (d)   There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of IBT, threatened, against IBT or Independent Bank relating in any way to any Environmental Law. Independent Bank has no liability for remedial action under any Environmental Law. IBT and Independent Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has IBT or Independent Bank received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person informing IBT or Independent Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

        Section 3.20.    Regulatory Compliance.

        (a)   Neither IBT nor Independent Bank is now nor has been, since September 1, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business or its compliance with Laws (each of the items set forth in the preceding clauses (i) through (vii), a "Regulatory Agreement"). There are no pending or, to the Best Knowledge of IBT, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to IBT or Independent Bank.

        (b)   Since January 1, 2012, all reports, records, registrations, statements, notices and other documents or information required to be filed by IBT and Independent Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBT, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

        Section 3.21.    Absence of Certain Business Practices.     Neither IBT nor Independent Bank nor, to the Best Knowledge of IBT, any of their respective officers, employees or agents, nor, to the Best Knowledge of IBT, any other Person acting on their behalf, has, directly or indirectly, since January 1, 2012, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of IBT or Independent Bank (or assist IBT or Independent Bank in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject IBT or Independent Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, may reasonably have resulted in a Material Adverse Change to IBT or Independent Bank, or (c) if not continued in the future may reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank.

        Section 3.22.    Books and Records.     The minute books, stock certificate books and stock transfer ledgers of IBT and Independent Bank have been maintained in compliance in all material respects with all applicable legal requirements and good corporate governance practices. The minute books of IBT and Independent Bank constitute an accurate record of all material corporate actions of their respective shareholders and board of directors and of all committees thereof.

        Section 3.23.    Forms of Instruments, Etc.     IBT has made and will make available to VHI copies of all of Independent Bank's standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

        Section 3.24.    Fiduciary Responsibilities.     Each of IBT and Independent Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, agreements, instruments and common Law standards, where the failure to so perform would result in a Material Adverse Change to IBT or Independent Bank.

        Section 3.25.    Guaranties.     Except in the ordinary course of business, according to past business practices and in material compliance with applicable Law, IBT or Independent Bank have not guaranteed the obligations or liabilities of any other Person.

        Section 3.26.    Employee Benefit Plans.

        (a)   Set forth on Confidential Schedule 3.26 is a complete and correct list of all "employee benefit plans" (as defined in § 3(3) of ERISA), all specified fringe benefit plans as defined in § 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified), and any trusts, escrows or other agreements related thereto, which (a) are currently maintained or contributed to by IBT or Independent Bank, or with respect to which IBT or Independent Bank has any liability, or (b) provide benefits to any officer, employee, service provider (including employees and service providers provided to IBT or Independent Bank through a contractual agreement with a third-party professional employer organization ("IBT PEO")), former officer, former employee or former service provider of IBT or Independent Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the "Employee Plans" and each individually an "Employee Plan"). Confidential Schedule 3.26 designates the Employee Plans for which IBT or Independent Bank is the plan sponsor ("IBT Employee Plan") and the Employee Plans for which an IBT PEO is the plan sponsor ("IBT PEO Employee Plan").

        (b)   Neither IBT nor Independent Bank has any liability or contingent liability with respect to any IBT PEO Employee Plan except to the extent that IBT or Independent Bank is contractually obligated to make payments to the IBT PEO for coverage under such IBT PEO Employee Plan. As of the Execution Date, all such payments have been made.

        (c)   No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. IBT has delivered or made available to VHI true, accurate and complete copies of the documents comprising each IBT Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments ("Funding Arrangements"), any contracts with independent contractors (including actuaries and investment managers) that relate to any IBT Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each IBT Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by VHI. Each IBT Employee Plan has been materially maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code. There have been no prohibited transactions (described under ERISA § 406 or § 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject VHI, Veritex Bank, IBT or Independent Bank to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under § 401(a) of the Code (i) has a current favorable determination or opinion letter, (ii) has been timely amended as required by applicable Laws and (iii) has not been amended or operated in a manner which would adversely affect its qualified status. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each IBT Employee Plan have been timely and completely filed or distributed. Each IBT Employee Plan has been operated in material compliance with applicable Law or in accordance with its terms. There are no pending claims, lawsuits or administrative or governmental actions relating to any IBT Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of IBT, none are threatened. Neither IBT nor Independent Bank has any liability for post-retirement or post-employment welfare benefits under any IBT Employee Plan, except for coverage required by Part 6 of Title I of ERISA or § 4980B of the Code, or similar state Laws, the cost of which is borne by the insured individuals. No written or, to the Best Knowledge of IBT, oral representations have been made by IBT or Independent Bank to any employee, service provider, former employee or former service provider of IBT or Independent Bank (including service providers provided to IBT or Independent Bank through a contractual arrangement with an IBT PEO), promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such Person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under § 4980B of the Code or applicable state Law). Compliance with FAS 106 will not create any material change to the IBT Financial Statements or the Independent Bank Call Reports. There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise Tax under § § 4999 or 280G of the Code, nor will VHI or Veritex Bank be required to "gross up" or otherwise compensate any Person because of the limits contained in such Code sections. There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any Person against IBT, Independent Bank, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

        (d)   With respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6) years, by any trade or business with which IBT or Independent Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer ("Controlled Group Plans"):

            (i)  all Controlled Group Plans which are "group health plans" (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 2 of ERISA and § § 4980B and 4980D of the Code would not reasonably be expected to subject IBT or Independent Bank to material liability;

           (ii)  there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last six (6) calendar years; and

          (iii)  there is no Controlled Group Plan that is a "multiple employer plan" or "multi-employer plan" (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

        (e)   All IBT Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the IBT Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

        (f)    All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each IBT Employee Plan.

        (g)   Each IBT Employee Plan that is a nonqualified deferred compensation arrangement satisfies the requirements of § 409A of the Code, to the extent applicable, in form and operation.

        Section 3.27.    No Excess Parachute Payments.     Except as set forth in Confidential Schedule 3.27, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or consultant of IBT or Independent Bank to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or consultant. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of IBT, Independent Bank or any of their respective Affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an "excess parachute payment" (as such term is defined in § 280G(b)(1) of the Code) as a result of the transactions contemplated by this Agreement, either alone or in combination with another event; and no such Person is entitled to receive any additional payment from IBT, Independent Bank, or VHI if the excise Tax of § 4999(a) of the Code is imposed on such Person.

        Section 3.28.    Compliance with Laws, Permits and Instruments.

        (a)   IBT and Independent Bank are in compliance with all applicable Laws, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to IBT or Independent Bank. IBT and Independent Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Independent Bank is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of "satisfactory".

        (b)   Independent Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 U.S.C. § 4002, et seq.), and all regulations promulgated thereunder. Independent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Independent Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Independent Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.28(b). Since September 1, 2012, IBT has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Independent Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

        (c)   All loans of Independent Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System ("FRB"), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Independent Bank in the ordinary course of its lending business.

        (d)   All real property owned or operated by IBT and Independent Bank and the use thereof is in compliance with all applicable Laws, including building, zoning and other Laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change to IBT or Independent Bank.

        Section 3.29.    Data Processing Agreements.     Independent Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the Persons described on Confidential Schedule 3.29 ("DP Contracts"). A true and correct executed copy of each DP Contract, as in effect as of the Execution Date, has been provided to VHI. Other than the DP Contracts, IBT has no agreement with any other Person for data processing, ATM or other technology services.

        Section 3.30.    Dissenting Shareholders.     To the Best Knowledge of IBT, there is no plan or intention on the part of any shareholders of IBT to exercise their appraisal rights in the manner provided by applicable Law.

        Section 3.31.    Business Combination.     This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

        Section 3.32.    Convertible Debt.     IBT is current on all interest due and payable on the Convertible Debt. As of the Effective Time, the Convertible Debt shall be terminated in its entirety as a result of the conversion of all of the Convertible Debt into IBT Shares pursuant to its terms, and all interest shall have been paid and IBT and Independent Bank shall have no liability with respect thereto.

        Section 3.33.    Fairness Opinion.     Before the execution of this Agreement, IBT has received an oral opinion from Commerce Street Capital LLC, which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the shareholders of IBT pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

        Section 3.34.    Brokerage Fees and Commissions.     Other than as set forth in Confidential Schedule 3.34, no agent, representative or broker has represented IBT or Independent Bank in connection with the transactions described in this Agreement.

        Section 3.35.    Representations Not Misleading.     No representation or warranty by IBT and Independent Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBT, all written statements, exhibits, schedules, and other documents furnished to VHI by IBT or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VHI

        VHI hereby makes the following representations and warranties to IBT, as qualified, if necessary, by the Disclosure Schedules ("VHI Disclosure Schedules") referenced herein.

        Section 4.01.    Organization.

        (a)   VHI is a registered bank holding company under the BHC Act. VHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. VHI has all requisite corporate power and authority to its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to VHI. True and complete copies of the Certificate of Formation and bylaws of VHI, as amended to date, have been made available to IBT.

        (b)   Veritex Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas and the United States. Veritex Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and bylaws of Veritex Bank, as amended to date, have been made available to IBT. Veritex Bank is an insured bank as defined in the FDIA.

        Section 4.02.    Capitalization.

        (a)   The authorized capital of VHI consists of 75,000,000 common shares, $0.01 par value per share, of which 9,494,691 shares are issued and outstanding as of the Execution Date and 10,000,000 preferred shares, $0.01 per share, of which 8,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, were issued and outstanding as of the Execution Date. Except as set forth on Confidential Schedule 4.02, to the knowledge of VHI there are no shareholder agreements, voting trusts or similar agreements relating to the VHI Shares. All of the issued and outstanding VHI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. All of the VHI Shares have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the VHI Shares except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

        (b)   All of the outstanding shares of capital stock or other securities evidencing ownership of Veritex Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. VHI is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Veritex Bank, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in Veritex Bank.

        Section 4.03.    Execution and Delivery.     VHI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which VHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which VHI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the VHI Board. Other than the adoption and approval of the Bank Merger Agreement by the Veritex Bank Board and by VHI, as its sole shareholder, no other corporate proceedings or approvals are necessary on the part of VHI to approve this Agreement or the other agreements to which VHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which VHI is a party have been, or at Closing will be, duly and validly executed and delivered to IBT, and each constitutes or at Closing will constitute a valid and binding obligation of VHI, enforceable against VHI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

        Section 4.04.    No Violation.     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by VHI or Veritex Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of VHI or Veritex Bank; (b) violate any Law applicable to VHI or Veritex Bank or any of their respective properties or assets; (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of VHI, or Veritex Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which VHI or Veritex Bank is a party, or by which VHI or Veritex Bank or any of their respective properties, assets or business activities, may be bound or subject excluding from the foregoing clause (c), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to VHI.

        Section 4.05.    Litigation.     Except as disclosed in Confidential Schedule 4.05, neither VHI nor Veritex Bank are parties to any, and there are no pending or, to the Best Knowledge of VHI, threatened, Proceedings of any nature against VHI or Veritex Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to VHI, nor, to the Best Knowledge of VHI, is there any basis for any proceeding, claim or any action against VHI or Veritex Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to VHI. There is no injunction, order, judgment or decree imposed upon VHI or Veritex Bank or the assets or properties of VHI or Veritex Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to VHI.

        Section 4.06.    Compliance with Laws, Permits and Instruments.     VHI and its Subsidiaries are in compliance with all applicable Laws applicable to them except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to VHI. VHI and Veritex Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. VHI is in material compliance with all applicable listing and corporate governance rules of the NASDAQ Stock Market, Inc. Global Market System ("NASDAQ").

        Section 4.07.    Governmental Consents and Approvals.

        (a)   Except for regulatory and other approvals as disclosed in Confidential Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of VHI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by VHI of the transactions contemplated hereby or thereby.

        (b)   VHI is "well capitalized" as defined by federal regulations as of the Execution Date. Veritex Bank has a Community Reinvestment Act rating of "satisfactory". Neither VHI nor Veritex Bank is subject to any Regulatory Agreement, nor is VHI aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to VHI or Veritex Bank. VHI reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger.

        Section 4.08.    SEC Filings; Financial Statements; Call Reports.

        (a)   VHI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since October 8, 2014. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   VHI has furnished or made available to IBT true and complete copies of its (i) registration statement on Form S-1 (No. 333-198484), as amended, as filed with the SEC, which contains VHI's audited consolidated financial statements as of and for the years ended December 31, 2013 and 2012, and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC, which contain VHI's unaudited consolidated financial statements as of and for the quarter and interim period ended September 30, 2014. The financial statements referred to above included in the registration statement on Form S-1 and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the "VHI Financial Statements."

        (c)   Each of the VHI Financial Statements fairly presents in all material respects the financial position and results of operation of VHI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

        (d)   As of the dates of the VHI Financial Statements and as of the Execution Date, neither VHI nor Veritex Bank had any material liabilities, fixed or contingent, except (i) as fully set forth or provided for in such VHI Financial Statements or otherwise disclosed in this Agreement, (ii) liabilities incurred in the ordinary course of business of VHI since September 30, 2014, and (iii) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby

        (e)   VHI has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that VHI should modify its accounting in future periods.

        (f)    VHI has made available to IBT true and complete copies of the Reports of Condition and Income for Veritex Bank filed during 2014 and 2013 and the Reports of Condition and Income for Veritex Bank filed during 2015 prior to the Execution Date ("Veritex Bank Call Reports"). Each of the Veritex Bank Call Reports fairly presents, in all material respects, the financial position of Veritex Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Veritex Bank Call Reports as promulgated by applicable regulatory authorities.

        Section 4.09.    Absence of Certain Changes.     Since December 31, 2014, (a) VHI and Veritex Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to result in, a Material Adverse Change to VHI.

        Section 4.10.    Internal Controls.     VHI has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed with the reasonable expectation that material information relating to VHI, including its consolidated Subsidiaries, required to be disclosed by VHI in the reports that it files or submits under the Exchange Act since October 8, 2014, is accumulated and communicated to VHI's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective with the reasonable expectation that information required to be disclosed by VHI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Since October 8, 2014, the principal executive officer and the principal financial officer of VHI have made all certifications required by the Exchange Act and any related rules and regulations promulgated by the SEC which are applicable to an "Emerging Growth Company" with respect to the VHI SEC Reports, and the statements contained in such certifications are complete and correct. To the Best Knowledge of VHI, there are no facts or circumstances that would prevent VHI's chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations promulgated by the SEC which are applicable to an "Emerging Growth Company," without qualification as to a material weakness, when next due.

        Section 4.11.    Undisclosed Liabilities.     VHI and Veritex Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any employee plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the VHI Financial Statements or the Veritex Bank Call Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since December 31, 2014, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.11.

        Section 4.12.    Financing.     VHI has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Cash Consideration.

        Section 4.13.    Brokerage Fees and Commissions.     Other than as set forth in Confidential Schedule 4.11, no agent, representative or broker has represented VHI or Veritex Bank in connection with the transactions described in this Agreement.

        Section 4.14.    Representations Not Misleading.     No representation or warranty by VHI contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of VHI, all written statements, exhibits, schedules, and other documents furnished to IBT by VHI or Veritex Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V
COVENANTS OF IBT

        IBT covenants and agrees with VHI as follows:

        Section 5.01.    Commercially Reasonable Efforts.     IBT will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 5.02.    Information for Regulatory Applications and Registration Statement.

        (a)   To the extent permitted by applicable Law, IBT shall furnish VHI with all information concerning IBT that is required for inclusion in any application, statement or document to be made or filed by VHI with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. IBT shall prepare and furnish to VHI such information relating to IBT and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBT shall fully cooperate with VHI in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. IBT shall cooperate with VHI and VHI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. IBT shall have the right to review in advance, and to the extent practicable consult with VHI, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas Governmental Authority in connection with the transactions contemplated by this Agreement, but VHI shall not be required to provide IBT with confidential portions of any filing with a federal or state regulatory or Governmental Authority. In exercising the foregoing right, IBT agrees to act reasonably and as promptly as practicable.

        (b)   None of the information supplied by IBT for inclusion in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the IBT Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. IBT further agrees that if it shall become aware before the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform VHI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

        Section 5.03.    Shareholder Approval.

        (a)   The IBT Board shall, as soon as practicable, duly call, give notice of, and cause to be held, a meeting of its shareholders (the "IBT Meeting") at such time as may be mutually agreed to by the parties and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBT Meeting. Specifically, the IBT Board will present for the consideration of IBT shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The IBT Board will (i) cause proper notice of the IBT Meeting to be given to the IBT shareholders in compliance with applicable Law, (ii) distribute to the IBT shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the IBT Board a vote in favor of approval of the proposals set forth in this Section 5.03, subject to Section 5.03(b), and (iv) perform such other acts as may reasonably be necessary to ensure that shareholder approval of the proposals set forth in this Section 5.03 are obtained. IBT shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth (5th) Business Day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

        (b)   Notwithstanding the foregoing, IBT and the IBT Board are permitted to change its recommendation as contemplated by this Section 5.03(b) ("Change in Recommendation") if and only to the extent that:

            (i)  IBT, Independent Bank and the IBT Representatives have complied in all material respects with Section 5.09;

           (ii)  the IBT Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable Law; and

          (iii)  if the IBT Board intends to make a Change in Recommendation after IBT has received an Acquisition Proposal, (A) the IBT Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by VHI pursuant to subclause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) IBT shall notify VHI, at least five (5) Business Days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to VHI a written description of the material terms of the Superior Proposal and copies of such other material documents that IBT is not required to keep confidential, and (C) before making such a Change in Recommendation, IBT shall, and shall cause its financial and legal advisors to, during the period after IBT's delivery of the notice referred to in subclause (B) above, negotiate with VHI in good faith for a period of up to five (5) Business Days (to the extent VHI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

        Section 5.04.    Affirmative Covenants.     Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, IBT shall and shall cause Independent Bank to:

        (a)   maintain its corporate existence in good standing;

        (b)   maintain the general character of its business and conduct its business in its ordinary and usual manner;

        (c)   extend credit only in accordance with existing lending policies and practices;

        (d)   use commercially reasonable efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents; (iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

        (e)   use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

        (f)    maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

        (g)   comply in all material respects with all Laws and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change to IBT or Independent Bank;

        (h)   timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;

        (i)    withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the appropriate Governmental Authority;

        (j)    continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

        (k)   account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by IBT or Independent Bank on or before the Closing Date;

        (l)    perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

        (m)  maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

        (n)   timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings.

        Section 5.05.    Negative Covenants.     From the Execution Date through the earlier of the Closing or termination of this Agreement, without the prior written consent of VHI, IBT shall not and IBT shall cause Independent Bank to not:

        (a)   intentionally take any action that would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank;

        (b)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude IBT from making such representations and warranties at the time of the Closing;

        (c)   declare, set aside or pay or obligate it to pay any dividend or other distribution with respect to its capital except that Independent Bank may pay dividends to IBT;

        (d)   enter into, alter, amend, renew or extend any contract or commitment which would result in an obligation of IBT or Independent Bank to make payments in excess of $10,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Section 5.05(y) and Section 5.05(z) ;

        (e)   mortgage, pledge or subject to Lien any of its Properties, business or assets, tangible or intangible except (i) statutory Liens not yet delinquent, (ii) consensual landlord Liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since December 31, 2014;

        (f)    cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the Execution Date;

        (g)   incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

        (h)   discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices in an amount greater than $50,000 in the aggregate;

        (i)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the Execution Date, all of which are set forth in Confidential Schedule 5.05(i);

        (j)    amend or otherwise change its Articles of Incorporation/Association, charter, or bylaws;

        (k)   subject to Section 5.05(l) sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, however, that any such transaction involving amounts in excess of $10,000 shall be deemed to not be in the ordinary course of business;

        (l)    sell, transfer or otherwise dispose of its loans that are guaranteed by the Small Business Administration (the "SBA Loans") other than in the ordinary course of business and consistent with past practices, provided, however, that the sale, transfer or disposal of the guaranteed portion of such loans in an aggregate amount that would generate income in excess of $200,000 each calendar quarter beginning January 1, 2015, shall be deemed to not be in the ordinary course provided, further that such amount shall be prorated to the extent the Closing Date occurs on other than a calendar quarter end;

        (m)  except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person;

        (n)   sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

        (o)   except for salary increases in the ordinary course of business and materially consistent with past practices of IBT or Independent Bank, payment of employee bonuses at Closing which are set forth on Confidential Schedule 5.05(o) and which have been fully accrued as an expense and reflected in the calculation of Tangible Book Value (and which bonuses shall not be deemed Transaction Expenses for purposes hereof), or benefits under the terms of an Employee Plan, (i) make any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, (ii) pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than amendments required by applicable Law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

        (p)   engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

        (q)   except for stock of the Federal Reserve Bank of Dallas and the Federal Home Loan Bank of Dallas acquired in the ordinary course of business, acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

        (r)   except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or suffer or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank;

        (s)   dispose of, or enter into any settlement regarding the breach of infringement of permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto;

        (t)    make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

        (u)   hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

        (v)   make any, or acquiesce with any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any "reverse provision for loan losses" or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Independent Bank;

        (w)  pay a rate on deposits at Independent Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

        (x)   make any new loan to a single borrower and his related interests except in the ordinary course of business consistent with Independent Bank's loan policy and past practices; provided that for purposes of additional diligence, at least one (1) Business Day prior to the date of a director loan committee meeting required by Independent Bank's loan policy to approve a loan in excess of $250,000, IBT shall provide to VHI the information regarding such loan; and further IBT shall provide to VHI a weekly written report of all loans made, renewed, or modified by Independent Bank;

        (y)   renew, extend the maturity of, or alter the material terms of any loan except in compliance with Independent Bank's existing policies and procedures and consistent with past practices;

        (z)   renew, extend the maturity of, or alter any of the material terms of any loan classified as "OAEM", "substandard" or "doubtful" except as set forth in Schedule 3.10;

        (aa) sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two (2) years or less; or

        (bb) institute, settle or agree to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $10,000;

        (cc)  make or incur Transaction Expenses in excess of the amounts of the Budgeted Transaction Expenses;

        (dd) redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;

        (ee) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes, or (iv) file any material amended Tax Return; or

        (ff)  take or agree to take any action that would prevent the Merger from constituting a reorganization within the meaning of § 368(a) of the Code.

        (gg) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (ff) above.

        Section 5.06.    Access; Pre Closing Investigation.     To the extent permitted by applicable Law, IBT shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of VHI full access during regular business hours to all of the books, contracts, commitments, personnel and records of IBT and Independent Bank, and furnish to VHI during such period all such information concerning IBT and Independent Bank and their affairs as VHI may reasonably request, so that VHI may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBT and Independent Bank, including access sufficient to verify the value of the assets and the liabilities of IBT and Independent Bank and the satisfaction of the conditions precedent to VHI's obligations described in ARTICLE VIII; provided, however, that VHI shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of IBT and Independent Bank. IBT agrees at any time, and from time to time, to furnish to VHI as soon as practicable, any additional information that VHI may reasonably request. No investigation by VHI or its representatives shall affect the representations and warranties set forth herein; provided, however, that VHI shall promptly notify IBT to the extent that VHI's investigation determines that any of the representations and warranties by IBT set forth in ARTICLE III are untrue.

        Section 5.07.    Obligation to Provide Information from IBT and Subsidiary Meetings.     In order to facilitate the continuing interaction of VHI with IBT and Independent Bank, and in order to keep VHI and IBT fully advised of all ongoing activities of each other, subject to the limitations in this Section 5.07, the Parties agree as follows: (a) on the first and third Thursday of each month between the Execution Date and the Closing Date, IBT will provide VHI with all materials (except as otherwise provided herein) from that month's meeting(s) of the boards of directors of IBT and the committees thereof and, if applicable, its Subsidiaries; and (b) at a time mutually agreed upon by VHI and IBT after such provision of materials, (i) IBT's chairman and its president and chief executive officer will meet telephonically or in person with up to three (3) representatives of VHI to provide an overview of such materials and the underlying meetings, and (ii) such VHI representative(s) will provide an update to IBT's chairman and president and chief executive officer on matters pertaining to Regulatory Approvals, including status of filings, applications and correspondence related thereto. Such VHI representatives and such officers of IBT (and its Subsidiaries, as applicable) shall be bound by the Parties' respective confidentiality obligations under this Agreement and shall not be provided with materials or information regarding, any session or meeting during which the discussion relates to (x) matters involving this Agreement, (y) information or material which IBT or one of its Subsidiaries is required or obligated to maintain as confidential under applicable Laws, or (z) pending or threatened litigation or investigations if, in the opinion of counsel to VHI or one of its Subsidiaries, as the case may be, the presence of such representative(s) would adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No information provided to a representative of VHI as contemplated under this Section 5.07 or knowledge gained or deemed to have been gained by virtue of such information will affect any of the representations and warranties in this Agreement made by IBT. If the transactions contemplated by this Agreement are disapproved by any Governmental Body whose approval is required or if this Agreement is otherwise terminated before the Effective Time, then VHI's representatives will no longer be entitled to such information.

        Section 5.08.    Notifications.     IBT shall promptly notify VHI in writing:

        (a)   If IBT becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by IBT to VHI, any schedule to this Agreement or any representation or warranty made by IBT in this Agreement or that results in IBT's failure to comply with any covenant, condition or agreement contained in this Agreement;

        (b)   any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against IBT or Independent Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to IBT or Independent Bank. IBT shall promptly notify VHI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBT, threatened against IBT or Independent Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by IBT or Independent Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

        (c)   if any change shall have occurred or, to the Best Knowledge of IBT, been threatened (or any development shall have occurred or, to the Best Knowledge of IBT, been threatened involving a prospective change) in the business, financial condition or operations of IBT and/or Independent Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank.

        No notification by IBT under this Section 5.08 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 5.09.    No Negotiation with Others.

        (a)   IBT agrees that it shall not, and that it shall cause Independent Bank and the respective employees, directors, officers, financial advisors and agents of IBT and Independent Bank (collectively, "IBT Representatives") not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.09) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of IBT or Independent Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by Law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by Independent Bank of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, IBT will communicate to VHI the terms of any proposal or request for information and the identity of the parties involved.

        (b)   Notwithstanding anything to the contrary contained in this Section 5.09, if at any time after the Execution Date and before the Closing, IBT and the IBT Representatives, having each theretofore complied with the terms of Section 5.09(a), receives a bona fide, unsolicited written Acquisition Proposal, IBT and the IBT Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to VHI or is made available to VHI before or concurrently with the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal if, and only if, the IBT Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the IBT Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the IBT shareholders; but before furnishing any material nonpublic information, IBT shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Letter of Intent entered into with VHI on January 30, 2015, which confidentiality agreement shall not prohibit IBT from complying with the terms of this Section 5.09. IBT will promptly, and in any event within two (2) Business Days, (x) notify VHI in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to IBT or for access to the Properties, books or records of IBT by any Person that has made, or to the Best Knowledge of IBT may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to VHI, including as they may change upon any modification or amendment to the terms thereof. IBT will keep VHI reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

        (c)   Nothing contained in this Section 5.09 shall prevent IBT or the IBT Board from (i) taking the actions provided in Section 5.03(b) or Section 5.09(b), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of IBT's obligations pursuant to Section 5.09(a), or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state Law in connection with a Change in Recommendation.

        Section 5.10.    Non-Governmental Consents and Approvals.     IBT shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.04. IBT will cooperate in all commercially reasonable respects with VHI to obtain all such approvals and consents required of VHI.

        Section 5.11.    Environmental Investigation; Right to Terminate Agreement.

        (a)   VHI and its consultants, agents and representatives, at the sole cost and expense of VHI, shall have the right to the same extent that IBT has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections"). VHI shall notify IBT in writing before any Environmental Inspection, and IBT may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation ("Secondary Investigation") including, test borings, soil, water and other sampling is deemed desirable by VHI, VHI shall (i) notify IBT in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of VHI, commence the Secondary Investigation. VHI shall give reasonable written notice to IBT of the Secondary Investigation, and IBT may place reasonable time and place restrictions on the Secondary Investigation.

        (b)   VHI shall make available to IBT the results and reports of such Environmental Inspections and Secondary Investigations promptly after VHI receives or is advised of such results. VHI shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by VHI. VHI shall make no such report before Closing unless required to do so by applicable Law, and in such case will give IBT reasonable written notice of VHI's intentions.

        (c)   VHI shall have the right to terminate this Agreement if, with respect to the Branch Locations (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.19 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by VHI because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) IBT has refused to allow VHI to conduct an Environmental Inspection or Secondary Investigation in a manner that VHI reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $25,000 or result in a Material Adverse Change to IBT or Independent Bank; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the Execution Date or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank. VHI shall advise IBT in writing (the "Environmental Notice") as to whether VHI intends to terminate this Agreement because VHI disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Branch Locations. Upon receipt of the Environmental Notice, IBT shall have the opportunity to correct any objected to violations or conditions to VHI's reasonable satisfaction within thirty (30) days after the date of the Environmental Notice. If IBT fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of VHI, VHI may terminate the Agreement on the thirty-first (31 st) day after the date of the Environmental Notice.

        (d)   IBT agrees to make available to VHI and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. IBT also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with VHI and shall be entitled to certify the same in favor of VHI and its consultants, agents and representatives and make all other data available to VHI and its consultants, agents and representatives.

        Section 5.12.    Employee Benefit Plans.     To the extent requested by VHI, IBT or Independent Bank shall execute and deliver such instruments and take such other actions as VHI may reasonably require in order to cause the amendment or termination of any IBT Employee Plan or contractual arrangement with an IBT PEO on terms satisfactory to VHI and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided that IBT or its Subsidiary has used its commercially reasonable best efforts to complete the winding up of such plan.

        Section 5.13.    Disclosure Schedules.     At least three (3) Business Days before the Closing, IBT shall provide VHI with supplemental IBT Disclosure Schedules to be delivered by IBT pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that although such supplemental schedules shall be deemed to modify the IBT Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplemental schedules shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VII hereof have been satisfied.

        Section 5.14.    Releases.     IBT shall, and shall cause Independent Bank to, use its commercially reasonable efforts to obtain from each of the directors and executive officers of IBT and Independent Bank a written release in the form attached hereto as Exhibit A executed by such director or executive officer and dated the Closing Date, releasing IBT and Independent Bank from claims arising before the Effective Time. IBT shall, and shall cause Independent Bank to, deliver to each of the directors and executive officers of IBT and Independent Bank a written release in the form attached hereto as Exhibit B executed by IBT and Independent Bank and dated the Closing Date, releasing such director or executive officer from claims arising before the Effective Time.

        Section 5.15.    Shareholder List.     After the Execution Date, IBT shall from time to time make available to VHI, upon its request, a list of the IBT shareholders, the holders of the Convertible Debt, and the holders of IBT Options and their addresses, a list showing all transfers of the IBT Shares and such other information as VHI may reasonably request regarding both the ownership and prior transfers of the IBT Shares and the Convertible Debt.

        Section 5.16.    Conforming Accounting Adjustments.     IBT shall, if requested in writing by VHI, consistent with GAAP, RAP and applicable banking Laws, immediately before Closing, make such accounting entries as IBT may reasonably request in order to conform the accounting records of IBT to the accounting policies and practices of VHI. No such adjustment by IBT or Independent Bank shall of itself constitute or be deemed to be a breach, violation or failure by IBT or Independent Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by VHI or be an acknowledgment by IBT of any adverse circumstances for purposes of determining whether the conditions to VHI's obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Book Value. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by IBT, Independent Bank or their respective management with any such adjustments.

        Section 5.17.    D&O Liability Insurance.     Contemporaneously with the Closing, IBT and Independent Bank shall purchase an extended reporting period for three (3) years under IBT's existing directors and officers liability insurance policy, on terms approved by VHI, such approval not to be unreasonably withheld, conditioned or delayed, for purposes of covering actions occurring before the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by IBT and/or Independent Bank and shall be included (as a deduction) in the calculation of Tangible Book Value.

        Section 5.18.    Termination of Data Processing.     IBT will use its reasonable best efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by VHI and IBT. Such notice and actions by IBT will be in accordance with the terms of such contracts.

        Section 5.19.    Convertible Debt.     Prior to the Effective Time, the Convertible Debt shall have converted into 585,833 IBT Shares in accordance with its terms. IBT shall keep VHI fully informed as to the status of its efforts to terminate the Convertible Debt pursuant to the foregoing sentence and shall permit VHI to participate in any such efforts.

        Section 5.20.    Allowance for Loan and Lease Losses.     IBT shall use its commercially reasonable best efforts to maintain its allowance for loan and lease losses at a level equal to at least $835,000 plus an amount equal to $30,000 per month beginning on the first day of each month following the Execution Date and prior to the Effective Time (the "Minimum Allowance Amount"); provided, that, with the consent of VHI (which consent shall not be unreasonably withheld), the $30,000 per month addition to the allowance for loan and lease losses and the Minimum Allowance Amount may be reduced to reflect loan payoffs and slower than anticipated loan growth at Independent Bank. If the allowance for loan and lease losses is less than the Minimum Allowance Amount on the Calculation Date, IBT shall make a provision for loan loss in an amount necessary to increase the allowance for loan and lease losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date.

        Section 5.21.    Termination of Tax Sharing Agreement.     IBT shall, and shall cause Independent Bank to, execute and deliver such instruments and take such other actions as VHI may reasonably require in order to cause the termination of any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to Taxes on terms satisfactory to VHI and in accordance with applicable Law and effective no later than the Closing Date.

ARTICLE VI
COVENANTS OF VHI

        VHI hereby makes the covenants set forth in this ARTICLE VI to IBT.

        Section 6.01.    Commercially Reasonable Efforts.     VHI agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 6.02.    Notifications.     VHI shall promptly notify IBT in writing:

        (a)   if VHI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by VHI in this Agreement or that results in VHI's failure to comply with any covenant, condition or agreement contained in this Agreement;

        (b)   of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against VHI or Veritex Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to VHI. VHI shall promptly notify IBT in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of VHI, threatened against VHI or Veritex Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by VHI with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

        (c)   if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of VHI and/or Veritex Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to VHI or Veritex Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

        No notification by VHI under this Section 6.02 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 6.03.    Affirmative Covenants.     Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, VHI shall and shall cause Veritex Bank to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

        Section 6.04.    Registration Statement.

        (a)   As promptly as practicable following the Execution Date, VHI shall prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by VHI with the Securities and Exchange Commission ("SEC") in connection with the issuance of the VHI Shares to the IBT shareholders pursuant to Section 1.06 (including the Proxy Statement for the IBT shareholder meeting and prospectus and other proxy solicitation materials constituting a part thereof (together, the "Proxy Statement") and all related documents). VHI shall provide IBT, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. VHI shall consider in good faith all comments from IBT and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. If IBT has cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 6.04(a) and Section 5.02, VHI shall file, or cause to be filed, the Registration Statement with the SEC on or before May 15, 2015. VHI shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as reasonably practicable after the filing thereof. VHI also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

        (b)   None of the information supplied by VHI for inclusion in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and (ii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. VHI further agrees that if it shall become aware before the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBT thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. VHI agrees to advise IBT, promptly after VHI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of VHI Shares for offering or sale in any jurisdiction, of the initiation or, to the extent VHI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. VHI agrees to promptly provide to IBT copies of all correspondence between VHI or any of its representatives, on the one hand, and the SEC, on the other hand.

        Section 6.05.    NASDAQ Listing.     VHI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable best efforts to list, before the Closing Date, on the NASDAQ the VHI Shares to be issued to the IBT shareholders in connection with the Merger.

        Section 6.06.    Issuance of VHI Shares.     The VHI Shares to be issued by VHI to the shareholders of IBT pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The VHI Shares to be issued to the shareholders of IBT pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of VHI. The VHI Shares to be issued to the shareholders of IBT pursuant to this Agreement pursuant to the Registration Statement which has become effective will not be subject to restrictions on transfers arising under the Securities Act, except for VHI Shares issued to any Person who may be deemed an "affiliate" (under the Securities Act) of VHI after consummation of the Merger.

        Section 6.07.    Regulatory and Other Approvals.     With the cooperation of IBT, VHI shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by VHI and Independent Bank in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority) and the Texas Department of Banking (the "TDB"). VHI shall provide IBT, and its legal, financial and accounting advisors, the right to review and provide comments upon the non-confidential portions of regulatory applications prior to submission to the Governmental Authorities, provided that IBT and such advisors review and provide comments in a reasonably prompt manner. VHI shall consider in good faith all comments from IBT and its legal, financial and accounting advisors to such applications, all amendments and supplements thereto and all responses to requests for additional information. Such applications shall be filed within thirty (30) calendar days of the Execution Date. VHI shall use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. VHI shall keep IBT reasonably informed as to the status of such applications and filings, and VHI shall promptly furnish IBT and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

        Section 6.08.    Access to Properties and Records.     To the extent permitted by applicable Law, VHI shall and shall cause each of its Subsidiaries, upon reasonable notice from IBT to VHI to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of IBT reasonable access to the properties, books and records of VHI and its Subsidiaries during normal business hours in order that IBT may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of VHI and its Subsidiaries, and (b) furnish IBT with such additional financial and operating data and other information as to the business and properties of VHI as IBT may, from time to time, reasonably request. No investigation by IBT or its representatives shall affect the representations and warranties set forth herein; provided, however, that

IBT shall promptly notify VHI to the extent that IBT's investigation determines that any of the representations and warranties by VHI set forth in ARTICLE IV are untrue.

        Section 6.09.    Director and Officer Indemnification.     For a period of three (3) years after the Effective Time, VHI shall indemnify, defend and hold harmless each Person entitled to indemnification from IBT and Independent Bank (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Formation or Association, as applicable, of IBT and Independent Bank, and in the bylaws of IBT and Independent Bank, as in effect as of the Execution Date. If VHI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of VHI or the surviving company shall assume the obligations set forth in this Section 6.09 prior to or simultaneously with the consummation of such transaction.

        Section 6.10.    Employee Matters.

        (a)   VHI agrees that the employees of IBT and Independent Bank who continue their employment after the Closing Date (the "IBT Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of VHI and Veritex Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and VHI shall take all actions necessary or appropriate to facilitate coverage of the IBT Employees in such plans and programs and the granting of such credit from and after the Closing Date.

        (b)   Each IBT Employee will be entitled to credit for prior service with IBT for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than for purposes of vesting under stock incentive plans and for any purpose under VHI's employee stock ownership plan), sponsored by VHI or Veritex Bank to the extent permitted by applicable Law. To the extent permitted by applicable Law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each IBT Employee and their eligible dependents. Without limiting the foregoing, VHI shall extend coverage to IBT Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of VHI or its Subsidiaries to the extent permitted by applicable Law. VHI shall give effect to any elections made by IBT Employees with respect to such accounts under IBT's Employee Plan to the extent permitted by applicable Law IBT Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under IBT's Employee Plan to the extent permitted by applicable Law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of VHI's or Veritex Bank's health insurance carrier, VHI shall only be required to use commercially reasonable best efforts to cause such carrier to waive such conditions and credit such amounts. VHI shall provide each IBT Employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under the VHI plans in which such IBT Employee is entitled to participate. For purposes of determining IBT Employee's benefits for the calendar year in which the Merger occurs under VHI's vacation program, any vacation taken by an IBT Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total VHI vacation benefit available to such IBT Employee for such calendar year.

        Section 6.11.    Rule 144 Compliance.     For a period of two (2) years after the Effective Time (or such shorter period of time as may be applicable for "affiliates" of IBT to sell VHI Shares in accordance with Rule 145 of the Securities Act), VHI will use its commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S T.

        Section 6.12.    Disclosure Schedules.     At least three (3) Business Days before the Closing, VHI shall provide IBT with supplemental VHI Disclosure Schedules to be delivered by VHI pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that while such supplemental schedules shall be deemed to modify the VHI Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplemental schedules shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VII hereof have been satisfied.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBT

        The obligations of IBT under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBT:

        Section 7.01.    Representations and Warranties.     All representations and warranties made by VHI in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date) without giving effect to any supplemental schedules delivered pursuant to Section 6.12.

        Section 7.02.    Performance of Obligations.     VHI shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by VHI at or before the Closing.

        Section 7.03.    Government Approvals.     IBT shall have received such approvals and consents as described in Confidential Schedule 3.07 in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.

        Section 7.04.    No Litigation.     No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBT or Independent Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

        Section 7.05.    Delivery of Closing Documents.     IBT shall have received all documents required to be delivered by VHI and Veritex Bank on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to IBT.

        Section 7.06.    Shareholder Approvals.     The shareholders of IBT shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

        Section 7.07.    Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the VHI Share to be issued in the Merger shall have been received.

        Section 7.08.    Listing of VHI Shares.     The VHI Shares to be delivered to the shareholders of IBT pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

        Section 7.09.    No Material Adverse Change.     There shall have been no Material Adverse Change to VHI since December 31, 2014.

        Section 7.10.    Delivery of Aggregate Merger Consideration.     VHI shall have delivered, or caused to be delivered, to the Exchange Agent, the Aggregate Merger Consideration, and IBT shall have received evidence of the same from VHI.

        Section 7.11.    Tax Opinion.     IBT shall have received an opinion (reasonably acceptable in form and substance to IBT) from Andrews Kurth, LLP, dated as of the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a reorganization within the meaning of § 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations of the Parties contained in certificates of officers or directors of IBT and VHI.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VHI

        The obligations of VHI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by VHI.

        Section 8.01.    Representations and Warranties.     All representations and warranties made by IBT in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date) without giving effect to any supplemental schedules delivered pursuant to Section 5.13.

        Section 8.02.    Performance of Obligations.     IBT shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBT before or at the Closing.

        Section 8.03.    Delivery of Closing Documents.     VHI shall have received all documents required to be delivered by IBT on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to VHI.

        Section 8.04.    Government Approvals.     VHI shall have received approvals and consents as may be required by applicable Law from all applicable Governmental Authorities, including the FRB and the TDB in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable good faith judgment of VHI, any material adverse requirement upon VHI or its Subsidiaries, including any requirement that VHI sell or dispose of any significant amount of its assets or any VHI Subsidiary.

        Section 8.05.    No Litigation.     No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of IBT or VHI, (c) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change to IBT, Independent Bank, Veritex Bank or VHI, or (e) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject VHI or any of its Subsidiaries, or any officer, director, shareholder or employee of VHI or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

        Section 8.06.    No Material Adverse Change.     There shall have been no Material Adverse Change to IBT or Independent Bank since December 31, 2014.

        Section 8.07.    Minimum Tangible Book Value.     The Final Tangible Book Value shall not be less than $11,000,000. For the avoidance of doubt, the condition in this Section 8.07 shall be deemed satisfied if the Final Tangible Book Value at Closing is $11,000,000 or more.

        Section 8.08.    Minimum ALLL.     As of the Closing Date, the allowance for loan and lease losses of Independent Bank shall be at least the Minimum Allowance Amount.

        Section 8.09.    Shareholder Approvals.     The shareholders of IBT shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than five percent (5%) of the IBT Shares shall have exercised and not forfeited their statutory dissenters' rights under the TBOC.

        Section 8.10.    Termination of Employee Benefit Plans and Agreements.     To the extent requested by VHI pursuant to Section 5.12, all IBT Employee Plans or contractual arrangements with any IBT PEO shall have been terminated in accordance with the respective terms of such IBT Employee Plans or contractual arrangements, the Code, ERISA and all other applicable Laws and the affected participants shall have been notified of such terminations.

        Section 8.11.    Resignations.     VHI shall have received the resignations of each of the directors of IBT and Independent Bank, effective as of the Closing Date.

        Section 8.12.    Registration Statement.     The Registration Statement covering the VHI Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the VHI Share to be issued in the Merger shall have been received.

        Section 8.13.    Listing.     The VHI Shares to be issued to the IBT shareholders in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

        Section 8.14.    Voting and Additional Agreements.     The Voting Agreements and the Additional Agreements entered into between VHI, Veritex Bank and those Persons listed on Confidential Schedule 8.14 contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

        Section 8.15.    Tax Opinion.     VHI shall have received an opinion (reasonably acceptable in form and substance to VHI) from Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a reorganization within the meaning of § 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations of the Parties contained in certificates of officers or directors of IBT and VHI.

        Section 8.16.    Conversion of Convertible Debt.     (a) The Convertible Debt shall have been converted in its entirety into 585,833 IBT Shares in accordance with its terms, (b) all interest due and payable on the Convertible Debt shall have been paid, and (c) the Convertible Debt shall have been settled in full and IBT and Independent Bank shall have no liability with respect thereto, all the foregoing without incurring any fee, commission or penalty.

        Section 8.17.    Exercise of IBT Options.     Prior to the Effective Time, all the IBT Options shall have been exercised pursuant to Section 1.09 and the Option Holder Agreements, IBT shall have issued up to a maximum of 47,500 IBT Shares pursuant to such exercise in accordance with the terms of Section 1.09 and the Option Holder Agreements, and the IBT Options shall have been terminated and the holders thereof shall have no further rights to acquire any IBT Shares.

        Section 8.18.    Termination of Tax Sharing Agreement.     IBT and Independent Bank shall have terminated any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to Taxes in accordance with the terms of such agreement, contract or arrangement and all applicable Laws.

ARTICLE IX
TERMINATION AND ABANDONMENT

        Section 9.01.    Right of Termination.     This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the IBT shareholders as follows, and in no other manner:

        (a)   By the mutual written consent of IBT and VHI, duly authorized by the IBT Board and the VHI Board, respectively.

        (b)   By either IBT or VHI (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party's obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, shall not have been satisfied on or before the date that is 180 days after the Execution Date; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either IBT or VHI can unilaterally extend such deadline by up to thirty (30) days by providing written notice thereof to the other.

        (c)   By either VHI or IBT if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

        (d)   By VHI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

        (e)   By VHI if there shall have been any Material Adverse Change to IBT or Independent Bank; and by IBT, if there shall have been any Material Adverse Change to VHI.

        (f)    By VHI, if IBT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from VHI.

        (g)   By IBT, if VHI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBT.

        (h)   By VHI, in accordance with the provisions of Section 5.11.

        (i)    By either VHI or IBT, if the shareholders of VHI and IBT shall not have approved this Agreement and the Merger by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose.

        (j)    By IBT at any time in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by IBT and the IBT Board in accordance with all of the requirements of Section 5.09 hereof.

        (k)   By VHI, if the IBT Board shall have (i) recommended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than fifteen percent (15%) of the outstanding IBT Shares, (ii) effected a Change in Recommendation or recommended to the IBT shareholders acceptance or approval of any alternative Acquisition Proposal, or (iii) notified VHI in writing that IBT intends to accept a Superior Proposal.

        Section 9.02.    Notice of Termination.     The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

        Section 9.03.    Effect of Termination.     In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (a) the provisions of ARTICLE X and Section 9.03, Section 9.04, Section 11.02, Section 11.03, Section 11.08, Section 11.12 and Section 11.13 shall survive any such termination of the Agreement and abandonment of the Merger and (b) notwithstanding anything to the contrary, neither VHI nor IBT shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

        Section 9.04.    IBT Termination Fee.     To compensate VHI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, IBT and VHI agree as follows:

        (a)   If VHI is not in material breach of any covenant or obligation under this Agreement, IBT shall pay to VHI $800,000 (the "Termination Fee") if this Agreement is terminated (i) by IBT under the provisions of Section 9.01(j), (ii) by either VHI or IBT under the provisions of Section 9.01(i) and, if either (A) at the time of any failure by the shareholders of IBT to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to IBT that has not been withdrawn before the IBT Meeting or (B) within twelve (12) months of the termination of this Agreement, IBT enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by VHI under the provisions of Section 9.01(k). IBT's obligation to pay the Termination Fee pursuant to this Section 9.04(a) shall survive the termination of this Agreement.

        (b)   Any payment required by Section 9.04(a) shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement.

        (c)   For purposes of this Agreement, "Acquisition Proposal" means a written offer or proposal from a party other than VHI which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the IBT Share regarding any of the following (other than the transactions contemplated by this Agreement) involving IBT: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, IBT, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for fifty percent (50%) or more of the outstanding IBT Shares or the filing of a registration statement in connection therewith.

        (d)   For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by a party other than VHI that the IBT Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to IBT's shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by VHI to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

        (e)   If IBT pays the Termination Fee in connection with its termination of this Agreement pursuant to Section 9.01(i), Section 9.01(j) or Section 9.01(k), such amount shall be the sole remedy available to VHI in the event of any such termination of this Agreement.

ARTICLE X
CONFIDENTIAL INFORMATION

        Section 10.01.    Definition of "Recipient," "Disclosing Party" and "Representative".     For purposes of this ARTICLE X, the term "Recipient" means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term "Disclosing Party" means the party furnishing the Subject Information. The terms "Recipient" or "Disclosing Party," as used herein, include: (A) all Persons related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term "Representative," as used in this ARTICLE X, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be.

        Section 10.02.    Definition of "Subject Information".     For purposes of this ARTICLE X, the term "Subject Information" means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term "Subject Information" shall not include information that (a) was already in the Recipient's possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

        Section 10.03.    Confidentiality.     Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient's Representatives; but (a) any of such Subject Information may be disclosed to the Recipient's Representatives (including the Recipient's accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such Persons to treat such Subject Information confidentially); (b) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by Law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (c) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (y) call on, service or solicit customers of the Disclosing Party. or (z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

        Section 10.04.    Securities Law Concerns.     Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient's Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

        Section 10.05.    Return of Subject Information.     If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

 ARTICLE XI
MISCELLANEOUS

        Section 11.01.    No Survival of Representations and Warranties.     The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to VHI or IBT, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by IBT or VHI, respectively.

        Section 11.02.    Expenses.     Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

        Section 11.03.    Brokerage Fees and Commissions.     IBT shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of VHI or Veritex Bank, and VHI hereby agrees to indemnify and hold harmless IBT for any amounts owed to any agent, representative or broker of VHI or Veritex Bank. VHI shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of IBT or Independent Bank and IBT hereby agrees to indemnify and hold harmless VHI for any amounts owed to any other agent, representative or broker of IBT or Independent Bank.

        Section 11.04.    Entire Agreement.     This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

        Section 11.05.    Severability.     If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of Law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        Section 11.06.    Notices.     All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the Execution Date by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-

recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

        (a)   If given to IBT, or to an officer thereof, in such officer's official capacity, at IBT's mailing address or transmission number set forth below (or such address or transmission number as IBT may give notice to VHI by like notice):

  Mr. Brad Durham
  President
  Independent Bank of Texas
  4300 N. Beltline Road
  Irving, Texas 75038
  Facsimile: (972) 870-9333
  Email: Brad.Durham@ibankoftexas.com

  with a copy (which shall not constitute notice) to:

  Mark Haynie, Esq.
  Haynie Rake Repass & Klimko, P.C.
  14643 Dallas Parkway, Suite 550
  Dallas, Texas 75254
  Facsimile: (972) 716-1850
  Email: mark@hrrpc.com

        (b)   If given to VHI, or to an officer thereof, in such officer's official capacity, at VHI's mailing address or transmission number set forth below (or such address or transmission number as VHI may give notice to IBT by like notice):

  Mr. C. Malcolm Holland III
  President and CEO
  Veritex Holdings, Inc.
  8214 Westchester Drive, Suite 400
  Dallas TX 75225
  Email: mholland@veritexbank.com

  with a copy (which shall not constitute notice) to:

  Mr. Justin M. Long
  Bracewell & Giuliani LLP
  111 Congress Avenue, Suite 2300
  Austin, Texas 78701
  Facsimile: (512) 479-3914
  Email: justin.long@bgllp.com

        Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

        Section 11.07.    GOVERNING LAW; VENUE.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DISPUTE ARISES

UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

        Section 11.08.    Multiple Counterparts; Electronic Transmission.     For the convenience of the parties hereto, this Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 11.09.    Certain Definitions.

        (a)   "Affiliate" means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        (b)   "Best Knowledge" means the actual knowledge of executive officers of VHI or IBT, as applicable, with respect to a particular matter, after reasonable inquiry.

        (c)   "Branch Locations" means (i) 1518 Legacy Drive, Suite 100, Frisco, Texas 75034, and (ii) 4300 North Beltline Road, Irving, Texas 75038.

        (d)   "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed.

        (e)   "Convertible Debt" means $3,500,000 aggregate principal amount of 5.0% subordinated convertible promissory notes, due March 31, 2016.

        (f)    "Environmental Laws" means any applicable Laws, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

        (g)   "FDIC" means the Federal Deposit Insurance Corporation.

        (h)   "Governmental Authority" means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

        (i)    "Hazardous Material" means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Material" shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Independent Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

        (j)    "Investment Securities" means a security held by Independent Bank and reflected as an asset of Independent Bank in accordance with RAP.

        (k)   "Law" means any federal, state, local, municipal or other statute, law, administrative order, constitution, ordinance, permit, treaty, judgment principles of common law, rule or regulation.

        (l)    "Material Adverse Change" means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the Execution Date in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the Execution Date, or (viii) actions and omissions of VHI, Veritex Bank, IBT or Independent Bank taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

        (m)  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

        (n)   "Property" or "Properties" means all real property owned or leased by IBT or Independent Bank, including properties that Independent Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

        (o)   "Regulatory Agency" means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

        (p)   "Subsidiary" means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

        Section 11.10.    Specific Performance.     Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at Law or in equity.

        Section 11.11.    Attorneys' Fees and Costs.     If attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        Section 11.12.    Rules of Construction.     When a reference is made in this Agreement to an Article, Section, Exhibit or schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns.

        Section 11.13.    Binding Effect; Assignment.     All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the Persons entitled to the benefits of the covenants contained in Section 6.08 and Section 6.09 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

        Section 11.14.    Public Disclosure.     None of VHI, Veritex Bank, IBT or Independent Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, VHI and IBT, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Laws or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

        Section 11.15.    Extension; Waiver.     At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed,

(i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.16, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.16) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

        Section 11.16.    Amendments.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the IBT shareholders; but after the approval of this Agreement by the IBT shareholders, there shall not be, without the further approval of the IBT shareholders, any amendment of this Agreement that decreases the consideration to be paid for the IBT Shares pursuant to Section 1.06 that materially and adversely affects the rights of the IBT shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

VERITEX HOLDINGS, INC.
By:	/s/ C. MALCOLM HOLLAND III C. Malcolm Holland III Chairman of the Board and CEO
IBT BANCORP, INC.
By:	/s/ LARRY A. JOBE Larry A. Jobe Chairman of the Board

EXHIBIT A

FORM OF RELEASE BY D&O'S

EXHIBIT B

FORM OF RELEASES OF D&O'S

Appendix B

March 6, 2015

Mr. Larry A. Jobe
Chairman of the Board
IBT Bancorp, Inc.
Independent Bank of Texas
4300 North Belt Line Road
Irving, TX 75038

Dear Mr. Jobe:

        Commerce Street Capital, LLC ("CSC") has been engaged by the Board of Directors of IBT Bancorp, Inc. ("IBT" or the "Company") and its wholly-owned subsidiary, Independent Bank of Texas (the "Bank") of Irving, Texas to issue an opinion as to the fairness (the "Fairness Opinion"), from a financial point of view, to the shareholders of the Company of a proposed transaction (the "Transaction") between the Company and Veritex Holdings, Inc. ("Veritex" or "VHI") with regards to a proposed Agreement and Plan of Reorganization dated March 2015 (the "Agreement").

        Pursuant to the Agreement, IBT shall merge with and into VHI, with VHI being the surviving entity. In exchange for 100% of IBT stock, IBT's shareholders will receive, in the aggregate, 20% of their consideration in cash and 80% of their consideration in Veritex common stock. Total consideration for IBT stock will be determined by 1,185,185 shares, or $15,999,997.50, in Veritex stock and $4,000,002.50 in cash, subject to adjustment. Veritex common stock will be valued at $13.50 per share.

        Additionally, all outstanding IBT stock options as of the Effective Time will be exercised on a net settlement basis pursuant to the Option Holder Agreement and shall be issued IBT Shares to each Option Holder pursuant to such exercise of the IBT Options prior to the Effective Time.

        CSC's Opinion is based on information furnished by the management of IBT or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of IBT has informed CSC that they know of no additional information that would have a material effect upon CSC's Opinion.

        In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of IBT including, but not limited to, the following: (i) certain historical financial and operating data of IBT for the period ended December 31, 2011 through December 31, 2014, (ii) the Regulatory Call Reports of IBT as of December 31, 2014 and December 31, 2013, (iii) the Regulatory Call Reports of

B-1

VHI as of December 31, 2014 and December 31, 2013, (iv) the December 31, 2014 Uniform Bank Performance Report (the "UBPR") for IBT, (v) publicly available terms of certain transactions involving organizations comparable to the Company and VHI and the consideration received for such organizations, (vi) certain publicly available information concerning the business of IBT and VHI, and of certain other companies engaged in businesses comparable to IBT and VHI, and the reported prices for certain other companies' securities deemed comparable, (vii) the results of an analysis of the Company's normalized earnings, and (vii) other such factors as we have deemed appropriate.

        Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Company. CSC is acting as financial advisor to the Company in connection with the proposed Transaction and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Transaction. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

        Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the proposed Transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the IBT. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the Company's underlying business decision to enter into the Transaction.

        CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC
By:	/s/ DORY WILEY Dory Wiley CPA CFA CVA RIA President & CEO

B-2

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES,
CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. APPLICABILITY OF SUBCHAPTER.

        (a)   This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

        (b)   This subchapter applies only to a "domestic entity subject to dissenters' rights," as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

        (c)   The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity's governing documents.

§ 10.352. DEFINITIONS.

        In this subchapter:

        (1)   "Dissenting owner" means an owner of an ownership interest in a domestic entity subject to dissenters' rights who:

          (A)  provides notice under Section 10.356; and

          (B)  complies with the requirements for perfecting that owner's right to dissent under this subchapter.

        (2)   "Responsible organization" means:

          (A)  the organization responsible for:

              (i)  the provision of notices under this subchapter; and

             (ii)  the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

          (B)  with respect to a merger or conversion:

              (i)  for matters occurring before the merger or conversion, the organization that is merging or converting; and

             (ii)  for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner's ownership interest in the merger or conversion;

          (C)  with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

          (D)  with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. FORM AND VALIDITY OF NOTICE.

        (a)   Notice required under this subchapter:

          (1)   must be in writing; and

          (2)   may be mailed, hand-delivered, or delivered by courier or electronic transmission.

        (b)   Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.

        (a)   Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters' rights is entitled to:

          (1)   dissent from:

            (A)  a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

            (B)  a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

            (C)  a plan of exchange in which the ownership interest of the owner is to be acquired;

            (D)  a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

            (E)  a merger effected under Section 10.006 in which:

                (i)  the owner is entitled to vote on the merger; or

               (ii)  the ownership interest of the owner is converted or exchanged; and

          (2)   subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

        (b)   Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

          (1)   the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

            (A)  listed on a national securities exchange; or

            (B)  held of record by at least 2,000 owners;

          (2)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

          (3)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration other than:

            (A)  ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

                (i)  listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

               (ii)  held of record by at least 2,000 owners;

            (B)  cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

            (C)  any combination of the ownership interests and cash described by Paragraphs (A) and (B).

        (c)   Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

        (a)   A domestic entity subject to dissenters' rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner's rights under that section if:

          (1)   the action or proposed action is submitted to a vote of the owners at a meeting; or

          (2)   approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

        (b)   If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters' rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

        (c)   A notice required to be provided under Subsection (a) or (b) must:

          (1)   be accompanied by a copy of this subchapter; and

          (2)   advise the owner of the location of the responsible organization's principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

        (d)   In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

          (1)   each owner who consents in writing to the action before the owner delivers the written consent; and

          (2)   each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

        (e)   Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

        (a)   An owner of an ownership interest of a domestic entity subject to dissenters' rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner's right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

        (b)   To perfect the owner's rights of dissent and appraisal under Section 10.354, an owner:

          (1)   if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

            (A)  is addressed to the entity's president and secretary;

            (B)  states that the owner's right to dissent will be exercised if the action takes effect;

            (C)  provides an address to which notice of effectiveness of the action should be delivered or mailed; and

            (D)  is delivered to the entity's principal executive offices before the meeting;

          (2)   with respect to the ownership interest for which the rights of dissent and appraisal are sought:

            (A)  must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

            (B)  may not consent to the action if the action is approved by written consent; and

          (3)   must give to the responsible organization a demand in writing that:

            (A)  is addressed to the president and secretary of the responsible organization;

            (B)  demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

            (C)  provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

            (D)  states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

            (E)  is delivered to the responsible organization at its principal executive offices at the following time:

                (i)  not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

               (ii)  not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

              (iii)  not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

        (c)   An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

        (d)   Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner's failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner's rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

        (e)   If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner's right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

        (a)   An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

          (1)   payment for the ownership interest has been made under Sections 10.358 and 10.361; or

          (2)   a petition has been filed under Section 10.361.

        (b)   Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

        (a)   Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

          (1)   accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

          (2)   rejecting the demand and including in the response the requirements prescribed by Subsection (c).

        (b)   If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

          (1)   endorsed certificates representing the ownership interests if the ownership interests are certificated; or

          (2)   signed assignments of the ownership interests if the ownership interests are uncertificated.

        (c)   If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

          (1)   an estimate by the responsible organization of the fair value of the ownership interests; and

          (2)   an offer to pay the amount of the estimate provided under Subdivision (1).

        (d)   If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

        (e)   If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

          (1)   endorsed certificates representing the ownership interests if the ownership interests are certificated; or

          (2)   signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

        (a)   A responsible organization shall note in the organization's ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

        (b)   If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

          (1)   a reference to the demand; and

          (2)   the name of the original dissenting owner of the ownership interest.

§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

        A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

        (a)   If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner's ownership interests in a court in:

          (1)   the county in which the organization's principal office is located in this state; or

          (2)   the county in which the organization's registered office is located in this state, if the organization does not have a business office in this state.

        (b)   A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

        (c)   On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

        (d)   The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

          (1)   the responsible organization; and

          (2)   each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

        (e)   The court shall:

          (1)   determine which owners have:

            (A)  perfected their rights by complying with this subchapter; and

            (B)  become subsequently entitled to receive payment for the fair value of their ownership interests; and

          (2)   appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

        (f)    The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

        (g)   The beneficial owner of an ownership interest subject to dissenters' rights held in a voting trust or by a nominee on the beneficial owner's behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

          (1)   the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

          (2)   the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

        (a)   For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters' rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

        (b)   In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

        (c)   The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

        (a)   An appraiser appointed under Section 10.361 has the power and authority that:

          (1)   is granted by the court in the order appointing the appraiser; and

          (2)   may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

        (b)   The appraiser shall:

          (1)   determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

          (2)   file with the court a report of that determination.

        (c)   The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

        (d)   The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. OBJECTION TO APPRAISAL; HEARING.

        (a)   A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

        (b)   If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

        (c)   Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

        (d)   The responsible organization shall:

          (1)   immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

          (2)   pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

        (e)   On payment of the judgment, the dissenting owner does not have an interest in the:

          (1)   ownership interest for which the payment is made; or

          (2)   responsible organization with respect to that ownership interest.

§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

        (a)   An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

        (b)   All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

        (a)   An ownership interest of an organization acquired by a responsible organization under this subchapter:

          (1)   in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

          (2)   in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

        (b)   An owner who has demanded payment for the owner's ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

          (1)   receive payment for the ownership interest under this subchapter; and

          (2)   bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

        (c)   An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

        (a)   The rights of a dissenting owner terminate if:

          (1)   the owner withdraws the demand under Section 10.356;

          (2)   the owner's right of dissent is terminated under Section 10.356;

          (3)   a petition is not filed within the period required by Section 10.361; or

          (4)   after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

        (b)   On termination of the right of dissent under this section:

          (1)   the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

          (2)   the owner's right to be paid the fair value of the owner's ownership interests ceases;

          (3)   the owner's status as an owner of those ownership interests is restored, as if the owner's demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner's ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

          (4)   the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner's demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner's ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

          (5)   any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner's ownership interests or the other rights or entitlements of the owner under this subsection; and

          (6)   the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner's payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

        In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

          (1)   the value of the ownership interest; or

          (2)   money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers of Veritex

        The Restated Articles of Incorporation and Amended and Restated Bylaws of Veritex Holdings, Inc. (the "Registrant") require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code ("TBOC") permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

        The Registrant's Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

        The Registrant's Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a representative of the Registrant of another organization against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person's status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

        The Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are included as an exhibit to the proxy statement/prospectus.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   List of Exhibits

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization, dated as of March 9, 2015, by and between the Registrant and IBT Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1
Form of Amended and Restated Certificate of Formation of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)

Exhibit(1)		Description
3.2		Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
4.1
Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)
4.2
Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
4.3
Veritex Holdings, Inc. Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
4.4
The other instruments defining rights of holders of the long-term debt securities of Veritex Holdings, Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request
5.1	*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered
8.1	*	Opinion of Bracewell & Giuliani LLP as to certain tax matters
8.2	*	Opinion of Andrews Kurth LLP as to certain tax matters
10.1
Retention and Nonsolicitation Agreement dated March 23, 2011 by and among Veritex Community Bank, Veritex Holdings, Inc. and William C. Murphy (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.2
Change in Control Agreement dated June 18, 2012 by and among Veritex Community Bank, Veritex Holdings, Inc. and Noreen E. Skelly (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.3
Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (including form of stock option agreement and stock award agreement) (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.4
Form of Veritex 2014 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)
10.5
Veritex Community Bank Employee Stock Ownership Plan Adoption Agreement dated December 31, 2012 (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.6
Securities Purchase Agreement dated August 25, 2011, by and between Veritex Holdings, Inc. and the U.S. Secretary of the Treasury (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)

Exhibit(1)		Description
10.7		Form of Subordinated Promissory Note, dated December 23, 2013 issued by Veritex Holdings, Inc. (including associated terms and conditions) (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.8
Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)
10.9
Form of Registration Rights Agreement among Veritex Holdings, Inc., SunTx Veritex Holdings, L.P. and WCM Parkway, Ltd. (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
10.10
Form of Director Nomination Agreement by and between Veritex Holdings, Inc. and SunTx Veritex Holdings, L.P. (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
21.1
Subsidiaries of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the Year Ended December 31, 2014, of Veritex Holdings, Inc., filed March 27, 2015)
23.1		Consent of Grant Thornton LLP
23.2		Consent of Whitley Penn LLP
23.3	*	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.4	*	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 8.1 hereto)
23.5	*	Consent of Andrews Kurth LLP (contained in its opinion filed as Exhibit 8.2 hereto)
24.1	*	Powers of Attorney (included on the signature page to the Registration Statement on Form S-4 filed May 6, 2015)
99.1		Consent of Commerce Street Capital, LLC
99.2	*	Form of Proxy for Special Meeting of Shareholders of IBT Bancorporation Inc.
101	*	Interactive financial data

*
Previously filed.

(1)
The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

        (b)   Financial Statement Schedules

        None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

        (c)   Opinion of Financial Advisor

        Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (a)    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g)    (1)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on May 29, 2015.

VERITEX HOLDINGS, INC. (Registrant)
By:	/s/ C. MALCOLM HOLLAND, III
	Name:	C. Malcolm Holland, III
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. MALCOLM HOLLAND, III C. Malcolm Holland, III	Chairman and Chief Executive Officer (Principal Executive Officer)	May 29, 2015
* William C. Murphy	Vice Chairman	May 29, 2015
/s/ NOREEN E. SKELLY Noreen E. Skelly	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 29, 2015
* Pat S. Bolin	Director	May 29, 2015
* Blake Bozman	Director	May 29, 2015
* Mark Griege	Director	May 29, 2015
* Michael D. Ilagan	Director	May 29, 2015

Signature	Title	Date

* Michael Kowalski	Director	May 29, 2015
* John Sughrue	Director	May 29, 2015
* Ray W. Washburne	Director	May 29, 2015

*By:	/s/ C. MALCOLM HOLLAND, III C. Malcolm Holland, III Attorney-in-Fact

EXHIBIT LIST

Exhibit(1)		Description
2.1		Agreement and Plan of Reorganization, dated as of March 9, 2015, by and between the Registrant and IBT Bancorporation Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1
Form of Amended and Restated Certificate of Formation of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
3.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
4.1
Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)
4.2
Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
4.3
Veritex Holdings, Inc. Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
4.4
The other instruments defining rights of holders of the long-term debt securities of Veritex Holdings, Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request
5.1	*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered
8.1	*	Opinion of Bracewell & Giuliani LLP as to certain tax matters
8.2	*	Opinion of Andrews Kurth LLP as to certain tax matters
10.1
Retention and Nonsolicitation Agreement dated March 23, 2011 by and among Veritex Community Bank, Veritex Holdings, Inc. and William C. Murphy (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.2
Change in Control Agreement dated June 18, 2012 by and among Veritex Community Bank, Veritex Holdings, Inc. and Noreen E. Skelly (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.3
Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (including form of stock option agreement and stock award agreement) (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-1of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.4
Form of Veritex 2014 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)

Exhibit(1)		Description
10.5		Veritex Community Bank Employee Stock Ownership Plan Adoption Agreement dated December 31, 2012 (incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.6
Securities Purchase Agreement dated August 25, 2011, by and between Veritex Holdings, Inc. and the U.S. Secretary of the Treasury (incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.7
Form of Subordinated Promissory Note, dated December 23, 2013 issued by Veritex Holdings, Inc. (including associated terms and conditions) (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed August 29, 2014)
10.8
Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 29, 2014)
10.9
Form of Registration Rights Agreement among Veritex Holdings, Inc., SunTx Veritex Holdings, L.P. and WCM Parkway, Ltd. (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
10.10
Form of Director Nomination Agreement by and between Veritex Holdings, Inc. and SunTx Veritex Holdings, L.P. (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Veritex Holdings, Inc. (Registration No. 333-198484) filed September 22, 2014)
21.1
Subsidiaries of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the Year Ended December 31, 2014, of Veritex Holdings, Inc., filed March 27, 2015)
23.1		Consent of Grant Thornton LLP
23.2		Consent of Whitley Penn LLP
23.3	*	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.4	*	Consent of Bracewell & Giuliani LLP (contained in its opinion filed as Exhibit 8.1 hereto)
23.5	*	Consent of Andrews Kurth LLP (contained in its opinion filed as Exhibit 8.2 hereto)
24.1	*	Powers of Attorney (included on the signature page to the Registration Statement on Form S-4 filed May 6, 2015)
99.1		Consent of Commerce Street Capital, LLC
99.2	*	Form of Proxy for Special Meeting of Shareholders of IBT Bancorporation Inc.
101	*	Interactive financial data

*
Previously filed.

(1)
The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.